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Exhibit (a)-(1)

China Hydroelectric Corporation

[    •    ], 2014

Shareholders of China Hydroelectric Corporation

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

        You are cordially invited to attend an extraordinary general meeting of shareholders of China Hydroelectric Corporation (the "Company") to be held on [    •    ], 2014, beginning at [    •    ] a.m. (Hong Kong time), at 31st Floor, AIA Central, 1 Connaught Road Central, Hong Kong. The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

        At the extraordinary general meeting you will be asked to consider and vote upon a proposal to authorize and approve the agreement and plan of merger dated as of January 13, 2014 (as may be amended from time to time, the "merger agreement"), among the Company, CPT Wyndham Holdings Ltd. ("Parent") and CPT Wyndham Sub Ltd. ("Merger Sub"), the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Annex A to the merger agreement (the "plan of merger") and the transactions contemplated thereby, including the merger described below (the "merger"). Copies of the merger agreement and the plan of merger are attached as Annex A to the accompanying proxy statement.

        Under the terms of the merger agreement, Merger Sub, a company wholly-owned by Parent, will be merged with and into the Company, with the Company continuing as the surviving company after the merger. Merger Sub is a Cayman Islands company formed solely for purposes of the merger. Parent is a Cayman Islands company which, at the effective time of the merger, will be beneficially owned by CPI Ballpark Investments Ltd ("CPI Ballpark"), an affiliate of NewQuest Asia Fund I, L.P., one or more entities controlled by NewQuest Asia Fund II, L.P. (together with NewQuest Asia Fund I, L.P., the "NewQuest Funds" or the "Sponsors", and together with CPI Ballpark, "NewQuest") and one or more entities controlled by China Environment Fund III, L.P. ("CEF"). NewQuest, CEF, Parent and Merger Sub are collectively referred to herein as the "Buyer Group". As of the date of this proxy statement, NewQuest and CEF beneficially own approximately 58.95% of the Company's outstanding ordinary shares, referred to herein as the "Shares." If the merger is completed, the Company will continue its operations as a privately held company and will be beneficially owned by NewQuest and CEF and, as a result of the merger, the Company's American depositary shares, each representing three Shares ("ADSs"), will no longer be listed on the New York Stock Exchange (the "NYSE") and the ADS program for the Shares will terminate.

        If the merger is completed, at the effective time of the merger, each outstanding Share, other than Excluded Shares (as defined below), will be cancelled in exchange for the right to receive $1.17 in cash and each outstanding ADS, other than any ADS that represents Excluded Shares, will represent the right to surrender the ADS in exchange for $3.51 in cash (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement dated as of January 25, 2010 (the "ADS deposit agreement") among the Company, The Bank of New York Mellon, as depositary (the "ADS depositary"), and the holders and beneficial owners of ADSs issued thereunder), in each case, without interest and net of any applicable withholding taxes. "Excluded Shares" are (i) Shares and ADSs beneficially owned (as determined pursuant to Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act")), by Parent or any wholly-owned subsidiary of Parent (including Merger Sub) immediately prior to the effective time of the merger, including each Share or

ADS to be contributed to Parent by the Rollover Shareholders (as defined below) in connection with the rollover and support agreement dated as of January 13, 2014 entered into by Parent and the Rollover Shareholders and each Share or ADS to be contributed to Parent by certain other shareholders of the Company in accordance with certain additional rollover agreements, if any, which are entered into, with the prior consent of the special committee, by such shareholders and Parent from the date of the merger agreement until the closing date of the merger, and (ii) Shares ("Dissenting Shares") owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their dissenters' rights pursuant to Section 238 of the Cayman Companies Law ("Dissenting Shareholders"). The Excluded Shares (other than Dissenting Shares) will be cancelled for no consideration.

        If the merger is completed, at the effective time of the merger, each outstanding vested and unexercised option to purchase Shares granted under the Company's 2008 Share Incentive Plan (the "Company Incentive Plan") will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to the number of Shares underlying such vested option immediately prior to the effective time of the merger multiplied by the amount by which $1.17 exceeds the exercise price per Share of such vested option. At the effective time of the merger, each outstanding unvested option to purchase Shares granted under the Company Incentive Plan will be cancelled for no consideration.

        A special committee of the board of directors of the Company, composed solely of directors unrelated to any member of the Buyer Group or any member of the management of the Company (the "special committee"), reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated thereby, including the merger. The special committee unanimously recommended that the board of directors of the Company (the "board of directors") approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger.

        On January 12, 2014, the board of directors, after carefully considering all relevant factors, including the unanimous determination and recommendation of the special committee, unanimously (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to and in the best interests of the Company and its unaffiliated security holders, and declared it advisable, to enter into the merger agreement, (b) authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company.

        After careful consideration and upon the unanimous recommendation of the special committee of the board of directors of the Company, the Company's board of directors authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, FOR the proposal to authorize each of the members of the special committee and the chief financial officer of the Company to do all things necessary to give effect to the merger agreement and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

        In considering the recommendation of the special committee and the board of directors, you should be aware that some of the Company's directors have interests in the merger that are different from, or in addition to, the interests of its unaffiliated security holders generally. Mr. Amit Gupta (the chairman of the board of directors) and Ms. Min Lin (one of the directors) are each a co-founder and partner of NewQuest Capital Partners, an affiliate of the NewQuest Funds (members of the Buyer Group) and Mr. Gupta is also the Chief Operating Officer of NewQuest Capital Partners and a director of CPI Ballpark (a member of the Buyer Group). Mr. Wong is the CFO and an executive director at Tsing Capital, a venture capital firm which manages CEF (a member of the Buyer Group). CEF and CPI Ballpark are referred to herein as the "Rollover Shareholders". The Rollover Shareholders have agreed with Parent that (a) they will vote all of their Shares in favor of the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, and (b) the Shares (including Shares represented by ADSs) held by them will be contributed to Parent and cancelled for no consideration in the merger and that they will subscribe for newly issued ordinary shares of Parent immediately prior to the closing of the merger.

        The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the U.S. Securities and Exchange Commission, referred to herein as the "SEC," which are available for free at the SEC's website www.sec.gov.

        Regardless of the number of Shares that you own, your vote is very important. The merger cannot be completed unless the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are approved by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Given the Rollover Shareholders' ownership as described above, based on the number of Shares expected to be outstanding on the Share record date, 11,574,795 Shares (representing approximately 7.14% of the total issued and outstanding Shares expected to be outstanding and entitled to vote on the Share record date) owned by shareholders and on behalf of ADS holders other than Rollover Shareholders or the directors must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved, assuming all unaffiliated security holders will be present and voting in person or by proxy at the extraordinary general meeting.

        Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Company's board of directors has undertaken to demand poll voting at the meeting.

        As the record holder of the Shares represented by ADSs, the ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs at the close of business in New York City on [    •    ], 2014, the ADS record date. The ADS depositary must receive such instructions no later than 5:00 p.m. (New York City time) on [    •    ], 2014. The ADS depositary has advised us that it will not vote or attempt to exercise the right to vote any Shares other than in accordance with those instructions.

        Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on [    •    ], 2014, the Share record date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS depositary for cancellation before the close of business in New York City on [    •    ], 2014 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of the Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for the Hong Kong office of Hong Kong and Shanghai Banking Corp., the custodian holding the Shares, to transfer registration of the Shares in the Company's register of members to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares, Appleby Trust (Cayman) Ltd., to issue and mail a certificate to your attention. If the merger is not completed, the Company would continue to be a public company in the U.S. and the Company's ADSs would continue to be listed on the NYSE. The Company's Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs and any applicable share transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the resolution to authorize and approve the merger agreement, the plan of merger, and the transactions contemplated thereby, including the merger, FOR the proposal to authorize each of the members of the special committee and the chief financial officer of the Company to do all things necessary to give effect to the merger agreement and FOR any adjournment of the extraordinary general meeting. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. The ADS depositary has advised us that it will not vote or attempt to exercise the right to vote any Shares other than in accordance with those instructions.

        Shareholders who dissent from the merger will have the right to seek payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenters' rights, which is attached as Annex C to the accompanying proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenters' rights with respect to their Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY'S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON [    •    ], 2014, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON [    •    ], 2014. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE COMPANY'S ADSs WOULD CONTINUE TO BE LISTED ON THE NYSE. THE COMPANY'S SHARES ARE NOT LISTED AND

CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS OR HER ADSs TO EXERCISE DISSENTERS' RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS OR HER SHARES INTO THE COMPANY'S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND ANY APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

        Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

        If you have any questions or need assistance in voting your Shares, you can contact Innisfree M&A Incorporated, the firm assisting us with this proxy solicitation at +1 (412) 232-3651 or toll free at +1 (888) 750-5834.

        Thank you for your cooperation and continued support.

Sincerely,	Sincerely,
/s/ On behalf of the Special Committee	/s/ Chairman of the Board

        The proxy statement is dated [    •    ], 2014, and is first being mailed to the shareholders on or about [    •    ], 2014.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON [    •    ], 2014

Dear Shareholder:

        Notice is hereby given that an extraordinary general meeting of the shareholders of China Hydroelectric Corporation, referred to herein alternately as "the Company", "us," or "we" and all terms correlative thereto, will be held on [    •    ], 2014, beginning at [    •    ] a.m. (Hong Kong time), at 31st Floor, AIA Central, 1 Connaught Road Central, Hong Kong.

        Only registered holders of ordinary shares of the Company, par value $0.001 per share ("Shares"), at the close of business in the Cayman Islands on [    •    ], 2014, the Share record date, or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment or postponements thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

  •
  as a special resolution:

    THAT the agreement and plan of merger dated January 13, 2014 (the "merger agreement") by and among CPT Wyndham Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), CPT Wyndham Sub Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Parent ("Merger Sub") and the Company, and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Appendix 1 to the merger agreement (the "plan of merger") (copy of such merger agreement and plan of merger being in the form attached to the proxy statement accompanying this notice of extraordinary general meeting, which will also be produced and made available for inspection at the extraordinary general meeting), pursuant to which Merger Sub will be merged with and into the Company (the "merger"), with the Company continuing as the surviving company and becoming a wholly owned subsidiary of Parent, and the transactions contemplated thereby, including the merger, be authorized and approved by the Company;

    THAT each of the members of the special committee of the board of directors of the Company, namely, Ms. Moonkyung Kim, Mr. Jui Kian Lim and Mr. Allard Nooy, and the chief financial officer of the Company be authorized to do all things necessary to give effect to the merger agreement; and

  •
  if necessary, as an ordinary resolution:

    THAT, the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        Please refer to the proxy statement, which is attached to and made a part of this notice. A list of the shareholders of the Company will be available at its principal executive offices at 901 Marco Polo Plaza Building, No. 80 Anli Road, Chaoyang District, Beijing, 100101, the People's Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

        Certain existing shareholders of the Company, namely CPI Ballpark Investments Ltd ("CPI Ballpark") and China Environment Fund III, L.P. ("CEF" and, together with CPI Ballpark, the "Rollover Shareholders"), have entered into the rollover and support agreement dated as of January 13, 2014, with Parent, pursuant to which they have agreed with Parent, among other things, that: (a) they will vote all of their Shares in favor of the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, and (b) the Shares (including Shares represented by ADSs) held by them will be contributed to Parent and cancelled for no consideration in the merger and that they will subscribe for newly issued ordinary shares of Parent immediately prior to the closing of the merger. As of the date of the proxy statement, the Rollover Shareholders, as a group, beneficially own 95,576,057 Shares (including Shares represented by ADSs), which represent approximately 58.95% of the total issued and outstanding Shares entitled to vote as of the date of this proxy statement. The Rollover Shareholders, together with NewQuest Asia Fund I, L.P. and NewQuest Asia Fund II, L.P. (collectively, the "NewQuest Funds" and the NewQuest Funds together with CPI Ballpark, "NewQuest"), will beneficially own Parent and the Company immediately following the consummation of the merger. NewQuest, CEF, Parent and Merger Sub are collectively referred to herein as the "Buyer Group."

        After careful consideration and upon the unanimous recommendation of a special committee of the board of directors of the Company, composed solely of directors who are unaffiliated with any member of the Buyer Group (or any of their affiliates) or any of the management members of the Company, the Company's board of directors approved the merger agreement and recommends that you vote FOR the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, FOR the proposal to authorize each of the members of the special committee and the chief financial officer of the Company to do all things necessary to give effect to the merger agreement, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        Regardless of the number of Shares that you own, your vote is very important. The merger cannot be completed unless the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are approved by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Given the Rollover Shareholders' ownership as described above, based on the number of Shares expected to be outstanding on the Share record date, 11,574,795 Shares (representing approximately 7.14% of the total issued and outstanding Shares expected to be outstanding and entitled to vote on the Share record date) owned by shareholders and on behalf of ADS holders other than Rollover Shareholders or the directors must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved, assuming all unaffiliated security holders will be present and voting in person or by proxy at the extraordinary general meeting.

        Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company's offices (to the attention of: Ms. Liya Chen) at 901 Marco Polo Plaza Building, No. 80 Anli Road, Chaoyang District, Beijing, 100101, People's Republic of China no later than [    •    ], 2014 at [    •    ] a.m. (Hong Kong time). The proxy card is the "instrument of proxy" as referred to in the Company's articles of association. Voting at the extraordinary general meeting will take place by poll voting as the chairman of the Company's board of directors has undertaken to demand poll voting at the extraordinary general meeting. Each shareholder has one vote for each Share held as of the close of business in the Cayman Islands on [    •    ], 2014. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

        If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

        When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such holders, the Shares will be voted "FOR" the proposals as described above, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

        If you own ADSs as of the close of business in New York City on [    •    ], 2014, the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 5:00 p.m. (New York City time) on [    •    ], 2014 in order to ensure your Shares are properly voted at the extraordinary general meeting. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. The ADS depositary has advised us that it will not vote or attempt to exercise the right to vote any Shares other than in accordance with those instructions.

        Alternatively, if you own ADSs as of the close of business in New York City on the ADS record date, you may vote at the extraordinary general meeting if you cancel your ADSs and become a registered holder of Shares prior to the close of business in the Cayman Islands on [    •    ], 2014. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation before the close of business in New York City on [    •    ], 2014 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that you held the ADSs as of the ADS record date and you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled or have given voting instructions to the ADS depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf.

        Shareholders who dissent from the merger will have the right to seek payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenters' rights, which is attached as Annex C to the accompanying proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenters' rights with respect to their Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY'S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON [    •    ], 2014, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON [    •    ], 2014. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING

DISSENTERS' RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN COMPANIES LAW.

        PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

        If you have any questions or need assistance in voting your Shares, you can contact Innisfree M&A Incorporated, the firm assisting us with this proxy solicitation at +1 (412) 232-3651 or to toll free at +1 (888) 750-5834.

        The merger agreement and the merger are described in the accompanying proxy statement. A copy of the merger agreement is included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

        Notes:

  1.
  In the case of joint holders the vote of the senior holder who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the register of members of the Company.

  2.
  The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized.

  3.
  A proxy need not be a member (registered shareholder) of the Company.

  4.
  The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited where sent by email or telefax upon receipt of email or telefax confirmation that the signed original thereof has been sent. A proxy card that is not deposited in the manner permitted shall be invalid.

  5.
  Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, provided that no intimation in writing of such death, insanity or revocation shall have been received by the Company at the registered office of the Company at c/o Appleby Trust (Cayman) Ltd., Clifton House, 75 Fort Street, P.O. Box 1350, Grand Cayman KY1-1108, Cayman Islands; Attention: China Hydroelectric Corporation before the commencement of the general meeting, or adjourned meeting at which the proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS OF CHINA HYDROELECTRIC CORPORATION
/s/
Director
[ • ], 2014

Registered Office:

Appleby Trust (Cayman) Ltd.
Clifton House, 75 Fort Street
P.O. Box 1350
Grand Cayman KY1-1108
Cayman Islands
Attention: China Hydroelectric Corporation

PROXY STATEMENT

Dated [    •    ], 2014

 SUMMARY VOTING INSTRUCTIONS

        Ensure that your shares of China Hydroelectric Corporation can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

        If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:    check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

        If your shares are registered in your name:    submit your proxy as soon as possible by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares can be voted at the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

        If you submit your proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material,
please contact Innisfree M&A Incorporated, the firm assisting us with this proxy solicitation at +1 (412) 232-3651 or toll free at
+1 (888) 750-5834

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SUMMARY TERM SHEET

        This "Summary Term Sheet," together with the "Questions and Answers about the Extraordinary General Meeting and the Merger," highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in "Where You Can Find More Information" beginning on page 128. In this proxy statement, the terms "we," "us," "our," and the "Company" refer to China Hydroelectric Corporation and its subsidiaries. All references to "dollars" and "$" in this proxy statement are to U.S. dollars, and all references to "RMB" or "¥" in this proxy statement are to Renminbi, the lawful currency of the People's Republic of China.

 The Parties Involved in the Merger

  The Company

        China Hydroelectric Corporation is an owner, developer and operator of small hydroelectric power projects in the People's Republic of China. Through its geographically diverse portfolio of operating assets, the Company generates and sells electric power to local power grids. The Company's primary business is to identify, evaluate, acquire, develop, construct and finance hydroelectric power projects. The Company currently owns 25 hydropower stations in China with total installed capacity of 517.8 MW, of which it acquired 21 stations and constructed four. These hydroelectric power projects are located in four provinces: Zhejiang, Fujian, Yunnan and Sichuan.

        The Company's principal executive office is located at 901 Marco Polo Plaza Building, No. 80 Anli Road, Chaoyang District, Beijing, 100101, the People's Republic of China, and our telephone number at this address is +86 10 5963 6881.

        For a description of our history, development, business and organizational structure, see our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, as amended, originally filed on April 21, 2014, which is incorporated herein by reference. Please see "Where You Can Find More Information" beginning on page 128 for a description of how to obtain a copy of our Annual Report.

  Parent

        CPT Wyndham Holdings Limited ("Parent"), a Cayman Islands exempted company incorporated with limited liability, was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated thereby. Parent does not currently hold any Shares. The registered office of Parent is located at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. The telephone number of Parent is +1 (345) 943-3100.

  Merger Sub

        CPT Wyndham Sub Ltd. ("Merger Sub"), a Cayman Islands exempted company incorporated with limited liability and a direct, wholly-owned subsidiary of Parent, was formed by Parent solely for the purpose of entering into the merger agreement and consummating the transactions contemplated thereby. Merger Sub does not currently hold any Shares. The registered office of Merger Sub is located at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. The telephone number of Merger Sub is +1 (345) 943-3100.

  The Buyer Group

        CPI Ballpark Investments Ltd ("CPI Ballpark"), a limited liability company organized under the laws of the Republic of Mauritius and a direct, wholly-owned subsidiary of NewQuest Asia Fund I, L.P., was formed by NewQuest Asia Fund I, L.P. for the purpose of engaging in the business of investments in equity, equity-linked and debt securities of varying types issued by U.S. corporate or foreign issuers. CPI Ballpark currently holds 87,737,462 Shares (including Shares represented by ADSs), representing approximately 54.1% of the Company's issued and outstanding Shares (as defined below). The business address of CPI Ballpark is 10th Floor, Raffles Tower, 19 Cybercity, Ebene, Republic of Mauritius. The telephone number of CPI Ballpark is +230 404-6000.

        NewQuest Asia Fund I, L.P., a Cayman Islands exempted limited partnership, engages in the business of investments in equity, equity-linked and debt securities of varying types issued by U.S. corporate or foreign issuers. NewQuest Asia Fund I, L.P.'s general partner is NewQuest Asia Fund I (G.P.) Ltd. NewQuest Asia Fund I, L.P. does not currently hold any Shares directly. The registered office of NewQuest Asia Fund I, L.P. is located at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. The telephone number of NewQuest Asia Fund I, L.P. is +1 (345) 943-3100.

        NewQuest Asia Fund II, L.P., a Cayman Islands exempted limited partnership, engages in the business of investments in equity, equity-linked and debt securities of varying types issued by U.S. corporate or foreign issuers. NewQuest Asia Fund II, L.P.'s general partner is NewQuest Asia Fund II GP Ltd. NewQuest Asia Fund II, L.P. does not currently hold any Shares. The registered office of NewQuest Asia Fund II, L.P. is located at the offices of Trident Trust Company (Cayman) Limited, PO Box 847, One Capital Place, George Town, Grand Cayman KY1-1103, Cayman Islands. The telephone number of NewQuest Asia Fund II, L.P. is +1 (345) 949-0880.

        NewQuest Asia Fund II, L.P., together with NewQuest Asia Fund I, L.P. are referred to herein as the "NewQuest Funds" or the "Sponsors", and together with CPI Ballpark, "NewQuest".

        China Environment Fund III, L.P. ("CEF"), a Cayman Islands exempted limited partnership, engages in the business of investments in equity, equity-linked and debt securities. CEF currently holds 7,838,595 Shares, representing approximately 4.8% of the Company's issued and outstanding Shares. The general partner of CEF is China Environment Fund III Management, L.P. ("CEF Management"). The business address of CEF is Unit 2301, 23/F, New World Tower 1, 16-18 Queen's Road Central, Central, Hong Kong. The telephone number of CEF is +852 3628 3859.

        NewQuest, CEF, Parent and Merger Sub are referred to herein as the "Buyer Group".

The Merger (Page 100)

        The Company, Parent, and Merger Sub have entered into an agreement and plan of merger dated as of January 13, 2014 (as may be amended from time to time, the "merger agreement"), pursuant to which Merger Sub will be merged with and into the Company (the "merger"), with the Company continuing as the surviving company and becoming a wholly owned subsidiary of Parent, which will be beneficially owned by NewQuest and CEF. You are being asked to vote upon a proposal to approve and authorize the merger agreement, the plan of merger substantially in the form attached as Appendix 1 to the merger agreement (the "plan of merger") required to be filed with the Registrar of Companies of the Cayman Islands (the "Cayman Registrar") in connection with the merger, and the transactions contemplated thereby, including the merger.

        Pursuant to the terms of the merger agreement, assuming the merger agreement is authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to completion of the merger are satisfied or waived in accordance with the terms of the merger agreement, the following will occur:

  •
  the Company will file the plan of merger with the Cayman Registrar and the merger will be effective on the date as specified in the plan of merger;

  •
  Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (the "surviving company") in the merger; and

  •
  each ordinary share of the Company, par value $0.001 per share ("Share"), issued and outstanding immediately prior to the effective time of the merger (including Shares represented by American depositary shares ("ADSs"), each representing three Shares), will be cancelled and cease to exist and will be converted into and exchanged for the right to receive the consideration further described below, except for the Excluded Shares (each as defined below).

        Following and as a result of the merger:

  •
  the Company, as the surviving company, will continue to do business under the name "China Hydroelectric Corporation" and will be a direct wholly-owned subsidiary of Parent;

  •
  the Company's ADS program for the Shares will be terminated and the ADSs will cease to be listed on the New York Stock Exchange (the "NYSE"), and price quotations with respect to sales of the ADSs in the public market will no longer be available;

  •
  ninety (90) days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the Shares under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated;

  •
  the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies, and the Company's shareholders will no longer enjoy the rights or protections that the United Sates federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company; and

  •
  the Company's shareholders (other than the Rollover Shareholders (as defined below)) will no longer have any interest in, and will no longer be shareholders of, the Company, and will not participate in any of the Company's future earnings or growth.

        A copy of the merger agreement is attached as Annex A to this proxy statement. You should read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

Merger Consideration (Page 100)

        Under the terms of the merger agreement, at the effective time of the merger (the "effective time"), each Share issued and outstanding immediately prior to the effective time will be cancelled and cease to exist and will be converted into and exchanged for the right to receive $1.17 and each of the ADSs issued and outstanding immediately prior to the effective time will be cancelled in exchange for the right to receive $3.51 (less $0.05 per ADS cancellation fees) pursuant to the terms of the deposit agreement dated as of January 25, 2010 (the "ADS deposit agreement") among the Company, The Bank of New York Mellon (the "ADS depositary") and all holders and beneficial owners of ADSs issued thereunder, in each case, in cash, without interest and net of any applicable withholding taxes. Notwithstanding the foregoing, the following Shares (including Shares represented by ADSs), which are referred to herein as "Excluded Shares," will not be converted into the right to receive the consideration described in the immediately preceding sentence:

  i.
  Shares and ADSs beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by Parent or any wholly-owned subsidiary of Parent (including Merger Sub) immediately prior to the effective time, including each Share or ADS to be contributed to Parent by the Rollover Shareholders in connection with the Rollover Agreement (as defined below) and each Share or ADS to be contributed to Parent by certain other shareholders of the Company in connection with certain additional rollover agreements, if any, which may be entered into, with the prior consent of the special committee, by such shareholders and Parent from the date of the merger agreement until the closing date of the merger, which will be canceled for no consideration; and

  ii.
  Shares owned by holders of Shares including Shares represented by ADSs who have validly exercised and not effectively withdrawn or lost their dissenters' rights pursuant to Section 238 of the Companies Law (2013 Revision) of the Cayman Islands (the "Cayman Companies Law"), which will be cancelled and will entitle the former holders thereof to receive the fair value thereon in accordance with such holder's dissenters' rights under the Cayman Companies Law ("Dissenting Shares").

Treatment of Share Options (Page 101)

        In addition, at the effective time, each outstanding vested and unexercised option to purchase Shares granted under Company's 2008 Share Incentive Plan (the "Company Incentive Plan") will be cancelled and converted into the right to receive, as soon as practicable after the effective time, a cash amount equal to the number of Shares underlying such vested option immediately prior to the effective time multiplied by the amount by which $1.17 exceeds the exercise price per Share of such vested option. At the effective time, each outstanding unvested option to purchase Shares granted under the Company Incentive Plan will be cancelled for no consideration.

Rollover Agreement (Annex E)

        Concurrently with the execution and delivery of the merger agreement, CPI Ballpark and CEF (together the "Rollover Shareholders") entered into a rollover and support agreement dated as of January 13, 2014 (as may be amended from time to time, the "Rollover Agreement") with the Parent, pursuant to which the Rollover Shareholders agreed that: (a) they will vote all of their Shares in favor of the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger and (b) the Shares (including Shares represented by ADSs) held by them (the "Rollover Shares") will be contributed to Parent and cancelled for no consideration in the merger and that they will subscribe for newly issued ordinary shares of Parent immediately prior to the closing of the merger.

Record Date and Voting (Page 94)

        You are entitled to vote at the extraordinary general meeting if you own Shares as of the close of business in the Cayman Islands on [    •    ], 2014, the Share record date for voting at the extraordinary general meeting. If you own Shares at the close of business in the Cayman Islands on the Share record date, the deadline for you to lodge your proxy card and vote is [    •    ], 2014 at [    •    ] a.m. (Hong Kong time). If you own ADSs as of the close of business in New York City on [    •    ], 2014, the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no

later than 5:00 p.m. (New York City time) on [    •    ], 2014 in order to vote the underlying Shares at the extraordinary general meeting. Alternatively, if you own ADSs as of the close of business in New York City on the ADS record date, you may vote at the extraordinary general meeting if you surrender your ADSs to the ADS depositary, pay the ADS cancellation fees required for such surrender, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs before 5:00 p.m. (New York City time) on [    •    ], 2014 and become a holder of Shares by the close of business in the Cayman Islands on [    •    ], 2014, the Share record date. In addition, if you hold your ADSs through a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting. Each outstanding Share on the record date entitles the holder thereof to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment or postponement thereof. We expect that, as of the Share record date, there would be 162,126,002 Shares entitled to be voted at the extraordinary general meeting. See "—Voting Information" below.

Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 95)

        In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger must be authorized and approved by a special resolution of the Company's shareholders, which requires an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting, referred to herein as a "special resolution."

        As of the date of this proxy statement, the Rollover Shareholders as a group beneficially own in the aggregate 95,576,057 Shares, which represents approximately 58.95% of the total outstanding Shares entitled to vote as of the date of this proxy statement. Please see "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 124 for additional information. Pursuant to the terms of the Rollover Agreement, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger at the extraordinary general meeting of the Company. In addition, each of the Company's directors who beneficially owns Shares (including Shares represented by ADSs) has informed the Company that, as of the date of this proxy statement, he or she intends to vote all of his or her Shares in favor of approval and authorization of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger. As of the date of this proxy statement, our directors and executive officers beneficially owned, in the aggregate, 933,150 Shares, or, collectively, approximately 0.58% of the outstanding Shares. Please see "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 124 for additional information. Given the Rollover Shareholders' and the directors' ownership as described above and based on the number of Shares expected to be outstanding on the Share record date, 11,574,795 Shares (representing approximately 7.14% of the total issued and outstanding Shares expected to be outstanding and entitled to vote on the Share record date) owned by shareholders and on behalf of ADS holders other than Rollover Shareholders or the directors must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved, assuming all unaffiliated security holders will be present and voting in person or by proxy at the extraordinary general meeting.

        If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as "broker non-votes."

 Voting Information (Page 96)

        Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy is [    •    ], 2014 at [    •    ] a.m. (Hong Kong time). If a broker holds your Shares in "street name," your broker should provide you with instructions on how to vote your Shares.

        If you own ADSs as of the close of business in New York City on [    •    ], 2014, the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 5:00 p.m. (New York City time) on [    •    ], 2014 in order to ensure your Shares are properly voted at the extraordinary general meeting. The ADS depositary has advised us that it will not vote or attempt to exercise the right to vote any Shares other than in accordance with those instructions.

        Alternatively, if you own ADSs as of the close of business in New York City on the ADS record date, you may vote at the extraordinary general meeting if you cancel your ADSs and become a registered holder of Shares prior to the close of business in the Cayman Islands on [    •    ], 2014. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation before the close of business in New York City on [    •    ], 2014 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees $0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that you held the ADSs as of the ADS record date and you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled or have given voting instructions to the ADS depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for the Hong Kong office of the Hong Kong and Shanghai Banking Corp., the custodian holding the Shares, to transfer registration of the Shares in the Company's register of members to the former ADS holder (or a person designated by the former ADS holder). If after registration of Shares in your name, you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares, Appleby Trust (Cayman) Ltd., to issue and mail a certificate to your attention.

Dissenters' Rights of Shareholders (page 115)

        Shareholders who dissent from the merger will have the right to seek payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenters' rights, which is attached as Annex C to the accompanying proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenters' rights with respect to their Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS' RIGHTS WITH

RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY'S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON [    •    ] AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON [    •    ]. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN COMPANIES LAW.

        We encourage you to read the section of this proxy statement entitled "Dissenters' Rights" as well as Annex C to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters' rights.

Purposes and Effects of the Merger (page 73)

        The purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company's shareholders other than the shareholders who are members of the Buyer Group or who have validly exercised and not effectively withdrawn or lost their dissenters' rights pursuant to Section 238 of the Cayman Companies Law will be cashed out in exchange for $1.17 per Share, so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company's operations or acquisitions of other businesses. Please see "Special Factors—Buyer Group's Purpose of and Reasons for the Merger" beginning on page 73 for additional information.

        ADSs representing the Shares are currently listed on the New York Stock Exchange (the "NYSE") under the symbol "CHC". It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company directly owned by Parent and beneficially owned by NewQuest and CEF. Following the completion of the merger, the ADSs will cease to be listed on the NYSE, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the Shares under the Exchange Act may be terminated upon the Company's application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. Furthermore, following the completion of the merger, the ADS program for the Shares will terminate. Please see "Special Factors—Effects of the Merger on the Company" beginning on page 74 for additional information.

Plans for the Company after the Merger (Page 76)

        Following the completion of the merger, the Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent and beneficially owned by NewQuest and CEF. The Company will no longer be subject to the Exchange Act, or the NYSE compliance and reporting requirements and accordingly will not incur the related direct and indirect costs and expenses associated with being subject to the Exchange Act and NYSE compliance and reporting requirements.

        The Buyer Group has advised the Company that, except for the transactions contemplated by the merger agreement, there are no present plans or proposals that relate to or would result in:

  •
  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

  •
  the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

  •
  any other material changes in the Company's business, including with respect to the Company's corporate structure or business.

Recommendations of the Special Committee and the Board of Directors (Page 48)

        The special committee unanimously (a) determined that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are fair (both substantively and procedurally) to, and in the best interests of, the Company and its unaffiliated security holders and ADS holders, (b) declared it advisable to enter into the merger agreement and the plan of merger, (c) approved the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, and (d) recommended that the board of directors of the Company approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger. Based in part on the unanimous recommendation of the special committee, our board of directors determined that the merger is substantively and procedurally fair to, and in the best interests of, the Company and its unaffiliated security holders and ADS holders, and approved the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger.

        ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT, THE APPROVAL OF THE PLAN OF MERGER AND THE APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, FOR THE PROPOSAL TO AUTHORIZE EACH OF THE MEMBERS OF THE SPECIAL COMMITTEE AND THE CHIEF FINANCIAL OFFICER OF THE COMPANY TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO THE MERGER AGREEMENT, AND FOR THE PROPOSAL TO INSTRUCT THE CHAIRMAN OF THE EXTRAORDINARY GENERAL MEETING TO ADJOURN OR POSTPONE THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED AT THE TIME OF THE EXTRAORDINARY GENERAL MEETING TO PASS THE SPECIAL RESOLUTIONS TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING.

        For a detailed discussion of the material factors considered by our board of directors and the special committee in determining to recommend the approval of the merger agreement, the approval of the plan of merger and the approval of the transactions contemplated thereby and in determining that the merger is substantively and procedurally fair to our unaffiliated security holders and ADS holders, see "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors" beginning on page 48 and "Special Factors—Effects of the Merger on the Company" beginning on page 74 for additional information. The foregoing summary is qualified in its entirety by reference to these sections.

Position of Buyer Group as to Fairness (Page 57)

        Each member of the Buyer Group believes that the merger is fair (both substantively and procedurally) to the Company's unaffiliated security holders. Their belief is based upon the factors discussed under the caption "Special Factors—Position of the Buyer Group as to the Fairness of the Merger" beginning on page 57.

        Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger.

Financing of the Merger (Page 78)

        The Company and the Buyer Group estimate that the total amount of funds necessary to complete the merger and the related transactions at the closing of the merger, including for (a) the payment of the merger consideration to the Company's unaffiliated security holders and (b) expenses in connection with the transactions contemplated by the merger agreement will be approximately $84 million, assuming no exercise of dissenters' rights by shareholders of the Company. The Buyer Group expects to provide this amount through aggregate equity commitments of at least $79.5 million, severally and not jointly, from the Sponsors pursuant to the equity commitment letter and the remainder from a combination of cash from resources of the Company, its subsidiaries and the Buyer Group. In calculating this amount, the Company and the Buyer Group do not consider the value of the Rollover Shares which will be contributed to Parent and cancelled for no consideration in the merger.

Limited Guarantee (Page 79)

        The Sponsors have each severally but not jointly agreed to guarantee their respective percentage of the obligations of Parent under the merger agreement to pay, under certain circumstances, a reverse termination fee to the Company and reimburse certain expenses.

Share Ownership of the Company Directors and Officers and Voting Commitments (Page 124)

        As of the date of this proxy statement, our directors and executive officers collectively beneficially own approximately 933,150 Shares (including Shares represented by ADSs), or 0.58% of the total outstanding Shares. Please see "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 124 for additional information regarding the ownership of Shares by the other directors and executive officers of the Company.

        Pursuant to the merger agreement, Parent has agreed to, and agreed to cause each other member of the Buyer Group to, vote all of the Shares beneficially owned by them in favor of the approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger.

        Pursuant to the Rollover Agreement, each of the Rollover Shareholders has agreed with Parent to vote or otherwise cause to be voted all of the Shares that it owns (x) in favor of the approval of the merger agreement, the plan of merger and the transactions contemplated thereby and any related action reasonably required in furtherance thereof and (y) against any other acquisition proposal.

Opinion of the Special Committee's Financial Advisor (Page 62)

        On January 12, 2014, Houlihan Lokey (China) Limited, ("Houlihan Lokey"), rendered an oral opinion to the special committee (which was confirmed in writing by delivery of Houlihan Lokey's written opinion dated January 12, 2014), as to the fairness, from a financial point of view, of the per Share merger consideration and the per ADS merger consideration, as applicable, to be received in the merger pursuant to the merger agreement by holders of Shares and ADSs (in each case, other than holders of Excluded Shares) as of January 12, 2014, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion.

        Houlihan Lokey's opinion was directed to the special committee and only addressed the fairness from a financial point of view of the per Share merger consideration and the per ADS merger consideration, as applicable, to be received in the merger pursuant to the merger agreement by holders of Shares and ADSs (in each case, other than holders of Excluded Shares) and does not address any other aspect or implication of the merger. The summary of Houlihan Lokey's opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey's opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to the special committee or any shareholder or ADS holder as to how to act or vote with respect to the merger or related matters. Please see "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 62 for additional information.

 Interests of the Company's Executive Officers and Directors in the Merger (Page 80)

        In considering the recommendations of the board of directors, the Company's shareholders should be aware that certain of the Company's directors and executives have interests with respect to the merger that are, or may be, different from or in addition to those of the Company's shareholders generally. These interests include, among others:

  •
  Mr. Amit Gupta, the chairman of the board of directors of the Company, is also a director on the board of CPI Ballpark and a co-founder, partner and Chief Operating Officer of NewQuest Capital Partners, an affiliate of the NewQuest Funds;

  •
  Ms. Min Lin, a director of the Company, is also a co-founder and partner of NewQuest Capital Partners (Ms. Lin was appointed as a director of the Company on January 15, 2014 to fill a vacancy on the board of directors resulting from the resignation of a director in September 2013);

  •
  Mr. Yun Pun (Felix) Wong, a director of the Company, is also the CFO and an executive director at Tsing Capital, a venture capital firm which manages CEF;

  •
  cash-out of in-the-money vested and unexercised options to purchase Shares or ADSs granted under the Company Incentive Plan held by certain of the Company's directors and executive officers;

  •
  continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

  •
  the monthly compensation of $7,500 of members of the special committee in exchange for their services in such capacity (and, in the case of the chairperson of the special committee, monthly compensation of $11,500) (the payment of which is not contingent upon the completion of the merger or the special committee's or the board's recommendation of the merger); and

  •
  the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the surviving company.

        At the effective time, each outstanding vested and unexercised option to purchase Shares granted under the Company Incentive Plan will be cancelled and converted into the right to receive, as soon as practicable after the effective time, a cash amount equal to the number of Shares underlying such option immediately prior to the effective time multiplied by the amount by which $1.17 exceeds the exercise price per Share of such vested and unexercised option. At the effective time, each outstanding unvested option to purchase Shares or ADSs granted under the Company Incentive Plan will be cancelled for no consideration.

        As of the date of this proxy statement, the Company's directors and executive officers, as a group, held an aggregate of 933,150 Shares and vested and unexercised options to purchase 1,318,399 Shares. Together, the Shares held by such persons represent approximately 1.4% of the total Shares that are subject to purchase as part of the merger. The maximum total amount of all cash payments our directors and executive officers may receive in respect of their Shares and vested and unexercised options to purchase Shares, if the merger is consummated, is approximately $1.8 million. Please see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 80 for additional information.

        The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. Please see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 80 for additional information.

Conditions to the Merger (Page 109)

        The respective obligations of the parties to consummate the merger are subject to the satisfaction or written waiver (at or prior to the closing of the merger) of the following conditions:

  •
  The Company shall have obtained shareholder approval for the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger (the "Transactions").

  •
  No governmental authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.

        The obligations of Parent and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (at or prior to the closing of the merger) of the following additional conditions:

  •
  (1) the representations and warranties of the Company contained in the merger agreement regarding the Company's organization and good standing, authority to enter into the merger agreement, the company's financial condition (subject to a material adverse effect limitation) and fees and commissions being true and correct in all respects, (2) the representations and warranties regarding the Company's capitalization being true and correct in all respects except for de minimis inaccuracies that do not increase the aggregate amount of the merger consideration and amounts payable in respect of the Company's options by more than $250,000 and (3) each of the other representations and warranties of the Company contained in the merger agreement being true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" as defined in the merger agreement), in each case, as of the date of the merger agreement and as of the closing of the merger; except to the extent such representation or warranty is expressly made as of a specific date, in which case, such representation or warranty shall be true and correct as of such specific date only and in the case of (3) above, where the failure of such representations and warranties of the Company to be so true and correct would not constitute a Company Material Adverse Effect.

  •
  The Company having performed or complied in all material respects with all of the agreements and covenants required by the merger agreement.

  •
  The Company having delivered to Parent, on the closing date of the merger, a certificate, signed by an executive officer of the Company, certifying the fulfilment of the above conditions.

  •
  No Company Material Adverse Effect (as defined in the merger agreement), having occurred since the date of the merger agreement.

        The obligations of the Company to consummate the Transactions are subject to the satisfaction or written waiver (at or prior to the closing of the merger) of the following additional conditions:

  •
  The representations and warranties of Parent and Merger Sub contained in the merger agreement being true and correct (without giving effect to any limitation as to "materiality" set forth therein), as of the date of the merger agreement and as of the closing of the merger; except (i) to the extent such representation or warranty is expressly made as of a specific date, such representation or warranty shall be true and correct as of such specific date only, and (ii) where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, would not prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the merger.

  •
  Parent and Merger Sub having performed or complied in all material respects with all of the agreements and covenants required by the merger agreement to be performed or complied with by it.

  •
  Parent having delivered to the Company on the closing date of the merger, a certificate, signed by a designated director of Parent, certifying the fulfilment of the above conditions.

Acquisition Proposals (Page 107)

        Neither the Company nor its subsidiaries nor any officer, director, or representative of the Company or any of its subsidiaries will, directly or indirectly, (a) solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any competing transaction (as defined in the merger agreement), (b) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information relating to the Company or the merger to, any person or entity in furtherance of, or in order to obtain, a proposal or offer for a competing transaction, (c) agree to, approve, endorse or recommend any competing transaction or enter into any letter of intent or contract or commitment contemplating or otherwise relating to any competing transaction other than a superior proposal, or (d) authorize or permit any of the officers, directors or representatives of the Company or any of its subsidiaries acting directly or indirectly under the direction of the Company or any of its subsidiaries, to take any action set forth in (a) through (c) above. The Company will immediately cease and cause to be terminated all discussions with any third parties existing as of the date of the merger agreement regarding a competing transaction.

        Subject to certain additional conditions, at any time prior to the receipt of the shareholder approval for the merger, the Company may, acting under the direction of the board of directors furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer with respect to a competing transaction that did not arise or result from any breach of the above paragraph if, prior to furnishing such information and entering into such discussions, the board of directors (after taking into account the recommendation of the special committee) has determined, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation and of outside legal counsel, which, for the avoidance of doubt, may include the financial advisor and outside legal counsel to the special committee) that (A) such proposal or offer constitutes, or may reasonably be expected to lead to, a superior proposal (as defined in the merger agreement) and (B) the failure to furnish such information to, or enter into such discussions with, the person who made such proposal or offer would be inconsistent with the board of directors' fiduciary duties.

Termination of the Merger Agreement (Page 110)

        The merger agreement may be terminated and the Transactions may be abandoned at any time prior to the effective time, whether before or after receipt of shareholder approval:

  •
  by mutual written consent of Parent and the Company (in the case of the Company, acting with approval of the special committee); or

  •
  by either Parent or the Company (in the case of the Company, acting at the direction of the special committee) if:

  •
  the merger is not completed before November 30, 2014; provided, however, that the right to terminate the merger agreement shall not be available to any party whose failure to fulfill any obligation or other breach has been a material cause of, or resulted in, the merger not being completed prior to such time;

  •
  any governmental authority having enacted, issued, promulgated, enforced or entered any law or order, (which shall have become final and non-appealable) and that would have the effect of making the merger illegal or otherwise prohibited; provided, however, that the right to terminate the merger agreement shall not be available to any party whose failure to fulfill any obligation or other breach has been a material cause of, or resulted in, the issuance of such final, non-appealable law or order by the governmental authority; or

  •
  shareholder approval shall not have been obtained upon a vote held at the extraordinary general meeting or any adjournment thereof convened for that purpose; or

  •
  by the Company (acting at the direction of the special committee):

  •
  upon a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in the merger agreement such that the corresponding closing condition would not be satisfied and such breach is incapable of being cured or has not been cured within 30 calendar days of the receipt by Parent of written notice thereof from the Company; provided, that the Company shall not have the right to terminate if, at the time of such termination, the Company is itself in breach of any representation, warranty, covenant or agreement of the Company;

  •
  if all of the conditions to closing have been satisfied and the Parent and Merger Sub fail to complete the closing within three business days following the date that the closing should have occurred;

  •
  if, prior to the receipt of approval from the Company shareholders, (1) the board of directors (after taking into account the recommendation of the special committee), has authorized the Company to terminate the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal, and (2) the Company has concurrently with the termination of the merger agreement entered into, or immediately after termination of the merger agreement, enters into, an alternative acquisition agreement with respect to such superior proposal; provided, however, that the Company shall not be entitled to terminate the merger agreement unless the Company has complied in all respects with the conditions in the merger agreement relating to competing transactions and has paid the termination fee; or

    •
    if the board of directors (after taking into account the recommendation of the special committee) determines in good faith that the closing condition requiring the Company to have obtained shareholder approval or the closing condition requiring the absence of any legal restraint on the consummation of the Transactions would be incapable of being satisfied; or

  •
  by the Parent:

  •
  upon a breach by the Company of any representation, warranty, covenant or agreement set forth in the merger agreement such that the corresponding closing conditions would not be satisfied and such breach is incapable of being cured by November 30, 2014 or has not been cured, in the case of certain breaches, within five calendar days after the Company receives written notice of such breach from Parent, and in the case of any other breach by the Company, within 30 calendar days of the receipt by the Company of written notice thereof from Parent; provided, that Parent shall not have the right to terminate the merger agreement if, at the time of such termination, Parent is itself in breach of any representation, warranty, covenant or agreement of Parent; or

  •
  if, prior to obtaining Company shareholder approval for the merger and the Transactions, the board of directors shall have changed its recommendation to the shareholders with respect to the merger agreement and the Transactions.

Termination Fee (Page 111)

        The Company is obligated to pay to Parent a termination fee of $2.5 million:

  •
  if the merger agreement is terminated by the Company in order to enter into a definitive agreement relating to a superior proposal;

  •
  if the merger agreement is terminated by Parent due to a breach by the Company of its representations, warranties, covenants or agreements in the merger agreement, or a failure of any of the Company's representations or warranties in the merger agreement to be true and correct, such that the corresponding condition to closing cannot be satisfied;

  •
  if the board of directors has changed its recommendation to the shareholders with respect to the merger agreement and the Transactions; or

  •
  if the merger agreement is terminated because the merger is not completed before November 30, 2014 or shareholder approval for the merger agreement and the Transactions was not obtained, and subject to certain conditions, the Company enters into or consummates a competing transaction within one year of such termination.

        Parent is obligated to pay the Company a termination fee of $3 million:

  •
  if the merger agreement is terminated by the Company due to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements in the merger agreement, or a failure of any of Parent's or Merger Sub's representations or warranties in the merger agreement to be true and correct, such that the corresponding condition to closing cannot be satisfied; or

  •
  if the merger agreement is terminated by the Company due to the Parent's failure to consummate the merger within three business days following the time when the merger should have been consummated pursuant to the merger agreement.

        Parent is obligated to pay the Company up to $1 million in expense reimbursement if the merger agreement is terminated due to the non-satisfaction of a regulatory requirement (including any required approval or clearance of any governmental authority) due to any action or inaction of Parent, Merger Sub or any of their affiliates.

Material U.S. Federal Income Tax Consequences (Page 86)

        The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See "Special Factors—Material U.S. Federal Income Tax Consequences" beginning on page 86. The tax consequences of the merger to you will depend upon your own personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the merger to you.

Material PRC Income Tax Consequences (Page 89)

        The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the "EIT Law") or that the gain recognized on the receipt of consideration for our Shares or ADSs should be subject to PRC tax to holders of such Shares and ADSs that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of consideration for our Shares or ADSs should otherwise be subject to PRC tax, then gain recognized on the receipt of consideration for our Shares or ADSs pursuant to the merger or through the exercise of dissenters' rights by our shareholders or ADS holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 25% in the case of individuals or 10% in the case of corporations (subject to applicable treaty relief). You should consult your own tax advisor for a full understanding of the tax consequences of the merger or the exercise of dissenters' rights to you, including any PRC tax consequences. Please see "Special Factors—Material PRC Income Tax Consequences" beginning on page 89 for additional information.

Material Cayman Islands Tax Consequences (Page 90)

        The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for Shares under the terms of the merger agreement. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought to or executed or produced before a court in the Cayman Islands (for example, for enforcement); (b) registration fees will be payable to the Cayman Registrar to register the plan of merger; and (c) fees payable to the Cayman Islands Government Gazette Office to publish the notice of the merger in the Cayman Islands Government Gazette. Please see "Special Factors—Material Cayman Islands Tax Consequences" beginning on page 90 for additional information.

Regulatory Matters (Page 85)

        The Company does not believe that any material federal, state or non-U.S. regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the Cayman Companies Law) with the Cayman Registrar and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and notice of merger published in the Cayman Islands Government Gazette.

 Litigation Related to the Merger (Page 85)

        We are not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger (Page 85)

        The merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, "Business Combinations—Related Issues."

Market Price of the Shares (Page 91)

        The closing price of the ADSs on the NYSE on September 3, 2013, the last trading date immediately prior to the Company's announcement on September 4, 2013 that it had received a going private proposal, was $2.23 per ADS. The merger consideration of $3.51 per ADS to be paid in the merger represents a premium of approximately 57.4% over that closing price.

Fees and Expenses (Page 84)

        All expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated thereby will be borne by the party incurring such expenses except as otherwise provided in the merger agreement.

Remedies (Page 112)

        The Company, Parent and Merger Sub have agreed that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached by the parties thereto. The Company, Parent and Merger Sub have accordingly agreed that they shall be entitled to injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled under the terms of the merger agreement at law or in equity.

        The Company, the Parent and the Merger Sub have agreed not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement. Any party seeking injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement shall not be required to post a bond or undertaking in connection with such order or injunction sought.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

        The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:    Why am I receiving this proxy statement?

A:
On January 13, 2014, we entered into the merger agreement with Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the board of directors of the Company in favor of the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, at an extraordinary general meeting of shareholders or at any postponements or adjournments of the extraordinary general meeting.

Q:    What am I being asked to vote on?

A:
You will be asked to consider and vote on the following proposals:

(a)
as a special resolution, to approve and authorize the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger;

(b)
as a special resolution, to authorize each member of the special committee, namely, Ms. Moonkyung Kim, Mr. Jui Kian Lim and Mr. Allard Nooy, and the chief financial officer of the Company to do all things necessary to give effect to the merger agreement; and

(c)
as an ordinary resolution, if necessary, to approve that the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

Q:    What is the merger?

A:
The merger is a going private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the merger. If the merger is completed, the Company will continue its operations as a privately held company, beneficially owned by the Buyer Group, and as a result of the merger, the ADSs will no longer be listed on the NYSE, and the ADS program for the Shares will terminate.

Q:    What will I receive in the merger if I own Shares or ADSs and am not a member of the Buyer Group?

A:
If you own Shares immediately prior to the effective time and are not a member of the Buyer Group and the merger is completed, you will be entitled to receive $1.17 in cash, without interest and net of any applicable withholding taxes, for each Share you own (unless you validly exercise and have not effectively withdrawn or lost your dissenters' rights under Section 238 of the Cayman Companies Law, which is attached as Annex C of this proxy statement, with respect to the merger, in which event you will be entitled to the value of each Share appraised pursuant to Section 238 of the Cayman Companies Law).

  If you own ADSs immediately prior to the effective time and are not a member of the Buyer Group and the merger is completed, you will be entitled to receive $3.51 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement) in cash, without interest and net of any applicable withholding taxes, for each ADS you own.

  Please see "Special Factors—Material United States Federal Income Tax Consequences," "Special Factors—Material PRC Income Tax Consequences" and "Special Factors—Material Cayman Islands Tax Consequences" beginning on page 90 for a more detailed description of the tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

Q:    How will the Company's share options be treated in the merger?

A:
If the merger is completed, at the effective time, each outstanding vested and unexercised option to purchase Shares granted under the Company Incentive Plan will be cancelled and converted into the right to receive, as soon as practicable after the effective time, a cash amount equal to the number of Shares underlying such option immediately prior to the effective time multiplied by the amount by which $1.17 exceeds the exercise price per Share of such vested option. At the effective time, each outstanding unvested option to purchase Shares granted under the Company Incentive Plan will be cancelled for no consideration.

Q:    After the merger is completed, how will I receive the merger consideration for my Shares?

A:
If you are a registered holder of Shares immediately prior to the effective time and are not a member of the Buyer Group, promptly after the effective time (in any event within five business days after the effective time), a paying agent appointed by Parent will mail to you (a) a form of letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates (or affidavit and indemnity of loss in lieu of the share certificates) in exchange for the applicable merger consideration. You will receive cash for your Shares from the paying agent after you comply with these instructions. Upon surrender of your share certificates (or affidavit and indemnity of loss in lieu of the share certificates), you will receive an amount equal to the number of your Shares multiplied by $1.17 in cash, without interest and net of any applicable withholding tax, in exchange for the cancellation of your Shares.

  In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the share certificate will be issued to such transferee if the share certificates (if any) which immediately prior to the effective time represented such Shares are presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

  If your Shares are held in "street name" by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:    After the merger is completed, how will I receive the merger consideration for my ADSs?

A:
If you are not a member of the Buyer Group and you are a registered holder of ADSs that are evidenced by certificates, also referred to as American depositary receipts ("ADRs"), unless you have surrendered your ADRs to the ADS depositary for cancellation prior to the effective time, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS depositary after the effective time), the ADS depositary will send you the per ADS merger consideration of $3.51 (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement), without interest and net of any applicable withholding taxes, for each ADS evidenced by the ADRs in exchange for the cancellation of your ADRs after the completion of the merger. If you hold your ADSs in un-certificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS depositary for cancellation prior to the effective time, the ADS depositary will automatically send you the per ADS merger consideration of $3.51 (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement), without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the completion of the merger.

  In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS depositary, the cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

  If your ADSs are held in "street name" by your broker, bank or other nominee at the Depository Trust Company ("DTC"), you will not be required to take any action to receive the merger consideration for your ADSs as the ADS depositary will arrange for the surrender of the ADSs and the remittance of the per ADS merger consideration to DTC (the clearance and settlement system for the ADSs) for distribution by DTC to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the per ADS merger consideration, please contact your broker, bank or nominee.

Q:    When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will take place on [    •    ], 2014, beginning at [    •    ] a.m., (Hong Kong time), at 31st Floor, AIA Central, 1 Connaught Road Central, Hong Kong.

Q:    What vote of our shareholders is required to authorize and approve the merger agreement and the plan of merger?

  In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, must be authorized and approved by a special resolution of the Company's shareholders, which requires an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

  At the close of business in the Cayman Islands on [    •    ], 2014, the Share record date for the extraordinary general meeting, 162,126,002 Shares are expected to be outstanding and entitled to vote at the extraordinary general meeting.

  As of the date of this proxy statement, the Rollover Shareholders, as a group, beneficially owns 95,576,057 Shares, which represent approximately 58.95% of the total outstanding shares entitled to vote as of the date of this proxy statement. Pursuant to the terms of the Rollover Agreement, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and transactions contemplated thereby, including the merger at the extraordinary general meeting of the company. The voting obligations of the Rollover Shareholders contained in the Rollover Agreement terminate (i) upon the effective time or (ii) six months following the valid termination of the merger agreement in accordance with its terms. See "Special Factors—Voting by the Rollover Shareholders at the Extraordinary General Meeting" beginning on page 84 for additional information on such voting arrangements and how they may impact the approval and adoption of the merger agreement and the transactions contemplated thereby at the extraordinary general meeting.

  In addition, each of the Company's directors who beneficially owns Shares (including Shares represented by ADSs) has informed the Company that, as of the date of this proxy statement, he or she intends to vote all of his or her Shares in favor of approval and authorization of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger. As of the date of this proxy statement, our directors and executive officers beneficially owned, in the aggregate, 933,150 Shares, or, collectively, approximately 0.58% of the outstanding Shares. Please see "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 124 for additional information.

  Given the Rollover Shareholders' and the directors' ownership as described above and assuming their compliance with their voting obligations under the Rollover Agreement, based on the number of Shares expected to be outstanding on the Share record date, 11,574,795 Shares (representing approximately 7.14% of the total issued and outstanding Shares expected to be outstanding and entitled to vote on the Share record date) owned by shareholders and on behalf of ADS holders other than Rollover Shareholders or the directors must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved, assuming all unaffiliated security holders will be present and voting in person or by proxy at the extraordinary general meeting.

Q:    What vote of our shareholders is required to approve the proposal to adjourn and postpone the extraordinary general meeting, if necessary, to solicit additional proxies?

A:
The proposal to adjourn and postpone the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of shareholders representing a majority of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Based on the number of Shares we expect to be issued and outstanding and entitled to vote on the record date, 81,063,002 Shares must be voted in favor of the proposal to adjourn and postpone the extraordinary general meeting to allow us, if necessary, to solicit additional proxies.

Q:    How does the Company board of directors recommend that I vote on the proposals?

A:
After careful consideration and upon the unanimous recommendation of the special committee, our board of directors recommends that you vote:

(a)
FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger;

(b)
FOR the proposal to authorize each of the members of the special committee and the chief financial officer of the Company to do all things necessary to give effect to the merger agreement; and

(c)
FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

  You should read "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors" beginning on page 48 for a discussion of the factors that our special committee and board of directors considered in deciding to recommend the approval of the merger agreement. In addition, in considering the recommendation of our special committee and board of directors with respect to the merger agreement, you should be aware that some of the Company's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 80.

Q:    Who is entitled to vote at the extraordinary general meeting?

A:
The Share record date is the close of business on [    •    ], 2014 in the Cayman Islands. Only shareholders entered in the register of members of the Company at the close of business on the record date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment or postponement thereof. The record date for ADS holders entitled to instruct the ADS depositary to vote at the extraordinary general meeting is [    •    ], 2014 in New York City. Only ADS holders of the Company at the close of business in New York City on the ADS record date are entitled to instruct the ADS depositary to vote at the extraordinary general meeting.

Q:    What constitutes a quorum for the extraordinary general meeting?

A:
The presence, in person or by proxy, of one or more shareholders holding not less than one-third in nominal value of the issued and outstanding Shares that are entitled to vote on the record date will constitute a quorum for the extraordinary general meeting.

Q:    What effects will the merger have on the Company?

A:
As a result of the merger, the Company will cease to be a publicly-traded company and will be beneficially owned by the Buyer Group. You will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our Shares and our reporting obligations with respect to our Shares under the Exchange Act, will be terminated upon application to the SEC. In addition, upon completion of the merger, our ADSs will no longer be listed or traded on any stock exchange, including the NYSE and the ADS program for the Shares will terminate.

Q:    When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible and currently expect the merger to close in the second quarter of 2014. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:    What happens if the merger is not completed?

A:
If our shareholders do not approve the merger agreement and the transactions contemplated thereby, including the merger, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Shares or ADSs pursuant to the merger agreement, nor will the holders of any options receive payment pursuant to the merger agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE's listing requirements. In addition, the Company will remain subject to SEC reporting obligations.

  Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares.

  Under specified circumstances, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee or reimburse the Company and its affiliates for certain of their expenses in connection with the merger, in each case, as described under the caption "The Agreement and Plan of Merger—Termination Fee" beginning on page 111.

Q:    What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:    How do I vote if my Shares are registered in my name?

A:
If Shares are registered in your name as of the Share record date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible. The deadline to lodge your proxy card is [    •    ], 2014 at [    •    ] a.m. (Hong Kong time).

  Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote in your proxy card, the Shares represented by your proxy will be voted FOR the proposal to approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, FOR the proposal to authorize each of the members of the special committee and the chief financial officer of the Company to do all things necessary to give effect to the merger agreement, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:    How do I vote if I own ADSs?

A:
If you own ADSs as of the close of business in New York City on [    •    ], 2014, the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than 5:00 p.m. (New York City time) on [    •    ], 2014. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. The ADS depositary has advised us that it will not vote or attempt to exercise the right to vote any Shares other than in accordance with those instructions.

  Alternatively, if you own ADSs as of the close of business in New York City on the ADS record date you may vote at the extraordinary general meeting if you cancel your ADSs prior to the close of business in New York City on [    •    ], 2014 and become a registered holder of Shares by the

  close of business in the Cayman Islands on [    •    ], 2014, the Share record date. If your ADSs are held by your broker, bank or other nominee, see below.

  If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation prior to the close of business in New York City on [    •    ], 2014 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. Upon cancellation of the ADSs, the ADS depositary will arrange for the Hong Kong office of the Hong Kong and Shanghai Banking Corp., the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder. If after registration of Shares in the Company's register of members in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares, Appleby Trust (Cayman) Ltd., to issue and mail a certificate to your attention.

  If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf.

Q:    If my Shares or ADSs are held in a brokerage account, will my broker vote my Shares on my behalf?

A:
Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares may not be voted.

Q:    What will happen if I abstain from voting or fail to vote on the proposal to approve the merger agreement?

A:
If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted. However, ADS holders may be deemed to have given voters instructions as described above.

Q:    May I change my vote?

A:
Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

•
First, you may revoke a proxy by written notice of revocation given to the Company before the extraordinary meeting commences. Any written notice revoking a proxy should be sent to 901 Marco Polo Plaza Building, No. 80 Anli Road, Chaoyang District, Beijing, 100101, the People's Republic of China, Attention: Ms. Liya Chen.

  •
  Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no later than [    •    ] a.m. (Hong Kong time) on [    •    ], 2014, which is the deadline to lodge your proxy card.

  •
  Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

  If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

  Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 5:00 p.m. (New York City time) on [    •    ], 2014. A holder of ADSs can do this in one of two ways:

  (a)
  First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary.

  (b)
  Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

  If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:    What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:    Should I send in my share certificates or my ADRs now?

A:
No. After the merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the merger is completed, the ADS depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS depositary relating to the foregoing.

  All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their cash consideration shortly after the merger is completed without any further action required on the part of such holders.

  If your Shares or your ADSs are held in "street name" by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:    What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:
The record date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the merger is expected to be completed. If you transfer your Shares of the Company after the record date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to your purchaser, but will transfer the right to receive the per Share merger consideration of $1.17 in cash without interest to the person to whom you transfer your Shares, so long as such person is registered as the owner of such Shares when the merger is completed. In such case, your vote is still very important and you are encouraged to vote.

  The record date of ADSs for the extraordinary general meeting is [    •    ], 2014 in New York City. If you transfer your ADSs after the ADS record date but before the extraordinary general meeting, you will retain your right to instruct the ADS depositary to vote at the extraordinary general meeting, but will transfer the right to receive the per ADS merger consideration of $3.51 in cash without interest to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the merger is completed.

Q:    Am I entitled to dissenters' rights?

A:
Shareholders who dissent from the merger will have the right to seek payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenters' rights, which is attached as Annex C to the accompanying proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenters' rights with respect to their Shares.

  ADS holders will not have the right to dissent from the merger and receive payment of the fair value of the Shares underlying their ADSs. The ADS depositary will not attempt to exercise any dissenters' rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS depositary to do so. ADS holders wishing to exercise dissenters' rights must surrender their ADSs to the ADS depositary, pay the ADS depositary's fees required for such surrender, provide instructions for the registration of the corresponding Shares in the Company's register of members, and certify that they have not given, and will not give, voting instructions as to the ADSs (or alternatively, they will not vote the Shares) before the close of business in New York City on [    •    ], 2014, and become registered holders of Shares by the close of business in the Cayman Islands on [    •    ], 2014. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters' rights with respect to the Shares under Section 238 of the Cayman Companies Law.

  We encourage you to read the section of this proxy statement entitled "Dissenters' Rights" beginning on page 115 as well as "Annex C—Cayman Companies Law (2013 Revision) of the Cayman Islands—Section 238" to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters' rights.

Q:    If I own ADSs and seek to exercise dissenters' rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:
If you own ADSs and wish to exercise dissenters rights, you must surrender your ADSs at the ADS depositary's office at 101 Barclay Street, New York, New York 10286. Upon your payment of its fees, including the applicable ADS cancellation fee ($0.05 per ADS being cancelled) and any applicable taxes, and a certification that you have not given, and will not give, voting instructions to the ADS depositary in respect of the ADSs being cancelled (or, alternatively, that you will not vote the Shares), the ADS depositary will arrange to transfer the Shares in the Company's register of members and will transfer any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder.

  The deadline for surrendering ADSs to the ADS depositary for these purposes is the close of business in New York City on [    •    ], 2014.

  You must become a registered holder of your Shares and deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law, which is attached as Annex C of this proxy statement, for the exercise of dissenters' rights.

Q:    Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:
Yes. To assist in the solicitation of proxies, the Company has engaged Innisfree M&A Incorporated as its proxy solicitor.

Q:    Do any of the Company's directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:
Yes. Some of the Company's directors or executive officers have interests in the merger that may differ from those of other shareholders. Please see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 80 for a more detailed discussion of how some of our Company's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

Q:    How will our directors vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:
Each of our directors who beneficially owns Shares (including Shares represented by ADSs) has informed us that, as of the date of this proxy statement, he or she intends to vote all of his or her Shares in favor of approval and authorization of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger as of the date of this proxy statement, our directors and executive officers beneficially owned, in the aggregate, 933,150 Shares, or, collectively, approximately 0.58% of the outstanding Shares. Please see "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 124 for additional information.

Q:    Who can help answer my questions?

A:
If you have any questions about the merger, if you need assistance in voting your Shares or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Innisfree M&A Incorporated, our proxy solicitor at +1 (412) 232-3651 or toll free at +1 (888) 750-5384.

  In order for you to receive timely delivery of any additional copy of this proxy statement or the enclosed proxy card in advance of the extraordinary general meeting, you must request no later than five business days prior to the extraordinary general meeting.

SPECIAL FACTORS

Background of the Merger

        Events leading to the execution of the merger agreement described in this Background of the Merger occurred primarily in Hong Kong. As a result, Hong Kong time is used for all dates and times given.

        The board of directors and senior management of the Company have been reviewing periodically the Company's long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, the board of directors and senior management also have periodically reviewed strategic alternatives that may be available to the Company and members of the board of directors have been periodically approached by third parties regarding possible strategic transactions involving the Company.

Historical Relationship Between CPI Ballpark and the Company

        CPI Ballpark has been a shareholder of the Company since January 2008 when it, together with other institutional investors, subscribed for Series A convertible redeemable preferred shares issued by the Company. In July 2008, CPI Ballpark, among other institutional investors, participated in the subscription for Series B convertible redeemable preferred shares issued by the Company. In total, CPI Ballpark and Blue Ridge Investments, L.L.C. ("Blue Ridge") (which were indirect subsidiaries of Bank of America Corporation prior to the spin-off of Bank of America Merrill Lynch's Asian private equity business into NewQuest) had invested approximately $95 million in these Company financings prior to the Company's initial public offering (the "IPO") in January 2010. At the time of the IPO in January 2010, CPI Ballpark and Blue Ridge beneficially owned in the aggregate 38,744,395 Shares, which were issued to CPI Ballpark and Blue Ridge upon conversion of preferred shares of the Company (including accrued dividends on such preferred shares) and represented approximately 25% of the Shares then outstanding. In April 2011, in connection with the spin-off of Bank of America Merrill Lynch's Asian private equity business into NewQuest, NewQuest Asia Fund I, L.P. acquired CPI Ballpark and all of the Shares owned by Blue Ridge. NewQuest's beneficial ownership of an aggregate of 38,744,395 Shares (including Shares represented by ADSs), representing approximately 25% of the Shares then outstanding, was reported on its Schedule 13D filed on April 19, 2011.

        In August 2012, as a result of CPI Ballpark's and certain other shareholders' belief that the decline in the Company's share price of more than 95% since the IPO, to less than $0.70 per ADS, was caused by a lack of leadership, poor performance and the absence of a growth strategy of the then board of directors, CPI Ballpark and certain other shareholders (the "voting consortium"), collectively representing approximately 40.8% of the then outstanding Shares entered into a voting agreement and called an extraordinary general meeting of the Company's shareholders to replace certain directors of the Company with a slate of directors nominated by the voting consortium. On September 28, 2012, the extraordinary general meeting of the shareholders was held and shareholders of the Company voted to remove certain directors and to elect to the board of directors the persons nominated by the voting consortium, including one director nominated by CPI Ballpark. The director nominated by CPI Ballpark was one of a total of seven directors on the board of directors at that time and, on October 15, 2012, he was appointed as chairman by the board of directors. The formation of the voting consortium and related matters, including the termination of the voting consortium, were promptly disclosed by CPI Ballpark and the other shareholders through amendments to the Schedule 13D filed with the SEC between August 21, 2012 and October 2, 2012.

        On December 3, 2012, CPI Ballpark and Swiss Re Financial Products Corporation ("Swiss Re") entered into an agreement of purchase and sale, pursuant to which Swiss Re sold 10,114,508 Shares (represented by 3,371,502 ADSs and two Shares) to CPI Ballpark at a price of approximately $0.67 per Share. NewQuest disclosed this transaction in its Schedule 13D filed with the SEC on December 5, 2012. In the Schedule 13D, NewQuest disclosed that CPI Ballpark had entered into this transaction because it believed at the time that the Shares were undervalued, and depending on overall market conditions, other investment opportunities available to CPI Ballpark and its affiliates, and the availability of Shares or ADSs at prices that would make the purchase of additional Shares or ADSs desirable, CPI Ballpark and its affiliates (while reserving for the possibility of selling its Shares or otherwise changing their investment intentions when they deem appropriate) may endeavor to increase their position in the Company through, among other things, the purchase of Shares or ADSs on the open market or in private transactions or otherwise, on terms that are deemed advisable by CPI Ballpark and its affiliates. Following the Swiss Re transaction, NewQuest beneficially owned an aggregate of 48,858,903 Shares (including Shares represented by ADSs), representing approximately 30% of the Shares then outstanding.

        Prior to and following the Swiss Re transaction, NewQuest continued from time to time to evaluate its investment in the Company by considering, among other things, whether to reduce, increase or maintain CPI Ballpark's shareholding and other potential investment opportunities relating to the Company, including possible transactions involving third parties that had approached NewQuest and expressed interests in the Company. NewQuest had preliminary and separate discussions with two strategic parties, which are privately-held companies operating in the same industry as the Company (referred to as "Bidder A" and "Bidder B") regarding potential investments in the Company. Following introductions between Bidder A and the Company and NewQuest that were initiated by Bidder A's financial advisor in November 2012 at the Company's annual general meeting, Bidder A entered into a confidentiality agreement with the Company in January 2013 and engaged the Company and NewQuest in preliminary discussions regarding potential investment opportunities. The confidentiality agreement entered into between the Company and Bidder A, among other things, restricts the ability of the Company to disclose the identity of Bidder A in this proxy statement. An investment bank had introduced NewQuest to Bidder B in June 2011 and in subsequent discussions, Bidder B had expressed to NewQuest its interest in a transaction involving the Company. NewQuest informed the then management of the Company about Bidder B's interests in the Company. In March 2013, Bidder B and an affiliate of NewQuest entered into a mutual nondisclosure agreement in order for the parties to evaluate a possible transaction involving Bidder B and NewQuest's investment in the Company and other possible transactions with the Company. These discussions with Bidder A and Bidder B were of a preliminary nature and did not lead to any firm offer or proposal for, or any in-depth discussions relating to the terms of, any understanding or agreement with respect to any specific transactions.

        On July 3, 2013, in connection with Vicis Capital Master Fund's ("Vicis") desire to exit its position in the Company to meet certain liquidity needs, CPI Ballpark and Vicis entered into a purchase agreement, pursuant to which Vicis sold its investment in the Company to CPI Ballpark in the form of (i) 3,918,666 Shares at a price of approximately $0.77 per Share, (ii) an option to purchase an additional 34,959,893 Shares owned by Vicis at exercise prices ranging from approximately $0.83 to $1.15 per share depending on the date of exercise (the "Vicis Option"), and (iii) a warrant to acquire 10,004,157 Shares that was issued by the Company at an exercise price of $1.15 per share, which warrant expired on December 31, 2013 (the "Vicis Warrant"). As a result of this purchase, CPI Ballpark acquired beneficial ownership of all of Vicis' holdings in the Company, increasing CPI Ballpark's beneficial ownership in the Company from approximately 30% to approximately 56.8% (assuming exercise of the Vicis Option and the Vicis Warrant). On the same day, NewQuest filed an amendment to its Schedule 13D disclosing the purchase and its beneficial ownership of an aggregate of 97,741,619 Shares, representing approximately 56.8% of the Shares then outstanding. NewQuest entered into this transaction with Vicis because it believed that the price offered by Vicis in connection with Vicis' plan to exit its investment in the Company was compelling. The transaction was structured as the purchase of an option because, at the time, NewQuest did not have the required internal approvals to complete the entire purchase. NewQuest had not, at that time, determined to pursue a potential going private transaction, had not sought to obtain (and did not have) internal approvals required to submit any going private proposal to the Company, and did not have either the funds or financing commitments necessary to pursue such a transaction. Additionally, following the transaction with Vicis, NewQuest did not have control of the Company's board of directors and CPI Ballpark's acquisition of Vicis' Shares did not result in NewQuest having secured the votes necessary to approve a merger transaction under Cayman Companies Law, which requires a merger to be approved by the board of directors of a Caymans Island company and by the company's shareholders representing two-thirds of the votes present and voting at the shareholders' meeting.

        Subsequent to the July 3, 2013 transaction, CPI Ballpark and Vicis mutually agreed to reduce the exercise price for the Vicis Option if CPI Ballpark would exercise a portion of the option on or before July 31, 2013. On July 31, 2013, CPI Ballpark exercised the Vicis Option for 28,000,000 Shares (representing approximately 17.3% of the Company's outstanding Shares) at an exercise price of approximately $0.70 per share. CPI Ballpark did not exercise the entire Vicis Option because, at that time, it had not received confirmation that it would be able to do so without obtaining certain PRC regulatory approvals. In connection with such exercise, Vicis and CPI Ballpark agreed to amend the Vicis Option to provide for the exercise of the remaining 6,959,893 Shares held by Vicis at an exercise price of (a) approximately $0.75 per share, if the option was exercised on or before September 30, 2013, and (b) $1.00 per share, if the option was exercised after September 30, 2013, but on or before April 3, 2014. On the same day, NewQuest filed an amendment to its Schedule 13D to reflect its partial exercise of the Vicis Option. NewQuest's beneficial ownership reported on its Schedule 13D amendment remained at 56.8%, unchanged from the beneficial ownership reported on its Schedule 13D amendment filed on July 3, 2013.

        On September 24, 2013, following the receipt of (a) legal advice that the option exercise did not require prior PRC regulatory approvals, and (b) proceeds from the sale of a portfolio investment by its affiliated fund, which could be used for the option exercise, CPI Ballpark exercised the remaining portion of the Vicis Option for 6,959,893 Shares (representing approximately 4.3% of the Company's outstanding Shares) at an exercise price of $0.75 per share. On the same day, NewQuest filed an amendment to its Schedule 13D to reflect its exercise of the remaining portion of the Vicis Option. NewQuest's beneficial ownership reported on its Schedule 13D amendment was 56.8%, unchanged from the beneficial ownership reported on its Schedule 13D amendment filed on July 3, 2013.

        On December 31, 2013, the Vicis Warrant expired without any exercise by CPI Ballpark. On January 3, 2014, NewQuest filed an amendment to its Schedule 13D to disclose the expiration of the Vicis Warrant. NewQuest's beneficial ownership reported on its Schedule 13D amendment was 54.1%, adjusted for the expiration of the Vicis Warrant.

The Going Private Proposal, Formation of the Special Committee and Events Leading to Execution of the Merger Agreement

        In order for NewQuest to submit a preliminary, non-binding offer to the Company to acquire Shares not already owned by CPI Ballpark, it required approval of its limited partner advisory committee under the terms of NewQuest's limited partnership agreement and financing support from certain limited partners. Following its evaluation of various alternatives in respect of CPI Ballpark's investment in the Company, in late August 2013, NewQuest decided to seek the required approval of its limited partner advisory committee and a financing support letter from certain limited partners, which were received on September 3, 2013 and September 4, 2013, respectively. On September 4, 2013, CPI Ballpark submitted a preliminary, non-binding proposal to the board of directors to acquire all of the outstanding Shares not owned by CPI Ballpark for $0.99 per Share and $2.97 per ADS, in cash, subject to certain conditions (the "Going Private Proposal"). In its proposal, CPI Ballpark stated that, among other things: (a) it would be the sole sponsor for the proposed going private transaction; (b) it expected that the transaction would be financed with a combination of capital from its affiliated funds and additional financing to be finalized with its financing partners; (c) it believed that it was prudent and in the best interests of the Company for the Company's board of directors to form a special committee of independent directors to consider the proposed transaction; and (d) it had engaged Weil, Gotshal & Manges LLP ("Weil") as its legal counsel in connection with the proposed transaction. The Going Private Proposal also made clear that CPI Ballpark was interested only in acquiring the Shares that it did not already beneficially own and which were not expected to be rolled over in connection with the transaction, and did not have any current intention to sell its stake in the Company to a third party. The Going Private Proposal was subject to (i) CPI Ballpark obtaining fully committed financing necessary to complete the proposed transaction, (ii) CPI Ballpark completing its due diligence review, (iii) CPI Ballpark and a special committee of independent directors of the Board reaching agreement on terms of the definitive agreements necessary to effect the proposed transaction, and (iv) shareholders of the Company approving the proposed transaction by at least a two-thirds majority of the votes cast.

        On the same day, the Company issued a press release regarding its receipt of the Going Private Proposal and the transaction proposed therein, and furnished the press release as an exhibit to its Current Report on Form 6-K. Also on the same day, NewQuest filed with an amendment to its Schedule 13D announcing the submission of the Going Private Proposal to the board of directors. NewQuest's beneficial ownership reported on its Schedule 13D amendment was 56.8%, unchanged from the beneficial ownership reported on its Schedule 13D amendment filed on July 3, 2013.

        On September 5, 2013, the board of directors held a meeting to discuss, among other things, the Going Private Proposal. At this meeting, O'Melveny & Myers LLP ("O'Melveny"), the Company's outside legal counsel, provided the board of directors with an overview of the procedures, process and duties of directors under applicable law in connection with the Going Private Proposal, including various "best practices" for boards of directors when considering similar transactions, including the desirability of establishing a committee of independent directors to evaluate the Going Private Proposal given the inherent conflicts of interest that may arise from the involvement of CPI Ballpark, the Company's largest shareholder, in the Going Private Proposal. At the meeting, the board of directors determined it was in the best interests of the Company to form a special committee consisting of directors who were independent of, and unaffiliated with, NewQuest and were not employees of the Company or any of its subsidiaries. Thereafter, O'Melveny provided an overview of the Going Private Proposal and Mr. Amit Gupta, the chairman of the board of directors, disclosed his interests in the Going Private Proposal, including the fact that he is a director on the board of CPI Ballpark and a co-founder, partner and Chief Operating Officer of NewQuest Capital Partners, an affiliate of the NewQuest Funds. At this meeting, the board of directors discussed the various qualifications of the members of Company's board of directors to serve on the special committee, including whether certain directors were sufficiently independent for purposes of serving on the special committee. The meeting was adjourned without appointing any members to the special committee.

        On September 6, 2013, members of the board of directors (other than Mr. Gupta, who recused himself from the meeting) held a subsequent meeting to identify and appoint qualified independent directors to serve on the special committee that it had resolved to create at the meeting held on the previous day. At this meeting, O'Melveny summarized the contents of various materials that they had provided to the board of directors earlier, including (i) key principles for determining "independence" for members of a special committee, (ii) legal principles for members of a special committee evaluating a "conflict" transaction, and (iii) special committee "best practices" in a going-private transaction. After deliberations regarding the qualification of various directors of the Company to serve on a special committee, whether such directors' activities and associations outside their office presented any potential for an actual or perceived conflict of interest, the board of directors (other than Mr. Gupta) passed a resolution appointing Ms. Moonkyung Kim, Mr. Allard Nooy and Mr. Jui Kian Lim as members of the special committee, with Ms. Kim designated as its chairperson.

        Beginning on September 6, 2013, the special committee began interviewing and considering proposals from various prospective U.S. legal advisers, following which process it determined to retain

Davis Polk & Wardwell ("Davis Polk") as its U.S. legal adviser and formally executed an engagement letter with Davis Polk on September 10, 2013.

        Between September 11, 2013 and September 14, 2013, the special committee interviewed four global investment banks which had submitted their qualifications and fee proposals to act as the special committee's financial adviser. After deliberation on the experience, qualifications and reputations of each of the potential financial advisers, the special committee decided to engage Houlihan Lokey (China) Limited ("Houlihan Lokey") as its financial adviser and authorized Davis Polk to negotiate an engagement letter with Houlihan Lokey on behalf of the special committee. The special committee's decision to appoint Houlihan Lokey as its financial adviser was based on, among other factors: (a) Houlihan Lokey's extensive experience in going private transactions, strong reputation, excellent credentials of the deal team and significant involvement of the senior members of the team; (b) Houlihan Lokey had made the most detailed presentation to the special committee, providing relevant market studies and Company specific information; and (c) Houlihan Lokey's competitive fee proposal. In connection with the special committee's retention of Houlihan Lokey, Houlihan Lokey disclosed the engagement of Houlihan Lokey Capital, Inc., an affiliate of Houlihan Lokey, by Vicis regarding, among other things, Vicis's potential divestment of its interest in Company securities, which engagement was staffed by a separate team of Houlihan Lokey Capital, Inc. employees. The special committee waived any potential conflict of interest arising from the engagement of Houlihan Lokey Capital, Inc. by Vicis. Houlihan Lokey informed the special committee that Houlihan Lokey Capital, Inc. was not directly involved in the sale of Vicis's Company securities; however, under the terms of its engagement, Houlihan Lokey Capital, Inc. may receive a fee from Vicis relating to such sale, separate and apart from the fees Houlihan Lokey will earn from the Company relating to its engagement by the special committee.

        On September 14, 2013, the board of directors adopted a special committee charter providing the special committee a broad mandate of authority to, among other things: (i) consider, review and evaluate the terms and conditions of the Going Private Proposal or any alternative transaction, including negotiating the definitive agreement or agreements; (ii) advise the board of directors of the Company whether the Going Private Proposal or any alternative transaction was advisable and fair to, and in the best interests of, the Company and its unaffiliated security holders; (iii) negotiate the terms of the Going Private Proposal or any alternative transaction; (iv) recommend to the board of directors what action, if any, should be taken by the Company with respect to the Going Private Proposal or any alternative transaction; and (v) retain such legal counsels, financial advisors, consultants and other agents as the special committee from time to time deem necessary, appropriate or advisable. The board of directors further resolved that it would not approve any transaction or otherwise recommend a transaction for approval by the Company's shareholders without a prior favorable recommendation of such transaction by the special committee.

        On September 17, 2013, Davis Polk engaged Walkers ("Walkers") to act as the special committee's outside counsel for matters relating to Cayman Islands law.

        On September 23, 2013, the special committee and Houlihan Lokey formally executed an engagement letter.

        On September 25, 2013, the Company issued a press release announcing the establishment of the special committee, the appointment of Ms. Kim as its chairperson, and that the special committee had engaged Houlihan Lokey as its financial adviser and Davis Polk as its legal counsel to assist the special committee in evaluating the Going Private Proposal and any alternative transactions, and furnished the press release as an exhibit to its Current Report on Form 6-K.

        Following negotiations between Davis Polk and Weil, on September 25, 2013, the Company, through the special committee entered into a confidentiality agreement with NewQuest Capital Advisers (HK) Limited, a wholly owned subsidiary of and sub-advisor to NewQuest Capital

Management (Cayman) Limited, which is the manager for the NewQuest Funds. Thereafter, NewQuest commenced its financial, accounting and legal due diligence investigation of the Company.

        On September 25, 2013, at the request of a financial investor in Bidder A and Bidder A's legal counsel, NewQuest attended a meeting with this financial investor and Bidder A's legal counsel. At this meeting, it was indicated to NewQuest that Bidder A was interested in participating with NewQuest in the transactions contemplated by the Going Private Proposal. In response, the representative of NewQuest at the meeting noted that NewQuest would be concerned with any factors that could adversely impact deal certainty, including Bidder A's potential financing requirements and its regulatory and shareholder approvals that may be implicated in any transaction involving Bidder A.

        On October 3, 2013, NewQuest informed the special committee of its meeting with representatives of Bidder A on September 25, 2013 by written communication sent by Weil, stating that, at that point, NewQuest did not expect that additional financing would be required in connection with its proposed transaction and would want to carefully evaluate whether any participation or involvement by Bidder A may delay the transaction process between NewQuest and the special committee or affect the deal certainty that NewQuest expected to be able to deliver on its own. This email further stated that, as requested by Bidder A, NewQuest may engage in further discussions with Bidder A's representatives, shareholders and advisers to better understand the terms of any concrete proposal that they were able to put forward.

        On October 8, 2013, the special committee held a telephonic meeting with Davis Polk and Houlihan Lokey to discuss the information provided by NewQuest regarding its contacts with Bidder A. At this meeting, after discussion with its advisers, the special committee decided to request that NewQuest discontinue any current discussions with Bidder A, given the standstill provision contained in the confidentiality agreement between Bidder A and the Company. The special committee further determined that if Bidder A would like to request a waiver to the standstill provision, Bidder A should make this request directly to the special committee and the special committee would consider such request on its merits and in the best interests of the shareholders of the Company. The special committee authorized Davis Polk to communicate these decisions to NewQuest and Weil, which it did on the same day. When Bidder A's legal counsel again contacted NewQuest in the following days, NewQuest informed Bidder A that the special committee had instructed NewQuest not to engage with Bidder A to discuss any potential transactions.

        On October 13, 2013, Houlihan Lokey was contacted by Bidder B's legal counsel, requesting that representatives of Bidder B meet with the special committee on October 18, 2013 and indicating that Bidder B was planning to make a proposal to the special committee with respect to an alternative transaction.

        On October 17, 2013, the special committee met with Houlihan Lokey, Davis Polk and Walkers, in Davis Polk's offices. At this meeting, among other things: (a) Davis Polk provided the special committee with an overview of the customary roles and obligations of the special committee with respect to its evaluation of the Going Private Proposal and any alternative transactions, as well as the general process and disclosure obligations in connection with any going-private transaction under U.S. securities laws; (b) Walkers provided the special committee with an overview regarding the process of and the key issues in a Cayman Islands statutory merger and the directors' fiduciary duties under Cayman Islands law, including with respect to the running of a market check process; and (c) Houlihan Lokey provided the special committee with an overview of the general process for a going-private transaction, an update on the process which Houlihan Lokey had established to commence its fairness analysis with respect to the Going Private Proposal, predicated upon the receipt of final financial projections by Company management, and a briefing on the communications it had received from representatives of Bidder B regarding an alternative transaction. After further discussion with its advisers, the special committee instructed Houlihan Lokey to commence compiling a list of potential bidders for the Company which could be contacted in a market check process to evaluate the general level of investor interest in an alternative transaction, in order to benchmark the price offered in the Going Private Proposal and to explore any alternative transactions that may offer a greater value to the security holders of the Company which were unaffiliated to NewQuest and may be in the best interests of the Company, before the special committee commenced engaging in negotiations with NewQuest with respect to the Going Private Proposal. The special committee also authorized Davis Polk and Houlihan Lokey to meet with representatives of Bidder B to receive and discuss its proposal with respect to an alternative transaction.

        On October 18, 2013, Davis Polk and Houlihan Lokey met with representatives of Bidder B's financial investors and its legal counsel in Davis Polk's offices. At this meeting, the representatives of Bidder B delivered a preliminary, non-binding proposal by Bidder B to acquire all of the outstanding Shares (including Shares represented by ADSs) or make tender offer for the Shares with a minimum acceptance condition of 50.1% of the total outstanding Shares for $3.25 per ADS, in cash, subject to Bidder B's due diligence investigation of the Company. At this meeting, Bidder B's legal counsel put forth its view that NewQuest had not complied with Rule 13e-3 under the Exchange Act ("Rule 13e-3"), in connection with its prior acquisition of Shares in 2013. Bidder B's counsel cited the enforcement proceeding and settlement order initiated by the SEC in In the Matter of William A. Wilkerson and the Phoenix Group of Florida, Inc., SEC Release 34-48703 (October 27, 2003) ("Wilkerson"), and put forth its view that the circumstances of NewQuest's prior acquisition were "square on the facts" with Wilkerson. Bidder B's counsel stated that the special committee should consider the possibility of any resulting enforcement or other actions by the SEC in its evaluation of the Going Private Proposal.

        On October 21, 2013, the special committee held a telephonic meeting with Davis Polk and Houlihan Lokey to discuss the meeting with Bidder B's representatives. At this meeting, Davis Polk summarized the terms of Bidder B's acquisition proposal and the statements made by Bidder B's counsel regarding its view that NewQuest had not complied with Rule 13e-3 and the applicability of Wilkerson to any transaction contemplated by the Going Private Proposal. After discussion with its advisers, the special committee determined that, irrespective of the merits of Bidder B's allegations relating to U.S. securities law matters, Bidder B should be permitted to commence due diligence on the Company in order for it to confirm its offer and instructed Davis Polk to prepare and commence negotiating a confidentiality agreement between Bidder B and the Company (containing appropriate protections for competitively sensitive information, given Bidder B's status as a strategic competitor of the Company). At this meeting, the special committee also authorized Davis Polk to contact Weil and O'Melveny to obtain their views with respect to the U.S. securities laws matters that had been raised by Bidder B's counsel.

        On October 22, 2013, Davis Polk sent a draft confidentiality agreement to Bidder B's counsel and thereafter commenced negotiating this agreement.

        On October 22, 2013, Davis Polk held separate telephonic meetings with Weil and O'Melveny to discuss the U.S. securities laws matters that had been raised by Bidder B's counsel. Between October 22, 2013 and October 28, 2013, Davis Polk had separate discussions with Weil and O'Melveny regarding these matters. In the discussions between Davis Polk and O'Melveny, O'Melveny noted that the Rule 13e-3 analysis would be largely dependent on the relevant facts and circumstances of the transaction at issue and that their initial assessment, without the benefit of knowing the relevant facts and circumstances, was that CPI Ballpark's exercise of the Vicis Option in July and September 2013 could elicit questions regarding the relevant facts from the staff of the SEC during the comment process if and when a Schedule 13E-3 was filed in connection with the Going Private Proposal. In the discussions between Davis Polk and Weil, Weil discussed that Bidder B's allegations did not take into account the relevant facts surrounding CPI Ballpark's purchase of the Shares owned by Vicis (which are described above under "—Historical Relationship between CPI Ballpark and the Company"), which facts are distinguishable from those relevant to the transactions cited in Wilkerson. At NewQuest's instruction, Weil also reiterated NewQuest's position that it would not be interested in selling its Shares to Bidder B.

        On October 29, 2013, the special committee held a telephonic meeting with Davis Polk and Houlihan Lokey. At this meeting, Houlihan Lokey informed the special committee that they had identified approximately 90 potential bidders, described the criteria which they had used in selecting potential bidders, and summarized the proposed process, steps and timeline for the conduct of the market check. At this meeting, Davis Polk provided an overview of the advice previously provided by Walkers to the special committee regarding the duties of the directors regarding the conduct of the market check. The members of the special committee asked its legal and financial advisers various questions regarding the proposed market check including timelines, process and the protection of the Company's competitively sensitive information with respect to the involvement of any direct competitors of the Company in the market check. At this meeting, the special committee and its advisers discussed the merits of the special committee engaging a tax adviser to advise it with respect to the tax implications of various possible structures for any alternative transaction, including any potential asset sale versus a sale of Shares. After further discussion, the special committee authorized Davis Polk and Houlihan Lokey to prepare a process letter to be sent to the shortlisted potential bidders in connection with the market check and decided to appoint a tax adviser after the completion of the market check to advise the special committee on the tax implications of any bids which had been submitted.

        On November 4, 2013, the special committee held a telephonic meeting with Davis Polk and Houlihan Lokey to discuss the process letter and the updated list of potential bidders in connection with the market check. After questions by the special committee and further discussion, the special committee, with the advice of Houlihan Lokey, concluded that the market check would reasonably cover the pool of potential buyers who may have an interest in pursuing an alternative transaction with the Company. At this meeting, the special committee authorized Houlihan Lokey to commence the market check process.

        On November 4, 2013, the Company provided to Houlihan Lokey certain financial projections for the years ending December 31, 2013 through December 31, 2018. See "Certain Financial Projections" for additional information.

        On November 5, 2013, following negotiations between Davis Polk and Bidder B's legal counsel, the Company through the special committee entered into a confidentiality agreement with Bidder B, which included appropriate protections for competitively sensitive information, given Bidder B's status as a strategic competitor of the Company and a standstill. In addition, the confidentiality agreement entered into between the Company and Bidder B restricts the ability of the Company to disclose the identity of Bidder B in this proxy statement. Thereafter, Bidder B commenced its financial, accounting and legal due diligence investigation of the Company. During the remainder of November 2013, Davis Polk and Bidder B's legal counsel held numerous telephonic meetings to discuss and coordinate due diligence matters.

        On November 7, 2013, the market check was formally commenced when Houlihan Lokey began sending the process letter to 89 potential bidders (including 43 strategic bidders and 46 financial bidders), as authorized by the special committee. Bidder A was also sent a process letter on November 7, 2013. The process letter included a deadline of December 9, 2013 for bidders to submit their preliminary indications of interest based on publicly available information with respect to an alternative transaction with the Company.

        On November 12, 2013, Davis Polk, Weil and the general counsel of NewQuest met in Weil's offices to discuss their respective analyses of the application of Rule 13e-3 and Wilkerson to NewQuest's prior acquisition of Shares in 2013. At this meeting, Davis Polk and Weil each concluded that the facts of Wilkerson were distinguishable from the facts of the relevant NewQuest Share acquisitions.

        On November 12, Houlihan Lokey had a call with Company management to conduct due diligence on the Company's business and financial projections received on November 4, 2013.

        On November 15, 2013, the special committee met with Houlihan, Davis Polk and Walkers, in Davis Polk's offices. At this meeting, (a) Houlihan Lokey updated the special committee on the progress of the market check and presented certain financial considerations with respect to the proposed transaction, including the Company's ADS trading history and other market data and implied multiples based on projections for fiscal years 2013 through 2018 prepared by the Company's management and publicly available information, and in discussing the financial considerations presented by the representatives of Houlihan Lokey, the special committee discussed the criteria for selecting the different groups of companies included in the list of selected companies and the transactions included in the list of selected transactions, (b) Walkers presented an overview to the special committee on the availability of dissenters' rights and the required procedures under the Cayman Companies Law for exercising dissenters' rights and various alternative structures that may be possible with respect to the Company under Cayman Islands law, and (c) Davis Polk summarized its discussions with Weil and O'Melveny with respect to the application of Rule 13e-3 and Wilkerson to NewQuest's prior acquisition of Shares in 2013 and its conclusion that the facts of those acquisitions were distinguishable from the facts of Wilkerson.

        On November 16, 2013, the special committee received an email from a potential strategic bidder ("Bidder D") indicating interest in participating in the transaction.

        On November 20, 2013, NewQuest sent a letter to the special committee which, among other things: (a) indicated that NewQuest was aware that the special committee had initiated the market check process; (b) informed the special committee that NewQuest did not intend to sell its Shares and would not vote its Shares in favor of any alternative transaction which may require the sale of its Shares; (c) indicated that it believed that proceeding with any sale of the Company through an asset sale or other alternative transaction without the approval of a majority of the Company's shareholders would not be consistent with the directors' fiduciary duties and therefore could be subject to challenge; and (d) expressed NewQuest's desire to ensure that discussions between it and the special committee moved ahead at a swift pace. This letter attached a draft merger agreement and requested that the special committee instruct its advisers to commence negotiation of that draft.

        On November 21, 2013, after discussion with Houlihan Lokey and Davis Polk, the special committee authorized Davis Polk to (a) inform Weil that the special committee would only permit negotiation of a merger agreement after it obtained the initial results of the market check, and (b) inform Bidder B's counsel that Bidder B should complete its due diligence investigation of the Company and submit its best and final bid along with a draft acquisition agreement to the special committee by no later than December 31, 2013. On the same day, Davis Polk sent both of these communications to Weil and Bidder B's counsel, on behalf of the special committee.

        On November 21, 2013 and November, 22, 2013, Houlihan Lokey had calls to further discuss with the Company's management, among other topics, the Company's business operations, financial projections, future development strategy, industry dynamics, and their views on the proposed transaction.

        On November 25, 2013, Davis Polk and Bidder B's legal counsel held a telephonic meeting, which discussed, among other things: (a) Bidder B's due diligence process, including the procedures which would need to be put in place for Bidder B's advisers to receive access to competitively sensitive information, as set forth in the confidentiality agreement between the Company and Bidder B; and (b) the special committee's instruction that Bidder B would have until December 31, 2013 to complete its due diligence investigation of the Company and to make its final and best acquisition proposal. At this meeting, Bidder B's legal counsel asked whether the board of directors of the Company would have the corporate authority to approve a sale of the Company's assets without shareholder approval and whether the board of directors would be bound to approve and/or recommend to the shareholders an alternative transaction which had been recommended by the special committee. Davis Polk responded that, according to the special committee's Cayman Islands counsel, the board of directors of the Company would have the corporate authority to approve a sale of the Company's assets without shareholder approval and that separate board approval would be required for any alternative transaction which had been recommended by the special committee.

        On November 27, 2013, after discussion with Davis Polk, the special committee authorized Davis Polk to (a) reiterate to Bidder B's legal counsel that Bidder B's best and final proposal should be submitted to the special committee no later than December 31, 2013, and (b) provide Bidder B's legal counsel with the list of competitive information under the confidentiality agreement and the form of adviser undertaking for access to such competitive information, in the form which had been prepared by Davis Polk and reviewed and approved by the special committee. On the same day, Davis Polk sent this communication to Bidder B's counsel, on behalf of the special committee.

        On December 6, 2013, Bidder B sent a letter to the special committee, which, among other things, sought permission to print and download certain listed financial information files from the online data room set up by the Company, obtain access to certain additional project sites of the Company, and obtain access to certain competitive information without providing the required advisers' undertaking. This letter requested a copy of the resolutions of the board of directors authorizing the scope and powers of the special committee in order to better understand the power of the board, separate and apart from the special committee to approve or reject an acquisition proposal which had been recommended by the special committee. Further, this letter stated that: (a) Bidder B believed that a "level playing field" would require all bidders to submit their best and final proposals at the same time and provide either all or, alternatively, none of the bidders, with the right to match the highest or best offer after the proposal deadline; (b) if Bidder B was selected as the winning bidder, it expected to promptly execute an exclusivity agreement and negotiate the definitive transaction documents; and (c) if the current process would proceed otherwise, Bidder B may be forced to reconsider whether it would be in a position to submit its best and final offer.

        On December 6, 2013, Bidder A submitted to the special committee in accordance with the market check procedures a preliminary, non-binding proposal to acquire all of the outstanding Shares or make a tender offer (which Bidder A subsequently clarified in response to a question from Houlihan Lokey would have a minimum acceptance condition of one-third of the total outstanding Shares) for $1.1667 per Share or $3.50 per ADS, in cash. In its offer, among other things, Bidder A: (a) outlined its flexibility with respect to the potential structure of the acquisition and the possibility to work with other parties, including NewQuest (including by forming a buyer group to implement an alternative transaction); and (b) stated its expectation of receiving financing supported by a letter of intent from a PRC bank issued to Bidder A. Following Bidder A's submission of its preliminary, non-binding proposal to the special committee, Bidder A's legal counsel contacted NewQuest to inform NewQuest that Bidder A had submitted a proposal to the special committee.

        On December 9, 2013, Bidder C (a financial investor bidder with a focus on infrastructure related assets) submitted to the special committee in accordance with the market check procedures and on a confidential basis a preliminary, non-binding proposal to acquire all of the outstanding Shares or all of the Company's assets for $1.2367 per Share or $3.71 per ADS, in cash, or make a tender offer (which Bidder C subsequently clarified in response to a question from Houlihan Lokey would have a minimum acceptance condition of 10% of the total outstanding Shares) for $1.14 per Share or $3.42 per ADS, in cash. In its offer, Bidder C stated that, among other things: (a) it was not contemplating the formation of a consortium for its minority tender offer proposal, but was willing to consider forming a consortium for its proposal to acquire all of the outstanding Shares or all of the Company's assets, including with existing shareholders of the Company; and (b) the transaction was expected to be financed with a combination of capital from Bidder C's existing internal funds and funds that had already been committed to fund a transaction.

        On December 9, 2013, Bidder D submitted to the special committee in accordance with the market check procedures a preliminary, non-binding proposal to acquire all of the outstanding Shares for $1.05 per Share or $3.15 per ADS, in cash. In its offer, Bidder D stated that, among other things, it expected that the transaction would be subject to financing and Bidder D expected to obtain financing from its relationship banks.

        On December 12, 2013, NewQuest requested a meeting with the special committee to discuss its Going Private Proposal.

        On December 13, 2013, the special committee met with Houlihan Lokey, Davis Polk and Walkers, in Davis Polk's offices. At this meeting, Houlihan Lokey provided an update to the special committee of its financial considerations of the transaction and presented a comparison of each of the proposals received from Bidder A, Bidder C and Bidder D through the market check process, together with the proposal received from Bidder B and the Going Private Proposal. The update to the financial considerations contained similar financial information, including the Company's ADS trading history and other market data and implied multiples based on projections for fiscal years 2013 through 2018 prepared by the Company's management and publicly available information, with publicly available information updated for the passage of time since the last financial considerations presentation on November 15, 2013. The special committee asked various questions of Houlihan Lokey and Davis Polk regarding the comparison of each of the bids received and discussed the process and issues in connection with bid selection and conduct of due diligence by potential bidders. At this meeting, the special committee discussed the deadline for the final offer from Bidder B and Bidder B's due diligence and special committee authority related requests. The special committee decided on the need to maintain the existing bid deadline for Bidder B and protective measures in the due diligence process, and authorized Davis Polk to communicate this to Bidder B together with providing the requested extracts of the board resolutions establishing the special committee's authority. At this meeting, the special committee decided to accept NewQuest's invitation to meet with the special committee and discuss the Going Private Proposal. Also, at this meeting, the special committee and its advisers discussed the need for the special committee to obtain advice from a tax adviser to evaluate any sale of assets and distribution of proceeds to the Company's shareholders as an alternative transaction structure, and discussed the feasibility of such alternative transaction structures with its advisers. The special committee instructed Houlihan Lokey and Davis Polk to speak directly with the tax department of a big four accounting firm (the "Tax Adviser"), regarding the preparation of a tax analysis of sale of assets and distribution of proceeds to shareholders, to enable the special committee to evaluate this potential acquisition structure. On December 30, 2013, the special committee, on behalf of the Company entered into an engagement agreement with the Tax Adviser.

        On December 16, 2013, Davis Polk communicated the special committee's response to Bidder B's letter dated December 6, 2013 to Bidder B's counsel, as authorized in the December 13, 2013 meeting with the special committee.

        Also on December 16, 2013, the special committee, Houlihan Lokey and Davis Polk met with NewQuest and Weil, in Davis Polk's offices, to discuss the Going Private Proposal. During this meeting, the special committee indicated to NewQuest that it had received a number of alternative acquisition proposals with an offer price higher than the $0.99 per Share or $2.97 per ADS being offered by NewQuest and asked that NewQuest increase its offer price if it wished to commence negotiation of a merger agreement.

        On December 18, 2013, Davis Polk and Bidder B's counsel held a telephonic meeting to discuss the special committee's response to Bidder B's letter dated December 6, 2013. At this meeting, Davis Polk and Bidder B's counsel discussed limiting Bidder B's request for access to competitively sensitive information to limited financial information which was relevant to confirmation of Bidder B's valuation analysis. At this meeting, Bidder B's counsel stated that given some delay in Bidder B's due diligence effort and, in light of the holidays, it was possible that Bidder B may be delayed by a few days after the December 31, 2013 deadline. Davis Polk responded that the special committee was specifically focused on that deadline and may consider a bid received after that date to be non-qualifying. At this meeting, Davis Polk informed Bidder B's counsel that some of the bids received by the special committee had contemplated a minority stake acquisition (i.e., a transaction in which NewQuest does not agree to participate) as an alternative to the acquisition of all or a majority of the Shares and on behalf of the special committee invited Bidder B to submit its own minority acquisition alternative when it submitted its best and final bid on or before December 31, 2013. Davis Polk further stated that if a minority stake acquisition was something Bidder B wished to consider, its bid should describe its proposed structure for a minority acquisition, the minimum acceptance condition and specifically what (if any) minority shareholder rights Bidder B would be seeking from the Company in connection with such acquisition and Bidder B should assume that it would not receive any contractual minority rights from CPI Ballpark in any such transaction.

        On December 19, 2013, NewQuest provided to the special committee an update to the Going Private Proposal and indicated that it was prepared to offer $1.07 per Share or $3.21 per ADS, in cash, subject to agreement on certain key terms of its proposed merger agreement with the Company. These key terms included the following: (a) no closing condition requiring "majority of the minority" approval of the merger by the unaffiliated security holders; (b) 100% equity financing, with the NewQuest Funds to provide customary equity commitment letters, and no debt or other third party financing; (c) potential rollover of up to 10% of the outstanding Shares to be determined by NewQuest and subject to its agreement on terms of any rollover arrangement with any potential rollover shareholders; (d) all vested share options with exercise prices that are less than the merger consideration to be cashed out, with the holders entitled to receive the spread value for each such option based on the merger consideration; (e) a no "material adverse effect" closing condition; (f) Company termination fee equal to 3% of the equity value of the Company (calculated by multiplying the total number of issued and outstanding Shares by the merger consideration), payable by the Company on termination to accept a superior proposal, make a change in recommendation of the board of directors, for uncured breach by the Company, or closing of an alternative transaction within one year after termination of the merger agreement for failure to receive the shareholder approval or expiration of the end date; and (g) Parent termination fee equal to the Company termination fee, payable by Parent on termination for uncured breach by Parent or Merger Sub or failure of Parent to close within specified period after satisfaction of closing conditions. In its update, NewQuest indicated that it was prepared to engage the special committee in further discussions regarding a potential further increase in its offer price solely on the basis and with the understanding that the special committee would immediately commence the negotiation of the key merger agreement terms, such that the parties would be in a position to finalize a definitive merger agreement by January 10, 2014. NewQuest's revised proposal stated that if the special committee determined that it was not in a position to engage with NewQuest on the foregoing basis, NewQuest would need to re-evaluate its proposal, including whether or not to continue to pursue it in the manner outlined in the Going Private Proposal.

        On December 19, 2013, the special committee, Houlihan Lokey and Davis Polk held a telephonic meeting in which, among other things, the special committee: (a) instructed Davis Polk to work to further narrow the legal due diligence list(s) provided by Bidder B's counsel to critical valuation items (with Bidder B to be permitted to reserve remaining applicable items for confirmatory due diligence if selected as the preferred bidder); (b) reaffirmed the December 31, 2013 deadline for receipt of Bidder B's bid; (c) instructed Houlihan Lokey to request that Bidder A and Bidder C describe in further detail the structure of its proposed acquisition of a minority stake and the specific minority shareholder rights it would expect to receive from the Company in such a transaction, and request that Bidder A describe in further detail the nature of the financing commitments it expected to receive by January 31, 2014 as referred to in its proposal; (d) decided to eliminate Bidder D from the market check process, based on the special committee's consideration of Bidder D's proposal and its supplemental responses that it was only interested in the acquisition of all of the outstanding Shares and the fact that Bidder D's offer price of $3.15 per ADS was below the price of $3.21 per ADS that NewQuest would be prepared to offer; (e) determined that, given upcoming travel schedules and holidays and in order to reduce strain on the Company's management, and pending receipt of the further requested information, the decision on whether due diligence access would be granted to Bidder A and/or Bidder C would be deferred until January 3, 2014; and (f) discussed the update to the Going Private Proposal received from NewQuest (including the key merger agreement terms outlined in the update) with its advisers.

        During the following week, Houlihan Lokey contacted each of Bidder A, Bidder C and Bidder D to communicate the applicable instructions and decisions of the special committee described in (c), (d) and (e) in the paragraph above. In response, Bidder C submitted an extensive list of minority rights, including proportionate representation on the board of directors, continuation of the current number of independent directors to "break the tie" and preserve the minority shareholder interests, pre-emptive rights on equity or equity-linked issuances (including at asset level entities but subject to customary exceptions), no disproportionate treatment covenants and approval rights over a large range of value protective and business/operational matters, and Bidder A indicated that it would be seeking proportionate representation on the board of directors, pre-emptive rights on share issuances (subject to customary exceptions) and no disproportionate treatment and non-arms' length related party transactions covenants. In relation to its proposed financing, Bidder A stated that it intended to secure a standby letter of credit from an onshore PRC bank which had provided a letter of intent for up to RMB500 million (approximately $82 million) credit facility, and to use the standby letter of credit as security to obtain a U.S. dollar credit facility from an offshore lender in order to finance the transaction. On December 26, 2013 Houlihan Lokey informed Bidder D, on behalf of the special committee, that after careful deliberation by the special committee, Bidder D's offer had been considered inadequate and had been rejected by the special committee.

        On December 20, 2013, Davis Polk sent an email to Bidder B's counsel reaffirming that the December 31, 2013 bid deadline was a hard deadline and a bid received after that date would be treated as a non-qualifying bid and rejected by the special committee and requesting that Bidder B send its revised due diligence list of only those outstanding items which were critical to its valuation analysis.

        On December 20, 2013, Davis Polk sent an email to Weil containing the special committee's response to NewQuest's update to the Going Private Proposal, which stated that, among other things: (a) the price of $1.07 per Share or $3.21 per ADS was inadequate and was materially below other bids received by the special committee; (b) any transaction should be subject to "majority of the minority" approval of the merger by the unaffiliated security holders; (c) the Company should be a third party beneficiary of the equity commitment letter to be provided by the Sponsors with a right of specific performance; (d) the rollover terms and identity of any rollover shareholders, including the number of Shares covered by any rollover agreement, should be subject to prior approval by the special committee; (e) the no "material adverse effect" condition to contain broad customary exceptions; (f) there should be no "force the vote" if the board of directors changed its recommendation of the merger; (g) the special committee should be permitted to continue discussions with other current bidders after signing of a merger agreement with NewQuest under a "go-shop" arrangement and the special committee should be permitted to waive any standstill if required by fiduciary duties; (h) the definition of "superior proposal" which would permit the board of directors to terminate the merger agreement and accept such proposal should include a proposal to acquire a minority stake in the

Company at a price higher than the price agreed with NewQuest; (i) the Company termination fee should be 2% of the transaction value (calculated as the total cash merger consideration to be paid by NewQuest) or 1% of transaction value if the merger agreement is terminated under the "go shop"; (j) the Parent termination fee should be three times the Company termination fee; (k) the merger agreement should provide protection to the unaffiliated security holders in the event that the merger agreement is terminated due to the non-satisfaction of a regulatory requirement (including any required approval or clearance of any governmental authority) due to any actions or inactions of NewQuest; (l) NewQuest should agree to provide customary covenants regarding maintenance of employee benefits; and (m) each party should be able to seek specific performance of the merger agreement.

        On December 24, 2013, Weil sent a reply to Davis Polk, which stated that, among other things: (a) NewQuest was prepared to engage in discussions regarding an increase of its offer price on the basis outlined in the meeting of December 16, 2013; (b) NewQuest's proposal offered transaction certainty that could not be matched by any other potential offer; (c) applicable law does not require shareholder approval by "majority of the minority" and that NewQuest would not agree to any transaction with such a requirement; (d) NewQuest's agreement that the Company would be a third party beneficiary of the equity commitment letter to be provided by the Sponsors with a right of specific performance; (e) NewQuest's agreement to disclose the identity of any rollover shareholder(s) and the terms (including number of rollover shares) of any rollover arrangements and that NewQuest had not, at that time, reached any agreement with any rollover shareholder(s); (f) NewQuest's acceptance of the proposed "material adverse effect" exceptions; (g) NewQuest's requirement for customary "force the vote" provisions; (h) NewQuest would not proceed on any transaction with a "go-shop" for any bidders, however if any bidder made a "superior proposal," the Company would be able to change its recommendation or terminate the merger agreement pursuant to its "fiduciary-out" provisions; (i) "superior proposal" would not include any proposal to acquire a minority stake, as third parties are free to make open market purchases or a tender offer for a minority stake regardless of the merger agreement to the extent that they are not prohibited by a standstill; (j) subject to the special committee's agreement with NewQuest's positions on "majority of the minority," "go shop" and the scope of "superior proposal," NewQuest was prepared to consider a termination fee that is lower than 3% of equity value; (k) NewQuest willingness to consider a Parent termination fee of up to 1.5 times the Company termination fee; (l) NewQuest's willingness to accept a shortened end date for the merger agreement to address the special committee's concerns over any regulatory impediment to closing of the merger due to any actions or inactions of NewQuest; (m) NewQuest's agreement to provide customary covenants regarding maintenance of employee benefits; and (h) NewQuest's agreement to provide for specific performance by Parent to draw down on the equity commitment letter.

        On December 27, 2013, Davis Polk sent a request to Weil for several clarifications regarding NewQuest's response of December 24, 2013.

        After the meeting of the special committee and its advisers on December 13, 2013 and during the remainder of December 2013, as authorized in the December 13, 2013 meeting and in order to more fully assess the potential value available to the shareholders of the Company in any proposed asset purchase transaction, Houlihan Lokey, Davis Polk and the special committee held a number of discussions with the Tax Adviser to analyze the potential tax impact and execution issues in connection with such an asset transaction and compare it to a share transaction. Based on the Tax Adviser's preliminary tax analysis, provided to the special committee in writing on December 31, 2013 and various follow up questions from the special committee and its advisers during the following ten days, the Tax Adviser assessed the potential PRC tax impact on the Company in an asset sale transaction as between approximately 10-25%. The Tax Adviser noted that a 10% PRC withholding tax would be imposed on capital gains derived from the Company's sale of its PRC subsidiaries, in addition to stamp duty of 0.05% of the purchase price payable by both the Company and the potential buyer. However, the Tax Adviser also noted that in the last two asset sales by the Company, the tax bureau in Fujian had assessed the Company as a PRC Tax Resident Enterprise and charged corporate income tax of 25% on the capital gains and that, in practice, at least in Fujian, it would potentially be difficult to convince the local tax authority not to impose the 25% tax on future asset sales. The special committee also asked the Tax Adviser to consider the potential taxes on any distribution of the proceeds of an asset transaction received by the Company to its shareholders, assuming hypothetical shareholders in the Cayman Islands and the United States. The Tax Adviser concluded that for taxpayers who are Cayman Islands tax residents, there would be no Cayman tax consequences associated with an asset transaction. The Tax Adviser stated that the U.S. tax consequences for Company shareholders who are U.S. tax residents would depend on a number of factors such as the status of the Company (i.e., whether the Company is treated as a Controlled Foreign Company for U.S. tax purposes) and also the characteristics of the U.S. taxpayers (i.e., whether they are limited partnership, trusts, corporation or individuals, etc.) and was not able to provide general conclusions on U.S. tax consequences the Company's shareholders. The Tax Adviser was unable to identify any known examples of a U.S.-listed company that has disposed of all of its assets in the PRC and then distributed the sales proceeds to its offshore shareholders. You may not rely for any purpose on the information with respect to tax matters described in this paragraph, including tax advice, tax opinions, tax returns or the tax treatment or tax structure of any transaction.

        On December 31, 2013, Bidder B submitted to the special committee its preliminary, non-binding proposal to acquire all of the Company's assets (through the acquisition of each of its subsidiaries) for an aggregate equity purchase price of $228.56 million, equivalent to $1.41 per Share or $4.23 per ADS, in cash. This proposal was based on an assumption of $29.53 million of current assets (including $17.64 million of cash) and no more than $337.12 million of total liabilities, including $252.91 million in debt, as reflected on the Company's September 30, 2013 balance sheet. In its proposal, Bidder B noted that this per Share/ADS offer price available for distribution to the Company's shareholders in an all asset purchase transaction would be net of taxes payable by the Company, (i.e., PRC capital gains tax and PRC or HK stamp duties), which based on its preliminary analysis, Bidder B did not expect to be significant. As an alternative to an all assets sale transaction, Bidder B also offered (a) to acquire part of the Company's assets, followed by the distribution of proceeds to the Company's shareholders via special dividend or use of the net purchase price to implement a share buyback, reverse stock split, redemption or similar corporate action to remit proceeds to the minority shareholders based on 10.0x EV/Normalized EBITDA valuation, assuming a Normalized EBITDA of $53.615 million, subject to finalization of assets to be included in such transaction and confirmatory due diligence, including to allocate net liabilities to each individual asset and the same tax considerations as an all asset sale transaction, or (b) to acquire all of the outstanding Shares (including Shares represented by ADSs) (assuming NewQuest's willingness to sell), or (if NewQuest was not willing to sell) to make a tender offer for the outstanding Shares, with a minimum acceptance condition of 50.1% of the total outstanding Shares, in each case, for $1.34 per Share or $4.02 per ADS, in cash. Bidder B's revised proposal also stated that, among other things, (1) Bidder B expected that negotiation of definitive documents and completion of its confirmatory due diligence could be completed within four weeks, and (2) an asset purchase transaction (all or partial) would require local PRC Ministry of Commerce ("MOFCOM") approval before closing, which Bidder B expected could be received within 1-2 months after signing of definitive documents, (c) an asset purchase transaction (all or partial), unlike any Share purchase transaction, will not require Company shareholder approval or proxy solicitation or SEC review, and (d) if selected as the winning bidder, Bidder B expected to receive a 30-day exclusivity period and agreement by the Company to reimburse Bidder B's expenses in connection with the transaction prior to negotiation of definitive documents and completion of its confirmatory due diligence.

        On January 2, 2014, Davis Polk, as authorized by the special committee, sent a summary of the key terms of the Bidder B's revised proposal to Weil and NewQuest (on a no-names basis, describing

Bidder B as a strategic bidder which had conducted due diligence on the Company), and requested that NewQuest meet with the special committee and specifically address the value elements of the revised Bidder B proposal versus the price of $3.21 per ADS that NewQuest would be prepared to offer and whether NewQuest had an interest in exploring a joint Share purchase transaction with Bidder B, as contemplated as an alternative transaction in the revised Bidder B proposal. Davis Polk, as authorized by the special committee, also informed Weil that, in addition to the revised Bidder B proposal, the special committee had received a number of other proposals from bidders who had participated in the market check and had not yet received due diligence access to the Company. This statement was in reference to the proposals received from Bidder A, Bidder C and Bidder D which are summarized on pages 36 and 37. The proposals received from Bidder A, Bidder B, Bidder C and Bidder D and NewQuest were the only proposals received by the special committee.

        On January 4, 2014, the special committee, Houlihan Lokey, Davis Polk and Walkers met with representatives of Bidder B (including its chairman) and its legal counsel, in Davis Polk's offices. At this meeting, the special committee and its advisers asked various questions with respect to Bidder B's revised proposal in order to evaluate the firmness of Bidder B's offer price and the proposal's level of execution and closing certainty. In response to these questions, among other things, Bidder B's chairman stated that: (a) Bidder B was prepared to execute a transaction with no confirmatory due diligence and was confident of negotiating definitive documents and obtaining its own board and shareholder approvals very quickly; (b) the September 30, 2013 balance sheet assumptions underlying the all asset transaction proposal would not be used to reduce the offer price unless there was a significant change; (c) Bidder B had some flexibility to increase its offer price; (d) Bidder B would be prepared to contemplate a proposal to acquire a minority stake in the Company, but only if it obtained rights to take control of the management of the Company and that it would be amenable to a consortium transaction with NewQuest on a similar basis; (e) based on the preliminary analysis of its tax adviser, Bidder B expected minimal PRC capital gains tax and stamp duty leakage in connection with an asset transaction; and (f) based on Bidder B's prior experience of making hydroelectric plant acquisitions in the PRC, Bidder B believed that it could obtain required PRC governmental (including local MOFCOM approval) within one month. Davis Polk asked whether Bidder B would be prepared to close an all asset transaction even if all of the Company's subsidiaries had not been transferred due to the failure to receive all of the required PRC governmental approvals. Bidder B's counsel responded that this had not been discussed between Bidder B and its advisers. The special committee then asked if Bidder B would be prepared to pay a non-refundable earnest deposit in order for the special committee to agree to terminate its discussions with NewQuest and enter into a short period of exclusivity with Bidder B in order for it to negotiate definitive transaction documents. Bidder B's chairman stated that Bidder B would be prepared to agree to this. Following a private discussion between Bidder B and its counsel, Bidder B's counsel then clarified that Bidder B was willing to consider paying an earnest deposit and Bidder B would require the completion of confirmatory legal due diligence prior to such payment, however confirmatory legal due diligence would not be used to reduce Bidder B's offer price.

        Later on January 4, 2014, the special committee, Houlihan Lokey, Davis Polk and Walkers met with representatives of NewQuest and Weil, in Davis Polk's offices. NewQuest opened the meeting by stating that its objective was to make a determination of whether to proceed with a transaction with the Company or whether to cease discussions and potentially withdraw the Going Private Proposal. With respect to its proposal, NewQuest, among other things: (a) informed the special committee that NewQuest was not interested in participating in a consortium transaction with Bidder B or selling any of its Shares to Bidder B or any other third party; (b) stated that there would be a number of regulatory (including approvals from local MOFCOM and State Administration of Foreign Exchange of the PRC and individual plant licensing issues), tax, management retention and other execution challenges to any asset sale transaction with Bidder B or any other party; and (c) stated that if the special committee was not prepared to recommend a transaction with NewQuest, then any decision to further investigate an asset sale transaction or other alternative transaction should only be considered by the full board of directors of the Company. Following a private discussion with its advisers, the special committee determined that it would not be prepared to consider a transaction with NewQuest at a price of $1.07 per Share or $3.21 per ADS. The special committee also determined that NewQuest would need to pay a meaningful premium over its current offer price before the special committee would be prepared to no longer insist on a "majority of minority" shareholder approval condition to the merger. The meeting resumed and the special committee informed NewQuest of these determinations. NewQuest responded that it would be prepared to meaningfully increase its offer price and, while it was not in the position to confirm its final and best price at that time, it expected to be able to do so as early as possible in the week commencing January 5, 2014, after discussion with its limited partners. In the meantime, the special committee and NewQuest agreed that their respective counsel would commence negotiation of the full merger agreement, on the assumption that NewQuest would meaningfully increase its offer price and this best and final offer (together with a fully negotiated merger agreement) would be sent for the board of directors' consideration in conjunction with any asset purchase transaction or other alternative transaction, which the special committee may also refer to the board of directors for its consideration.

        On January 5, 2014, Weil provided a revised draft of the merger agreement to Davis Polk, reflecting comments on the key merger agreement terms exchanged between the parties since December 19, 2013, and a draft equity commitment letter and limited guarantee from the Sponsors.

        On January 6, 2014, Davis Polk provided a revised draft of the merger agreement to Weil.

        During the week of January 6, 2014, representatives of CPI Ballpark discussed with representatives of CEF the potential opportunity for CEF to rollover its Shares in connection with the merger and the terms of the rollover agreement. The parties finalized the terms of the rollover agreement on January 12, 2014, and Parent, CPI Ballpark and CEF entered into the rollover agreement on January 13, 2014.

        From January 7, 2014 through January 9, 2014, Davis Polk and Weil continued to negotiate the merger agreement, equity commitment letter and limited guarantee.

        On January 7, 2014, Bidder B's legal counsel held a telephonic meeting with Davis Polk to further clarify certain statements made by Bidder B's chairman in the meeting with the special committee on January 4, 2014 in relation to Bidder B's revised proposal. Bidder B's legal counsel stated that, among other things: (a) Bidder B's tolerance for any increase in net liabilities compared to the Company's September 30, 2014 balance sheet would be in the range of 1-2%, and beyond that, Bidder B would need to understand the reasons and revisit impact on its proposed price, if any; (b) Bidder B would need to complete confirmatory due diligence (both legal and financial) before signing a definitive transaction agreement with the Company, but that this was not intended as a backdoor means to revisit the offer price and Bidder B expected to be able to complete this on an expedited basis if selected as the winning bidder; and (c) Bidder B would agree to discuss an earnest deposit, but it could not be non-refundable in all circumstances.

        On January 10, 2014, the special committee, through Houlihan Lokey, received a revised, non-binding proposal from Bidder A, offering to increase Bidder A's offer price to acquire all of the outstanding Shares or a one-third or more minority stake to $1.333 per Share or $4.00 per ADS, in cash. The letter attached an additional letter of intent from another PRC onshore bank, for an up to RMB900 million (approximately $148 million) credit facility and a financing support letter dated January 15, 2009 from an offshore financial institution. In its revised proposal, Bidder A stated that it intended to use its onshore credit facilities to secure offshore financing for the acquisition and access the $120 million tranche B loan facility described in the offshore financing support letter if additional funding was required. Bidder A further indicated that if the special committee did not engage with Bidder A, it would be prepared to commence an unsolicited tender offer for the Shares and ADSs.

        On January 10, 2014, a few hours after the special committee's receipt of the revised Bidder A proposal, Weil, on behalf of NewQuest, communicated orally to Davis Polk, which was then confirmed in a written communication sent by Weil on behalf of CPI Ballpark to the special committee and its advisers, that NewQuest was prepared to enter into a merger agreement at a price of $1.17 per Share or $3.51 per ADS, in cash. NewQuest's revised proposal stated that this represented NewQuest's best and final offer and that if the parties did not execute a merger agreement and announce the transaction before 10:00 a.m. on Monday, January 13, 2014, the special committee may assume that the Going Private Proposal would be withdrawn.

        Later on January 10, 2014, the special committee held a telephonic meeting with Houlihan Lokey and Davis Polk to discuss how to respond to the revised proposals from Bidder A and NewQuest. At this meeting, the participating members of the special committee (one member of the special committee was unable to join due to a scheduling conflict, but later confirmed his concurrence with the other members after the meeting) together with their advisers discussed the pros and cons of allowing the then almost certain NewQuest offer to expire and engaging with Bidder A. At this meeting, after discussion with its advisers, the special committee decided that the credibility of the revised Bidder A proposal should be determined as soon as possible and before the revised NewQuest proposal was scheduled to be withdrawn. In order to test the credibility of the revised Bidder A proposal, the special committee authorized the issuance of a letter requesting that Bidder A indicate its willingness by 10:00 p.m. on January 10, 2014 to pay a $13 million non-refundable deposit to the Company or obtain an unconditional letter of credit drawn in the same amount in favor of the Company, in either case, before 4:00 p.m. (New York Time) on January 10, 2014. At this meeting, the special committee authorized the communication of the summary of the revised Bidder A proposal to NewQuest (on a no-names basis) to reconfirm NewQuest's deadline. Finally, the special committee determined that if an indication of willingness or a deposit or letter of credit was not received by the times indicated above, it would proceed with its consideration of the revised NewQuest proposal and the alternate proposals from Bidder A and Bidder B, in advance of meeting of the board of directors that was scheduled for 9:00 p.m. on Sunday, January 12, 2014 to consider the special committee's recommendations, and in the event that a deposit was received from Bidder A, the special committee would ask to reschedule the board of directors meeting to allow further consideration of the revised Bidder A proposal.

        Later on January 10, 2014, in response to notification of the revised Bidder A proposal by Davis Polk, as authorized by the special committee, Weil reaffirmed on behalf of CPI Ballpark that the revised Bidder A proposal did not change any aspect of the communication sent by Weil on behalf of CPI Ballpark to the special committee earlier that day.

        Later on January 10, 2014, in response to the letter from the special committee with respect to Bidder A's revised proposal, Bidder A's legal counsel stated that Bidder A was not willing to provide the requested deposit or letter of credit and that Bidder A would be prepared to go public with its offer directly to the shareholders of the Company.

        On January 11, 2014, Davis Polk and Weil negotiated the remaining outstanding issues in the merger agreement and the ancillary documents, including the rollover agreement. Later on January 11, 2014, Weil provided a revised draft merger agreement and ancillary documents to Davis Polk which were in substantially agreed form.

        Early in the morning of January 12, 2014, the special committee received a revised proposal from Bidder B increasing its implied offer price for the acquisition of all of the Company's assets to $1.58 per Share or $4.74 per ADS, in cash, representing an aggregate equity purchase price of $256.1 million, and its offer price for the purchase of at least 50.1% of the outstanding shares to $1.51 per Share or $4.53 per ADS, in cash, representing an aggregate equity purchase price of $244.8 million.

        On January 12, 2014, the special committee, Houlihan Lokey, Davis Polk and Walkers held a telephonic meeting to discuss the current proposals from NewQuest, Bidder A and Bidder B. At this meeting, the special committee and Davis Polk asked various questions of Walkers on issues relating to the fiduciary duties of the special committee in considering the revised NewQuest proposal merger and the alternative proposals from Bidder A and Bidder B and the availability of dissenters' rights by security holders under the Cayman Companies Law. Walkers advised the special committee regarding its fiduciary duties with respect to its evaluation of various acquisition proposals and the availability and procedures for the exercise of dissenters' rights by security holders under the Cayman Companies Law. At this meeting, Davis Polk provided a summary of the key terms of the merger agreement and the ancillary documents, which were in substantially agreed form and had been presented for discussion and review by the special committee, and reviewed with the special committee certain factors relevant to the decision whether to approve and authorize the merger agreement and the merger, including those that were positive and factors it considered as negative. Davis Polk noted that the merger would not be subject to a "majority of the minority" shareholder approval requirement, but the merger agreement contained a number of negotiated terms, including an increased purchase price and protections for the unaffiliated security holders that were reasonable in scope, including, among other things: (a) the board of directors' ability (after taking into account the recommendation of the special committee) to evaluate bona fide, unsolicited alternative acquisition proposals that may arise after signing of the merger agreement, to furnish confidential information to and conduct negotiations with such third parties and, in certain circumstances, consistent with the board of directors' fiduciary obligations, to grant a limited waiver of any standstill and/or terminate the merger agreement, subject to compliance with the terms and conditions of the merger agreement, including the payment to Parent of a termination fee; (b) the $2.5 million (which represented approximately 3.2% of the aggregate transaction value) termination fee payable by the Company to Parent in connection with the termination of the merger agreement to enter into a superior proposal, which was reasonable in the context of termination fees payable in other transactions and in light of the overall terms of the merger agreement; (c) the ability of the board of directors (after taking into account the recommendation of the special committee) to change its recommendation that the shareholders vote to approve the merger agreement, under certain circumstances, including with respect to a superior proposal or an intervening event, and the Company would no longer be required to convene the shareholders' meeting to approve the merger; (d) the ability of the board of directors to terminate the merger agreement in the event that it determines that the shareholder approval condition or the absence of legal restraint condition is incapable of being satisfied; (e) NewQuest's agreement not to sell or agree to sell within six months after the closing of the merger more than 50% of the Shares or assets or businesses of the Company to Bidder A, Bidder B or Bidder C at a valuation (including any contingent consideration) which is greater than the valuation of the Company implied by the merger consideration; and (f) Parent's obligation to pay up to $1 million in expense reimbursement to the Company if the merger agreement is terminated due to the non-satisfaction of a regulatory requirement (including any required approval or clearance of any governmental authority) due to the actions or inactions of Parent, Merger Sub or any of their affiliates.

        At this meeting, Houlihan Lokey reviewed and discussed with the special committee its financial analyses with respect to the Company and the updated NewQuest proposal to acquire the Shares and the ADSs (other than the Excluded Shares) at an offer price of $1.17 per Share and $3.51 per ADS. Houlihan Lokey described the factors it had considered to evaluate the competing offers from Bidder A and Bidder B, including (but not limited to) transaction structure, timing of the competing offers and certainty of consummation. At the request of the special committee, Houlihan Lokey rendered an oral opinion to the special committee (which was confirmed in writing by delivery of Houlihan Lokey's written opinion dated January 12, 2014), to the effect that, as of January 12, 2014, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the per Share merger consideration and the per ADS merger consideration, as applicable, to be received in the merger pursuant to the merger agreement by holders of Shares and ADSs (in each case, other than holders of Excluded Shares, including Excluded Shares represented by ADSs), was fair, from a financial point of view, to such holders. Please see "—Opinion of the Special Committee's Financial Adviser" beginning on page 62 for additional information regarding the financial analyses performed by Houlihan Lokey and the opinion rendered by Houlihan Lokey to the special committee. The full text of the written opinion of Houlihan Lokey to the special committee, dated January 12, 2014, is attached as Annex B to this proxy statement.

        Following a comprehensive and detailed discussion of the special committees' fiduciary duties, the terms of the merger agreement, Houlihan Lokey's financial presentation and delivery of its fairness opinion, as well as a variety of potential positive and negative factors with respect to the merger, the special committee unanimously: (a) determined that in light of the deadline imposed on NewQuest's revised proposal (which by its terms was due to expire at 10:00 am on January 13, 2014), it was in the best interests of the Company and its unaffiliated security holders to not allow NewQuest's revised proposal to expire on its terms, unless the board of directors was willing to continue to explore the alternative transaction proposals made by Bidder A and Bidder B at the current time, and (b) recommended to the board of directors that, unless the board of directors was prepared to entertain any of the alternative transaction proposals from Bidder A or Bidder B at the current time, the board of directors should approve and adopt the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger.

        Later in the evening on January 12, 2014, the board of directors convened a telephonic meeting with Houlihan Lokey, Davis Polk, Walkers, O'Melveny and Cayman Islands counsel to the Company, Appleby Global ("Appleby"). The special committee summarized for the board of directors the key events leading up to the board meeting, including, among others, the market check process, the offers from competing bidders (including the revised proposals from Bidder A and Bidder B), and the negotiation process with NewQuest, including the fact that NewQuest's revised proposal would expire on its terms at 10:00am on Monday, January 13, 2014. The special committee then described to the board of directors the various reasons why the special committee was unable to conclude that there could be any assurance that either of the alternative transaction proposals form Bidder A or Bidder B would be capable of being executed and/or would provide greater value and be in the best interests of the Company and its unaffiliated security holders than the NewQuest transaction (which are further described below under "Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors"). The special committee noted that it had negotiated a fully executable transaction with NewQuest on the terms and conditions set forth in the merger agreement and ancillary documents which had been presented in final form to the board of directors. Houlihan Lokey then provided the board of directors with a description of Houlihan Lokey's financial analysis regarding the proposed transaction, and discussed with the board the various methodologies Houlihan Lokey had used and assumptions it had made in evaluating and making its determination with respect to the fairness (from a financial point of view) of the proposed merger consideration. Following a period where questions were asked and discussion ensued, representatives of Houlihan Lokey stated that, as of January 12, 2014 and based on the information available to Houlihan Lokey and Houlihan Lokey's analysis of the financial condition and prospects of the Company, it had rendered its opinion to the special committee to the effect that the merger consideration to be received by the holders of Shares and ADSs (other than the Excluded Shares) in connection with the merger agreement is fair to such holders from a financial point of view. The special committee further stated that the special committee had worked very hard in evaluating the Going Private Proposal, negotiating a final price that was significantly higher than the original offer price in the Going Private Proposal, and evaluating and exploring alternatives to the merger. The special committee, together with Davis Polk, then provided the board with a summary of the key terms of the merger agreement and the ancillary documents. Davis Polk noted to the board that the terms and conditions of the merger agreement were the product of extensive negotiations between the special committee and its advisers, on the one hand, and NewQuest and its advisers, on the other hand. At the request of the board of directors, Davis Polk then highlighted the following provisions in the merger agreement that provided additional protection to the unaffiliated security holders: (a) the ability of the board of directors (acting at the recommendation of the special committee) to terminate the merger agreement in the event that it determines that the required shareholder approval condition or the absence of legal restraint condition is incapable of being satisfied, and (b) NewQuest's obligation to pay up to $1 million in expense reimbursement to the Company if the merger agreement is terminated due to the non-satisfaction of a regulatory requirement (including any required approval or clearance of any governmental authority) due to any action or inaction by Parent, Merger Sub or their affiliates. At the request of the board of directors, Appleby then advised the board of directors on the fiduciary duties of the directors in connection with its consideration of the NewQuest proposal and the alternative transaction proposals. Certain directors then declared to the board of directors their respective interests in relation to the matters to be considered at the meeting of the board of directors. In particular, it was disclosed or made known to the board that (i) Mr. Gupta and Mr. Wong were representatives of members of the Buyer Group that would acquire the Company through the consummation of the merger, and (ii) that the directors hold outstanding Shares and options to acquire Shares and, as a result, would be entitled to receive or benefit from consideration for such equity interest in the Company in the merger. It was then noted that the Company had adopted an audit committee charter, which requires the audit committee to review and approve all related party transactions as defined in Item 404 of Regulation S-K on an ongoing basis. O'Melveny then noted that the current directors at the meeting comprised all of the members of the audit committee, following which time the members of the audit committee unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were advisable, fair to, and in the best interests of, the Company and the shareholders of the Company other than the buyer group, and unanimously resolved to recommend that the Board approve the merger agreement, the other transaction documents contemplated under the merger agreement, and the transactions contemplated thereby, including the merger.

        After further discussion, and following the unanimous recommendation of the special committee, the board concluded that overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the proposed merger, and determined that the board of directors was not prepared to entertain any of the alternative transaction proposals at the current time. Following the recommendations of the special committee and the audit committee, the board of directors unanimously approved the merger agreement, the other transaction documents contemplated under the merger agreement, and the transactions contemplated thereby, including the merger.

        On January 13, 2014, the equity commitment letter was executed by the parties thereto. Following the execution of this agreement, Parent, Merger Sub and the Company executed the merger agreement. Simultaneously, the rollover agreement and the limited guarantee were executed by the parties thereto, respectively.

        On January 13, 2014, the Company issued a press release announcing the execution of the merger agreement, and the press release, the merger agreement and the limited guarantee were furnished to the SEC as exhibits to its Current Report on Form 6-K. Also on January 13, 2014, NewQuest and CEF filed with the SEC a statement on Schedule 13D announcing the execution of the merger agreement and the ancillary agreements.

        On January 21, 2014, the Company issued a press release announcing the appointment of Ms. Min Lin by the Company's board of directors as a non-executive director, effective as of January 15, 2014. Ms. Lin's appointment filled a vacancy on the board of directors that resulted from the resignation of a previous director in September 2013. Ms. Lin is a partner at NewQuest Capital Advisers (HK) Limited. The press release was furnished to the SEC as an exhibit to the Company's Current Report on Form 6-K.

 Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors

        The special committee and the board of directors believe that, as a privately-held entity, the Company's management may have greater flexibility to focus on improving the Company's financial performance without the constraints caused by the public equity market's valuation of the Company and emphasis on short-term period-to-period performance. As a publicly-traded entity, the Company faces pressure from public shareholders and investment analysts to make decisions that might produce better short-term results, but over the long term lead to a reduction in the per ADS price of its publicly traded equity securities.

        The special committee and the board of directors also believe that it is appropriate for the Company to undertake the merger and terminate the registration of the ADSs at this time because the limited trading volume of the Company's ADSs on the NYSE does not justify the costs of remaining a public company, including the cost of complying with the Sarbanes-Oxley Act of 2002 and other US federal securities laws. For the year ended December 31, 2012 and December 31, 2013, such costs totaled approximately $2.13 million and $1.31 million, respectively, including fees and expenses relating to consulting services associated with Sarbanes-Oxley compliance, fees and expenses of public accountants and fees and expenses of U.S. securities counsel. In addition to the direct out-of-pocket costs associated with SEC reporting and compliance, the Company's management and accounting staff, which comprises a handful of individuals, need to devote significant time to these matters.

        Furthermore, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would be considered proprietary and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

        Based on the foregoing considerations, the board of directors has concluded that it is more beneficial to the Company to undertake the merger and become a private company as a result of the merger than to remain a public company.

        The board of directors, acting upon the unanimous recommendation of the special committee, which special committee acted with the advice and assistance of its financial and legal advisors, evaluated the merger, including the terms and conditions of the merger agreement.

        At a meeting on January 12, 2014, the special committee unanimously: (a) determined that in light of the deadline imposed on NewQuest's revised proposal (which by its terms was due to expire at 10:00 a.m. (Hong Kong time) on January 13, 2014), it was in the best interests of the Company and its unaffiliated security holders to not allow NewQuest's revised proposal to expire on its terms, unless the board of directors was willing to continue to explore the alternative transaction proposals which had been made by Bidder A and Bidder B at the current time, and (b) recommended that, unless the board of directors was prepared to entertain any of the alternative transaction proposals which had been made by Bidder A or Bidder B at the current time, the board of directors should adopt resolutions that:

  •
  determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is substantively and procedurally fair to, and in the best interests of, the Company and its unaffiliated security holders, and declared it advisable to enter into the merger agreement and the plan of merger;

  •
  approved the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger; and

  •
  recommended that the Company's shareholders vote FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger.

        At a meeting on January 12, 2014, the board of directors approved the resolutions recommended by the special committee.

        In the course of reaching their respective determinations, the special committee and the board of directors considered the following substantive factors and potential benefits of the merger, each of which the special committee and the board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

  •
  the all-cash merger consideration, which will allow the unaffiliated security holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares and ADSs;

  •
  the current and historical market prices of the ADSs, including the fact that the $3.51 per ADS merger consideration to be paid to the unaffiliated security holders represents (i) a 57.4% premium to the closing price of $2.23 per ADS as quoted by the NYSE on September 3, 2013, the last trading day immediately prior to the Company's announcement on September 4, 2013 that it had received the initial "going private" proposal from NewQuest, (ii) a 60.5% premium over the volume-weighted average trading price of the ADSs during the 30 trading days prior to, and including, September 3, 2013, (iii) a 28.6% premium to the closing price of the ADSs on January 10, 2014, the last trading day immediately before the date of the special committee meeting, and (iv) a 31.3% premium to the volume-weighted average closing price of the ADSs during the 30 trading days prior to the Company's announcement on January 13, 2014 that it had entered into the merger agreement;

  •
  the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain at least the $3.51 per ADS merger consideration, as adjusted for present value;

  •
  the belief, based on the special committee's knowledge of the Company's business, financial condition, results of operations, prospects and competitive position, and after a review of strategic alternatives with its advisors, including the possibility of remaining independent either with or without a leveraged recapitalization, and the alternative transactions considered in further detail on pages 50-52 below, that other alternatives were less favorable to the unaffiliated security holders than the merger agreement given the potential risks, rewards and uncertainties associated with those alternatives, including remaining as a publicly listed company or pursuing another bidder for either the entire Company or a minority stake in the Company;

  •
  the financial analysis reviewed by Houlihan Lokey with the special committee, and the oral opinion to the special committee (which was confirmed in writing by delivery of Houlihan Lokey's written opinion dated January 12, 2014), with respect to the fairness, from a financial point of view, of the per Share merger consideration and the per ADS merger consideration, as applicable, to be received in the merger pursuant to the merger agreement by holders of Shares and ADSs (in each case, other than holders of Excluded Shares, including Excluded Shares represented by ADSs), as of January 12, 2014, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. See "The Merger—Opinion of Houlihan Lokey (China) Limited";

  •
  the negotiations with respect to the merger consideration and the special committee's determination that, following extensive negotiations by the special committee with NewQuest, $1.17 per Share or $3.51 per ADS was the highest price that NewQuest would agree to pay

    (representing an increase of approximately 18.2% from the offer price of $0.99 per Share and $2.97 per ADS initially offered by NewQuest), with the special committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the special committee and its advisors;

  •
  NewQuest's clearly and repeatedly stated intention to withdraw its $3.51 per ADS offer should it expire by its terms at 10:00 a.m. (Hong Kong time) on January 13, 2014, in which event the unaffiliated security holders would be denied the only almost-certain opportunity available to them to monetize their investment in the Company in the current time frame;

  •
  the fact that the special committee, with the assistance of Houlihan Lokey, had conducted a market check process to evaluate the general level of investor interest in an alternative transaction, benchmark the price offered by NewQuest and explore any alternative transactions that may offer a greater value to the unaffiliated security holders of the Company;

  •
  the special committee's belief that, as a result of NewQuest's stated position that it would not be interested in selling its Shares to a third party, the consummation of a majority acquisition transaction with any third party would be uncertain;

  •
  the special committee's inability to conclude that there could be any assurance that a minority stake acquisition by Bidder A would be capable of being executed and would provide greater value than the proposed merger and be in the best interests of the Company and the unaffiliated security holders, based on the following factors (as further described in "Special Factors—Background of the Merger"):

  •
  Bidder A had previously offered to acquire all of the outstanding Shares or a minority stake for $3.50 per ADS, as its best and revised offer and had shortly before the execution of the merger agreement, unprompted by any discussions with the special committee or any due diligence access, purported to significantly increase its offer price to $4.00 per ADS, which led the special committee to question the bona fides of the proposal;

  •
  Bidder A's reluctance to agree to a completely non-refundable earnest deposit as a condition for the Company entering into discussions with Bidder A and allowing the revised proposal from NewQuest to expire on its terms;

  •
  the fact that Bidder A had not conducted recent due diligence on the Company and there was a significant risk that Bidder A may conclude after due diligence to reduce its price or not proceed with a transaction, including after a more fulsome understanding by Bidder A of the contingent liabilities and litigation to which the Company is subject;

  •
  the due diligence investigation of the Company by Bidder B had placed significant pressure on the Company's management's time and resources, and granting due diligence access to Bidder A would risk further diverting the resources of the Company's management, which may have been disruptive to the Company's business;

  •
  the financing documentation attached to the revised Bidder A proposal appeared to be stale (the financing support letter provided from an offshore financial institution was about four years old), unreliable and not specific to an acquisition transaction with the Company;

  •
  the special committee was concerned that a sophisticated investor would not be prepared to consummate the acquisition of a significant minority stake in the Company without the consent and cooperation of the Company's majority shareholder who had stated clearly that it would not grant such consent;

  •
  the fact that upon announcement of the merger agreement, Bidder A would no longer be bound by any standstill obligations to the Company and would be free (as it had intimated it would be prepared to do) to directly approach the unaffiliated security holders and offer them the chance to monetize their investment in the Company at a price higher than the $3.51 per ADS merger consideration, thereby preserving the transaction with NewQuest as a floor value realizable by the unaffiliated security holders as well as a contingent but potential further upside if Bidder A were to make a tender offer at an offer price higher than the $3.51 per ADS merger consideration; and

    •
    the fact that under the terms of the merger agreement, in the event that Bidder A acquired a sufficient number of Shares pursuant to a tender offer such that the authorization and approval by way of a special resolution of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, was no longer capable of being satisfied, the board of directors (after taking into account the recommendation of the Special Committee) would have the right to terminate the merger agreement without payment of any termination fee to Parent;

  •
  the special committee's inability to conclude that there could be any assurance that an asset sale transaction with Bidder B would be capable of being executed and would provide greater value than the proposed merger and be in the best interests of the Company and the unaffiliated security holders, based on the following factors (as further described in "Special Factors—Background of the Merger"):

  •
  the special committee had engaged a big four accounting firm, the Tax Adviser, as a tax adviser to analyze potential taxes and regulatory risks of an asset sale transaction. The Tax Adviser's preliminary analysis concluded that proceeds from an asset sale would be subject to stamp duty at 0.05-0.1% and PRC taxes on capital gain of 10-25%. In particular, the Tax Adviser noted that in the last two asset sales by the Company, the tax bureau in Fujian province had assessed 25% tax on the capital gains. The Tax Adviser further advised that the exact magnitude of the PRC taxes was difficult to assess given local municipalities' discretion in these matters;

  •
  an asset sale transaction would require the sale proceeds to be distributed to the shareholders of the Company through a dividend, liquidation and/or other means of distribution that would require regulatory approvals and certain professional and tax costs that a Share acquisition or merger transaction would not be subject to. The Tax Adviser was unable to quantify the potential taxes or withholding which may be imposed on a U.S. taxpayer in connection with such distribution of proceeds, relative to U.S. capital gains taxes which may be payable or withheld in a Share acquisition or merger transaction. You may not rely for any purpose on the information with respect to tax matters described in this paragraph and the immediately preceding paragraph, including tax advice, tax opinions, tax returns or the tax treatment or tax structure of any transaction;

  •
  an asset sale transaction would be considerably more complex, time-consuming and expensive to execute compared to a Share acquisition or merger transaction and would require multiple PRC governmental approvals (including local MOFCOM) and other governmental approvals), involving an uncertain level of regulatory risk which would not arise in a Share acquisition or merger transaction and Party B had not provided any assurance that it would be willing to consummate such a transaction if certain of the multiple PRC governmental approvals required could not be obtained;

  •
  an asset sale transaction of the nature proposed by Bidder B was believed by the special committee to be unprecedented, as there were no known examples of a U.S.-listed company that had disposed of all of its assets in the PRC and then distributed the sales proceeds to its offshore shareholders;

    •
    the special committee's inability to conclude that the implied $4.74 per ADS price offered by Bidder B would not be reduced based on fluctuations in net liabilities of the Company compared to the Company's September 30, 2013 balance sheet on which Bidder B's proposal based its assumptions, in particular given the historical seasonal fluctuations of the Company's business;

    •
    the special committee's inability to conclude that the implied $4.74 per ADS price offered by Bidder B would not be reduced on completion of Bidder B's confirmatory legal and financial due diligence, including after a more fulsome understanding by Bidder B of the contingent liabilities and litigation to which the Company is subject;

    •
    Bidder B's reluctance to agree to a completely non-refundable earnest deposit as a condition for the Company entering into exclusivity and terminating discussions with NewQuest; and

    •
    the fact that under the terms of the merger agreement, the board of directors (taking into account the recommendation of the special committee) would still be able to determine whether a bona fide, unsolicited proposal for an asset purchase transaction received from Bidder B or any other third party constituted a superior proposal, which in certain circumstances would permit the board of directors to change its recommendation in favor of the approval and adoption of the merger agreement, the plan of merger and the transactions contemplated thereby and terminate the merger agreement to pursue such superior proposal in the best interests of the unaffiliated security holders, consistent with the board of directors' fiduciary duties.

  •
  the belief of the special committee that the terms of the merger agreement, including the parties' representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

  •
  the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

  •
  the absence of a financing condition in the merger agreement;

  •
  the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals;

  •
  the fact that the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a $3 million reverse termination fee and that, under the limited guarantee, each of the Sponsors has committed to guarantee its pro rata share of the reverse termination fee;

  •
  the fact that the merger agreement provides that in the event the actions or inactions of Parent, Merger Sub or any of their affiliates have caused a regulatory requirement for the consummation of the merger (including any approval or clearance by any governmental authority) not to be satisfied, Parent will reimburse to the Company all expenses incurred by the Company in connection with the transaction up to a maximum amount of $1 million and that, under the limited guarantee, each of the Sponsors has committed to guarantee its pro rata share of this expense reimbursement obligation; and

  •
  the Company's ability (acting at the direction of the special committee) to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement and certain of the ancillary documents, including the commitment of the Sponsors to subscribe for shares of Parent and make the equity contributions to Parent pursuant to the equity commitment letter and the obligation of the Sponsors to perform their respective obligations under the limited guarantee;

  •
  the board of directors' ability (after taking into account the recommendation of the special committee) to evaluate bona fide, unsolicited alternative acquisition proposals that may arise between the date of the merger agreement and the date of the approval of the merger by the Company's shareholders, to furnish confidential information to and conduct negotiations with such third parties with respect to a proposal that may reasonably be expected to lead to a superior proposal and, in certain circumstances consistent with the board of directors' fiduciary obligations, to grant a limited waiver of any standstill and/or terminate the merger agreement, subject to compliance with the terms and conditions of the merger agreement, including the payment to Parent of a termination fee, in order to accept an alternative transaction proposed by a third party that is a superior proposal;

  •
  the belief that the $2.5 million termination fee that would be payable by the Company to Parent in connection with the termination of the merger agreement to enter into a superior proposal (which represents approximately 3.2% of the aggregate fully diluted equity value of the transaction under the merger agreement) was reasonable in the context of termination fees payable in other transactions and in light of the overall terms of the merger agreement;

  •
  the board of directors' ability (after taking into account the recommendation of the special committee), under certain circumstances, including with respect to a superior proposal or an intervening event, to change its recommendation that the shareholders vote to authorize and approve the merger agreement, and that, following any such change of recommendation, the Company would no longer be required to convene the shareholders' meeting to approve the merger;

  •
  the fact that under the terms of the merger agreement, in the event that a third party acquired a sufficient number of Shares pursuant to a tender offer such that the authorization and approval by way of a special resolution of the merger agreement was no longer capable of being satisfied, the board of directors (after taking into account the recommendation of the Special Committee) would have the right to terminate the merger agreement without payment of any termination fee to Parent;

  •
  the agreement of NewQuest as set forth in the merger agreement not to sell or agree to sell within six months after the closing of the merger more than 50% of the shares, assets or businesses of the Company to Bidder A, Bidder B or Bidder C at a valuation (including any contingent consideration) which is greater than the valuation of the Company implied by the merger consideration; and

  •
  the availability of dissenters' rights to those unaffiliated security holders who comply with all of the required procedures under the Cayman Companies Law for exercising dissenters' rights, which allow such holders to seek payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

In addition, the special committee and the board of directors believed that, notwithstanding the fact that merger has not been structured to require the approval of a majority of the unaffiliated security holders, sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to the unaffiliated security holders and to permit the special committee and the board of directors to represent effectively the interests of such unaffiliated security holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

  •
  in considering the merger, the special committee acted solely to represent the interests of the unaffiliated security holders, and the special committee had independent control of the extensive negotiations with NewQuest and its legal and financial advisors on behalf of such unaffiliated security holders;

  •
  all of the directors serving on the special committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the directors' receipt of board compensation in the ordinary course, (ii) special committee members' compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the special committee's or board's recommendation of the merger), and (iii) the directors' indemnification and liability insurance rights under the memorandum and articles of association of the Company and the merger agreement;

  •
  following its formation, the special committee's independent control of the transaction evaluation and sale process with the advice and assistance of its legal and financial advisors;

  •
  the special committee was empowered to consider, attend to, make recommendations to the board of directors for its approval and take any and all actions in connection with the initial proposal from NewQuest and the transactions contemplated thereby and any alternative transaction from the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by the board of directors for authorization and approval unless the special committee had recommended such action to the board of directors;

  •
  the special committee had the authority to reject the terms of the proposal from NewQuest and the transactions contemplated thereby, including the merger, and any alternative transaction;

  •
  the special committee met regularly to consider and review the terms of the merger and the alternative transaction proposals;

  •
  the recognition by the special committee that it had no obligation to recommend the authorization and approval of the proposal from NewQuest and the transactions contemplated thereby, including the merger, or any alternative transaction;

  •
  the recognition by the special committee that, under the terms of the merger agreement, the board of directors has the ability to consider any bona fide, unsolicited alternative acquisition proposal that may reasonably be expected to lead to a superior proposal until the date the shareholders vote upon and authorize and approve the merger agreement; and

  •
  the availability of dissenter rights to the shareholders, other than the Rollover Shareholders, who comply with all of the required procedures under the Cayman Companies Law for exercising dissenter rights, which allow such holders to receive the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The special committee and the board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

  •
  the fact that authorization and approval of the merger agreement are not subject to the authorization and approval of holders of a majority of the Company's outstanding Shares unaffiliated with the Buyer Group;

  •
  the fact that the Company's unaffiliated security holders will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in the future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

  •
  the restrictions on the conduct of the Company's business prior to the completion of the merger. See "The Merger Agreement and Plan of Merger—Conduct of Business Prior to Closing" beginning on page 104 for additional information;

  •
  the risks to consummation of the merger if any regulatory approval or clearance required to consummate the merger cannot be obtained;

  •
  the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the ability to attract and retain key management and technical personnel and the potential disruptive effect on business and customer relationships;

  •
  the fact that under the terms of the merger agreement, the Company cannot solicit other acquisition proposals and must pay to Parent a termination fee of $2.5 million if the board of directors were to change its recommendation to its shareholders to vote in favor of the merger or if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to the unaffiliated security holders than the merger;

  •
  the fact that Parent and Merger Sub are newly formed corporations with essentially no assets other than the equity financing commitments for the merger, and that the Company's legal remedy in the event of breach of the merger agreement by Parent or Merger Sub may be limited to receipt of a reverse termination fee of $3 million, and under certain circumstances the Company may not be entitled to a reverse termination fee at all;

  •
  the fact that certain shareholders of the Company who are also members of the Buyer Group may have interests in the transaction that are different from, or in addition to, those of the unaffiliated security holders (please see "—Interests of Certain Persons in the Merger" beginning on page 80 for additional information);

  •
  the fact that since the Company became publicly listed in January 2010, the highest historical closing price of our ADSs ($13.45 per ADS) exceeds the merger consideration offered to our unaffiliated security holders; and

  •
  the taxability of an all-cash transaction to the unaffiliated security holders that are U.S. holders as defined below in "Special Factors—Material U.S. Federal Income Tax Consequences."

        The foregoing discussion of information and factors considered by the special committee and the board of directors is not intended to be exhaustive, but includes the material factors considered by the special committee and the board of directors. In view of the wide variety of factors considered by the special committee and the board of directors, neither the special committee nor the board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the special committee may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The special committee recommended that our board of directors authorize and approve, and the board of directors authorized and approved, the merger agreement based upon the totality of the information presented to and considered by it.

        In reaching its conclusion regarding the fairness of the merger to the unaffiliated security holders and its decision to recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, the special committee considered financial analyses presented by Houlihan Lokey as an indication of the going concern value of the Company. These analyses included, among others, discounted cash flow analysis, selected public company analysis, selected transactions analysis, analysis of sales and EBITDA multiples and premium analysis. All of the material analyses as presented to the special committee on January 12, 2014 are summarized below under the caption "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 62. The special committee expressly adopted these analyses and the opinion of Houlihan Lokey, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated thereby, including the merger.

        Neither the special committee nor the board of directors considered the liquidation value of the Company's assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the special committee and the board of directors of the Company believe that the value of the Company's assets that might be realized in a liquidation would be significantly less than its going concern value, on the following grounds: (i) the realization of value in a liquidation would involve selling approximately 25 distinct operating entities and such a process would likely be complex and time consuming, as buyers for each asset would need to be found, agreements negotiated and the various regulatory approvals would be required which may delay or impede the process, (ii) a liquidation would risk leaving unattractive, orphaned assets which would be difficult to monetize, (iii) the tax implications in a liquidation are difficult to quantify and could be significant, relative to a sale of the Company as a going concern, and (iv) the special committee and the board of directors were not aware of any precedents of US-listed Chinese companies liquidating the entire business and returning the proceeds to shareholders. Each of the special committee and the board of directors of the Company believes the analyses and additional factors it reviewed provided an indication of the Company's going concern value. Each of the special committee and the board of directors of the Company also considered the historical market prices of the ADSs as described under the caption "Market Price of the ADSs, Dividends and Other Matters—Market Price of the ADSs" beginning on page 91. Each of the special committee and the board of directors of the Company considered the purchase prices paid in previous purchases as described under the caption "Transactions in the Shares and ADSs." Neither the special committee nor the board of directors considered the Company's net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The Company's net book value per Share as of December 31, 2013 is $2.48, based on the weighted average number of outstanding Shares during the fiscal year ended December 31, 2013. Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry related to the development and operation of small hydroelectric power projects in China or the business risks inherent in competing with larger companies in that industry.

        In reaching its determination that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and the unaffiliated security holders and its decision to authorize and approve the merger agreement and recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, by the Company's shareholders, the board of directors, on behalf of the Company, considered the analysis and recommendation of the special committee and the factors examined by the special committee as described above under this section and under "—Background of the Merger" and adopted such recommendations and analysis. During its consideration of the transaction with NewQuest and the alternative transaction proposals, the board of directors was also aware that some of the Company's directors and shareholders, including Mr. Amit Gupta, Mr. Felix Wong, CPI Ballpark and CEF, and other employees of the Company, have interests with respect to the merger that are, or may be, different from, or in addition to those of the Company's unaffiliated security holders generally, as described in "—Interests of Certain Persons in the Merger" beginning on page 80. For the foregoing reasons, each of the Company and the board of directors believes that the merger agreement, the plan of merger and the transactions contemplated thereby are substantively and procedurally fair to and in the best interests of the Company and the unaffiliated security holders.

        Except as discussed in "Special Factors—Background of the Merger," "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors," and "Special Factors—Opinion of the Special Committee's Financial Advisor," no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of the unaffiliated security holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

Position of the Buyer Group as to the Fairness of the Merger

        Under SEC rules governing "going private" transactions, each member of the Buyer Group is required to express its belief as to the fairness of the merger to the unaffiliated security holders of the Company. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Buyer Group's views as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder or ADS holder of the Company as to how that shareholder or ADS holder should vote on the proposal to approve and authorize the merger agreement, the plan of merger, and transactions contemplated thereby, including the merger. The Buyer Group has interests in the merger that are different from, and/or in addition to, those of the unaffiliated security holders of the Company by virtue of their continuing interests in the surviving corporation after the completion of the merger. These interests are described under the caption "—Interests of Certain Persons in the Merger" beginning on page 80.

        The Buyer Group believes the interests of the Company's unaffiliated security holders were represented by the special committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to them and not to the Company's unaffiliated security holders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such holders. None of members of the Buyer Group participated in the deliberations of the special committee regarding, or received any advice from the special committee's independent legal or financial advisors as to, the fairness of the merger to the Company's unaffiliated security holders. Furthermore, the Buyer Group did not undertake or engage any financial advisor to perform any independent evaluation or other analyses of the fairness of the merger consideration to the Company's unaffiliated security holders. No financial advisor provided the Buyer Group with any analysis or opinion with respect to the fairness of the merger consideration to the Company's unaffiliated security holders.

        Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company's senior management regarding the Company and its business and the factors considered by, and findings of, the special committee and the Company's board of directors discussed under the caption "—Reasons for the Merger and Recommendation of Our Board of Directors" beginning on page 48, the Buyer Group believes that the merger is both substantively and procedurally fair to the unaffiliated security holders of the Company based on their consideration of the following factors, which are not listed in any relative order of importance, among others:

  •
  the fact that the merger consideration is all cash, which provides a specific amount of cash consideration for Shares and ADSs held by, and liquidity to, unaffiliated security holders and allows the unaffiliated security holders not to be exposed to risks and uncertainties relating to the prospects of the Company;

  •
  the current and historical market prices of the Company's ADSs, including the fact that the merger consideration of $1.17 per Share and $3.51 per ADS represents a (i) 57.4% premium over the closing price of the Company's ADSs on September 3, 2013, the trading day immediately prior to the Company's announcement on September 4, 2013 that it had received the Going Private Proposal; and (ii) a 60.5% premium over the volume-weighted average trading price of the Company's ADSs during the 30 trading days prior to, and including, September 3, 2013;

  •
  the Company's ADSs traded as low as $0.33 per share or $0.98 per ADS during the 52-week period prior to the Company's announcement on September 4, 2013 that it had received the Going Private Proposal;

  •
  the fact that the merger consideration, other terms and conditions of the merger agreement and the transactions contemplated thereby were the result of extensive negotiations over an extended period of time between the special committee and its advisors, on the one side, and the Buyer Group and its advisors, on the other side, which resulted in an increase of the merger consideration by approximately 18.2% from $0.99 per Share and $2.97 per ADS to $1.17 per Share and $3.51 per ADS;

  •
  the fact that the merger is not subject to any financing contingencies and will be fully funded by committed equity financing from the Sponsors subject only to the satisfaction of conditions to closing under the merger agreement;

  •
  the fact that the special committee and, acting upon the unanimous recommendation of the special committee, the Company's board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company's unaffiliated security holders;

  •
  the fact that the special committee, consisting entirely of directors who are not officers or employees of the Company and who are not affiliated with any member of the Buyer Group, was established and given authority to, among other things, review, evaluate and negotiate the terms of the merger and to recommend to the Company's board of directors what action should be taken by the Company, including not to engage in the merger;

  •
  the fact that the members of the special committee do not have any interests in the merger different from, or in addition to, those of the Company's unaffiliated security holders, other than (i) the directors' receipt of board compensation in the ordinary course, (ii) special committee members' compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the special committee's or board's recommendation of the merger), and (iii) the directors' indemnification and liability insurance rights under the merger agreement;

  •
  the fact that the special committee retained and was advised by its legal and financial advisors who are experienced in advising committees such as the special committee in similar transactions;

  •
  the fact that the special committee and the Company's board of directors had no obligation to recommend the approval and authorization of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, or any other transaction;

  •
  notwithstanding that the opinion of Houlihan Lokey was provided solely for information purposes, and members of the Buyer Group are not entitled to, and did not rely on such opinion, the fact that the special committee received from its financial advisor, Houlihan Lokey, an opinion, dated January 12, 2014, as to the fairness, from a financial point of view, of the $1.17 per Share and $3.51 per ADS merger consideration to be received by holders of Shares and ADSs (in each case other than holders of Excluded Shares and Dissenting Shares) in the merger, as of January 12, 2014, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing their opinion;

  •
  the fact that in certain circumstances under the terms of the merger agreement, the special committee and the board of directors of the Company are able to change, withhold, withdraw, qualify or modify their recommendation of the merger;

  •
  the fact that the fee payable by the Company to Parent if the merger agreement is terminated under certain circumstances will not exceed $2.5 million, or approximately 1.32% of the Company's total equity value implied by the merger consideration;

  •
  the fact that the Company is able to, subject to compliance with the terms and conditions of the merger agreement, terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a "superior proposal" (as defined in the merger agreement and further explained under the caption "The Merger Agreement—Competing Transactions" beginning on page 107);

  •
  the fact that the Company, under certain circumstances, is able to specifically enforce the terms of the merger agreement as well as the equity commitment letter;

  •
  the availability of dissenters' rights to the unaffiliated security holders who comply with all of the required procedures under the Cayman Companies Law for exercising dissenters' rights, which allow such holders to receive the fair value of their Shares as determined by the Grand Court of the Cayman Islands;

  •
  the fact that adoption of the merger agreement is subject to approval by the affirmative vote of the shareholders holding at least two-thirds of the Shares present and voting in person or by proxy as a single class in accordance with the Cayman Companies Law and the Company's memorandum and articles of association;

  •
  the fact that each of the Sponsors has agreed to guarantee a pro rata share of the obligations of Parent under the merger agreement to pay a reverse termination fee to the Company and reimburse certain expenses of the Company if the merger agreement is terminated under certain circumstances;

  •
  the fact that the board of directors of the Company was fully informed about the extent to which the interests of the certain shareholders of the Company who are also members of the Buyer Group in the merger differed from those of the Company's other shareholders and ADS holders; and

  •
  the fact that no members of the Buyer Group nor any of their advisors participated in or sought to influence the deliberative process of the special committee.

        The Buyer Group did not consider the Company's net book value, which is defined as total assets minus total liabilities, as a factor because it believed that net book value is not a material indicator of the Company's value as a going concern but rather is indicative of historical costs.

        In its consideration of the fairness of the merger, the Buyer Group did not undertake an appraisal of the assets of the Company to determine the Company's liquidation value for the Company's unaffiliated security holders due to the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, since it considered the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because the Buyer Group intends that the Company will continue to operate its business following the merger.

        The Buyer Group did not seek to establish a pre-merger going concern value for the Company's Shares and ADSs to determine the fairness of the merger consideration to the Company's unaffiliated security holders because following the merger the Company will be of a different nature as a private company. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company's ADSs, the merger consideration represented a premium to the going concern value of the Company.

        Members of the Buyer Group did not consider the potential for alternative transactions involving the Company, including any offers or proposals by any unaffiliated third parties with respect to (a) a merger or consolidation of the Company with or into another company, (b) a sale of all or a substantial part of the Company's assets, or (c) the purchase of the Company voting securities that would enable the holder to exercise control over the Company, because (i) the Buyer Group did not intend to consider or participate in any alternative transaction involving a sale or reduction of its investment in the Company, including any such transaction proposed by Bidder A or Bidder B, and (ii) the Buyer Group believes that, on the bases of significant uncertainty relating to their execution and consummation, none of the alternative transactions proposed by Bidder A or Bidder B constituted firm offers or proposals that are comparable to the merger. As a result, members of the Buyer Group did not evaluate the prices potentially attainable in any alternative transaction.

        The foregoing discussion of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the substantive and procedural fairness of the merger to the Company's unaffiliated security holders is not intended to be exhaustive, but is believed to include all material factors considered by the Buyer Group. The Buyer Group found it impracticable to assign, and did not assign, relative weights to the foregoing factors considered in reaching its conclusions as to the substantive and procedural fairness of the merger to the Company's unaffiliated security holders. Rather, the Buyer Group made the fairness determinations after considering all of the foregoing as a whole.

        The Buyer Group believes these factors provide a reasonable basis for its belief that the merger is both substantively and procedurally fair to the Company's unaffiliated security holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder or ADS holder of the Company to approve and authorize the merger agreement. The Buyer Group does not make any recommendation as to how such shareholders or ADS holders should vote relating to the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, at the extraordinary general meeting.

Certain Financial Projections

        The Company's management does not, as a matter of course, make available to the public future financial projections. However, in connection with their financial analysis of the merger, the Company's management provided certain financial projections for fiscal years 2013 through 2018 to the special committee, the board of directors and Houlihan Lokey. See "—Background of the Merger." Houlihan Lokey's financial analysis below contains material portions of these financial projections. These financial projections, which were based on the Company's management's projection of the Company's future financial performance as of the date provided, were prepared for internal use and to assist Houlihan Lokey with their financial analysis, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or U.S. generally accepted accounting principles, or U.S. GAAP.

        In compiling the projections, the Company's management took into account historical performance, combined with estimates regarding gross revenues, gross profit, adjusted EBITDA and net income. Although the projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by the Company's management that the Company's management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new services, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of the Company's management, may cause the projections or the underlying assumptions not to be reflective of actual future results.

        In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to completion of the merger or any changes to our operations or strategy that may be implemented or that were not anticipated after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be materially different than those contained in the projections.

        Neither the Company's independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to these financial projections, nor have they expressed any opinion or given any form of assurance on the financial projections or their achievability. These projections are not included in this proxy statement in order to induce any holder of Shares or ADSs to vote in favor of the authorization and approval of the merger agreement or to elect not to dissent and receive payment of the fair value for his or her Shares.

        The following table summarizes the financial projections prepared by the Company's management and considered by the special committee and Houlihan Lokey in connection with their analysis of the merger:

Management Projections(1),(2)

	Fiscal Year Ending December 31,
	2013E(2)	2014E	2015E	2016E	2017E	2018E
	(RMB thousands)(3)
Gross revenue	506,776	485,932	485,932	485,932	485,932	485,932
Gross Profit(4)	258,188	231,151	232,399	228,887	231,127	229,811
Adjusted EBITDA(4)(5)	333,394	300,554	307,109	303,597	305,837	304,521
Net income(4)	(43,289)	8,132	24,818	35,137	50,840	62,945

(1)
In preparing these projections, the Company's management necessarily made certain assumptions about future financial factors affecting our business, including, primarily, that (i) there would be no material increase in tariffs on the Company's sales, (ii) electricity output from the Company's hydroelectric plants would be consistent with management expectations, (iii) capital expenditures from 2013 to 2018 would be consistent with the Company's expectations, and (iv) our blended tax rate from 2013 to 2018 would be approximately 25%. For information on factors which may cause our future financial results to materially vary, see "Cautionary Note Regarding Forward-Looking Statements" on page 126 and "Item 3. Key Information—D. Risk Factors" included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, incorporated by reference into this proxy statement.

(2)
These projections were prepared by the Company's management during the fourth quarter of 2013. At the time these projections were prepared, the audit for the fiscal year ended December 31, 2013 had not been completed. Accordingly, management estimates for fiscal year 2013 may vary materially from our audited financial statements.

(3)
Financial projections were prepared and provided in RMB. On October 31, 2013, the certified exchange rate was $1 to RMB6.1425.

(4)
Financial projections are made on a non-GAAP basis. Non-GAAP financials are calculated by excluding share-based compensation expenses from gross profit, EBITDA and net income.

(5)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization and certain non-cash charges including exchange loss, change in fair value of warrant liability and stock-based compensation.

        BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

        NONE OF THE COMPANY OR OUR AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

        The financial projections are forward-looking statements. For information on factors which may cause our future financial results to materially vary, see "Cautionary Note Regarding Forward-Looking Statements" on page 126 and "Item 3. Key Information—D. Risk Factors" included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, incorporated by reference into this proxy statement.

Opinion of the Special Committee's Financial Advisor

  The Merger—Opinion of Houlihan Lokey

        On January 12, 2014, Houlihan Lokey rendered an oral opinion to the special committee (which was confirmed in writing by delivery of Houlihan Lokey's written opinion dated January 12, 2014), to the effect that, as of January 12, 2014, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the per Share merger consideration and the per ADS merger consideration, as applicable, to be received in the merger pursuant to the merger agreement by holders of Shares and ADSs (in each case, other than holders of Excluded Shares), was fair, from a financial point of view, to such holders.

        Houlihan Lokey's opinion was directed to the special committee and only addressed the fairness from a financial point of view of the per Share merger consideration and the per ADS merger consideration, as applicable, to be received in the merger pursuant to the merger agreement by holders of Shares and ADSs (in each case, other than holders of Excluded Shares) and does not address any other aspect or implication of the merger. The summary of Houlihan Lokey's opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey's opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to the special committee or any shareholder or ADS holder as to how to act or vote with respect to the merger or related matters.

        In arriving at its opinion, Houlihan Lokey, among other things:

  •
  reviewed an execution version of the merger agreement;

  •
  reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant;

  •
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including financial projections prepared by the management of the Company relating to the Company for the years ending 2013 through 2018;

  •
  spoke with certain members of the management of the Company and certain of the Company's representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the merger and related matters;

  •
  compared the financial and operating performance of the Company with that of other public companies that Houlihan Lokey deemed to be relevant;

  •
  considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

  •
  reviewed the current and historical market prices and trading volume for certain of the Company's publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

  •
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

        Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and does not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections reviewed by Houlihan Lokey have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and Houlihan Lokey expresses no opinion with respect to such projections or the assumptions on which they are based.

        Houlihan Lokey relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or its opinion, and that there is no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Further, management of the Company has advised Houlihan Lokey that (i) the financial projections provided to Houlihan Lokey are the only projections prepared by management of the Company (or any affiliated entity) in connection with the merger, (ii) they have not received, reviewed, approved, commented on or otherwise contributed to any other projections or similar information prepared by any other party in connection with the merger, nor have they updated or otherwise revised the financial projections since the last date they were provided to Houlihan Lokey and (iii) to the best of their knowledge and belief, no other projections or similar information have been provided to any party involved in the merger, and the special committee received all projections and/or similar information that have been received by any other party involved in the merger.

        Houlihan Lokey relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to the merger agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) all conditions to the consummation of the merger will be satisfied without waiver thereof, and (iv) the merger will be consummated in a timely manner in accordance with the terms described in all such agreements and other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also relied upon and assumed, without independent verification, that (a) the merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (b) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the merger or the Company that would be material to its analyses or its opinion. Houlihan Lokey also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the per Share merger consideration or per ADS merger consideration pursuant to the merger agreement will not be material to Houlihan Lokey's analyses or its opinion.

        Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expresses no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

        Houlihan Lokey's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of January 12, 2104. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw is opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey's attention after the date of its opinion.

        Houlihan Lokey's opinion is furnished for the use of the special committee (solely in its capacity as such) in connection with its evaluation of the merger and may not be used for any other purpose without Houlihan Lokey's prior written consent. Houlihan Lokey's opinion should not be construed as creating any fiduciary duty on Houlihan Lokey's part to any party. Houlihan Lokey's opinion is not intended to be, and does not constitute, a recommendation to the special committee, the Company's board of directors, any security holder or any other person as to how to act or vote with respect to any matter relating to, or whether to tender Shares or ADSs in connection with, the merger or otherwise.

        Houlihan Lokey has not been requested to opine as to, and its opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the special committee, the Company's board of directors, the Company, its security holders or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the merger or otherwise (other than the per Share merger consideration and the per ADS merger consideration to the extent expressly specified herein), including, without limitation, the terms or aspects of any arrangements involving the Rollover Shareholders (as defined in the merger agreement) and Additional Rollover Shareholders (if any and as defined in the Agreement), voting agreements or any potential financing for the merger or the likelihood of consummation thereof, (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey's opinion, (iv) the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the merger to any one class or group of the Company's or any other party's security holders or other constituents vis-à-vis any other class or group of the Company's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the merger, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the per Share merger consideration, the per ADS merger consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the special committee, on the assessments by the special committee, the Company's board of directors, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the merger or otherwise.

        In preparing its opinion to the special committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey's analyses is not a complete description of the analyses underlying Houlihan Lokey's opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey's analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

        In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. Houlihan Lokey's analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and on the industry generally, industry growth and the absence of any material change in the financial condition and prospects of the

Company or the industry or in the markets generally. No company, transaction or business used in Houlihan Lokey's analyses for comparative purposes is identical to the Company or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical. Houlihan Lokey believes that mathematical derivations (such as determining average and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments and informed assumptions. The estimates contained in the Company's analyses and the implied reference range values indicated by Houlihan Lokey's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey's analyses are inherently subject to substantial uncertainty.

        Houlihan Lokey's opinion was provided to the special committee in connection with its evaluation of the proposed merger and was only one of many factors considered by the special committee in evaluating the proposed merger. Neither Houlihan Lokey's opinion nor its analyses were determinative of the per Share merger consideration or the per ADS merger consideration or of the views of the special committee or management with respect to the merger or the per Share merger consideration or the per share ADS merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between the special committee and NewQuest, and the decision to enter into the merger was solely that of the special committee.

        The following is a summary of the material analyses reviewed by Houlihan Lokey with the special committee in connection with Houlihan Lokey's opinion rendered on January 12, 2014. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey's analyses.

        For purposes of its analyses, Houlihan Lokey reviewed a number of financial and operating metrics, including:

  •
  Enterprise Value calculated as the value of the relevant company's outstanding equity securities (taking into account its outstanding warrants and other convertible securities) based on the relevant company's closing stock price, or equity value, plus net debt (calculated as outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet), plus noncontrolling interests as of a specified date.

  •
  Earnings before interest, taxes, depreciation, and amortization, or EBITDA.

  •
  Attributable installed capacity, as measured in megawatts, of installed capacity beneficially owned by the relevant company.

        Unless the context indicates otherwise, enterprise values and equity values derived from the selected companies analysis described below were calculated using the closing price of the ADSs and the shares of the selected hydroelectric companies listed below as of January 10, 2014, and transaction values for the target companies derived from the selected transactions analysis described below were calculated as of the public announcement date of the relevant transaction based on the estimated purchase prices paid in the selected transactions. Accordingly, this information may not reflect current or future market conditions. Estimates of 2013 and 2014 EBITDA for the Company were based on estimates provided by our management. Estimates of 2013 and 2014 EBITDA for the selected hydroelectric companies listed below were based on certain publicly available research analyst estimates for those hydroelectric companies.

        Selected Companies Analysis.    Houlihan Lokey calculated multiples of enterprise value based on certain financial data for the Company and the selected hydroelectric companies listed in the table below. The calculated multiples included:

  •
  enterprise value as a multiple of the EBITDA of the latest twelve months ("LTM") for which public information was available;

  •
  enterprise value as a multiple of the estimated 2013 EBITDA; and

  •
  enterprise value as a multiple of the estimated 2014 EBITDA.

        The table below sets forth a summary of relevant information reviewed by Houlihan Lokey for conducting its selected companies analysis. Although none of the companies under the selected companies analysis is directly comparable to the Company, the selected companies are hydroelectric companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business that, for the purposes of its analysis, Houlihan Lokey and the management of the Company considered generally relevant in evaluating the Company. The foregoing criteria were consistently applied to all selected companies. Information for each of the selected companies was based on each company's most recent publicly available financial information and closing share prices as of January 10, 2014.

Selected Companies Trading Statistics

						Enterprise Value / EBITDA
Company	Country	Listing Exchange	Price 1/10/2014 ($)	Equity Value ($mm)	Enterprise Value(1) ($mm)	LTM (x)	FY13 (x)	FY14 (x)
(dollars and shares/ADS in millions, except per share or per ADS value)
China and HK listed Hydro Selected Companies
China Yangtze Power	China	SHSE:600900	$0.98	$16,248	$25,441	7.3x	7.7x	7.5x
Sichuan Chuantou Energy	China	SHSE:600674	1.67	3,293	4,351	35.1x	33.5x	31.4x
Hunan Fazhan Industrial	China	SZSE:000722	1.07	518	555	19.3x	NM	NM
Sichuan Xichang Electric Power	China	SHSE:600116	1.40	511	568	17.1x	NM	NM
Sichuan Mingxing Electric Power	China	SHSE:600101	1.28	415	359	11.7x	NA	NA
Chongqing Three Gorges	China	SHSE:600505	1.53	408	607	14.9x	NM	NM
Guizhou Qianyuan Power	China	SZSE:002039	1.66	338	2,688	22.1x	NM	NM
Haitian Hydropower International	China	SEHK:8261	0.08	79	86	26.6x	NM	NM
Emerging Markets Hydroelectric Selected Companies
Tractebel Energia S.A.	Brazil	BOVESPA:TBLE3	$15.09	$9,852	$10,997	8.2x	8.2x	7.2x
RusHydro	Russia	MICEX:HYDR	0.02	5,287	9,529	7.5x	4.6x	4.5x
NHPC Ltd.	India	BSE:533098	0.30	3,665	5,994	8.7x	8.4x	7.6x
AES Tietê S.A.	Brazil	BOVESPA:GETI3	7.67	3,011	3,308	5.4x	5.0x	4.3x
Duke Energy International, Geração Paranapanema S.A.	Brazil	BOVESPA:GEPA4	26.21	2,475	2,674	7.9x	NM	NM
SJVN Limited	India	NSEI:533206	0.33	1,373	1,396	5.7x	5.2x	4.1x
Jaiprakash Power Ventures Limited	India	BSE:532627	0.29	883	4,484	14.2x	10.7x	5.8x
Vinh Son-Song Hinh Hydro Power Joint Stock Company	Vietnam	HOSE:VSH	0.71	146	156	19.7x	NA	NA

Enterprise Value / EBITDA
Company	Country	Listing Exchange	Price 1/10/2014 ($)	Equity Value ($mm)	Enterprise Value(1) ($mm)	LTM (x)	FY13 (x)	FY14 (x)
(dollars and shares/ADS in millions, except per share or per ADS value)
US Listed Hydroelectric Selected Companies
IdaCorp	United States	NYSE:IDA	$52.98	$2,666	$4,223	10.0x	9.9x	10.3x
Avista Corp.	United States	NYSE:AVA	28.37	1,704	3,153	8.6x	8.4x	7.8x
Mean						13.9x	10.2x	9.1x
Median						10.8x	8.3x	7.4x
High						35.1x	33.5x	31.4x
Low						5.4x	4.6x	4.1x

Sources: public filings, Capital IQ, analyst reports

Notes:

(1)
Enterprise Value refers to equity market value + debt + preferred stock + derivative liabilities + noncontrolling interest - cash and short term investment

(2)
LTM refers to the most recently completed twelve month period for which financial information has been made public; FY refers to fiscal year; MW refers to megawatts

(3)
NA refers to not available; NM refers to not meaningful—Enterprise Value/EBITDA multiples higher than 50x are listed as NM

(4)
No company used in this analysis for comparative purposes is identical to the Company

        Based on Houlihan Lokey's professional judgment and after taking into account qualitative and quantitative factors with respect to the Company and the selected hydroelectric companies, including size, growth and profitability, Houlihan Lokey applied the following selected multiple ranges derived from the selected hydroelectric companies to corresponding financial data for the Company:

Selected Multiple Range
Multiple Description	Low	High
Enterprise Value as a multiple of:
LTM EBITDA	8.0x	10.0x
2013E EBITDA	7.0x	9.0x
2014E EBITDA	8.0x	10.0x

        The selected companies analysis indicated the following implied per ADS reference range for the Company, as compared to the proposed per ADS merger consideration:

Implied Per ADS Equity Reference Range for the Company	Per ADS Merger Consideration
$2.87 - $4.67 (based on LTM EBITDA)	$3.51
$2.50 - $4.45 (based on 2013 EBITDA)	$3.51
$2.82 - $4.61 (based on 2014 EBITDA)	$3.51

        Selected Transactions Analysis.    Houlihan Lokey calculated multiples of enterprise value based on the estimated purchase prices paid in the following selected publicly-announced hydroelectric transactions. The calculated multiples included enterprise value as a multiple of attributable installed capacity, as measured in megawatts.

        The table below sets forth a summary of relevant information reviewed by Houlihan Lokey for conducting its selected transactions analysis. Although none of the transactions under the selected transactions analysis is directly comparable to the merger, the selected transactions involved transactions of hydroelectric companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business that, for the purposes of its analysis, Houlihan Lokey and the management of the Company considered generally relevant in evaluating the Company. The foregoing criteria were consistently applied to all selected transactions. Information for each of the selected transactions was based on publicly available financial information as of the public announcement date of the relevant transaction.

Selected Transactions Statistics

Announcement Date	Target	Acquirer	% Sought (%)	Implied Enterprise Value ($ mm)	Target Installed Capacity (MW)	EV/Target Installed Capacity ($mm/MW)
Target Installed Capacity >1GW
9/21/2009	Datang Yantan Hydropower Co., Ltd.	Guangxi Guiguan Electric Power Co., Ltd. (SHSE:600236)	70%	$748.3	1,000	0.75
5/27/2008	Wu Ling Power Corporation	China Power International Development Ltd. (SEHK:2380)	63%	1,025.9	5,840	0.18
Target Installed Capacity from 100MW to 1GW
11/13/2012	Sichuan Dachuan Power Co., Ltd.	Beijing Jingneng Clean Energy Corp. (SEHK:579)	100%	$205.5	124	1.66
12/15/2011	Chongqing Meixi River Hydropower Development Company Limited	CPI (Fujian) Power Development Limited	100%	54.7	129	0.42
11/10/2011	Guodian Changyuan Electric Power Co. Ltd., Hydroelectric Assets	Dadu Hydropower Development Co., Ltd.	100%	168.6	225	0.75
12/29/2009	Yuneng (Group) Company Limited	Datang International Power Generation Co. Ltd. (SEHK:991)	100%	196.9	820	0.24
12/28/2009	Zhuzhou Navigation and Hydropower Complex	Hunan Fazhan Industrial Co., Ltd. (SZSE:000722)	100%	249.1	140	1.78
6/8/2009	Leidatan Hydropower Plant Co., Ltd.	Jiangsu ChengXing Phosph-Chemicals Co., Ltd. (SHSE:600078)	55%	66.5	108	0.62
Target Installed Capacity from 50MW to 100MW
7/2/2012	Guangxi Rongshui Guding Hydropower Co., Ltd.	China Guangdong Nuclear Energy Development Company Limited	95%	$39.7	80	0.50
10/12/2011	Maweigou Hydropower Co., Ltd.	Huaneng Power International, Inc. (SEHK:902)	100%	35.7	55	0.65
5/18/2010	Xi'an Kaixin Enterprise Co., Ltd	Asia Power Corporation Limited (SGX:A03); Asia Power (Hainan) Investment Co., Ltd	52%	42.8	62	0.69
5/13/2010	Yunnan Hongshiyan Hydropower Development Co., Ltd.	Sichuan Guangan AAA Public Co., Ltd. (SHSE:600979)	51%	34.7	80	0.43

Announcement Date	Target	Acquirer	% Sought (%)	Implied Enterprise Value ($ mm)	Target Installed Capacity (MW)	EV/Target Installed Capacity ($mm/MW)
1/11/2010	Guangxi Liuzhou Guiliu Hydropower Co., Ltd.	China Guangdong Nuclear Energy Development Company Limited	62%	79.0	56	1.42
2/13/2008	Hebei Huadian Complex Pumping-storage Power Co., Ltd.	Huadian Power International Corporation Limited (SEHK:1071)	100%	5.1	50	0.10
Target Installed Capacity < 50MW
10/18/2012	Pingnan County Yuheng Hydropower Co., Ltd.	NA	100%	$44.6	30	1.49
7/20/2012	Pingnan County Wangkeng Hydroelectric Co., Ltd.	China Hydroelectric Corporation (NYSE:CHC)	100%	59.0	40	1.48
12/6/2011	Pingnan County Yuanping Hydroelectric Co., Ltd.	NA	100%	22.0	16	1.37
11/9/2010	Dazhaihe Project	China Hydroelectric Corporation (NYSE:CHC)	100%	17.8	15	1.19
11/8/2010	Jinling / Jinlong / Jintang / Jinwei Projects	China Hydroelectric Corporation (NYSE:CHC)	100%	39.1	55	0.71
9/13/2010	Xiaopengzu Project in Yunnan Province	China Hydroelectric Corporation (NYSE:CHC)	100%	57.5	44	1.31
8/1/2010	Fugong County Hengda Hydroelectric	China Hydroelectric Corporation (NYSE:CHC)	100%	14.2	54	0.26
4/14/2010	Yingjiang County Qinrui Husahe Hydropower Co. Ltd	Yunnan Huabang Electric Power Development Co., Ltd.,	100%	16.8	19	0.90
12/8/2009	Longquan Ruiyang Cascade II Hydroelectric Co., Ltd.	Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd.	100%	23.4	32	0.73
4/10/2009	Jingrong Industrial Development Co., Ltd.	Shenzhen Zhaoheng Hydropower Co., Ltd.	100%	2.6	8	0.34
2/23/2009	Hezhou Shangcheng Electric Power Co., Ltd.	Guangxi Guidong Electric Power Co. Ltd. (SHSE:600310)	50%	2.9	12	0.24
1/12/2009	Hubei Hongping Power Generation Co., Ltd.	Shenzhen Zhaoheng Hydropower Co., Ltd.	85%	10.5	16	0.64
11/25/2008	Hubei Minyuan Huohe Hydropower Development Co., Ltd.	Shenzhen Zhaoheng Hydropower Co., Ltd.	88%	4.6	13	0.36
6/15/2008	Jingrong Industrial Development Co., Ltd.	Hunan Zhaoheng Hydropower Co., Ltd.	100%	7.2	8	0.97
Mean						0.86
Median						0.82
High						1.49
Low						0.24

Source: Capital IQ, Mergermarket

Based on reported metric for the most recent LTM period prior to the announcement of the transaction

NA refers to not available; MW refers to megawatts

No transaction used in this analysis for comparative purposes is identical to the merger

        Based on Houlihan Lokey's professional judgment and after taking into account qualitative and quantitative factors with respect to the Company and the selected transactions, including size, growth and profitability, Houlihan Lokey applied the following selected multiple ranges derived from the selected transactions to corresponding financial data for the Company:

	Selected Multiple Range
Multiple Description	Low	High
Enterprise Value as a multiple of:
Attributable Installed Capacity (MW)	$0.70	$1.00

        The selected transactions analysis indicated the following implied per ADS reference range for the Company, as compared to the proposed per ADS merger consideration:

Implied Per ADS Equity Reference Range for the Company	Per ADS Merger Consideration
$2.18 - $4.98 (based on Attributable Installed Capacity (MW))	$3.51

        Discounted Cash Flow Analysis.    Houlihan Lokey performed a discounted cash flow analysis for the purpose of determining an illustrative range of implied equity value per ADS. A discounted cash flow analysis is a method of evaluating an asset using estimates of the unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their "present value". "Present value" refers to the current value of one or more future cash payments from the asset, which is referred to as that asset's cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. "Terminal value" refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period. Houlihan Lokey calculated the estimated net present value of the unlevered, after- tax free cash flows that the Company was forecasted to generate through fiscal year 2018 based on internal estimates provided by the Company's management. Houlihan Lokey calculated terminal values for the Company by applying a range of perpetuity growth rates of 2.0% to 3.0% to the Company's estimated 2018 unlevered free cash flows. The Company's implied enterprise value was then calculated as the sum of the present value of the cash flows and terminal values, each as derived using discount rates ranging from 11.0% to 13.0%, which resulted from a weighted average cost of capital calculation (a measure of the weighted average expected return on a given company's equity and debt securities based on their relative proportions in such company's capital structure). Houlihan Lokey estimated the Company's weighted average cost of capital by estimating the weighted average of the Company's cost of equity (derived using the capital asset pricing model) and the Company's after- tax cost of debt. Houlihan Lokey believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles. With the consent of the special committee, a range of the Company's implied equity values were calculated as implied enterprise values plus the Company's cash and short term investments, and less total debt and noncontrolling interest. By dividing the range of implied equity values of the Company by its total number of outstanding ADSs, Houlihan Lokey derived the following reference range of implied value per ADS for the Company, as compared to the proposed per ADS merger consideration:

Implied Per ADS Equity Reference Range for the Company	Per ADS Merger Consideration
$2.46 - $4.61	$3.51

  Other Matters

        Houlihan Lokey was engaged by the Company to act as its financial advisor in connection with the merger and provide financial advisory services, including an opinion to the special committee regarding the fairness from a financial point of view of the per Share merger consideration and the per ADS merger consideration, as applicable, to be received in the merger pursuant to the merger agreement by holders of Shares and ADSs (in each case, other than holders of Excluded Shares). We engaged Houlihan Lokey based on Houlihan Lokey's experience and reputation. Houlihan Lokey is regularly engaged to provide advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to the engagement letter between Houlihan Lokey and the special committee, a fixed fee of $100,000 was paid to Houlihan Lokey upon execution of the engagement letter, a fixed fee of $400,000 became payable to Houlihan Lokey upon delivery of its opinion, and a fixed fee of $50,000 will be payable to Houlihan Lokey upon shareholder approval of the merger. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey's engagement.

        In the ordinary course of business, certain of Houlihan Lokey's employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the merger and their respective affiliates or any currency or commodity that may be involved in the merger.

        Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and other financial services to the Company, one or more security holders of the Company and/or certain of their respective affiliates, for which Houlihan Lokey and such affiliates have received, and may receive, compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, one or more security holders of the Company, other participants in the merger or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of Houlihan Lokey's and their respective employees may have committed to invest in private equity or other investment funds managed or advised by one or more security holders of the Company, other participants in the merger or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with the Company, one or more security holders of the Company, other participants in the merger or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, one or more security holders of the Company, other participants in the merger or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

        In connection with the special committee's retention of Houlihan Lokey, Houlihan Lokey fully disclosed the engagement of Houlihan Lokey Capital, Inc., an affiliate of Houlihan Lokey, by Vicis Capital Master Fund ("Vicis") regarding, among other things, Vicis's potential divestment of its interest in Company securities, which engagement was staffed by a separate team of Houlihan Lokey Capital, Inc. employees. The special committee waived any potential conflict of interest arising from the engagement of Houlihan Lokey Capital, Inc. by Vicis. Ultimately, Houlihan Lokey Capital, Inc. was not

directly involved in the sale of Vicis's holdings of Company securities, but, under the terms of its engagement, Houlihan Lokey Capital, Inc. may receive a fee from Vicis relating to such sale, separate and apart from the fees Houlihan Lokey will earn from the Company relating to its engagement by the special committee.

Purpose of and Reasons for the Merger

  The Buyer Group

        Under the SEC rules governing "going private" transactions, each member of the Buyer Group is deemed to be engaged in a "going private" transaction and, therefore, is required to express its reasons for the merger to the Company's unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

        For members of the Buyer Group, the primary purpose of the merger is to enable the Buyer Group, through Parent, to acquire 100% control of the Company, in a transaction in which the holders of the Shares and the ADSs (other than the Excluded Shares) will be cashed out in exchange for $3.51 per ADS (or $1.17 per Share), so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings, general growth of the Company's business and increases in the value of the Company as a result of improvements to the Company's operations or acquisitions of other businesses.

        The Buyer Group also believes that the merger will provide the Company with flexibility to pursue certain strategic alternatives that it would not be practicable to pursue as a public company, including the ability to pursue business initiatives without focusing on the short-term market reaction of the Company's public shareholders with respect to such initiatives or the collective risk tolerance of such public shareholders as it relates to such initiatives. Further, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to unaffiliated security holders' concerns and to engage in an ongoing dialogue with unaffiliated security holders can at times distract management's time and attention from the effective operation and improvement of the business.

        The Buyer Group decided to undertake the going private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above and because the Buyer Group was able to obtain equity financing in connection with the merger. In the course of considering the going private transaction, because the Buyer Group believed the merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

  The Company

        The Company's purpose for engaging in the merger is to enable its shareholders and ADS holders to receive $1.17 per Share and $3.51 per ADS in cash, without interest and net of any applicable withholding taxes, which represents (i) a 57.4% premium over the closing price of the ADSs on September 3, 2013, the last trading day immediately prior to the Company's announcement on September 4, 2013 that it had received a "going private" proposal from NewQuest and (ii) a 60.5% premium over the volume-weighted average trading price of the ADSs during the 30 trading days prior to, and including, September 3, 2013. The Company believes its long-term objectives can best be pursued as a private company. The Company has determined to undertake the merger at this time based on the analyses, determinations and conclusions of the special committee and the Company's board of directors described in detail above under "—Reasons for the Merger and Recommendation of Our Board of Directors."

Effects of the Merger on the Company

  Private Ownership

        The Company's ADSs are currently listed on the NYSE under the symbol "CHC." It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately held company owned directly by Parent and indirectly by the Buyer Group through its ownership of Parent. Following the completion of the merger, the ADSs will cease to be listed on the NYSE, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the Company's Shares under the Exchange Act will be terminated. After the effective time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. The Company estimates that the cost of complying with United States federal securities laws, including the Sarbanes-Oxley Act of 2002, totaled approximately $2,128,607 and $1,305,245 for the years ended December 31, 2012 and December 31, 2013, respectively. As a result of no longer being required to make SEC filings, the Company will no longer incur such costs and expenses. After the completion of the merger, the Company's shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide.

        Upon completion of the merger, each issued and outstanding Share, other than the Excluded Shares and the Dissenting Shares, will be cancelled in exchange for the right to receive $1.17 per Share and each outstanding ADS, other than any ADS that represents Excluded Shares, will represent the right to surrender the ADS in exchange for $3.51 per ADS, respectively, in cash, without interest and net of any applicable withholding taxes. At the effective time, the Excluded Shares will be cancelled for no consideration. At the effective time, each ordinary share of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one fully paid and non-assessable ordinary share of the surviving corporation. As a result, current shareholders and ADS holders, other than members of the Buyer Group, will no longer have any equity interest in the Company upon completion of the merger. Our shareholders and ADS holders, other than members of the Buyer Group, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters after the effective time. Similarly, our shareholders and ADS holders, other than members of the Buyer Group, will no longer be exposed to the risk of loss in relation to their investment in the Company after the effective time.

        At the effective time, each vested option to purchase Shares that is then outstanding and unexercised will be cancelled and converted into and exchanged for the right to receive, at or promptly after the effective time, a cash amount equal to (a) the total number of Shares issuable under such option immediately prior to the effective time multiplied by (b) the excess, if any, of the per Share merger consideration of $1.17 over the exercise price payable per Share under such option, without interest and net of any applicable withholding taxes.

        At the effective time, each unvested option to purchase Shares that is then outstanding will be cancelled. No former holder of any unvested options to purchase Shares will be entitled to any payment pursuant to the merger.

  Directors and Management of the Surviving Corporation

        Upon the completion of the merger, the current memorandum and articles of association of the Company will be replaced in their entirety by the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the merger (except that, at the effective date, Article I of the memorandum and articles of association of the surviving corporation will be amended to read as follows: "The name of the Company is "China Hydroelectric Corporation") until thereafter changed or amended as provided therein or by applicable law. In addition, the directors of Merger Sub immediately prior to the completion of the merger (identified below in "Annex D—Directors and Executive Officers of Each Filing Person") will become the directors of the surviving corporation and the officers of the Company will remain the officers of the surviving corporation.

  Primary Benefits and Detriments of the Merger

        The primary benefits of the merger to the Company's unaffiliated security holders include, without limitation, the following:

  •
  the receipt by such shareholders and ADS holders of the merger consideration of $1.17 per Share and $3.51 per ADS in cash, representing a (i) 57.4% premium over the closing price of the Company's ADSs on September 3, 2013, the trading day immediately prior to the Company's announcement on September 4, 2013 that it had received the Going Private Proposal, and (ii) a 60.5% premium over the volume-weighted average trading price of the Company's ADSs during the 30 trading days prior to, and including, September 3, 2013; and

  •
  the avoidance of the risk associated with any possible decrease in the Company's future revenues and free cash flow, growth or value following the merger.

        The primary detriments of the merger to the Company's unaffiliated security holders include, without limitation, the following:

  •
  such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any;

  •
  in general, the receipt of cash pursuant to the merger or through the exercise of dissenters' rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws (see "Material U.S. Federal Income Tax Consequences"); and

  •
  the fact that since the Company became publicly listed in January 2010, the highest historical closing price of our ADSs ($13.45 per ADS) exceeds the merger consideration offered to our unaffiliated security holders.

  The Company's Net Book Value and Net Earnings

        Parent does not currently own any interest in the Company. Immediately after the closing of the merger, Parent will own 100% of the Company and will have a corresponding interest in our net book value and net earnings. Immediately after the closing of the merger, each shareholder of Parent will have an indirect interest in our net book value and net earnings in proportion to such shareholder's ownership interest in Parent. Our net loss attributable to our shareholders for the fiscal year ended December 31, 2013 was approximately $2,221,000 and our net book value as of December 31, 2013 was approximately $402,629,000.

  The Company's Net Operating Loss Carry Forwards

        The Company had net operating loss carry forwards of approximately $22.4 million for the year ended December 31, 2013, the majority of which is generated and sustained by the Company's subsidiaries and associates in China. The tax loss of each of the PRC subsidiaries and associates incurred in a tax year could only be carried forward to credit against the taxable profit generated by the respective entity in the subsequent five years. After the merger, the Buyer Group would indirectly benefit from any tax savings generated by such net operating loss carry forwards, if and to the extent actually used by the Company to offset future taxable income. The Buyer Group did not consider such indirect benefit (to the extent available) to be material in connection with their review and evaluation of the merger. In addition, as the majority of the net operating loss is sustained by the Company's subsidiaries and associates incorporated in China, the net operating loss cannot be directly used to offset the taxable income generated by the Buyer Group.

        The table below sets forth the direct or indirect interest in the Company's net book value and net earnings for the Buyer Group before and after the merger, based on the historical net book value of the Company as of December 31, 2013 and the historical net earnings of the Company for the year ended December 31, 2013:

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
NAME	$'000%		$'000%		$'000%		$'000%
CEF	19,467	4.8	(107)	4.8	19,389	4.8	(107)	4.8
CPI Ballpark	217,890	54.1	(1,202)	54.1	246,108	61.1	(1,358)	61.1
NewQuest Asia Fund II, L.P.	—	—	—	—	137,132	34.1	(756)	34.1

(1)
Ownership percentages are based on 162,126,002 Shares outstanding as of the date of this proxy statement.

(2)
Ownership percentages assume that the Rollover Shareholders roll over all of their respective Shares (including Shares represented by ADSs) in the merger and all other Shares (including Shares represented by ADSs) and vested and unvested options for Shares are cancelled on the merger in exchange for the merger consideration under the merger agreement.

Plans for the Company after the Merger

        Following the completion of the merger, the Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent.

        Other than as described in this proxy statement, there are no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company's corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of assets. However, the Buyer Group will continue to evaluate the Company's entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions. Following the effective time, the Buyer Group expects that it will adopt one or more share-based compensation plans for certain employees and officers of the Company. At this time, no actual agreement or understanding as to the particulars of such plans has been determined or agreed upon.

        Subsequent to the completion of the merger and the termination of registration of the Company's ADSs and the Shares under the Exchange Act, the Company will no longer be subject to the Exchange Act and NYSE compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

 Alternatives to the Merger

        The board of directors did not independently determine to initiate a process for the sale of the Company. On September 4, 2013, the Company received a going private proposal from NewQuest. The special committee was formed on September 14, 2013 and engaged Houlihan Lokey as its financial adviser and Davis Polk & Wardwell as its U.S. legal adviser to assist it in evaluating NewQuest's proposal and any potential alternative transactions involving the Company. The special committee instructed Houlihan Lokey to conduct a market check process to evaluate the general level of investor interest in an alternative transaction. The special committee received a number of non-binding proposals from other bidders which it evaluated. NewQuest and two other bidders subsequently revised their proposals a number of times.

        The special committee was unable to conclude that there could be any assurance that an alternative transaction with any other bidders would be capable of being executed and would provide greater value and be in the best interests of the Company and the unaffiliated security holders. Moreover, in light of NewQuest's express intention not to sell the Shares held by NewQuest to any third party and to withdraw its revised proposal if not accepted by the Company prior to NewQuest's stated deadline, the special committee determined that there was no viable alternative transaction to NewQuest's revised proposal.

        In addition, the special committee also considered other alternatives available to the Company to enhance shareholder value, including the possibility of remaining independent either with or without a leveraged recapitalization. However, the special committee determined that the other alternatives were less favorable to the unaffiliated security holders than NewQuest's revised proposal given the potential risks, rewards and uncertainties associated with those alternatives, including remaining as a publicly listed company or pursuing another bidder for either the entire Company or a minority stake in the Company through an alternative transaction. A detailed description of the alternative transactions and factors considered by the special committee in determining that these transactions were less favorable to the unaffiliated security holders is contained under the caption "Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors" beginning on page 48.

        The special committee also took into account that, prior to the receipt of shareholder approval, the Company may terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior proposal, subject to the payment of a termination fee of $2.5 million. In this regard, the special committee recognized that it has flexibility under the merger agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company's shareholders).

Effects on the Company if the Merger is not Completed

        If the merger agreement and the plan of merger are not authorized and approved by the Company's shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their Shares or ADSs in connection with the merger nor will the holders of any options receive payment pursuant to the merger agreement. Instead, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on NYSE, provided that the Company continues to meet NYSE's listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company's shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

        Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee of $2.5 million, or Parent may be required to pay the Company a termination fee of $3 million, in each case, as described under the caption "The Merger Agreement and Plan of Merger—Termination Fee" beginning on page 111.

        If the merger is not completed, from time to time, the Company's board of directors will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not authorized and approved by the Company's shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

        The Buyer Group estimates that the total amount of funds necessary to complete the merger and the related transactions at the closing of the merger, including for (a) the payment of the merger consideration to the Company's unaffiliated security holders and (b) expenses in connection with the transactions contemplated by the merger agreement will be approximately $84 million, assuming no exercise of dissenters' rights by shareholders of the Company. The Buyer Group expects to provide this amount through a combination of aggregate equity commitments of $79.5 million, severally and not jointly, from the Sponsors pursuant to the equity commitment letter, and cash from resources of the Company, its subsidiaries and the Buyer Group. As of the date of this proxy statement, there are no alternative financing arrangements or plans in place to acquire the funds necessary for the merger and the related transactions.

  Equity Financing

        Concurrently with the execution of the merger agreement, the Sponsors entered into an equity commitment letter with Parent, pursuant to which the Sponsors have, severally and not jointly, committed to purchase, or cause the purchase of, equity interests of Parent, at or prior to the closing date under the merger agreement, in an aggregate amount up to $79.5 million by certain affiliated funds of the Sponsors on a several and not joint basis. Such amounts are to be used solely for the purpose of funding a portion of the funds required to consummate the transactions contemplated by the merger agreement, including the merger. The equity commitment of the Sponsors is conditioned upon (i) the satisfaction or waiver at the closing of the merger of each of the conditions to Parent's and Merger Sub's obligations to consummate the transactions contemplated by the merger agreement, and (ii) the substantially contemporaneous consummation of the closing of the merger. The equity commitments of the Sponsors will terminate upon the earliest to occur of (i) the closing of the merger (subject to performance of the Sponsors' obligations under the equity commitment letter), (ii) the valid termination of the merger agreement, and (iii) the Company or any of its controlled affiliates making any claim against the Sponsors and certain of their respective affiliates and representatives other than claims expressly permitted under the equity commitment letter and the limited guarantee. The Company is an express third-party beneficiary of the equity commitment letter to the extent of its right to seek specific performance of each of the equity commitments under the circumstances in which the Company would be permitted by the merger agreement to obtain specific performance requiring Parent and Merger Sub to enforce the equity commitments. Any of the Sponsors may assign and/or delegate, in whole or in part, its rights, interests and obligations under the equity commitment letter of such Sponsor to its affiliated entities.

  Rollover Equity

        Concurrently with the execution of the merger agreement, the Rollover Shareholders entered into the rollover and support agreement with Parent pursuant to which they have agreed, among other things, to have an aggregate of 95,576,057 Shares held by them (representing approximately 58.95% of the total issued and outstanding Shares as of the date of this proxy statement, the equivalent of an aggregate value of approximately $112 million based on $1.17 per Share) cancelled in the merger, which Shares will not be converted into the right to receive the merger consideration. Each Rollover Shareholder will instead receive the same number of ordinary shares of Parent as the number of Shares contributed by it.

        The consummation of the transactions contemplated by the rollover and support agreement is subject to the satisfaction in full (or waiver) of certain conditions of the Company's obligations and each of the conditions to Parent's and Merger Sub's obligations to consummate the transactions contemplated by the merger agreement. The rollover and support agreement will terminate immediately upon the earlier to occur of (a) the closing of the merger and (b) the valid termination of the merger agreement in accordance with its terms (however, certain provisions relating to voting and restrictions on solicitation will survive for a period of six months following termination of the merger agreement).

Limited Guarantee

        Concurrently with the execution of the merger agreement, the Sponsors delivered a limited guarantee pursuant to which each of the Sponsors agreed to, severally and not jointly, guarantee their respective percentage of the obligations of Parent under the merger agreement to pay a reverse termination fee of $3 million to the Company or to reimburse certain expenses up to $1 million incurred by the Company, in each case, under certain circumstances in which the merger agreement is terminated.

        The limited guarantee will terminate as of the earliest of: (i) the effective time, (ii) all of the obligations under the limited guarantee having been paid in full, and (iii) the date falling 90 days from the date of the termination of the merger agreement in accordance with its terms.

Remedies and Limitations on Liability

        The Company, Parent and Merger Sub have agreed that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached by the parties thereto. The Company, Parent and Merger Sub have accordingly agreed that they shall be entitled to injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled under the terms of the merger agreement at law or in equity.

        The Company, Parent and Merger Sub have agreed not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement. Any party seeking an injunction to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement shall not be required to post a bond or undertaking in connection with such order or injunction sought.

 Interests of Certain Persons in the Merger

        In considering the recommendation of the special committee and our board of directors with respect to the merger, you should be aware that the Rollover Shareholders, have interests in the transaction that are different from, and/or in addition to, the interests of our shareholders generally. The Company's board of directors and special committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, and recommend that our shareholders vote in favor of authorizing and approving the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger.

  Interests of the Rollover Shareholders

        Concurrently with the execution of the merger agreement, the Rollover Shareholders entered into the rollover and support agreement with Parent pursuant to which they have agreed, among other things, to have an aggregate of 95,576,057 Shares held by them (representing approximately 58.95% of the total issued and outstanding Shares as of the date of this proxy statement, the equivalent of an aggregate value of approximately $112 million based on $1.17 per Share) cancelled in the merger, which Shares will not be converted into the right to receive the merger consideration. Each such Rollover Shareholder will instead receive the same number of ordinary shares of Parent as the number of its Shares cancelled in the merger for no consideration.

        Given the Company will become a privately-held company following the completion of the merger, the interests of the Rollover Shareholders in Parent will be illiquid, with no public trading market for such shares and no certainty of an opportunity to sell their beneficial interests in the surviving corporation at an attractive price, or that any dividends paid by the surviving corporation will be sufficient to recover their investment. Each of the Rollover Shareholders may also enjoy benefits from future earnings and growth of the surviving corporation.

  Share and Options Held by Officers and Directors

        At the effective time, each outstanding vested and unexercised option to purchase Shares granted under the Company Incentive Plan will be cancelled and converted into the right to receive, as soon as practicable after the effective time, a cash amount equal to the number of Shares underlying such option immediately prior to the effective time multiplied by the amount by which $1.17 exceeds the exercise price per Share of such vested option. At the effective time, each outstanding unvested option to purchase Shares granted under the Company Incentive Plan will be cancelled for no consideration.

        The following table shows, as of the date of this proxy statement, for each director and executive officer of the Company, (1) the number of Shares owned, (2) the cash payment that will be made in respect of the Shares at the effective time, (3) the number of Shares underlying vested options to purchase Shares granted under the Company Incentive Plan, (4) the cash payment that will be made in respect of vested and unexercised option to purchase Shares granted under the Company Incentive Plan at the effective time, and (5) the total cash payment such person may receive in respect of all payments described in this table if the merger is consummated (in all cases before applicable withholding taxes).

	Shares		Vested Company Options
Name of Directors and Executive Officers	Shares Owned	Cash Payment thereof at the Closing	Shares Underlying	Cash Payment therefor at the Closing	Total Cash Payments
You-Su Lin	933,150	$1,091,785.50	1,212,397	$683,059.47	$1,774,844.97
Amit Gupta	0	0	0	0	0
Moonkyung Kim	0	0	0	0	0
Jui Kian Lim	0	0	0	0	0
Yun Pun (Felix) Wong	0	0	0	0	0
Allard Nooy	0	0	0	0	0
Min Lin	0	0	0	0	0
Liya Chen	0	0	62,500	$34,375.00	$34,375.00
Daniel Chan	0	0	0	0	0
Wu Gan	0	0	43,502	26,886.42	26,886.42

        After the completion of the merger, the maximum amount of cash payments our directors and executive officers may receive in respect of their Shares and vested and unexercised options to purchase Shares is approximately $1.8 million, including approximately $1.1 million in respect of Shares and approximately $0.7 million in respect of vested and unexercised options to purchase Shares.

  Indemnification and Insurance

        Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

        The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the effective time will survive the merger and may not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its subsidiaries.

        The memorandum and articles of association of the surviving corporation will contain provisions no less favorable to the directors, officers or employees of the Company with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the effective time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

        From and after the effective time, the surviving corporation will comply with all of the Company's obligations and will cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (i) the indemnified parties against all kinds of liabilities arising out of, relating to or in connection with (a) the fact that such party is or was a director, officer or employee of the Company or any of its subsidiaries, or (b) any acts or omissions occurring or alleged to have occurred prior to or at the effective time to the extent provided under the Company's or its subsidiaries' respective organizational and governing documents or agreements in effect on the date of the merger agreement and to the fullest extent permitted by the Cayman Companies Law or any other applicable law; and (ii) such persons against all kinds of liabilities arising out of acts or omissions in such persons' official capacity as an officer, director or other fiduciary in the Company or any of its subsidiaries if such service was at the request or for the benefit of the Company or any of its subsidiaries.

        The surviving corporation will, and Parent will cause the surviving corporation to, maintain in effect for six years from the effective time the current directors' and officers' liability insurance policies maintained by the Company with respect to matters occurring prior to the effective time on terms with respect to coverage and amount no less favorable than the existing insurance; provided that the surviving corporation will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may and, at Parent's request, the Company will, purchase a six-year "tail" prepaid policy prior to the effective time on terms, and conditions providing substantially equivalent benefits as the existing directors' and officers' liability insurance maintained by the Company. If a "tail" prepaid policy has been obtained by the Company prior to the closing, the surviving corporation will (and Parent will cause the surviving corporation to) maintain the policy in full force and effect, and continue to honor the obligations thereunder.

  The Special Committee

        On September 14, 2013, our board of directors established a special committee of directors to consider the proposal from the Buyer Group and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The special committee is composed of independent directors—Ms. Moonkyung (Moon) Kim (who serves as the chairperson), Mr. Jui Kian Lim, and Mr. Allard M. Nooy. All such directors are free from any affiliation with the Buyer Group, and none of such directors is or was ever an employee of the Company or any of its subsidiaries or has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the directors' receipt of board compensation in the ordinary course, (ii) special committee members' compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the special committee's or board's recommendation of the merger) and (iv) the directors' indemnification and liability insurance rights under the merger agreement. Our board of directors did not place any limitations on the authority of the special committee regarding its investigation and evaluation of the merger.

        The Company has compensated the members of the special committee in exchange for their service in such capacity an aggregate monthly amount of $7,500 per member (and, in the case of the chairperson of the special committee, a monthly amount of $11,500), the payment of which is not contingent upon the completion of the merger or the special committee's or the board's recommendation of the merger.

  Position with the Surviving Company

        After consummation of the merger, Parent expects that the current chairman of the Company will continue to serve as chairman of the board of directors of the surviving corporation. It is anticipated that the executive officers of the Company will hold positions with the surviving corporation that are substantially similar to their current positions. These arrangements will allow these persons to benefit from remuneration arrangements with the surviving corporation.

Related Party Transactions

        We have adopted an audit committee charter, which requires the audit committee to review and approve all related party transactions as defined in Item 404 of Regulation S-K on an ongoing basis. In addition to the arrangements in connection with the merger discussed elsewhere in this proxy statement, we had the following transactions with related parties during the past two years:

  Transactions with Kuhns Brothers, Inc.

        John D. Kuhns, our former Chairman and Chief Executive Officer, who resigned on September 30, 2012, was a member of the board of directors of Kuhns Brothers, Inc. Kuhns Brothers, Inc. is not a member of the Company and does not own a beneficial interest in any of our Shares or any securities convertible into or exchangeable for our Shares.

        In 2012, we rented office space from Kuhns Brothers, Inc. The rental expenses in 2012 were $0.2 million, which was expensed in our consolidated statements of comprehensive income.

        In 2012, Kuhns Brothers, Inc. paid for certain general and administrative services provided to us on a reimbursement basis. The general and administrative services was $74,000 in 2012, which were expensed in our consolidated statements of comprehensive income. These amounts were subsequently repaid in full by us.

  Transactions with Members of the Buyer Group

        CPI Ballpark is one of our principal shareholders and is a member of the Buyer Group. In 2012 and 2013, CPI Ballpark paid expenses on our behalf primarily relating to a proxy contest which occurred in 2012 amounting to $0.3 million and $20,000, respectively.

  Transactions with China New Energy Group Company

        China New Energy Group Company was controlled by John D. Kuhns, our former Chairman and CEO, who resigned on September 30, 2012. In 2012, we lent a prepayment of $86,000 to China New Energy Group Company. The short-term loans are unsecured, and repayable on demand.

  Transactions with Xiamen Youen Hydropower Development Co., Ltd. and Sanming Youxin Electric Power Industrial Co., Ltd.

        Xiamen Youen Hydropower Development Co., Ltd. ("Xiamen Youen") is a minority shareholder of Shaowu City Jintang Hydroelectric Co., Ltd. ("Jintang") and Shaowu City Jinwei Hydroelectric Co., Ltd. ("Jinwei") before June 2013, and Sanming Youxin Electric Power Industrial Co., Ltd. ("Sanming Youxin") is a minority shareholder of Jintang and Jinwei since June 2013. In 2012 and 2013, we obtained from Xiamen Youen short-term borrowings in the amount of $0.6 million and $0.2 million, respectively. In 2013, we obtained from Sanming Youxin short-term borrowings in the amount of $1.4 million. These short-term loans are unsecured, interest-free and repayable on demand. We repaid $0.1 million to Xiamen Youen in 2012 and $5.6 million to Sanming Youxin in 2013. As of December 31, 2013, the amount due to Sanming Youxin by us is $7.5 million.

  Balances Payable to Nanping City Xingshui Co., Ltd. and Sanming Youxin Electric Power Industrial Co., Ltd.

        Nanping City Xingshui Co., Ltd. is a minority shareholder of Shaowu City Jinlong Hydroelectric Co., Ltd. ("Jinlong"), and Sanming Youxin is a minority shareholder of Jintang and Jinwei since June 2013. In December 2010, we completed our purchase of Jinling, together with Jinling's 55.0% controlling interest in Jinlong, Jinling's 74.0% controlling interest in Jintang, and Jinling's 74.0% controlling interest in Jinwei. As of December 31, 2013, the amount of $1.5 million due to Nanping City Xingshui Co., Ltd., represent the current liabilities acquired in the acquisition of Jinlong, Jintang and Jinwei. As of December 31, 2013, the amount of $7.5 million due to Sanming Youxin was assumed in the acquisition of Jinling and its subsidiaries.

  Balances Receivable from Henan Lantian Group Co., Ltd.

        As of December 31, 2013, we have $1.4 million amounts due from Henan Lantian Group Co., Ltd. ("Lantian"), representing our payments made on behalf of Lantian for the construction of Henan Wuyue Storage Power Generation Co., Ltd. ("Wuyue")'s hydroelectric project in 2010. In 2011, the Company decided to abandon the construction of Wuyue's hydroelectric project. As a result, we made a full bad debt provision of the receivables as of December 31, 2011. We did not, and do not expect to, make further investments to Wuyue.

Fees and Expenses

        Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the merger are estimated at the date of this proxy statement to be as follows:

Description	Amount
Professional fees and expenses	$1,051,000
Legal fees and expenses	$2,248,000
Special Committee fees	$214,000
Miscellaneous (including accounting, filing fees, printer, proxy solicitation and mailing costs)	$213,000
ADS cancellation and surrender fees(1)	$1,645,000
Total	$5,371,000

(1)
Includes ADS cancellation fees for ADSs held by CPI Ballpark.

        These expenses (other than the ADS cancellation fees and surrender fees) will not reduce the merger consideration to be received by the Company's shareholders and ADS holders. If the merger is consummated, the party incurring any costs and expenses in connection with the merger and the merger agreement shall pay such costs and expenses.

Voting by the Rollover Shareholders at the Extraordinary General Meeting

        Pursuant to the rollover and support agreement, each of the Rollover Shareholders has agreed, until either the closing of the merger or six months following the termination of the merger agreement in accordance with its terms, to appear or otherwise cause its Shares to be counted as present for purposes of calculating a quorum and vote or otherwise cause to be voted all of their Shares:

  •
  for approval of the merger agreement;

  •
  against any competing transaction or other transaction or proposal made in opposition to the merger agreement or in competition or inconsistent with the merger;

  •
  against any other action, agreement or transaction that is intended or could reasonably be expected to materially interfere with or adversely affect the merger;

  •
  against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company in the merger agreement, or of the Rollover Shareholder in the Rollover Agreement;

  •
  in favor of any adjournment or postponement of the Company shareholders' meeting as may be reasonably requested by Parent; and

  •
  in favor of any other matter necessary to effect the transactions contemplated by the merger agreement.

        Each Rollover Shareholder has also agreed not to, directly or indirectly, do any of the following:

  •
  initiate, solicit, propose, encourage or knowingly facilitate (including by providing information) any inquiries, proposals or offers with respect to a competing transaction or offer that would reasonably be expected to lead to a competing transaction,

  •
  participate in any negotiations or discussions concerning, or provide or cause to be provided any non-public information or data relating to the Company in connection with, an actual or proposed competing transaction or offer that would reasonably be expected to lead to a competing transaction, or otherwise knowingly facilitate any effort or attempt to implement a competing transaction or offer that would reasonably be expected to lead to a competing transaction,

  •
  to the extent not required by applicable law, grant any waiver, amendment or release under any standstill or confidentiality agreement or takeover statutes, or otherwise knowingly facilitate any effort or attempt by any person to make a competing transaction,

  •
  approve or recommend, or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any competing transaction or offer that would reasonably be expected to lead to a competing transaction, or

  •
  enter into any other contract providing for (i) any consideration to be received by any shareholder of the Company that is different from the consideration provided under the merger agreement or (ii) any agreement to vote in favor of the merger agreement or the merger or to vote against any superior proposal.

        The obligations of the Rollover Shareholders under the rollover and support agreement will terminate upon the closing of the merger or the termination of the merger agreement in accordance with its terms (however, certain provisions relating to voting and restrictions on solicitation will survive for a period of six months following termination of the merger agreement).

        As of the date of this proxy statement, CPI Ballpark and CEF together own approximately 58.95% of the total issued and outstanding Shares.

Litigation Related to the Merger

        We are not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger

        The merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, "Business Combinations—Related Issues".

Regulatory Matters

        The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the Cayman Companies Law) with the Cayman Registrar and in the event the merger becomes effective, a copy of the certificate of merger issued by the Cayman Registrar being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and notice of merger published in the Cayman Islands Gazette.

 Dissenters' Rights

        Shareholders who dissent from the merger will have the right to seek payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenters' rights, which is attached as Annex C to the accompanying proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenters' rights with respect to their Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Companies Law, you will lose your Dissenters' Rights (as described under "Dissenters' Rights" on page 115).

Material U.S. Federal Income Tax Consequences

        The following is a general discussion of material U.S. federal income tax consequences to only U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the merger agreement. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the "IRS") and the IRS may challenge any of the conclusions set forth below. Any discussion of U.S. federal tax issues in this document is not intended or written to be relied upon, and cannot be relied upon by investors, for the purpose of avoiding penalties that may be imposed under the Code.

        This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including holders that are (i) banks, financial institutions, or insurance companies; (ii) regulated investment companies, mutual funds, or real estate investment trusts; (iii) brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; (iv) tax-exempt organizations; (v) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment; (vi) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services; (vii) holders that have a "functional currency" other than the U.S. dollar; (viii) retirement plans, individual retirement accounts, or other tax-deferred accounts; (ix) U.S. expatriates; (x) persons subject to alternative minimum tax; (xi) holders that actually or constructively own 10% or more of our voting stock; or (xii) partnerships or other entities classified as partnerships for U.S. federal income tax purposes. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times.

        As used herein, a "U.S. Holder" is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.

        ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S., AND OTHER LAWS.

  Consequences of Participation in the Merger or an Exercise of Dissenters' Rights

        The receipt of cash, either as consideration in the merger or as a result of a U.S. Holder exercising its Dissenters' Rights (as described under "Dissenters' Rights"), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder's adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under "Passive Foreign Investment Company" below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder's holding period for the Shares exchanged is greater than one year at the effective time.

        Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

        Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC "resident enterprise" under the PRC tax law and gain from the disposition of the Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC, you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People's Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income (the "Treaty"). If we are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the merger agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of our Shares, including the availability of the foreign tax credit under their particular circumstances.

  Passive Foreign Investment Company

        In general, we will be a passive foreign investment company, or a "PFIC," for any taxable year in which (i) at least 75% of our gross income is passive income or (ii) at least 50% of the value of our assets (based on a quarterly value of the assets during the taxable year) is attributable to assets that produce or are held for the production of passive income (the "asset test"). For this purpose, passive income generally includes dividends, interest, royalties and rents. If we own, directly or indirectly, at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation's assets and receiving our proportionate share of the other corporation's income. For purposes of the asset test: (a) any cash and other current assets readily convertible into cash will count as producing passive income or held for the production of passive income, and (b) the total value of our assets is calculated based on the market capitalization.

        Based on the past composition of our income and the valuation of our assets, including goodwill, we do not believe we were a PFIC for the taxable year ended December 31, 2013 and do not expect to be a PFIC for the current taxable year, although there can be no assurance in this regard. Our PFIC status for the current taxable year 2014 will not be determinable until the close of the taxable year ending December 31, 2014.

        If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares and the U.S. Holder has not made a valid mark-to-market election or qualified electing fund election, any gain recognized by a U.S. Holder on the disposition of a Share generally would be allocated ratably over such U.S. Holder's holding period for the Share. The amount allocated to the taxable year of the disposition and to any year before we became a PFIC would be treated as ordinary income in the current taxable year. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year and the interest charge generally applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year. We do not intend to provide the information U.S. Holders would need to make a qualified electing fund election for the current taxable year. As a result, if we are a PFIC in the current year, a U.S. Holder will not be able to make a valid qualified electing fund election, and any gain recognized by a U.S. Holder that exchanges such U.S. Holder's Shares for cash pursuant to the merger would be treated as ordinary income rather than capital gain.

        If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of Shares. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the merger to such U.S. Holder if we are a PFIC or have been a PFIC during any prior year in which a U.S. Holder held Shares.

  Information Reporting and Backup Withholding

        A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder's U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

  Medicare Tax

        For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) such holder's "net investment income" (or undistributed "net investment income" in the case of an estate or trust) for the relevant taxable year and (2) the excess of such holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A U.S. Holder's net investment income will generally include gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of their Shares.

  Consequences to the Company

        No gain or loss is expected to be recognized by the Company.

Material PRC Income Tax Consequences

        Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose "de facto management bodies" are located in the PRC are considered "resident enterprises," and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, which defines the "de facto management body" as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies ("Circular 82") on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled offshore incorporated enterprise is located in China. Under the EIT Law and its implementation regulations, PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a "non-resident enterprise" from transfer of its equity in a PRC resident enterprise, provided that the "non-resident enterprise" (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in China is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under applicable Income Tax Treaties with China.

        As there has not been a definitive determination of the Company's status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for our Shares would otherwise be subject to PRC tax to holders of such shares that are not PRC tax residents.

        In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises' Equity Transfer Income, or "Circular 698," issued by the State Administration of Taxation, which became effective as of January 1, 2008, and the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises or "Bulletin 24," which was issued by the State Administration of Taxation, which became effective as of April 1, 2011, if any non-resident enterprise transfers equity of a resident enterprise, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless the amount of the equity interest to be transferred and the transfer price are determined pursuant to standard trading rules of a public security market and not by the purchaser and the seller by mutual agreement prior to such transactions. According to Circular 698 and Bulletin 24, where the non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, which was established in a jurisdiction with either (a) an actual rate of tax of less than 12.5% or (b) a tax exemption for the income arising out of the disposition, the non-resident enterprise is required to file with the relevant taxation authorities certain information about the transfer. Where any such taxation authorities, upon review and examination of the documents submitted by the non-resident enterprise, deem such offshore holding company to be a vehicle incorporated for the purpose of tax evasion, they have the power to re-classify the offshore share transfer transaction, deny the existence of the offshore holding company and impose a 10% income tax on the gain from such offshore share transfer after an examination by the State Administration of Taxation. Although there has not been a definitive determination on whether a purchase or sale of a public company's shares or ADSs would be subject to Circular 698, the Company does not believe that the gain recognized on the receipt of consideration for its Shares or ADSs pursuant to the merger by its corporate shareholders who are not PRC residents should be subject to Circular 698. If, however, the PRC tax authorities were to invoke Circular 698 and impose tax on the receipt of consideration for its Shares or ADSs, then any gain recognized on the receipt of consideration for its Shares or ADSs pursuant to the merger by its corporate shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

        You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

        The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares and ADSs under the terms of the merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement); (ii) registration fees will be payable to the Cayman Registrar to register the plan of merger; and (iii) fees payable to the Cayman Islands Government Gazette Office to publish the notice of the merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

        The following table provides the high and low closing prices for the ADSs, each representing three Shares, on the NYSE under the symbol "CHC," for (i) the years 2012 and 2013, (ii) each quarter of 2012 and 2013 and (iii) each quarter during the past two years:

	Closing Price Per ADS (in US$)
	High	Low
Annually:
2012	2.67	0.62
2013	3.02	1.49
Quarterly:
2012
First quarter	2.04	0.99
Second quarter	2.01	0.69
Third quarter	1.62	0.62
Fourth quarter	2.67	1.36
2013
First quarter	2.77	1.49
Second quarter	3.02	2.12
Third quarter	2.8	1.74
Fourth quarter	2.74	2.44
2014
First quarter	3.42	2.64
Second quarter (through [ • ], 2014)	[ • ]	[ • ]

        On September 3, 2013, the last trading day prior to the announcement by the Company's board of directors that it had received a "going private" proposal, the reported sales price of our ADSs on the NYSE was $2.23 per ADS. The merger consideration of $3.51 per ADS to be paid in the merger represents a 57.4% premium over the closing price of our ADSs on September 3, 2013, and a 60.5% premium over the volume-weighted average trading price of the Company's ADSs during the 30 trading days prior to, and including, September 3, 2013, the last trading day prior to the Company's announcement on September 4, 2013 that it had received a "going- private" proposal. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

        The Company has never paid any dividends on its Shares. The Company does not expect to declare or pay any dividends prior to the merger or in the foreseeable future, and under the terms of the merger agreement, is prohibited from doing so.

        The Company's board of directors has significant discretion on whether to distribute dividends. Even if the Company's board of directors decides to pay dividends, the form, frequency and amount will depend upon the Company's future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If the Company pays any dividends, the ADS depositary will distribute such payments to the Company's ADS holders to the same extent as holders of the Shares, subject to the terms of the ADS deposit agreement, including the fees and expenses payable thereunder. Cash dividends on the Company's Shares, if any, will be paid in U.S. dollars.

        We are a holding company incorporated in the Cayman Islands. Our current and future ability to pay dividends depends substantially on the payment of dividends to us by our PRC operating subsidiaries through our wholly foreign owned enterprise, or WFOE, operating subsidiaries. If any of our WFOE operating subsidiaries incurs debt on its own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. Furthermore, relevant PRC laws and regulations permit payments of dividends by our PRC operating subsidiaries and PRC operating affiliates only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. Under PRC laws and regulations, each of our PRC operating subsidiaries and PRC operating affiliates is also required to set aside a portion of its net income each year to fund specific reserve funds. These reserves are not distributable as cash dividends. In particular, our PRC subsidiaries and our PRC affiliates are required to set aside minimum 10% of after tax income to their statutory capital reserve fund until the cumulative amount of such reserve reaches 50% of their respective registered capitals.

        Moreover, cash transfers from our PRC subsidiaries to us are subject to the PRC government's currency conversion policy, and our PRC subsidiaries may not be able to obtain the relevant approvals or complete the requisite registrations for distributing dividends to us. Any failure by any of our shareholders or any beneficial owner of our Shares who is a PRC resident to comply with the approval or registration requirements imposed by the State Administration of Foreign Exchange with respect to their investment in us could also subject us to legal sanctions, including a restriction on our PRC subsidiaries' ability to distribute dividends to us. As a result of the foregoing restrictions on our PRC subsidiaries and PRC operating affiliates, our ability to pay dividends on our Shares, or indirectly on our ADSs, could be significantly limited.

        We may be treated as a resident enterprise for PRC tax purposes and be obligated to withhold PRC income tax on payments of dividends on our Shares and ADSs to investors that are non—resident enterprises of the PRC. The withholding tax rate would generally be 10% on dividends paid to non-resident enterprises and 20% on dividends paid to non-resident individuals, subject to applicable tax treaty reliefs. Pursuant to a tax treaty between the PRC and the United States, a 10% rate will apply to dividends paid to non-resident individuals provided certain conditions are met. In addition, pursuant to a tax treaty between the PRC and Hong Kong, the withholding tax rate may be lowered to 5% if at least 25% of equity in the resident enterprise is held by a Hong Kong company and other conditions set forth by the relevant tax authorities have been met. See "Item 3. Key Information—D. Risk Factors—Risks Relating to the People's Republic of China—We rely principally on dividends and other distributions, if any, on equity paid by our operating businesses in China, and limitations on their ability to pay dividends to us could have a material adverse effect on our business and results of operations" and "Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in China—Our company may be classified as a "resident enterprise" for PRC enterprise income tax purposes under the PRC EIT Law. Such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders, including subject to PRC taxation on our worldwide income" in our Annual Report on Form 20-F for the year ended December 31, 2013, which are incorporated herein by reference.

 THE EXTRAORDINARY GENERAL MEETING

        The Company is furnishing this proxy statement to you, as a holder of Shares or ADSs, as part of the solicitation of proxies by the Company's board of directors for use at the extraordinary general meeting described below.

 Date, Time and Place of the Extraordinary General Meeting

        The Company will hold the extraordinary general meeting on [    •    ], 2014, at [    •    ] a.m., (Hong Kong time), at 31st Floor, AIA Central, 1 Connaught Road Central, Hong Kong

Proposals to be Considered at the Extraordinary General Meeting

        At the meeting, you will be asked to consider and vote upon the following resolutions:

  •
  as special resolutions:

    THAT the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, be authorized and approved by the Company;

    THAT the members of the special committee, namely, Ms. Moonkyung Kim, Mr. Jui Kian Lim and Mr. Allard Nooy, and the chief financial officer of the Company be authorized to do all things necessary to give effect to the merger agreement; and

  •
  if necessary, as an ordinary resolution:

    THAT, the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        If the merger is completed, each Share issued and outstanding immediately prior to the effective time, other than the Excluded Shares, shall be cancelled in exchange for the right to receive the per Share merger consideration of $1.17 per Share in cash without interest. Each ADS issued and outstanding immediately prior to the effective time of the merger, other than ADSs representing the Excluded Shares, will be cancelled in exchange for the right to receive the per ADS merger consideration of $3.51 per ADS in cash without interest (less $0.05 per ADS cancellation fees payable by holders of ADSs pursuant to the ADS deposit agreement) pursuant to the terms and conditions set forth in the merger agreement. At the effective time of the merger, all of the Shares will cease to be outstanding, shall be cancelled and shall cease to exist. Each Share (other than the Excluded Shares) will thereafter represent only the right to receive the per Share merger consideration without interest. Each Dissenting Share will thereafter represent only the right to receive the payment resulting from the procedures set forth in Section 238 of the Cayman Companies Law. Each Excluded Share other than Dissenting Shares will be cancelled for no consideration.

        At the effective time, each ordinary share, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one fully paid and non-assessable ordinary share, par value $0.01 per share, of the surviving company.

Our Board's Recommendation

        Our board of directors, acting upon the unanimous recommendation of the special committee:

  •
  determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is substantively and procedurally fair to, and in the best interests of, the Company and its unaffiliated security holders and ADS holders, and declared it advisable to enter into the merger agreement and the plan of merger;

  •
  approved the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger; and

  •
  recommended that the Company's shareholders vote FOR the authorization and approval of the merger agreement, the plan of merger and the approval of the transactions contemplated thereby, including the merger, FOR the proposal to authorize each of the members of the special committee and the chief financial officer of the Company to do all things necessary to give effect to the merger agreement and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

Record Date; Shares and ADSs Entitled to Vote

        You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on [    •    ], or if you are a holder of ADSs at the close of business in New York City on [    •    ], 2014, the Share record date and the ADS record date for voting at the extraordinary general meeting, respectively.

        If you own Shares at the close of business in the Cayman Islands on the Share record date, the deadline for you to lodge your proxy card and vote is [    •    ], 2014 at [    •    ] a.m. (Hong Kong time).

        Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on [    •    ], 2014, the Share record date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS depositary for cancellation before the close of business in New York City on [    •    ], 2014 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of the Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for The Bank of New York, Mellon, the custodian holding the Shares, to transfer registration of the Shares in the Company's register of members to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares, Appleby Trust (Cayman) Ltd., to issue and mail a certificate to your attention. If the merger is not completed, the Company would continue to be a public company in the U.S. and the Company's ADSs would continue to be listed on the NYSE. The Company's Shares are not listed and cannot be traded on any stock exchange other than NYSE, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs and any applicable share transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

        Each outstanding Share on the share record date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the share record date, there will be 162,126,002 Shares entitled to be voted at the extraordinary general meeting. Please see "Procedures for Voting" below for additional information.

Quorum

        A quorum of the Company's shareholders is necessary to have a valid shareholders' meeting. One or more shareholders on record together holding not less than one-third in nominal value of the total issued Shares in the Company represented at the meeting in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative or proxy and entitled to vote will constitute a quorum for the extraordinary general meeting. In the event that a quorum is not present at the extraordinary general meeting, the Company currently expects that it will adjourn or postpone the extraordinary general meeting to solicit additional proxies in favor of the adoption of the merger agreement.

Vote Required

        Under the Cayman Companies Law and the merger agreement, in order for the merger to be completed, the merger agreement and the plan of merger must be approved by a special resolution of the Company passed by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting If this vote is not obtained, the merger will not be completed.

        As of the date of this proxy statement, there are 162,126,002 Shares issued and outstanding (including Shares represented by ADSs), all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under "Procedures for Voting". Based on the number of Shares expected to be issued and outstanding and entitled to vote on the Share record date, approximately 108,084,002 Shares must be voted in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, in order for the proposal to be authorized and approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

        As of the date of this proxy statement, the Rollover Shareholders as a group beneficially own in the aggregate 95,576,057 Shares, which represents approximately 58.95% of the total outstanding Shares. Please see "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 124 for additional information. Pursuant to the terms of the Rollover Agreement, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger at the extraordinary general meeting of the Company. In addition, each of the Company's directors who beneficially owns Shares (including Shares represented by ADSs) has informed the Company that, as of the date of this proxy statement, he or she intends to vote all of his or her Shares in favor of approval and authorization of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger. As of the date of this proxy statement, our directors and executive officers beneficially owned, in the aggregate, 933,150 Shares, or, collectively, approximately 0.58% of the outstanding Shares. Please see "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 124 for additional information. Given the Rollover Shareholders' and the directors' ownership as described above and based on the number of Shares expected to be outstanding on the Share record date, 11,574,795 Shares (representing approximately 7.14% of the total issued and outstanding Shares expected to be outstanding and entitled to vote on the Share record date) owned by shareholders and on behalf of ADS holders other than Rollover Shareholders or the directors must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved, assuming all unaffiliated security holders will be present and voting in person or by proxy at the extraordinary general meeting.

Procedures for Voting

  Shares

        Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on [    •    ], 2014, the Share record date, will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share record date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment or postponement thereof. Shareholders who have acquired Shares after the close of business on [    •    ], 2014 (Cayman Islands time) may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares. Each Share carries one vote.

        Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than [    •    ] a.m. on [    •    ], 2014 (Hong Kong time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

        Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the enclosed proxy card should contact Innisfree M&A Incorporated, the firm assisting us with this proxy solicitation at +1 (412) 232-3651 or toll free at +1 (888) 750-5834.

  ADSs

        Holders of ADSs as of the close of business on [    •    ], 2014 (New York City time), the ADS record date, will receive the final proxy statement and ADS voting instruction card either directly from the Company's ADS depositary (in the case of registered holders of ADSs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who are not registered holders of ADSs). Holders of ADSs as of the close of business on [    •    ], 2014 (New York City time) (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS depositary and returning it in accordance with the instructions printed on it. The ADS depositary must receive the ADS voting instruction card no later than 5:00 p.m. (New York City time) on [    •    ], 2014. The ADS depositary shall endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions. The ADS depositary has advised the Company that it will not vote or attempt to exercise the right to vote any Shares other than in accordance with those instructions.

        Holders of ADSs as of the close of business on [    •    ], 2014 (New York City time), the ADS record date, may vote at the extraordinary general meeting if they cancel their ADSs and become a holder of Shares by the close of business on [    •    ], 2014 (Cayman Islands Time). ADS holders wanting to cancel their ADSs need to make arrangements to deliver your ADSs to the ADS depositary for cancellation prior to the close of business in New York City on [    •    ], 2014, together with (1) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of the Shares) and (2) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and related expenses and taxes (such as stamp taxes and stock transfer taxes). Persons who hold ADSs in a brokerage, bank or nominee account, must contact their broker, bank or nominee to find out what actions they need to take to instruct the broker, bank or nominee to cancel the ADSs on their behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for the Hong Kong office of Hong Kong and Shanghai Banking Corp., the custodian holding the Shares, to transfer registration of the Shares in the Company's register of members to the former ADS holder. If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares, Appleby Trust (Cayman) Ltd., to issue and mail a certificate to your attention.

        Persons holding ADSs in a brokerage, bank or nominee account should consult with their broker, bank or nominee to obtain directions on how to provide such broker, bank or nominee with instructions on how to vote their ADSs.

Proxy Holders for Registered Shareholders

        Shareholders registered in the register of members of the Company as of the share record date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the Company as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the merger according to the recommendation of the board of directors of the Company. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the board of directors of the Company.

Voting of Proxies and Failure to Vote

        All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, FOR the proposal to authorize each of the members of the special committee and the chief financial officer of the Company to do all things necessary to give effect to the merger agreement, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain required votes described in "Vote Required."

        Brokers or other nominees who hold the Company's Shares in "street name" for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers' Shares in the absence of specific instructions from those customers. Broker non—votes will be counted toward a quorum but will not be treated as voted at the extraordinary general meeting.

        If holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, the ADS depositary has advised the Company that it will not vote or attempt to exercise the right to vote any Shares underlying such holder's ADSs.

        Banks, brokers and other nominees who hold the Company's ADSs in "street name" for their customers do not have discretionary authority to provide the ADS depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the merger agreement.

Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of the Company's ADSs, they may not provide the ADS depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the merger agreement.

Revocability of Proxies

        Registered holders of our Shares may revoke their proxies in one of three ways:

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  first, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to 901 Marco Polo Plaza Building, No. 80 Anli Road, Chaoyang District, Beijing, 100101, the People's Republic of China, Attention: Ms. Liya Chen;

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  second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no later than [    •    ] a.m. (Hong Kong time) on [    •    ], 2014, which is the deadline for shareholders to lodge proxy cards; or

  •
  third, a registered shareholder may attend the extraordinary general meeting and vote in person. Attendance, by himself or herself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

        If a shareholder holds Shares through a broker and has instructed the broker to vote the shareholder's Shares, the shareholder must follow directions received from the broker to change those instructions.

        Holders of the Company's ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time no later than 5:00 p.m. (New York City time) on [    •    ], 2014. A holder of the Company's ADSs can do this in one of two ways:

  •
  first, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS depositary; or

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  second, a holder of ADSs can complete, date and submit a new voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked to the ADS depositary.

        If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

        Shareholders who continue to hold their Shares in their own name until the completion of the merger will have the right to dissent from the merger and receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law, which is attached as Annex C to this proxy statement, for the exercise of dissenters' rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters' rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS

THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY'S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON [    •    ], 2014, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON [    •    ], 2014. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE COMPANY'S ADSs WOULD CONTINUE TO BE LISTED ON NYSE. THE COMPANY'S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS OR HER ADSs TO EXERCISE DISSENTERS' RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS OR HER SHARES INTO THE COMPANY'S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND ANY APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

 Whom to Call for Assistance

        If you need assistance, including help in changing or revoking your proxy, please contact Innisfree M&A Incorporated, which is acting as a proxy solicitation agent and information agent in connection with the merger as follows:

        Innisfree M&A Incorporated
Shareholders may call toll free +1 (888) 750-5834
Banks and Brokers may call collect +1 (412) 232-3651

Solicitation of Proxies

        We have engaged Innisfree M&A Incorporated to assist in the solicitation of proxies from banks, brokerage firms, nominees, institutional holders and individual investors for the extraordinary general meeting. We expect that Innisfree M&A Incorporated's fees for its services will be approximately $15,000 plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

        The Company is not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in the notice convening the meeting.

THE MERGER AGREEMENT AND PLAN OF MERGER

        This section of the proxy statement describes the material terms of the merger agreement and the plan of merger but does not purport to describe all of the terms of the merger agreement and the plan of merger. The following summary is qualified in its entirety by reference to the complete text of the merger agreement and the plan of merger, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger. This description of the merger agreement and the plan of merger have been included to provide you with information regarding their terms.

 Structure and Completion of the Merger

        The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement and the plan of merger, with the Company as the surviving entity of the merger. If the merger is completed, the Company will cease to be a publicly traded company. The closing will occur on the second business day immediately after all of the closing conditions have been satisfied or waived. At the closing, Merger Sub and the Company will execute the plan of merger and register the plan of merger and other related documents with the Cayman Registrar. The merger will become effective on the date specified in the plan of merger.

        We expect that the merger will be completed during the second calendar quarter of 2014, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, we intend to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

        Upon completion of the merger, the memorandum and articles of association in the form attached to the plan of merger (which are substantially in the form of the memorandum and articles of association of Merger Sub, as in effect at the effective time, except that at the effective time, the memorandum and articles of association will refer to the name of the surviving corporation as "China Hydroelectric Corporation") will be the memorandum and articles of association of the surviving corporation. The directors of Merger Sub immediately prior to the effective time will become the directors of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of association.

Merger Consideration

        At the effective time, each issued and outstanding Share, other than the Excluded Shares, will be cancelled in exchange for the right to receive $1.17 in cash, without interest and net of any applicable withholding taxes. Each outstanding ADS, other than any ADS that represents Excluded Shares, will represent the right to surrender the ADS in exchange for $3.51 in cash (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement) without interest and net of any applicable withholding taxes.

        The Excluded Shares (other than the Dissenting Shares) will be cancelled for no consideration. Each Dissenting Share will be entitled to receive only the payment resulting from the procedures set forth in Section 238 of the Cayman Companies Law. Please see "Dissenters' Rights" beginning on page 115 for additional information.

        At the effective time, each outstanding ordinary share, par value $0.01 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value $0.01 per share, of the surviving corporation.

        The merger consideration will not be paid to shareholders who are untraceable unless and until they notify the paying agent appointed by the Parent. A holder of Shares will be deemed to be untraceable if (i) he has no registered address in the register of members (or branch register) maintained by the Company, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (a) has been sent to such person and has been returned undelivered or has not been cashed, or (b) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company, or (iii) notice of the extraordinary general meeting convened to vote on the merger has been sent to such person and has been returned undelivered. Monies due to dissenting shareholders and shareholders of the Company who are untraceable will be returned to the surviving corporation on demand and held in a non-interest bearing bank account for the benefit of dissenting shareholders and shareholders of the Company who are untraceable. Monies unclaimed after a period of seven years from the date of the notice of the extraordinary general meeting will be forfeited and will revert to the surviving corporation. Dissenting shareholders and holders of Shares who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the merger within applicable time limits or limitation periods should contact the surviving corporation.

        The ADS depositary will hold merger consideration it receives in respect of Shares represented by ADSs for distribution to the holders of ADSs upon cancellation of the ADSs. If a registered holder of ADSs fails to surrender its ADRs or submit an affidavit of loss of its ADRs or if a check for merger consideration sent to an ADS holder is returned or is not presented for payment, the ADS depositary will handle the unclaimed funds in accordance with applicable abandoned property laws.

Treatment of Share Options

        At the effective time, each outstanding vested and unexercised option to purchase Shares granted under the Company Incentive Plan will be cancelled and converted into the right to receive, as soon as practicable after the effective time, a cash amount equal to the number of Shares underlying such option immediately prior to the effective time multiplied by the amount, if any, by which $1.17 exceeds the exercise price of such vested option.

        At the effective time, each outstanding unvested option to purchase Shares granted under the Company Incentive Plan will be cancelled for no consideration.

Exchange Procedures

        Prior to the effective time, Parent will deposit with the paying agent for the benefit of the holders of the Shares and the ADSs, and vested options to purchase Shares, an amount in cash sufficient for the exchange agent to make payments under the merger agreement. Promptly after the effective time, the paying agent will mail to each registered holder of the Shares (other than to members of the Buyer Group or to the holders of Dissenting Shares) (a) a form of letter of transmittal specifying how the delivery of the merger consideration to registered holders of the Shares will be effected and (b) instructions for effecting the surrender of share certificates representing Shares or non-certificated Shares represented by book entry in exchange for the applicable merger consideration. Upon surrender of a share certificate or a declaration of loss, each registered holder of the Shares will receive an amount equal to (a) the number of Shares multiplied by (b) the per Share merger consideration.

        Promptly after the effective time, the paying agent will transmit to the ADS depositary a cash amount equal to (a) the number of ADSs issued and outstanding, less any ADSs representing Excluded

Shares, multiplied by (b) the per ADS merger consideration. The ADS depositary will distribute the merger consideration for the ADSs (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement) to ADS holders pro rata to their holdings of ADSs immediately prior to the effective time, without interest and net of any applicable withholding taxes, upon surrender by them of the ADSs. The ADS holders will pay any applicable fees, charges and expenses of the ADS depositary (other than the ADS cancellation fee, which will be deducted from the distribution of merger consideration by the ADS depositary to the ADS holders) and government charges (other than withholding taxes, if any) due to or incurred by the ADS depositary in connection with the distribution of the ADS merger consideration.

Representations and Warranties

        The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including those set forth in the disclosure schedules delivered by the Company and Parent in connection therewith). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosure with the SEC prior to the date of the merger agreement.

        The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

  •
  due organization, existence, good standing and authority to carry on the Company's businesses;

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  the Company's capitalization, the absence of preemptive or other rights with respect to securities of the Company, or any securities that give their holders the right to vote with the Company's shareholders;

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  the Company's corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

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  the shareholder vote necessary to authorize and approve the merger agreement—i.e., an affirmative vote of shareholders representing two-thirds or more of the Shares voting in person or by proxy as a single class at the extraordinary general meeting;

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  the declaration of advisability and recommendation to the shareholders of the Company of the merger agreement and the merger by the special committee and by the board of directors of the Company, and the authorization and approval of the Transactions, including the merger by the board of directors of the Company;

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  the receipt of a written opinion from Houlihan Lokey;

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  the absence of violations of, or conflict with, the governing documents of the Company, laws applicable to the Company and certain agreements of the Company as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated thereby;

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  compliance with applicable laws, licenses and permits;

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  the Company's SEC filings since January 1, 2010 and the financial statements included therein;

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  the Company's disclosure controls and procedures and internal controls over financial reporting;

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  compliance with the applicable rules and regulations of NYSE;

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  the absence of any "Company Material Adverse Effect" (as defined below) on the Company or certain other changes or events since December 31, 2012;

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  the absence of any legal proceedings and governmental orders against the Company;

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  labor and employment matters;

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  real property;

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  intellectual property;

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  tax matters;

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  the absence of undisclosed liabilities;

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  material contracts and the absence of any default under, or breach or violation of, any material contract;

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  customers and suppliers;

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  environmental matters;

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  insurance matters;

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  absence of undisclosed interested party transactions;

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  the absence of a shareholder rights agreement and the inapplicability of any anti-takeover law to the merger; and

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  the absence of any undisclosed broker's or finder's fees.

        Many of the representations and warranties made by the Company are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the merger agreement, a "Company Material Adverse Effect" means any fact, event, circumstance, development, change, condition, occurrence or effect that, individually or in the aggregate with all other facts, events, circumstances, developments, changes, conditions, occurrences and effects, is or is reasonably likely to be materially adverse to the business, financial condition, assets, liabilities, properties or results of operations of the Company and the subsidiaries taken as a whole. However, none of the following will be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect has occurred:

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  changes affecting the economy or financial markets generally in the PRC;

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  changes in any laws, generally accepted accounting practices or regulatory accounting requirements;

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  changes that are the result of factors generally affecting the industries or markets in which the Company or any of its subsidiaries operate;

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  the public announcement of the Transactions, including losses arising out of the execution, delivery or performance of the merger agreement;

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  any shareholder litigation relating to the merger agreement;

  •
  any change in the price of the Shares or trading volume as quoted on NYSE;

  •
  the failure by the Company or any of its subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period; or

  •
  any change resulting or arising from any action of the Company or any of its subsidiaries that was expressly taken, consented to or requested by any member of the Buyer Group or any of their respective affiliates that is an affiliate of Parent or Merger Sub.

        Provided that the above factors may be taken into account in determining whether a "Company Material Adverse Effect" has occurred or is reasonably likely to occur if such factors have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to the other participants in the industries or geographic markets in which the Company and its subsidiaries conduct their businesses.

        The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

  •
  their due organization, existence and good standing;

  •
  capitalization of Parent and Merger Sub, Parent ownership of Merger Sub and the operations of Parent and Merger Sub;

  •
  their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

  •
  the absence of violations of, or conflict with, the governing documents of Parent or Merger Sub, laws applicable to Parent or Merger Sub and certain agreements of Parent or Merger Sub as a result of Parent and Merger Sub entering into and performing under the merger agreement and consummating the transactions contemplated thereby;

  •
  governmental consents and approvals;

  •
  sufficiency of funds in the financing for the merger, subject to certain conditions;

  •
  the execution and validity of the guarantees provided by the Sponsors and the absence of any default thereunder;

  •
  the absence of legal proceedings against Parent and Merger Sub;

  •
  the absence of certain agreements, or compensation or voting arrangements involving Parent, Merger Sub or any of their affiliates, in each case relating to the merger;

  •
  the absence of any agreements among the Buyer Group or any of their respective affiliates with respect to any securities of the Company;

  •
  the absence of undisclosed Shares or other securities of, any rights to acquire the Shares or other securities of, or any other economic interest in, the Company, beneficially owned by Parent or Merger Sub;

  •
  solvency of the surviving company immediately following completion of the merger;

  •
  the absence of any undisclosed broker's or finder's fees; and

  •
  independent investigation conducted by Parent and Merger Sub and non-reliance on the Company's estimates.

Conduct of Business Prior to Closing

        The Company has agreed that from the date of the merger agreement until the effective time, except, as expressly contemplated by the merger agreement or with the prior written consent of Parent, the Company shall use its reasonable best efforts to conduct the businesses of the Company and its subsidiaries in the ordinary course and in a manner consistent with past practice in all material respects and to preserve substantially intact their existing assets and business organization, keep available the services of their current officers, employees and consultants and maintain their current relationships with customers, suppliers, distributors, creditors, and other such Persons with which the Company or any of its subsidiaries has significant business relations.

        Subject to certain exceptions set forth in the merger agreement, from the date of the merger agreement until the effective time, the Company will not and will not permit any of its subsidiaries to, among other things:

  •
  amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

  •
  issue, sell, pledge, terminate, transfer or dispose of, grant an encumbrance on or permit an encumbrance to exist on, or authorize the issuance, sale, pledge, termination or disposition of, or granting or placing of an encumbrance on, any share capital or other ownership interests, of the Company or any of its subsidiaries, or any agreement, contract or instrument amounting to control over, or enabling control of, the Company or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any share capital or other ownership interest (including any phantom interest) of the Company or any of its subsidiaries (with limited exceptions);

  •
  sell, pledge or dispose of, grant an encumbrance on or permit an encumbrance to exist on, or authorize the sale, pledge or disposition of, or granting or placing of an encumbrance on, any material assets of the Company or any of its subsidiaries, having a current value in excess of $500,000 in the aggregate, except in the ordinary course of business and in a manner consistent with past practice in material respects;

  •
  declare, set aside, make or pay any dividend or other distribution, payable in cash, share, property or otherwise, with respect to any of its share capital, except for dividends by any of the Company's direct or indirect wholly owned subsidiaries to the Company or any of its other wholly owned subsidiaries;

  •
  adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or other rights exchangeable into or convertible or exercisable for any of its share capital, other than the acquisition by the Company of its securities in connection with the forfeiture of certain Company options;

  •
  effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving any group company, or create any new subsidiary;

  •
  acquire (including by merger, consolidation or acquisition of share or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any assets, property or securities with a value in excess of $500,000 in any transaction or series of related transactions;

  •
  incur any new indebtedness in an aggregate amount in excess of RMB80 million or refinance any existing indebtedness in an aggregate amount in excess of RMB20 million, incur any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances or capital contribution to, or investment in, any person in excess of $1 million in the aggregate;

  •
  authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $1 million or capital expenditures which are, in the aggregate, in excess of $2 million for the Company and its subsidiaries taken as a whole;

  •
  enter into or amend certain contracts relating to acquisitions, indebtedness or expenditures;

  •
  create any new subsidiary;

  •
  engage in the conduct of any new line of business outside of its existing business segments;

  •
  make any material changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its subsidiaries, except as required by changes in applicable generally accepted accounting principles or law;

  •
  commence or settle any action, other than settlements (A) in the ordinary course of business and consistent with past practice in material respects or pursuant to existing contracts or commitments, (B) requiring the Company and its subsidiaries to pay monetary damages not exceeding $500,000, and (C) not involving the admission of any wrongdoing by the Company or any of its subsidiaries;

  •
  enter into, amend or modify, consent to the termination of, or waive any material rights under any material contract, other than in the ordinary course of business and consistent with past practice;

  •
  make or change any material tax election, materially amend any tax return (except as required by applicable law), enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes or materially change any method of tax accounting;

  •
  abandon, disclaim, dedicate to the public, sell, license, assign or grant any security interest in, to or under any material intellectual property owned by the Company;

  •
  grant to any third party any license, or enter into any covenant not to sue, with respect to any material intellectual property owned by the Company, except non-exclusive licenses in the ordinary course of business consistent with past practice in material respects or pursuant to existing contracts or commitments;

  •
  except as required pursuant to existing written plans or contracts in effect as of the date of the merger agreement or as otherwise required by applicable law or carried out in the ordinary course of business consistent with past practice, (A) enter into any new employment or compensatory agreements (including the renewal of any consulting agreement) with any officer or director of the Company or any of its subsidiaries, (B) grant or provide any severance or termination payments or benefits to any service provider, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any service provider, (D) establish, adopt, amend or terminate any material benefit and compensation plans, agreements, or arrangements, whether written or oral (except as required by law) or amend the terms of any outstanding equity-based awards, (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any plan, to the extent not already required in any such plan, (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (G) forgive any loans to directors, officers or employees of the Company or any of its subsidiaries, or (H) issue or grant any Share, Company option or other instrument representing or convertible into equity of the Company to any person under the Company Incentive Plan;

  •
  enter into any contract with any of the directors or officers of the Company, individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the Company, or immediate family members of any of the foregoing persons;

  •
  fail to make in a timely manner any material filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

  •
  terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which are not promptly replaced by a comparable amount of insurance coverage;

  •
  enter into, or propose to enter into, any transaction involving any earn-out or similar payment payable by the Company or any of its subsidiaries, to any person; or

  •
  agree, authorize, commit, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Shareholders' Meeting

        As promptly as practicable, but in any event no later than five business days, after the SEC confirms that it has no further comments on the Schedule 13E-3 filing and the proxy statement, the Company will call, give notice of, and convene an extraordinary general meeting of the Company's shareholders to obtain the authorization and approval of Company's shareholders in respect of the merger agreement and the Transactions. No later than the 30th calendar day after the date on which such notice is issued, the Company shall hold such meeting in accordance with its memorandum and articles of association; provided, however, that the Company may in certain special circumstances, after consultation with Parent, adjourn such meeting for up to 30 calendar days.

        Subject to certain limited circumstances involving receipt of a superior proposal (as defined in the merger agreement), the board of directors of the Company shall recommend that the shareholders of the Company authorize and approve the merger agreement and the Transactions.

Competing Transactions

        Neither the Company nor its subsidiaries nor any officer, director, or representative of the Company or any of its subsidiaries will, directly or indirectly, (a) solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any competing transaction, (b) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information relating to the Company or the merger to, any person or entity in furtherance of, or in order to obtain, a proposal or offer for a competing transaction, (c) agree to, approve, endorse or recommend any competing transaction or enter into any letter of intent or contract or commitment contemplating or otherwise relating to any competing transaction other than a superior proposal, (d) grant any waiver, amendment or release under any confidentiality, standstill or similar agreement or takeover statutes or (e) authorize or permit any of the officers, directors or representatives of the Company or any of its subsidiaries acting directly or indirectly under the direction of the Company or any of its subsidiaries, to take any action set forth in (a) through (d) above. The Company will immediately cease and cause to be terminated all discussions with any third parties existing as of the date of the merger agreement regarding a competing transaction.

        Subject to certain additional conditions, at any time prior to the receipt of the shareholder approval for the merger, the Company may, acting under the direction of the board of directors furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer with respect to a competing transaction that did not arise or result from any breach of the above paragraph if, prior to furnishing such information and entering into such discussions, the board of directors (after taking into account the recommendation of the special committee) has determined, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation and of outside legal counsel, which, for the avoidance of doubt, may include the financial advisor and outside legal counsel to the special committee) that (A) such proposal or offer constitutes, or may reasonably be expected to lead to, a superior proposal (as defined in the merger agreement) and (B) the failure to furnish such information to, or enter into such discussions with, the person who made such proposal or offer would be inconsistent with the board of directors' fiduciary duties.

No Change of Recommendation

        Except in the circumstance described in the previous paragraph relating to certain superior proposals, neither the board of directors nor any committee thereof shall (i) (A) withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the recommendation to the Company's shareholders to approve the merger agreement and the Transactions (the "company recommendation"), (B) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) any competing transaction, (C) fail to recommend against any competing transaction (subject to certain conditions), (D) fail to include the company recommendation in the proxy statement, (E) enter into any letter of intent, memorandum of understanding or similar document or contract relating to any competing transaction or (ii) cause or permit the Company or any of its subsidiaries to enter into any acquisition agreement, merger agreement or other similar definitive agreement relating to any competing transaction.

Indemnification; Directors' and Officers' Insurance

        Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

        The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the effective time will survive the merger and may not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its subsidiaries.

        The memorandum and articles of association of the surviving corporation will contain provisions no less favorable to the directors, officers or employees of the Company with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the effective time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

        From and after the effective time, the surviving corporation will comply with all of the Company's obligations and will cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (i) the indemnified parties against all kinds of liabilities arising out of, relating to or in connection with (a) the fact that such party is or was a director, officer or employee of the Company or any of its subsidiaries, or (b) any acts or omissions occurring or alleged to have occurred prior to or at the effective time to the extent provided under the Company's or its subsidiaries' respective organizational and governing documents or agreements in effect on the date of the merger agreement and to the fullest extent permitted by the Cayman Companies Law or any other applicable law; and (ii) such persons against all kinds of liabilities arising out of acts or omissions in such persons' official capacity as an officer, director or other fiduciary in the Company or any of its subsidiaries if such service was at the request or for the benefit of the Company or any of its subsidiaries.

        The surviving corporation will, and Parent will cause the surviving corporation to, maintain in effect for six years from the effective time the current directors' and officers' liability insurance policies maintained by the Company with respect to matters occurring prior to the effective time on terms with respect to coverage and amount no less favorable than the existing insurance; provided, that the surviving corporation will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may and, at Parent's request, the Company will, purchase a six-year "tail" prepaid policy prior to the effective time on terms, and conditions providing substantially equivalent benefits as the existing directors' and officers' liability insurance maintained by the Company. If a "tail" prepaid policy has been obtained by the Company prior to the closing, the surviving corporation will (and Parent will cause the surviving corporation to) maintain the policy in full force and effect, and continue to honor the obligations thereunder.

Financing

        Parent has delivered to the Company a copy of an equity commitment letter, dated as of January 13, 2014, from the Sponsors, pursuant to which the Sponsors have committed to purchase, or cause the purchase of, equity securities of Parent up to the amount, in cash, set forth therein, subject to the terms and conditions therein, which shall be used to finance the consummation of the merger and the other Transactions.

        Parent has also agreed to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to obtain the equity financing described above in a timely manner including to (i) maintain in effect the equity commitment letter, (ii) satisfy, or cause its representatives to satisfy, on a timely basis all conditions in the equity commitment letter that are within its control, (iii) enforce the equity commitment letter in accordance with its terms, and (iv) subject to the terms and conditions of the equity commitment letter, draw upon and consummate the equity financing at or prior to the closing.

Conditions to the Merger

        The respective obligations of the parties to consummate the merger are subject to the satisfaction or written waiver (at or prior to the closing of the merger) of the following conditions:

  •
  The Company shall have obtained shareholder approval for the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger (the "Transactions").

  •
  No governmental authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.

        The obligations of Parent and Merger Sub to consummate the Transactions are subject to the satisfaction or waiver (at or prior to the closing of the merger) of the following additional conditions:

  •
  (1) the representations and warranties of the Company contained in the merger agreement regarding the Company's organization and good standing, authority to enter into the merger agreement, the company's financial condition (subject to a material adverse effect limitation) and fees and commissions being true and correct in all respects, (2) the representations and warranties regarding the Company's capitalization being true and correct in all respects, except for de minimis inaccuracies that do not increase the aggregate amount of the merger consideration and amounts payable in respect of the Company's options by more than $250,000, and (3) each of the other representations and warranties of the Company contained in the merger agreement being true and correct (without giving effect to any limitation as to

    "materiality" or "Company Material Adverse Effect" as defined in the merger agreement), in each case, as of the date of the merger agreement and as of the closing of the merger, except to the extent such representation or warranty is expressly made as of a specific date, in which case, such representation or warranty shall be true and correct as of such specific date only and in the case of (3) above, where the failure of such representations and warranties of the Company to be so true and correct would not constitute a Company Material Adverse Effect;

  •
  The Company having performed or complied in all material respects with all of the agreements and covenants required by the merger agreement;

  •
  The Company having delivered to Parent, on the closing date of the merger, a certificate, signed by an executive officer of the Company, certifying the fulfilment of the above conditions; and

  •
  No Company Material Adverse Effect having occurred since the date of the merger agreement.

        The obligations of Parent and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (at or prior to the closing of the merger) of the following additional conditions:

  •
  The representations and warranties of Parent and Merger Sub contained in the merger agreement being true and correct (without giving effect to any limitation as to "materiality" set forth therein), as of the date of the merger agreement and as of the closing of the merger, except (i) to the extent such representation or warranty is expressly made as of a specific date, such representation or warranty shall be true and correct as of such specific date only, and (ii) where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, would not prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the merger.

  •
  Parent and Merger Sub having performed or complied in all material respects with all of the agreements and covenants required by the merger agreement to be performed or complied with.

  •
  Parent having delivered to the Company on the closing date of the merger, a certificate, signed by a designated director of Parent, certifying the fulfilment of the above conditions.

Termination of the Merger Agreement

        The merger agreement may be terminated and the Transactions may be abandoned at any time prior to the effective time, whether before or after receipt of shareholder approval:

  •
  by mutual written consent of Parent and the Company (in the case of the Company, acting with approval of the special committee); or

  •
  by either Parent or the Company (in the case of the Company, acting at the direction of the special committee) if:

  •
  the merger is not completed before November 30, 2014; provided, however, that the right to terminate the merger agreement shall not be available to any party whose failure to fulfill any obligation or other breach has been a material cause of, or resulted in, the failure of the transactions contemplated by the merger agreement; or

  •
  any governmental authority having enacted, issued, promulgated, enforced or entered any law or order, which shall have become final and non-appealable and that would have the effect of making the merger illegal or otherwise prohibited; provided, however, that the right to terminate the merger agreement shall not be available to any party whose failure to fulfill any obligation or other breach has been a material cause of, or resulted in, the issuance of such final, non-appealable law or order by the governmental authority; or

  •
  shareholder approval shall not have been obtained upon a vote held at the extraordinary general meeting or any adjournment thereof convened for that purpose; or

  •
  by the Company (acting at the direction of the special committee):

  •
  upon a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in the merger agreement such that the corresponding closing condition would not be satisfied and such breach is incapable of being cured or has not been cured within 30 calendar days of the receipt by Parent of written notice thereof from the Company; provided, that the Company shall not have the right to terminate the merger agreement if, at the time of such termination, the Company is itself in breach of any representation, warranty, covenant or agreement of the Company; or

  •
  if all of the conditions to closing have been satisfied and Parent and Merger Sub fail to complete the closing within three business days following the date the closing should have occurred; or

  •
  if, prior to the receipt of approval from the Company shareholders, (1) the board of directors (after taking into account the recommendation of the special committee), has authorized the Company to terminate the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal, and (2) the Company has concurrently with the termination of the merger agreement entered into, or immediately after termination of the merger agreement, enters into, an alternative acquisition agreement with respect to such superior proposal; provided, however, that the Company shall not be entitled to terminate the merger agreement unless the Company has complied in all respects with the provisions in the merger agreement relating to competing transactions and has paid the termination fee; or

  •
  if the board of directors (after taking into account the recommendation of the special committee) determines in good faith that the closing conditions requiring the Company to have obtained shareholder approval or the absence of any legal restraint on the consummation of the Transactions would be incapable of being satisfied; or

        by Parent:

  •
  upon a breach by the Company of any representation, warranty, covenant or agreement set forth in the merger agreement such that the corresponding closing conditions would not be satisfied and such breach is incapable of being cured by November 30, 2014 or has not been cured, in the case of certain breaches, within five calendar days after the Company receives written notice of such breach from Parent, and in the case of any other breach by the Company, within 30 calendar days of the receipt by the Company of written notice thereof from Parent; provided that Parent shall not have the right to terminate the merger agreement if, at the time of such termination, Parent is itself in breach of any representation, warranty, covenant or agreement of Parent; or

  •
  if, prior to obtaining Company shareholder approval for the merger, the board of directors shall have changed its recommendation to the shareholders with respect to the merger agreement and the Transactions.

Termination Fee

        The Company agrees that it shall pay the termination fee of $2.5 million:

  •
  in the event that the merger agreement is terminated by the Company in order to enter into an alternative acquisition agreement relating to a superior proposal;

  •
  if the merger agreement is terminated by Parent due to a breach by the Company of its representations, warranties, covenants or agreements in the merger agreement, or a failure of any of the Company's representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied;

  •
  if the board of directors has changed its recommendation to the shareholders with respect to the merger agreement and the Transactions; or

  •
  in the event that the merger agreement is terminated because the merger is not completed before November 30, 2014 or shareholder approval for the merger and the Transactions was not obtained, and subject to certain conditions, the Company enters into or consummates a competing transaction within one year of such termination.

        For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the termination fee on more than one occasion.

        Parent agrees to pay a reverse termination fee of $3 million in the event that the merger agreement is terminated by the Company due to a breach of representations and warranties by Parent or Parent's failure to consummate the merger within three business days following the time when the merger should have been consummated pursuant to the merger agreement.

Fees and Expenses

        All reasonable out-of-pocket expenses incurred in connection with the merger agreement and the transactions contemplated thereby, including the merger, shall be paid by the party incurring such expenses, whether or not the transactions are consummated.

        In the event that either party terminates the merger agreement due to the merger not being completed prior to November 30, 2014, as a result of any applicable regulatory requirement having not been satisfied or any governmental authority having enacted, issued, promulgated, enforced or entered any law or order (which shall have become final and non-appealable), in each case, due to any actions or inactions on the part of Parent, Merger Sub or any of their affiliates, then Parent shall pay the Company or its designee by wire transfer of same day funds, as promptly as possible (but in any event within three business days) following the delivery by the Company of any invoice(s) therefor, all expenses incurred by the Company, including the special committee, in connection with the Transactions, up to a maximum amount equal to $1 million.

Remedies and Limitations on Liability

        The Company, Parent and Merger Sub have agreed that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached by the parties thereto. The Company, Parent and Merger Sub have accordingly agreed that they shall be entitled to injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically its terms and provisions in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled under the terms of the merger agreement at law or in equity.

        The Company, Parent and Merger Sub have agreed not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement. Any party seeking injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement shall not be required to post a bond or undertaking in connection with such order or injunction sought.

 Modification or Amendment

        The merger agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors (and in the case of the Company, acting with approval of the special committee) at any time prior to the effective time; provided, however, that, after the shareholder approval has been obtained, no amendment may be made that under applicable law or in accordance with the rules of the NYSE requires further approval by the shareholders of the Company without such approval having been obtained. The merger agreement may not be amended except by an instrument in writing signed by each of the parties.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

        No provision has been made to (a) grant the Company's shareholders or ADS holders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

 DISSENTERS' RIGHTS

        The following is a brief summary of the rights of holders of the Shares to object to the merger and receive payment of the fair value of their Shares ("Dissenters' Rights"). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Companies Law, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of objecting to the merger, you should carefully review the text of Annex C, particularly the procedural steps required to exercise Dissenters' Rights. These procedures are complex and you should consult your Cayman Islands legal counsel if you wish to dissent to the merger. If you do not fully and precisely satisfy the procedural requirements of the Cayman Companies Law, you will lose your Dissenters' Rights.

Requirements for Exercising Dissenters' Rights

        A dissenting registered shareholder of the Company is entitled to payment of the fair value of his or her Shares upon dissenting to the merger.

        The exercise of your Dissenters' Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the merger, other than the right to receive fair value for your Shares, to participate in any Grand Court (as defined below) proceedings to determine the fair value of your shares and to seek relief on the grounds that the merger is void or unlawful. To exercise your Dissenters' Rights, the following procedures must be followed:

  •
  you must give written notice of objection ("Notice of Objection") to the Company prior to the vote to approve the merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the merger is authorized by special resolution at the extraordinary general meeting;

  •
  within 20 days immediately following the date on which the vote approving the merger is taken, the Company must give written notice of the approval ("Approval Notice") to all Dissenting Shareholders who have served a Notice of Objection;

  •
  within 20 days immediately following the date on which the Approval Notice is given (the "Dissent Period"), a Dissenting Shareholder must give a written notice of his decision to dissent (a "Notice of Dissent") to the Company stating his name and address, the number and class of the Shares with respect to which he dissents and demanding payment of the fair value of his Shares. A Dissenting Shareholder must dissent in respect of all the Shares which he holds;

  •
  within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the plan of merger is filed with the Cayman Registrar , whichever is later, the Company, as the surviving company, must make a written offer (a "Fair Value Offer") to each Dissenting Shareholder to purchase the relevant Shares at a price determined by the Company to be the fair value of such Shares;

  •
  if, within 30 days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder agree on a price at which the Company will acquire the Dissenting Shareholder's Shares, the Company will forthwith pay such amount in cash to the Dissenting Shareholder;

  •
  if, within 30 days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will acquire the Dissenting Shareholder's Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the Dissenting Shareholder may, file a petition with the Grand Court of the Cayman Islands (the "Grand Court") for a determination of the fair value of the Shares held by all Dissenting Shareholders who have served a Notice of

    Dissent and who have not agreed on the fair value of their Shares with the Company; the petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed the fair value of their Shares with the Company; and

  •
  if a petition is timely filed and served, the Grand Court will determine at a hearing at which Dissenting Shareholders are entitled to participate (a) the fair value of the Shares held by those shareholders, (b) the fair rate of interest, if any, on the amount to be paid by the Company as fair value for the Dissenting Shareholder's Shares and (c) the costs of the proceeding and the allocation of such costs upon the parties.

        All notices and petitions must be executed by or for the registered shareholder, fully and correctly, as such shareholder's name appears on the register of members of the Company. If the Shares are held by a fiduciary, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are held by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a registered shareholder; however, the agent must identify the registered owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the registered holder. A person having a beneficial interest in Shares registered in the name of another person, such as a broker or nominee, must act promptly to cause the registered holder to follow the steps summarized above and in a timely manner to exercise whatever Dissenters' Rights attached to the Shares.

        You must be a registered holder of Shares in order to exercise your Dissenters' Rights. A holder of ADSs who wishes to dissent must surrender his or her ADSs to the ADS depositary and pay the fee of ADS depositary to withdraw his or her Shares and then become a registered holder of such Shares and comply with the procedures described above in order to exercise the Dissenters' Rights with respect to the Shares prior to the extraordinary general meeting. The ADS depositary will not exercise Dissenters' Rights on behalf of a holder of ADSs, and any Notice of Dissent delivered to the ADS depositary will not be effective under the Cayman Companies Law. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation before the close of business in New York City on [    •    ], 2014 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees of $0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that you held the ADSs as of the ADS record date and you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled or have given voting instructions to the ADS depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for the Hong Kong office of Hong Kong and Shanghai Banking Corp., the custodian holding the Shares, to transfer registration of the Shares in the Company's register of members to the former ADS holder (or a person designated by the former ADS holder). If after registration of Shares in your name, you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares, Appleby Trust (Cayman) Ltd., to issue and mail a certificate to your attention.

        If you do not satisfy each of these requirements, you cannot exercise your Dissenters' Rights and will be bound by the terms of the merger agreement and the plan of merger. Submitting a signed proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, will not alone entitle you to exercise your Dissenters' Rights. You must send all notices to the Company to Attention: Ms. Liya Chen.

        If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Companies Law could be more than, the same as, or less than the $1.17 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the per Share merger consideration of $1.17 is equal to the fair value of each of your Shares. You may also be responsible for the cost of any appraisal proceedings to determine fair value.

        The provisions of Section 238 of the Cayman Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenters' Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenters' Rights.

 FINANCIAL INFORMATION

Selected Historical Financial Information

        The following table sets forth our selected consolidated financial data. The selected consolidated statements of income data and balance sheets data in the table below have been derived from the audited financial statements of the Company for each of the two years ended December 31, 2012 and 2013, prepared in accordance with U.S. GAAP, included in the Company's Annual Report on Form 20-F for the year ended December 31, 2013, at pages F-1 through F-58. The information set forth below is not necessarily indicative of future results and should be read in conjunction with "Item 5. Operating and Financial Review and Prospects" and the consolidated financial statements, related notes and other financial information included in the Company's Annual Report on Form 20-F for the year ended December 31, 2013, which are incorporated into this proxy statement by reference. See "Where You Can Find More Information" for a description of how to obtain a copy of such Annual Report.

	Years Ended December 31,
	2012	2013
	(in thousands of US$, except for share, per share, and per ADS data)
Selected Consolidated Statements of Operations Data:
Revenues	85,388	74,517
Cost of revenues	(35,795)	(35,357)
Gross profit	49,593	39,160
Operating expenses:
General and administrative expenses	(20,348)	(13,258)
Impairment loss on goodwill	—	—
Impairment loss on long-lived assets	—	(3,549)
Operating income (loss)	29,245	22,353
Interest income	84	98
Interest expense	(28,070)	(22,568)
Change in fair value of warrant liabilities	(399)	839
Exchange gain (loss)	28	(41)
Other (loss) income, net	507	275
Income (loss) before income tax expense	1,395	956
Income tax expense	(6,451)	(3,474)
Net income (loss) from continuing operations	(5,056)	(2,518)
Net income (loss) from discontinued operations	3,907	—
Net (loss) income attributable to non-controlling interest	(94)	297
Net income (loss) attributable to China Hydroelectric Corporation shareholders	(1,243)	(2,221)
Continuing operations	(5,150)	(2,221)
Discontinued operations	3,907	—
Comprehensive income (loss)	(2,529)	9,877
Comprehensive income (loss) attributable to China Hydroelectric Corporation shareholders	(2,614)	10,241
Net (loss) income attributable to ordinary shareholders per share	(0.01)	(0.01)
From continuing operations	(0.03)	(0.01)
From discontinuing operations	0.02	—
Net (loss) income attributable to ordinary shareholders per ADS (equivalent to three ordinary shares)	(0.02)	(0.03)
From continuing operations	(0.09)	(0.03)
From discontinuing operations	0.07	—
Weighted average American Depository Shares—basic	53,996,366	54,023,875
Weighted average ordinary shares—basic	161,989,097	162,071,626
Weighted average American Depository Shares—diluted	53,996,366	54,023,875
Weighted average ordinary shares—diluted	161,989,097	162,071,626

	As of December 31,
	2012	2013
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	7,967	14,165
Total current assets	36,682	23,618
Total assets	754,316	737,242
Total current liabilities	117,706	90,165
Total liabilities	361,801	334,613
Total shareholders' equity	392,515	402,629

Ratio of Earnings to Fixed Charges

	As of December 31,
	2012	2013
	(unaudited)	(unaudited)
Ratio of earnings to fixed charges(1)	1.05	1.06

(1)
For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax expenses from continuing operations before adjustment for equity in losses of affiliated companies adding fixed charges and subtracting preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of interest expensed, amortized discounts related to indebtedness, an estimate of the interest within rental expense and preference security dividend requirements of consolidated subsidiaries. The ratio of earnings to fixed charges should be read in conjunction with "Item 5. Operating and Financial Review and Prospects" and the consolidated financial statements, related notes and other financial information included in the Company's Annual Report on Form 20-F for the year ended December 31, 2013, which are incorporated into this proxy statement by reference. Please see "Where You Can Find More Information" for a description of how to obtain a copy of such Annual Report.

Net Book Value per Share of Our Shares

        The net book value per Share as of December 31, 2013 was $2.48 based on the weighted average number of outstanding Shares during 2013.

TRANSACTIONS IN THE SHARES AND ADSs

Purchases by the Company

        The Company has made no purchases of its own securities during the past three years.

Purchases by Members of Buyer Group

        On December 3, 2012, CPI Ballpark and Swiss Re Financial Products Corporation entered into the Agreement of Purchase and Sale pursuant to which CPI Ballpark Investments Ltd. purchased 3,371,502 ADSs and two Shares for a consideration of $6,743,005.34, for which $1.34 was apportioned to the Shares and the balance to the ADSs.

        On July 3, 2013, CPI Ballpark and Vicis Capital Master Fund ("Vicis") entered into a purchase agreement, pursuant to which CPI Ballpark acquired from Vicis (i) 3,918,666 Shares at a price of approximately $0.77 per share, (ii) an option to purchase an additional 34,959,893 Shares owned by Vicis at exercise prices ranging from approximately $0.83 to $1.15 per share depending on the date of exercise (the "Vicis Option"), and (iii) a warrant to acquire 10,004,157 Shares that was issued by the Company at an exercise price of $1.15 per share (the "Vicis Warrant"). On July 31, 2013, CPI Ballpark exercised the Vicis Option for 28,000,000 Shares at an exercise price of approximately $0.70 per share. On September 24, 2013, CPI Ballpark exercised the remaining portion of the Vicis Option for 6,959,893 Shares at an exercise price of $0.75 per share. On December 31, 2013, the Vicis Warrant expired without any exercise by CPI Ballpark.

Prior Public Offerings

        We completed our initial public offering of ADSs on January 25, 2010. We did not make any underwritten public offering of our securities during the past three years.

Transactions in Prior 60 Days

        Except as described in the foregoing, there have been no transactions in the Company's Shares during the past sixty days by us, any of our officers or directors, Parent, Merger Sub, any of Merger Sub's officers or directors, or any other person with respect to which disclosure is provided in Annex D or any associate or majority-owned subsidiary of the foregoing.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF THE COMPANY

        The following table sets forth information with respect to the beneficial ownership of our Shares, as of the date of this proxy statement, by:

  •
  each of our directors and executive officers;

  •
  all of our directors and executive officers as a group; and

  •
  each person known to us to own beneficially more than 5.0% of our outstanding Shares.

        As of the date of this proxy statement, we have 162,126,002 ordinary shares outstanding . Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days from the date of this proxy statement, including through the exercise of any option, warrant or other right, vesting of restricted share units or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person.

	Shares Beneficially Owned
Directors and Executive Officers:	Number	%
Amit Gupta	0	0
Moonkyung Kim	0	0
Jui Kian Lim	0	0
Allard Nooy	0	0
Dr. You-Su Lin	933,150	*
Yun Pun (Felix) Wong	0	0
Min Lin	0	0
Liya Chen	0	0
Daniel Chan	0	0
Wu Gan	0	0
All Directors and Executive Officers as a Group	933,150	*
Principal Shareholders:
CPI Ballpark Investments Ltd	87,737,462	54.12
Jennison Associates, LLC	19,607,915	12.1

*
Beneficially own less than 1.0% of our outstanding Shares.

 FUTURE SHAREHOLDER PROPOSALS

        If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders meeting. However, if the merger is not completed, we plan to hold an annual general meeting later in the year.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as "believes," "anticipates," "expects," "estimates," "intends," "may," "plans," "predicts," "projects," "will," "would" and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

        The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

  •
  the satisfaction of the conditions to completion of the merger, including the approval of the merger agreement by our shareholders;

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including the presence of competing offers;

  •
  the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

  •
  the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the market prices of our ADSs on the NYSE;

  •
  the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

  •
  diversion of our management's attention from our ongoing business operations;

  •
  the loss of our senior management;

  •
  the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

  •
  our failure to comply with regulations and changes in regulations;

  •
  the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger; and

  •
  other risks detailed in our filings with the SEC, including the information set forth under the caption "Item 3D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2013. Please see "Where You Can Find More Information" beginning on page 128 for additional information.

        Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file our annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC's website at http://www.sec.gov.

        You also may obtain free copies of the documents the Company files with the SEC by going to the "Investor Relations" section of our website at www.chinahydroelectric.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

        Because the merger is a "going private" transaction, the Company, Parent and Merger Sub have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

        Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement may update and supersede the information incorporated by reference. The Company's annual report on Form 20-F filed with the SEC on April 18, 2013 is incorporated herein by reference. The Company's reports on Form 6-K filed with the SEC since April 18, 2013 are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going private transaction described in this proxy statement.

        We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

        Requests for copies of our filings should be directed to our proxy solicitor, Innisfree M&A Incorporated at the address and phone numbers provided in this proxy statement.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

        THIS PROXY STATEMENT IS DATED [    •    ], 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER
among
CPT WYNDHAM HOLDINGS LTD.,
CPT WYNDHAM SUB LTD.
and
CHINA HYDROELECTRIC CORPORATION
Dated as of January 13, 2014

A-i

A-ii

A-iii

        AGREEMENT AND PLAN OF MERGER, dated as of January 13, 2014 (this "Agreement"), among CPT Wyndham Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), CPT Wyndham Sub Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands, all of the outstanding shares of which are owned by Parent ("Merger Sub"), and China Hydroelectric Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company").

        WHEREAS, Parent, Merger Sub and the Company intend that Merger Sub be merged with and into the Company (the "Merger") with the Company surviving the Merger upon the terms and subject to the conditions set forth in this Agreement and becoming a wholly owned Subsidiary of Parent as a result of the Merger;

        WHEREAS, the Parent Board and the board of directors of Merger Sub have each (i) approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement and the Plan of Merger and consummation of the Transactions, including the Merger and (ii) declared it advisable for Parent and Merger Sub, as the case may be, to enter into this Agreement and the Plan of Merger;

        WHEREAS, the Company Board, acting upon the unanimous recommendation of the Special Committee, has unanimously (i) determined that it is in the best interests of the Company and its shareholders (other than holders of Rollover Shares) to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, and (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company;

        WHEREAS, as an inducement to the Company's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Sponsors are delivering to the Company a limited guarantee, dated as of the date of this Agreement, in favor of the Company pursuant to which the Sponsors are, severally and not jointly, guaranteeing certain of the obligations of Parent and Merger Sub under this Agreement (such guarantee, the "Guarantee"); and

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent to enter into this Agreement, the Rollover Shareholders have executed and delivered to Parent a rollover and support agreement, dated as of the date hereof, among the Rollover Shareholders and Parent (together with the schedules and exhibits attached thereto, the "Rollover Agreement"), pursuant to which the Rollover Shareholders will, subject to the terms and conditions thereof, (a) contribute the Rollover Shares to Parent immediately prior to the Effective Time, and (b) vote their Shares in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINED TERMS

        Section 1.01.    Certain Defined Terms.  For purposes of this Agreement:

        "2012 Balance Sheet" means the consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2012, including the notes thereto.

        "Acceptable Confidentiality Agreement" means an executed confidentiality agreement between the Company and a Person who has made a proposal satisfying the requirements of Section 7.03(c), which contains terms no less favorable to the Company than those contained in the Confidentiality Agreement.

        "Action" means any litigation, suit, claim, action, proceeding or investigation.

        "Affiliate" means, in relation to any Person, any other Person controlling, controlled by or under common control with, that party, whether directly or indirectly through one or more third parties, including any fund or other similar investment vehicle of which the investment manager is an entity controlling, controlled by or under common control with that party or the investment manager of that party where the party is a fund or other similar investment vehicle.

        "beneficially owned", with respect to any Shares, means having "beneficial ownership" of such Shares as determined pursuant to Rule 13d-3 of the Exchange Act.

        "beneficial owner", with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

        "Broadband Warrant" means the warrant to purchase up to 1,440,000 Shares issued by the Company to Broadband Capital Management LLC on January 25, 2010.

        "Business Day" means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, the Cayman Islands, Mauritius, the United Kingdom, Hong Kong or the PRC.

        "Buyer Group Contracts" means the Rollover Agreement, the Additional Rollover Agreements (if any), the Equity Commitment Letter, the Guarantee and any other Contracts relating to the Transactions between or among any Buyer Group Parties, including all amendments thereto or modifications thereof.

        "Buyer Group Parties" means Parent, Merger Sub, Sponsors, the Rollover Shareholders and the respective Affiliates of each of the foregoing, excluding the Company and its Subsidiaries.

        "Company Board" means the board of directors of the Company.

        "Company Disclosure Schedule" means the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub simultaneously with the signing of this Agreement.

        "Company Material Adverse Effect" means any fact, event, circumstance, development, change, condition, occurrence or effect that, individually or in the aggregate with all other facts, events, circumstances, developments, changes, conditions, occurrence and effects, is or is reasonably likely to be materially adverse to the business, financial condition, assets, liabilities, properties or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that the following (by itself or when aggregated or taken together with any and all other facts, events, circumstances, developments, changes, conditions, occurrence and effects) shall not be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) changes affecting the economy or financial markets generally in the PRC; (ii) changes in GAAP, regulatory accounting requirements or Law or any interpretation of any of the foregoing; (iii) changes that are the result of factors generally affecting the industries or markets in which the Company or any of its Subsidiaries operate; (iv) the public announcement of this Agreement or the Transactions (including the identity of Parent, Merger Sub or any of their respective Affiliates) or the consummation of the Transactions, including any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its brokers, customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of this Agreement, the consummation of the Transactions or the public announcement of any of the foregoing; (v) any shareholder litigation relating to this Agreement; (vi) any change in the price of the Shares or trading volume as quoted on NYSE (it being understood that the underlying cause of such change in share price or trading volume may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); (vii) the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); or (viii) any change resulting or arising from any action of the Company or any of its Subsidiaries that was expressly taken, consented to or requested by any Buyer Group Party that is an Affiliate of Parent or Merger Sub; provided, that facts, events, circumstances, developments, changes, conditions, occurrences or effects set forth in clauses (i) and (iii) above shall be taken into account in determining whether a "Company Material Adverse Effect" has occurred or is reasonably likely to occur if and to the extent such facts, events, circumstances, developments, changes, conditions, occurrences or effects individually or in the aggregate have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries or geographic markets in which the Company and its Subsidiaries conduct their businesses.

        "Company Permits" means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, approvals and orders of any Governmental Authority.

        "Company Recommendation" means the recommendation of the Company Board that the shareholders of the Company authorize and approve this Agreement, the Plan of Merger and the Transactions, including the Merger.

        "Company Shareholder Approval" means the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, at the Company Shareholders' Meeting by the Required Company Vote.

        "Company Shareholders' Meeting" means the meeting of the Company's shareholders (including any adjournments or postponements thereof) to be held to consider the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger.

        "Company Warrants" means the Listed Warrants and the Broadband Warrant.

        "Competing Transaction" means any transaction or series of related transactions (other than an offer or proposal by Parent or Merger Sub or their respective Affiliates, including the Merger) that constitute, or may reasonably be expected to lead to (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 15% of the Company's consolidated assets, or to which more than 15% of the revenue or earnings of the Company on a consolidated basis are attributable; (c) any sale, exchange, transfer or other disposition of more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company; (d) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of more than 15% of any class of equity securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company; or (e) any combination of the foregoing.

        "Confidentiality Agreement" means the confidentiality agreement, dated September 25, 2013, between NewQuest Capital Advisors (HK) Limited and the Company.

        "Contract" shall mean any note, bond, mortgage, indenture, Lease, license, permit, concession, franchise, contract, agreement, arrangement, plan or other instrument, right or obligation.

        "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

        "Data Room" means the virtual data room containing written documents and information relating to the Company and its Subsidiaries made available by the Company on the Intralinks online datasite under the name "Project China Hydro" and to which Parent and its representatives had access on or prior to the date of this Agreement and with respect to which an electronic copy of all of the written documents and information therein shall be provided to Parent within five (5) calendar days after the date of this Agreement in a USB key or DVD.

        "Encumbrances" means mortgages, pledges, liens, security interests, licenses, encumbrances, charges or other claims of third parties or restrictions of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights, or any options, rights of first refusal or rights of first offer.

        "End Date" means November 30, 2014.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Expenses" means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to a party hereto and its Affiliates, including the Special Committee) actually incurred or accrued by a party hereto or its Affiliates, including the Special Committee, or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the preparation, printing, filing and mailing of the Schedule 13E-3 and the Proxy Statement, the solicitation of shareholder approvals, the filing of any required notices under anti-trust, anti-monopoly law or other similar regulations and all other matters related to the closing of the Merger and the other Transactions.

        "GAAP" means United States generally accepted accounting principles in effect from time to time applied consistently throughout the periods involved.

        "Governmental Authority" means any federal, national, foreign, supranational, state, provincial, county, local or other governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

        "Hazardous Substances" means any chemical, pollutant, waste or substance that is (a) listed, classified or regulated under any Environmental Law as hazardous or toxic, or a pollutant or contaminant or (b) any petroleum product or by-product, asbestos containing material, polychlorinated biphenyls or radioactive material.

        "Indebtedness" means, with respect to any Person, without duplication: (a) all indebtedness of such Person, whether or not contingent, for borrowed money, including all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (b) all obligations of such Person for the deferred purchase of property or services; (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such Person as lessee under Leases that have been or should be, in accordance with GAAP, recorded as capital leases; (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (f) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed (or in effect guaranteed) directly or indirectly in any manner by such Person, and (g) all Indebtedness of others referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

        "Intellectual Property" means all (a) patents, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, and industrial designs, community designs and other designs; (b) Trademarks; (c) works of authorship and copyrights, and moral rights, design rights and database rights therein and thereto; (d) confidential and proprietary information, including trade secrets, know-how and invention rights; (e) rights of privacy and publicity; (f) registrations, applications, renewals and extensions for any of the foregoing in clauses (a)-(e); and (g) any and all other proprietary rights.

        "Intervening Event" means a material fact, event, circumstance, development, change, condition or occurrence relating to the Company or its Subsidiaries that was not known by the Company Board on the date of this Agreement (or if known, the magnitude or material consequences of which were not known or understood by the Company Board as of the date hereof), which fact, event, circumstance, development, change, condition or occurrence becomes known to or by the Company Board prior to the receipt of the Company Shareholder Approval; provided, that in no event shall the receipt, announcement, existence or terms of any Competing Transaction or Superior Proposal constitute an Intervening Event.

        "Knowledge of the Company" or "Company's Knowledge" means the actual knowledge of any "executive officer" (as such term is defined in Rule 3b-7 promulgated under the Exchange Act) or the general counsel of the Company.

        "Knowledge of Parent" or "Parent's Knowledge" means the actual knowledge of any director, officer or employee of Parent, Merger Sub or any Affiliate thereof.

        "Law" means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, regulatory interpretation, rule, code or Order.

        "Lease" means any and all leases, subleases, licenses or other occupancy agreements, sale/leaseback arrangements or similar arrangements.

        "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.

        "Listed Warrants" means the 6,000,000 warrants, each exercisable for three Shares, issued by the Company pursuant to that certain Warrant Agreement, dated as of January 25, 2010, by and between the Company and The Bank of New York Mellon.

        "NYSE" means the New York Stock Exchange.

        "Order" means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

        "Owned Intellectual Property" means all Intellectual Property owned by, or under obligation of assignment to, the Company or any of its Subsidiaries.

        "Owned Real Property" means all real property and interests in real property, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

        "Parent Board" means the board of directors of Parent.

        "Parent Ordinary Shares" means the ordinary shares, par value US$0.01 per share, of Parent.

        "Parent Termination Fee" means an amount in cash equal to US$3,000,000.

        "Permitted Encumbrances" means: (i) Encumbrances for Taxes, assessments and charges or levies by Governmental Authorities not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics', carriers', workmen's, repairmen's, materialmen's or other Encumbrances or security interests arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Encumbrances imposed by applicable Law; (v) pledges or deposits to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Encumbrances securing Indebtedness or liabilities that are reflected in the Company SEC Reports filed or furnished prior to the date hereof; (ix) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber; (x) outbound license agreements and non-disclosure agreements entered into in the ordinary course of business; (xi) standard survey and title exceptions; and (xii) any other Encumbrances that have been incurred or suffered in the ordinary course of business and that would not have a Company Material Adverse Effect.

        "Person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

        "PRC" means the People's Republic of China, but solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

        "Representatives" means a Person's officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

        "Rollover Shares" means the Shares (including Shares represented by ADSs) set forth in the Rollover Agreement.

        "Rollover Shareholders" means each Person who is a party to the Rollover Agreement (other than Parent) and each Person who enters into an Additional Rollover Agreement with Parent pursuant to Section 3.01(f).

        "SAFE Circular 75" means the Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles issued by SAFE on October 21, 2005 and which became effective as of November 1, 2005 and any implementation, successor rule or regulation related thereto under PRC Law.

        "SAFE Circular 78" means the Operation Rules on the Foreign Exchange Administration on the Participation by Domestic Individuals in the Employee Stock Ownership Plans, Stock Option Plans of Offshore Listed Companies issued by SAFE on March 28, 2007 and which became effective as of March 28, 2007.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Service Provider" means each of the officers, employees, directors and independent contractors of the Company and each of its Subsidiaries.

        "Special Committee" means a committee of the Company Board consisting of members of the Company Board that are not affiliated with Parent or Merger Sub and are not members of the Company's management.

        "Subsidiary" or "Subsidiaries" of any specified Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

        "Superior Proposal" means an unsolicited written bona fide offer or proposal made by a third party with respect to a Competing Transaction that the Company Board determines (after taking into account the recommendation of the Special Committee), in its good faith judgment, after having received the advice of a financial advisor of internationally recognized reputation and outside legal counsel, which, for the avoidance of doubt, may include the financial advisor and outside legal counsel to the Special Committee, and taking into account all legal, tax, financial and regulatory aspects of such offer or proposal (including risks relating to, and the likelihood and timing of, the consummation thereof based upon, among other things, the availability of financing, the expectation of obtaining required consents and approvals and the remedies and alternatives available to the Company if such transaction is not consummated), the identity of the Person or group making the offer or proposal, any other relevant events and circumstances, and any changes to the terms of this Agreement proposed by Parent in response to such offer or proposal or otherwise, to be more favorable, including from a financial point of view, to the shareholders of the Company (other than Rollover Shareholders) than the Merger. For purposes of the definition of "Superior Proposal", each reference to "15%" in the definition of "Competing Transaction" shall be replaced with "50%".

        "Tax" or "Taxes" means (a) any and all taxes, fees, levies, duties, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; and (c) customs duties, tariffs and similar charges customarily considered to be a tax in nature and imposed by any Governmental Authority.

        "Tax Return" shall mean any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Termination Fee" means an amount in cash equal to US$2,500,000.

        "Trademarks" means trademarks, service marks, domain names, uniform resource locators, trade dress, trade names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith.

        "Transactions" means the Merger and the other transactions contemplated by this Agreement.

        "Unvested Company Option" means any Company Option that is not a Vested Company Option.

        "Vested Company Option" means any Company Option that shall have become vested on or prior to the Closing Date in accordance with the terms of the Company Incentive Plan.

        Section 1.02.    Other Defined Terms.  The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition
7.03 Notice	Section 7.03(e)
Additional Rollover Agreements	Section 3.01(f)
Additional Rollover Shares	Section 3.01(f)
ADS	Section 3.01(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 7.03(d)
Articles of Association	Section 2.05
Bankruptcy and Equity Exception	Section 4.04(a)
Cayman Companies Law	Section 2.01
Change in the Company Recommendation	Section 7.03(d)
Closing	Section 2.02
Closing Date	Section 2.02
Company	Preamble
Company Affiliate	Section 4.06(b)
Company Incentive Plan	Section 3.03(a)
Company Intellectual Property	Section 4.14(a)
Company Option	Section 3.03(a)
Company Real Property	Section 4.13(c)
Company SEC Reports	Section 4.07(a)
Damages	Section 7.05(b)
Deposit Agreement	Section 3.02(i)
Depositary	Section 3.02(i)
Dissenting Shares	Section 3.01(b)
Dissenting Shareholders	Section 3.01(b)
Effective Time	Section 2.03
Environmental Law	Section 4.16
Environmental Permits	Section 4.16
Equity Commitment Letter	Section 5.08
Equity Financing	Section 5.08
Exchange Fund	Section 3.02(a)
Excluded Shares	Section 3.01(b)
Guarantee	Recitals
Government Official	Section 4.06(b)
Improvements	Section 4.13(c)
Indemnified Parties	Section 7.05(a)
Material Contracts	Section 4.17(a)
Merger	Recitals
Merger Sub	Preamble
Notice Period	Section 7.03(e)
Parent	Preamble
Paying Agent	Section 3.02(a)
Per ADS Merger Consideration	Section 3.01(b)
Per Share Merger Consideration	Section 3.01(b)
Plan of Merger	Section 2.03
Plans	Section 4.11(a)
Proxy Statement	Section 4.05(b)
Real Property Leases	Section 4.13(b)

Defined Term	Location of Definition
Record ADS Holders	Section 7.02(b)
Record Date	Section 7.02(b)
Required Company Vote	Section 4.04(c)
Restraint	Section 8.01(b)
Rollover Agreement	Recitals
SAFE	Section 4.06(a)
SAFE Rules and Regulations	Section 4.06(c)
Schedule 13E-3	Section 7.01(a)
Shares	Section 3.01(b)
Share Certificates	Section 3.02(c)
Sponsors	Section 5.08
Surviving Corporation	Section 2.01
Takeover Statute	Section 4.22
Uncertificated Shares	Section 3.02(c)

        Section 1.03.    Interpretation; Headings.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When reference is made to an Article, Section, Exhibit, Appendix or Schedule, such reference is to an Article or Section of, or Exhibit, Appendix or Schedule to, this Agreement unless otherwise indicated. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

THE MERGER

        Section 2.01.    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Cayman Islands Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) (the "Cayman Companies Law"), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall succeed to and assume all the undertakings, property, assets, rights, privileges, immunities, powers, franchises, debts, liabilities, duties and obligations of Merger Sub and the Company in accordance with the Cayman Companies Law. The Merger shall have the effects specified in the Cayman Companies Law.

        Section 2.02.    Closing.  Unless otherwise mutually agreed in writing between the Company (upon recommendation of the Special Committee), Merger Sub, and Parent, the closing for the Merger (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, 29/F, Alexandra House, 18 Chater Road, Central, Hong Kong, at 10:00 a.m. (Hong Kong time), on the second (2nd) Business Day immediately following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) shall be satisfied or waived in accordance with this Agreement, unless another date, time or place is agreed to in writing by Parent and the Company (upon recommendation of the Special Committee) (such date being the "Closing Date").

        Section 2.03.    Effective Time.  On the Closing Date, Merger Sub and the Company shall execute a plan of merger (the "Plan of Merger") in substantially the form contained in Appendix 1 hereto and the Company shall file the Plan of Merger and such other documents as required by the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Companies Law. The Merger shall become effective at the time when the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or at such other subsequent date or time as may be specified in the Plan of Merger in accordance with the Cayman Companies Law (the "Effective Time").

        Section 2.04.    Effect of the Merger.  At the Effective Time, the Merger shall have the effects specified in the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of Merger Sub and the Company in accordance with the Cayman Companies Law.

        Section 2.05.    Memorandum and Articles of Association.  At the Effective Time, the memorandum of association and articles of association of Merger Sub then in effect shall be the memorandum of association and articles of association (the "Articles of Association") of the Surviving Corporation (except that, at the Effective Time, wherever the name of Merger Sub is stated in the Articles of Association it shall be replaced by the name "China Hydroelectric Corporation").

        Section 2.06.    Directors.  The parties hereto shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Association.

        Section 2.07.    Officers.  The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Association.

ARTICLE III

CONVERSION OF SECURITIES; MERGER CONSIDERATION

        Section 3.01.    Conversion of Securities.  At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or any other shareholders of the Company:

        (a)   Securities of Merger Sub.  Each ordinary share, par value US$0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable ordinary share, par value US$0.01 per share, of the Surviving Corporation. Such ordinary shares shall be the only issued and outstanding share capital of the Surviving Corporation and this will be reflected in the register of members of the Surviving Corporation.

        (b)   Merger Consideration.  Each ordinary share, par value US$0.001 per share, of the Company (a "Share" or, collectively, the "Shares"), including Shares represented by American Depositary Shares, each representing three Shares (the "ADSs"), issued and outstanding immediately prior to the Effective Time, other than Excluded Shares (as defined below) shall be cancelled in exchange for the right to receive US$1.17 in cash per Share without interest (the "Per Share Merger Consideration"). As each ADS represents three Shares, each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing Excluded Shares, shall represent the right to receive US$3.51 in cash without interest (the "Per ADS Merger Consideration") pursuant to the terms and conditions set forth in the Deposit Agreement. At the Effective Time, all of the Shares, including Shares represented by ADSs, shall cease to be outstanding, shall be cancelled and shall cease to exist and the register of members of the Company will be amended accordingly. Each Share (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration without interest, and any Dissenting Shares shall thereafter represent only the right to receive the applicable payments set forth in Section 3.02(e). For the purposes of this Agreement, "Excluded Shares" means, collectively, (i) Shares and ADSs beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by Parent or any wholly-owned Subsidiary of Parent (including Merger Sub) immediately prior to the Effective Time including, for the avoidance of doubt, each Rollover Share to be contributed to Parent by the Rollover Shareholders in accordance with the Rollover Agreement and each Additional Rollover Share (if any) to be contributed to Parent by any Rollover Shareholders in accordance with the Additional Rollover Agreements (if any), and (ii) Shares ("Dissenting Shares") owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 238 of the Cayman Companies Law ("Dissenting Shareholders").

        (c)   Certain Adjustments.  Notwithstanding any provision of this Article III, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, solely by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction, the Per Share Merger Consideration and the Per ADS Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction and to provide to the holders of Shares (including Shares represented by ADSs) and Company Options the same economic effect as contemplated by this Agreement prior to such action.

        (d)   Untraceable and Dissenting Shareholders.  Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration shall not be sent to holders of Shares or ADSs who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Depositary, as applicable, of their current contact details prior to the Effective Time. A holder of Shares or ADSs will be deemed to be untraceable if such holder (i) has no registered address in the register of members (or branch register) maintained by the Company or the Depositary, as applicable; or (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such holder either (a) has been sent to such holder and has been returned undelivered or has not been cashed; or (b) has not been sent to such holder because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case, no valid claim in respect thereof has been communicated in writing to the Company or the Depositary; or (iii) notice of the Company Shareholders' Meeting convened to vote on the Merger has been sent to such holder and has been returned undelivered. Monies due to Dissenting Shareholders and holders of Shares and ADSs who are untraceable shall be returned to the Surviving Corporation on demand and held in a non-interest bearing bank account for the benefit of Dissenting Shareholders and holders of

Shares and ADSs who are untraceable. Monies unclaimed after a period of seven (7) years from the date of the notice of the Company Shareholders' Meeting shall be forfeited and shall revert to the Surviving Corporation. Dissenting Shareholders and holders of Shares or ADSs who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Corporation.

        (e)   Cancellation of Rollover Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each Rollover Share and each Additional Rollover Share (if any) shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto and the register of members of the Company will be amended accordingly.

        (f)    Additional Rollover Shares.  Prior to the Closing Date and subject to the prior written consent of the Special Committee, Parent may, from time to time, enter into one or more rollover agreements, on substantially the same terms as the Rollover Agreement (the "Additional Rollover Agreements"), pursuant to which the Rollover Shareholders party thereto agree to contribute the number of Shares, including Shares represented by ADSs (the "Additional Rollover Shares"), set forth in such agreements to Parent immediately prior to the Effective Time, subject to the terms and conditions therein.

        Section 3.02.    Exchange of Share Certificates.

        (a)   Paying Agent.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent and reasonably acceptable to the Special Committee (the "Paying Agent"), for the benefit of the holders of Shares and ADSs, a cash amount in immediately available funds sufficient for the Paying Agent to make payments under Section 3.01(b), Section 3.02(e) and Section 3.03(a) (such aggregate cash amount being hereinafter referred to as the "Exchange Fund", and in case of payments under Section 3.02(e), an amount equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration). If a Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, appraisal rights pursuant to Section 238 of the Cayman Companies Law with respect to any Dissenting Shares, (i) such Shares shall cease to be Excluded Shares and (ii) Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (x) the number of Dissenting Shares for which such Dissenting Shareholder has withdrawn its demand for, or lost its rights to, appraisal rights pursuant to Section 238 of the Cayman Companies Law and (y) the Per Share Merger Consideration.

        (b)   Investment of Exchange Fund.  The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, that such investments shall be in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody's Investors Service, Inc. or Standard & Poor's Corporation, or (iv) deposit accounts with banks having a rating in high investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investments shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 3.01(b), Section 3.02(e) and Section 3.03(a) shall be returned to the Surviving Corporation or Parent (as directed by Parent) in accordance with Section 3.02(f). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 3.01(b), Section 3.02(e) and Section 3.03(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 3.01(b), Section 3.02(e) and Section 3.03(a).

        (c)   Exchange Procedures.  Promptly after the Effective Time (and in any event within (x) five (5) Business Days in the case of record holders and (y) three (3) Business Days in the case of the

Depository Trust Company on behalf of beneficial holders holding through brokers, nominees, custodians or through a third party), the Surviving Corporation shall cause the Paying Agent to mail (or in the case of the Depository Trust Company, deliver), to each Person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 3.01(b): (i) a letter of transmittal in customary form for a Cayman Islands incorporated company specifying the manner in which the delivery of the Exchange Fund to registered holders of Shares (other than Excluded Shares) shall be effected, such letter of transmittal to be in such form and have such other provisions as Parent and the Company (upon recommendation of the Special Committee) may reasonably agree; and (ii) instructions for use in effecting the surrender of any issued share certificates representing Shares (the "Share Certificates") (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 3.02(g)), or non-certificated Shares represented by book entry ("Uncertificated Shares") and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, any Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.02(g)) or Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate and each registered holder of Uncertificated Shares shall be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.02(g)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and any Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company (upon recommendation of the Special Committee) shall establish procedures with the Paying Agent and the Depositary to ensure that (i) the Paying Agent will transmit to the Depositary promptly following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) and (y) the Per ADS Merger Consideration and (ii) the Depositary will distribute the Per ADS Merger Consideration to ADS holders pro rata to their holdings of ADSs upon surrender by them of the ADSs. Pursuant to the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding taxes if any) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to ADS holders. No interest will be paid or accrued on any amount payable in respect of the Shares or ADSs. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the Share Certificate may be issued to such transferee if the Share Certificates (if any) which immediately prior to the Effective Time represented such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

        (d)   Transfer Books; No Further Ownership Rights.  The Per Share Merger Consideration paid in respect of the Shares (including Shares represented by ADSs) upon the surrender for exchange of Share Certificates or for Uncertificated Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Share Certificates or Uncertificated Shares, and at the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers on the register of members of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Shares (including Shares represented by ADSs) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Share Certificate is presented to the Surviving

Corporation, Parent or the Paying Agent for transfer or any other reason, such Share Certificate shall be cancelled and (except for Rollover Shares) exchanged for the cash amount in immediately available funds to which the holder of the Share Certificate is entitled pursuant to this Article III.

        (e)   Dissenter's Rights.  Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Law, Dissenting Shares shall be cancelled at the Effective Time and Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration with respect to their Shares and shall instead be entitled to receive only the payment resulting from the procedure in Section 238 of the Cayman Companies Law with respect to their Shares; provided, however, that all Shares held by Dissenting Shareholders who shall have failed to perfect or have effectively withdrawn or lost their appraisal rights under the Cayman Companies Law shall cease to be Dissenting Shares and shall be deemed to have been cancelled and converted into, and to have become exchanged for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without interest thereon, in the manner provided in Section 3.02(c). The Company shall give Parent (i) prompt notice of any notice of objection, notice of dissent or demands for appraisal, attempted withdrawals of such notices or demands and any other instruments served pursuant to applicable Law that are received by the Company relating to its shareholders' rights of appraisal and (ii) the opportunity to direct and/or approve all negotiations and proceedings with respect to any such notice or demand for appraisal under the Cayman Companies Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to section 238(2) of the Cayman Companies Law, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to section 238(4) of the Cayman Companies Law within two (2) days of obtaining the Company Shareholder Approval at the Company Shareholders' Meeting.

        (f)    Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation upon demand by the Surviving Corporation. Any holder of Shares or ADSs (other than Rollover Shares or ADSs representing Rollover Shares) who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration and the Per ADS Merger Consideration to which such holder is entitled pursuant to this Article III.

        (g)   Lost, Stolen or Destroyed Share Certificates.  In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or by the Paying Agent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as an indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue a check to such Person in the amount equal to (x) the number of Shares represented by such lost, stolen or destroyed Share Certificate multiplied by (y) the Per Share Merger Consideration.

        (h)   Withholding Rights.  Each of the Surviving Corporation, Parent, the Paying Agent and the Depositary shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law (as of the date hereof, Parent is not aware of any such deduction or withholding that is applicable to the payment of the Per ADS Merger Consideration or the Per Share Merger Consideration pursuant to this Agreement). In the event that Parent, Merger Sub or the Company determines that any deduction or withholding is required to be made from any amounts payable pursuant to this Agreement, Parent, Merger Sub or the Company, as applicable, shall inform the Special Committee and the other parties to this Agreement of such determination and provide them with a reasonably detailed explanation of such determination and the parties to this Agreement shall consult with each other in good faith regarding such determination. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by the Surviving Corporation, Parent, the Paying Agent or the Depositary, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, ADSs or Company Options in respect to which such deduction and withholding was made by the Surviving Corporation. Parent, the Paying Agent or the Depositary, as the case may be.

        (i)    Termination of Deposit Agreement.  As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall provide notice to The Bank of New York, Mellon (the "Depositary") to terminate the deposit agreement, dated January 25, 2010, among the Company, the Depositary, and the other parties thereto (the "Deposit Agreement"), in accordance with its terms.

        (j)    No Liability.  None of the Surviving Corporation, Parent, the Paying Agent, the Depositary or any other Person shall be liable to any former holder of Shares (including Shares represented by ADSs) for any amount properly delivered to a public official pursuant to applicable abandoned property, bona vacantia, escheat or similar Laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

        (k)   Fair Value.  Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration and the Per ADS Merger Consideration represent the fair value of the Shares and the ADSs for the purposes of Section 238(8) of the Cayman Companies Law.

        (l)    No Further Dividends.  No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Share Certificates.

        Section 3.03.    Company Options.

        (a)   Treatment of Company Options.  As of the Effective Time, the Company shall (i) terminate the Company's 2008 Share Incentive Plan (the "Company Incentive Plan"), and (ii) cancel each option to purchase Shares (a "Company Option") pursuant to the Company Incentive Plan that is then outstanding and unexercised, whether or not vested. For each Vested Company Option, the former holder of such Vested Company Option that is cancelled as of the Effective Time shall, in exchange therefor, be paid by the Surviving Corporation at or promptly after the Effective Time, a cash amount equal to (i) the total number of Shares subject to such Vested Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of (x) the Per Share Merger Consideration over (y) the exercise price payable per Share previously issuable under such Vested Company Option, without interest; provided, for the avoidance of doubt, that if the exercise price payable per Share issuable under such Vested Company Option is equal to or greater than the Per Share Merger Consideration, the former holder of such Vested Company Option shall not be entitled to any payment with respect thereto. For the avoidance of doubt, Section 3.02(h) shall apply to the foregoing right to receive any cash amount under this Section 3.03(a). No former holder of any Unvested Company Options shall be entitled to any payment with respect thereto.

        (b)   Corporate Action.  At or prior to the Effective Time, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall pass any resolutions and take any commercially reasonable actions which are necessary to effectuate the provisions of Section 3.03(a). The Company shall (i) terminate any relevant award agreements applicable to the Company Incentive Plan as of the Effective Time, and (ii) take all reasonable actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to issue Shares or other share capital of the Company or the Surviving Corporation to any Person pursuant to the Company Incentive Plan or in settlement of Company Options.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        As an inducement to Parent and Merger Sub to enter into this Agreement, except (a) as disclosed in the Company Disclosure Schedule or the Data Room, (b) as disclosed in the Company SEC Reports filed prior to the date of this Agreement (excluding any "risk factor" disclosure or any other disclosure that is cautionary, predictive or forward-looking), and (c) to the extent any information that would cause one or more of the representations and warranties contained in this Article IV to be untrue or incorrect is in the Knowledge of Parent prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that:

        Section 4.01.    Organization and Qualification; Subsidiaries.

        (a)   Each of the Company and its Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation or other legal entity to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

        (b)   A true and complete list of all material Subsidiaries of the Company, identifying the jurisdiction of incorporation or organization of each such Subsidiary, the percentage of the outstanding share capital or other equity interests of, or other interest in, each such Subsidiary owned or held by the Company and each of its other Subsidiaries is set forth in the Company's annual report on Form 20-F for the fiscal year ended December 31, 2012 (the "Company 20-F"). Except as set forth in the Data Room and the Company 20-F, the Company does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, or otherwise control any corporation, partnership, joint venture or other business association or entity.

        Section 4.02.    Memorandum and Articles of Association.  The Company has furnished or otherwise made available to Parent a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. All such memorandum and articles of association or equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents, as applicable.

        Section 4.03.    Capitalization.

        (a)   The authorized share capital of the Company consists of 400,000,000 Shares of a par value of US$0.001 each and 6,000,000 preferred shares of a par value of US$0.001 each. As of December 31, 2013, (i) 162,099,665 Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) 4,039,605 Shares are reserved for future issuance pursuant to outstanding Company Options, (iii) 19,440,000 Shares are reserved for future issuance pursuant to outstanding Company Warrants, and (iii) no Shares are held in the treasury of the Company.

        (b)   The Company has provided or otherwise made available to Parent the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the recipient; (ii) the number of Shares subject to such Company Option; (iii) the exercise or purchase price of such Company Option; (iv) the date on which such Company Option was granted; and (v) the applicable vesting schedule. Each grant of Company Options was properly approved by the Company Board (or a duly authorized committee thereof) in compliance in all material respects with all applicable Laws, all of the terms and conditions of the Company Incentive Plan and the rules and regulations of the NYSE. The Data Room sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement: (i) the name of the holder; (ii) the number of Shares subject to such Company Warrant; (iii) the exercise or purchase price of such Company Warrant; (iv) the date on which such Company Warrant was issued; and (v) the date on which such Company Warrant expires. The Company has provided or otherwise made available to Parent (including through the Company SEC Reports filed with the SEC prior to the date of this Agreement and the Data Room) true and correct copies of all agreements, instruments and other documents evidencing the Company Warrants or any rights of the holders thereof with respect thereto to which the Company is a party.

        (c)   Other than the Company Options and the Company Warrants, there are no options, warrants, convertible debt, other convertible instruments or preemptive, conversion, redemption, share appreciation, repurchase or other rights, agreements, arrangements or commitments of any character to which the Company is a party relating to the issued or unissued share capital of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of, or other equity interests in, the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of or equity interests in the Company or any of its Subsidiaries and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any share capital or other securities of or other equity interests in the Company or any of its Subsidiaries. No bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of the Company may vote are issued or outstanding.

        (d)   The outstanding share capital or registered capital, as the case may be, of each Subsidiary is (i) duly authorized, validly issued, fully paid and non-assessable, (ii) except as set forth in the Data Room and in the Company SEC Reports filed with the SEC prior to the date of this Agreement, owned by the Company or another of its wholly owned Subsidiaries free and clear of all Encumbrances (other than Permitted Encumbrances) and (iii) not subject to any outstanding obligations of the Company or any of its Subsidiaries requiring the registration under any securities Law for sale of such share capital or registered capital.

        Section 4.04.    Authority Relative to This Agreement; Fairness.

        (a)   The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Company Shareholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, obtaining the Company Shareholder Approval). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights generally and to general equity principles (the "Bankruptcy and Equity Exception").

        (b)   The Company Board, acting upon the unanimous recommendation of the Special Committee, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified, has: (i) approved and declared advisable this Agreement, the Plan of Merger and the Transactions, including the Merger; (ii) determined that this Agreement, the Plan of Merger and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, the Company and its shareholders (other than holders of Rollover Shares); (iii) subject to the terms of this Agreement (including Section 7.03), resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and Transactions, including the Merger, and directed that this Agreement, the Plan of Merger and Transactions, including the Merger, be submitted for authorization and approval, by the shareholders of the Company at the Company Shareholders' Meeting; and (iv) taken all such actions as may be required to effect the Transactions, including obtaining any necessary consents in respect of the Company Incentive Plan.

        (c)   The only vote of the holders of any class or series of share capital of the Company necessary to authorize and approve this Agreement, the Plan of Merger and the Transactions, including the Merger, is the affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the Company Shareholders' Meeting (the "Required Company Vote").

        Section 4.05.    No Conflict; Required Filings and Consents.

        (a)   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other Transactions will not (i) conflict with or violate the memorandum and articles of association or other equivalent organizational documents of the Company or any of its Subsidiaries; (ii) assuming receipt of the Company Shareholder Approval and all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained or taken and all filings and obligations described in Section 4.05(b) have been made or satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than Permitted Encumbrances) on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract or Company Permit or other instrument or obligation to which the Company of any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

        (b)   Other than (i) filings and/or notices required for compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of the Schedule 13E-3, the furnishing of Form 6-K with the proxy statement relating to the Merger (including any amendment or supplement thereto, the "Proxy Statement"), and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the SEC, if any, on such documents), (ii) compliance with the rules and regulations of the NYSE, and (iii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other Transactions, except for those that the failure to make or obtain would not have a Company Material Adverse Effect.

        Section 4.06.    Permits; Compliance.

        (a)   (i) The business of each of the Company and its Subsidiaries is, and since January 1, 2012 has been, conducted in compliance in all material respects with all Laws applicable to the Company or such Subsidiary or by which any property, asset or right of the Company or such Subsidiary is bound and no written notice or communication has been received by the Company or any Subsidiary with respect to any non-compliance with applicable Laws, (ii) the Company is in material compliance with the applicable listing, corporate governance and other rules and regulations of the NYSE, (iii) each of the Company and its Subsidiaries is in possession of all material Company Permits necessary for the lawful conduct of its business and the ownership, use, occupancy and operation of its assets and properties, (iv) each of the Company and its Subsidiaries is in compliance in all material respects with the terms of such Company Permits, (v) no such Company Permit shall cease to be effective as a result of the Transactions, (vi) no suspension or cancellations of any such Company Permit is pending or, to the Company's Knowledge, threatened and (vii) each such Company Permit is valid and in full force and effect, except, in case of each of the clauses (i) to (vi) above, as would not have a Company Material Adverse Effect. Without limiting the generality of the foregoing, except as as would not have a Company Material Adverse Effect, all material permits, licenses, approvals, filings and registrations and other requisite formalities with Governmental Authorities in the PRC that are required to be obtained or made in respect of any Subsidiary of the Company incorporated in the PRC with respect to its capital structure and operations as it is now being conducted, including but not limited to registrations with the Ministry of Commerce, State Administration for Industry and Commerce, the State Administration of Foreign Exchange ("SAFE") and the State Administration of Taxation, and their respective local counterparts, have been duly completed in accordance with applicable Laws of the PRC. Except as would not have a Company Material Adverse Effect, each Subsidiary of the Company that is organized in the PRC has complied, in all material respects, with all applicable Laws of the PRC regarding the contribution and payment of its registered capital.

        (b)   Except as would not have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or any of their respective directors, officers or employees or, to the Knowledge of the Company, any agent, or any other person acting for or on behalf of the Company or any Subsidiary (each, a "Company Affiliate") has (i) made any bribe, influence payment, kickback, payoff, or any other type of payment that would be unlawful under any applicable Law, (ii) offered, paid, promised to pay, or authorized any payment or transfer of money or anything else of value, directly or indirectly, to any officer, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), or to any candidate for political office (each, a "Government Official") for the purpose of (1) improperly influencing any act or decision of such Government Official in his official capacity, (2) improperly inducing such Government Official to do or omit to do any act in relation to his lawful duty, (3) securing any improper advantage, or (4) inducing such Government Official to improperly influence or affect any act or decision of any Governmental Authority, in each case, in order to assist the Company, any of its Subsidiaries or any Company Affiliate in obtaining or retaining business for or with, or in directing business to, any Person, (iii) taken any action or failed to take any action that, directly or indirectly, would otherwise constitute a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, or any other applicable anti-bribery or anti-corruption law, or (iv) taking any action or failed to take any action that, directly or indirectly, would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with the Company or any of its Subsidiaries, in order to induce such person to act against the interest of his or her employer or principal.

        (c)   Except as would not have a Company Material Adverse Effect, (i) to the Company's Knowledge, each holder or beneficial owner of Shares and/or Company Options who is a PRC resident and subject to any of the registration or reporting requirements of SAFE Circular 75, SAFE Circular 78 or any other applicable SAFE rules and regulations (collectively, the "SAFE Rules and Regulations"), has complied, in all material respects, with such reporting and/or registration requirements under the SAFE Rules and Regulations with respect to its investment in the Company, and (ii) neither the Company nor, to the Company's Knowledge, any such holder or beneficial owner has received any written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations.

        Section 4.07.    SEC Filings; Financial Statements.

        (a)   The Company has filed or furnished (as applicable) all forms, reports, statements, schedules and other documents required to be filed or furnished by it with the SEC since January 1, 2010 (the forms, reports, statements, schedules and other documents filed with the SEC since January 1, 2010 and those filed subsequent to the date hereof, including any amendments thereto, collectively, the "Company SEC Reports"). The Company SEC Reports (i) at the time they were filed or furnished and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, applicable accounting standards and the Sarbanes-Oxley Act of 2002 (as amended and including the rules and regulations promulgated thereunder), and any rules and regulations promulgated thereunder applicable to the Company SEC Reports, and (ii) did not, at the time they were filed, or furnished and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (b)   The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on its financial statements.

        (c)   Each of the consolidated financial statements included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) complies as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto and fairly presents, or, in the case of Company SEC Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date and the results of operations, changes in shareholders' equity and cash flows, as the case may be, of the Company and its Subsidiaries for the periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, none of which has had or will have a Company Material Adverse Effect, in each case in accordance with GAAP

(except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q and related rules of the SEC).

        (d)   The Company has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that all information relating to the Company and its Subsidiaries required to be included in reports filed or submitted under the Exchange Act is made known on a timely basis to its chief executive officer and chief financial officer or other persons performing similar functions. Neither the Company, nor, to the Company's Knowledge, its independent registered public accounting firm has identified or been made aware of any "significant deficiencies" or "material weaknesses" (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal controls and procedures of the Company which are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data, in each case which has not been subsequently remediated. To the Company's Knowledge, there is no fraud, whether or not material, that involves the management of the Company or other employees who have a significant role in the internal controls over financial reporting utilized by the Company.

        (e)   The Company is in compliance, in all material respects, with the applicable listing and corporate governance rules and regulations of the NYSE, subject to availing itself of any "home country" exemption from such rules and regulations available to a "foreign private issuer" (as defined under the Exchange Act and under the relevant rules and regulations of the NYSE).

        Section 4.08.    No Undisclosed Liabilities.  None of the Company or any of its Subsidiaries has any Indebtedness, liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP, except for Indebtedness, liabilities or obligations (i) which have not and would not have a Company Material Adverse Effect, (ii) set forth, or for which reserves were established, in the 2012 Balance Sheet included in the Company SEC Reports filed with the SEC prior to the date of this Agreement, (iii) incurred after December 31, 2012, in the ordinary course of business consistent with past practice, or (iv) incurred pursuant to this Agreement or in connection with the Transactions.

        Section 4.09.    Absence of Certain Changes or Events.  Since December 31, 2012 until the date hereof, (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice (except for actions taken or not taken in connection with the Transactions), (b) there has not been (A) any change in the financial condition, business or results of their operations or any circumstance, occurrence or development which is in the Company's Knowledge and which has had or is reasonably likely to have a Company Material Adverse Effect; (B) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of share capital of the Company or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company or to any Subsidiary of the Company); (C) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries; (D) any making or revocation of any material Tax election, any settlement or compromise of any material Tax liability, or any change (or request to any taxing authority to change) to any material aspect of the method of accounting of the Company or any of its Subsidiaries for Tax purposes; (E)(1) any material increase in the compensation or benefits payable or to become payable to the officers or employees of the Company or any of its Subsidiaries or (2) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, equity, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of the Company or any of its Subsidiaries, except to the extent required by applicable Law; (F) any amendment to the memorandum and articles of association (or equivalent organizational documents) of the Company or any of its Subsidiaries; (G) any adoption of, resolution to approve or petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries; (H) any receiver, trustee, administrator or other similar Person appointed in relation to the affairs of the Company or any of its Subsidiaries or any of their property or any part thereof; (I) any redemption, repurchase or other acquisition of Shares or ADSs or any other securities of or equity interests in the Company or any of its Subsidiaries; or (J) any agreement to do any of the foregoing.

        Section 4.10.    Absence of Litigation.  As of the date hereof, there is no Action pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries before any Governmental Authority that (i) has had or would have a Company Material Adverse Effect, (ii) seeks to enjoin, restrain or prevent the Merger or the other Transactions, or (iii) prevents, materially delays or materially impedes or, if decided adversely against the Company, would reasonably be expected to prevent, materially delay or materially impede, the performance by the Company of its obligations under this Agreement or the consummation of the Merger and the other Transactions. None of the Company, its Subsidiaries or any material property or asset of the Company or any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Company's Knowledge, continuing investigation by, any Governmental Authority or any Order of any Governmental Authority, except as would not have a Company Material Adverse Effect.

        Section 4.11.    Employee Benefit Plans.

        (a)   All material benefit and compensation plans, agreements, or arrangements, whether written or oral, including, without limitation, plans and agreements to provide severance or fringe benefits, (the "Plans") covering current or former Service Providers are listed in the Data Room and the Company SEC Reports filed with the SEC prior to the date of this Agreement. True and complete copies of each Plan (or a summary thereof, if the Plan is not in writing), including all amendments thereto, have been provided or made available to Parent and Merger Sub. Except as disclosed in the Data Room and the Company SEC Reports filed with the SEC prior to the date of this Agreement: (i) neither the Company nor any of its Subsidiaries has made any plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan; and (ii) since December 31, 2010 there has been no material change, amendment, modification to, or adoption of, any Plan.

        (b)   Except as otherwise specifically provided in this Agreement regarding the Company Options, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former Service Provider under any of the Plans or otherwise; (ii) increase any benefits otherwise payable under any of the Plans; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

        (c)   There is no material Order outstanding or, to the Company's Knowledge, threatened against the Plans. Each document prepared in connection with a Plan complies with applicable Law in all material respects. Each Plan has been operated in accordance with its terms, applicable Law, and, to the extent applicable, in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters, in all materials respects. To the Company's Knowledge, no circumstance, fact or event exists that could result in any material default under or violation of any Plan, and no Action is pending or threatened with respect to any Plan.

        Section 4.12.    Labor and Employment Matters.

        (a)   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining, trade union or works council agreement or other labor union contract applicable to persons employed by the

Company or any of its Subsidiaries, and, to the Company's Knowledge, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any employee of the Company any of its Subsidiaries. There is no organized strike, slowdown, work stoppage or lockout, or similar activity or, to the Knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its Subsidiaries.

        (b)   Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply in any respect with the provisions of any collective bargaining, trade union or works council agreement or other labor union contract, and there are no grievances outstanding against the Company or any of its Subsidiaries under any such agreement or contract; and (ii) there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before any Governmental Authority or any current union representation questions involving employees of the Company or any of its Subsidiaries. The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council, or any other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the Transactions.

        (c)   Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are currently in compliance in all respects with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes, and (ii) there is no charge of discrimination in employment or employment practices, for any reason, including, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries before any Governmental Authority in any jurisdiction in which the Company or any of its Subsidiaries has employed or currently employs any Person.

        Section 4.13.    Real Property; Title to Assets.

        (a)   Except as would not have a Company Material Adverse Effect, with respect to each Owned Real Property: (i) the Company or its applicable Subsidiary has good and marketable title, validly granted land use rights or building ownership rights, as applicable, to such Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances, (ii) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

        (b)   The Company has made available to Parent true, correct and complete copies of all leases, subleases and other agreements (collectively, the "Real Property Leases") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property (and all modifications, amendments and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder). Except as would not have a Company Material Adverse Effect, with respect to each Real Property Lease (i) such Real Property Lease constitutes a valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and is in full force and effect, (ii) the Company or its applicable Subsidiary has a good and valid leasehold interest in the Leased Real Property under such Real Property Lease, free and clear of all Encumbrances, except Permitted Encumbrances, (iii) possession and quiet enjoyment of the Leased Real Property under such Real Property Lease by the Company or its applicable Subsidiary has not been disturbed and, to the Company's Knowledge, there are no disputes with respect to such Real Property Lease, and (iv) the Company or its applicable Subsidiary is not and, to the Company's Knowledge, no other party to such Real Property Lease is, in breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease.

        (c)   To the knowledge of the Company and except as would not have a Company Material Adverse Effect, (i) all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Owned Real Property and the Leased Real Property (collectively, the "Company Real Property") (the "Improvements") are in good condition and repair and sufficient for the operation of the business of the Company and its Subsidiaries, (ii) there are no structural deficiencies or latent defects affecting any of the Improvements, and (iii) there are no facts or conditions affecting any of the Improvements which would materially interfere with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Company and its Subsidiaries.

        (d)   Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other properties and assets (excluding Owned Real Property, Leased Real Property and Intellectual Property), in each case free and clear of all Encumbrances, except Permitted Encumbrances.

        Section 4.14.    Intellectual Property.

        (a)   Except as would not have a Company Material Adverse Effect, the Company or a Subsidiary thereof exclusively owns all right, title and interest in and to the Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances). The Company and each Subsidiary of the Company has valid and enforceable rights to use all other Intellectual Property used in, or necessary to conduct, the business of the Company or its Subsidiaries as it is currently conducted, free and clear of all Encumbrances (other than Permitted Encumbrances) (together with the Owned Intellectual Property, the "Company Intellectual Property").

        (b)   Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice of any claim that it, or the business conducted by it, is infringing, diluting or misappropriating or has infringed, diluted or misappropriated any Intellectual Property right of any Person, including any demands or unsolicited offers to license any Intellectual Property. Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor the business conducted by the Company or any of its Subsidiaries infringes, dilutes or misappropriates or has infringed, diluted or misappropriated any Intellectual Property rights of any Person. To the Knowledge of the Company, no third party is currently infringing, diluting or misappropriating the Owned Intellectual Property in any material respect.

        (c)   Except as would not have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened, Actions by any Person challenging the validity or enforceability of, or the use or ownership by the Company or any of its Subsidiaries of, any of the Company Intellectual Property.

        Section 4.15.    Taxes.

        (a)   All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed and all such Tax Returns are true, correct, and complete in all material respects.

        (b)   All material Taxes of the Company and its Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been timely paid.

        (c)   Each of the Company and its Subsidiaries has timely paid or withheld all material Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority).

        (d)   Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations or outstanding extension of the period, for the assessment or collection of any material Tax. To the Knowledge of the Company, no audit or other examination or administrative, judicial or other proceeding of, or with respect to, any material Tax Return or material Taxes of the Company or any of its Subsidiaries is currently in progress or threatened. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn.

        Section 4.16.    Environmental Matters.  Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are now and have been in compliance in all material respects with all applicable Environmental Laws; (ii) the Company and each of its Subsidiaries have obtained and possess and are now and have been in compliance in all material respects with all permits, licenses and other authorizations necessary to operate the business as currently operated under any Environmental Law (the "Environmental Permits"), and all such Environmental Permits are in full force and effect; (iii) no property currently or formerly owned or operated by the Company or any of its Subsidiaries has been contaminated with or is releasing any Hazardous Substance in a manner that would reasonably be expected to require remediation or other action pursuant to any Environmental Law; (iv) to the Company's Knowledge, neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in any material respect in violation of or liable under any Environmental Law; and (v) neither the Company nor any of its Subsidiaries is subject to any Order by any Governmental Authority or agreement with any third party concerning liability under any Environmental Law or relating to Hazardous Substances. As used herein, the term "Environmental Law" means any applicable PRC local, provincial or national Law regulating: (A) the protection of human health and safety (but solely to the extent relating to exposure to hazardous substances) or the environment or (B) the handling, use, transportation, disposal, release or threatened release of any hazardous substance.

        Section 4.17.    Material Contracts.

        (a)   Except for this Agreement and except for Contracts disclosed in the Data Room or filed as exhibits to the Company SEC Reports filed with the SEC prior to the date of this Agreement, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by:

          (i)    any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

          (ii)   any Contract involving the payment or receipt of amounts by the Company or any of its Subsidiaries, or relating to material Indebtedness;

          (iii)  any material joint venture contracts, strategic cooperation, partnership arrangements or other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any third party;

          (iv)  any Contract that limits, or purports to limit, the ability of the Company or any of its Subsidiaries or any of their respective employees to compete in any material line of business or with any Person or entity or in any geographic area or during any period of time;

          (v)   any material Contract entered into after December 31, 2010, for the acquisition or disposition, directly or indirectly (including by merger, consolidation, combination or amalgamation) of assets (other than assets purchased pursuant to capital expenditures) or share capital or other equity interests of another Person, which is material to the Company and its Subsidiaries, taken as a whole;

          (vi)  any Contract between or among the Company or any of its Subsidiaries, on the one hand, and any of their respective Affiliates (other than the Company or any of its Subsidiaries), on the other hand, that involves an amount of payments which is material to the Company and its Subsidiaries, taken as a whole;

          (vii) any Contract between the Company or any of its Subsidiaries and any director or executive officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act;

          (viii)  each Contract (other than Contracts granting Company Options) giving the other party the right to terminate such Contract as a result of this Agreement or the consummation of the Merger where (A) such Contract requires any payment in an amount which is material to the Company and its Subsidiaries, taken as a whole, to be made by the Company or any of its Subsidiaries or (B) the value of the outstanding receivables due to the Company and its Subsidiaries under such Contract is in an amount which is material to the Company and its Subsidiaries, taken as a whole; and

          (ix)  any other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company and its Subsidiaries, taken as a whole, or the conduct of their respective businesses, or the absence of which would have a Company Material Adverse Effect.

          Each such Contract described in clauses (i) through (ix) above, whether or not filed as an exhibit to the Company SEC Reports or disclosed in the Company Disclosure Schedule or the Data Room, is referred to herein as a "Material Contract".

        (b)   As of the date hereof, except as would not have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto and, to the Company's Knowledge, the other parties thereto, (ii) neither the Company nor any of its Subsidiaries nor, to the Company's Knowledge, any other party thereto is in breach or violation of, or default under, any Material Contract and no event has occurred or not occurred through the Company's or any of its Subsidiaries' action or inaction or, to the Company's Knowledge, the action or inaction of any third party, that with notice or lapse of time or both would constitute a breach or violation of, or default under, any Material Contract and (iii) to the Company's Knowledge, the Company and its Subsidiaries have not received any written claim or notice of default, termination or cancellation under any such Material Contract.

        Section 4.18.    Insurance.  The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries. Except as would not have a Company Material Adverse Effect, (a) all such policies, programs and arrangements are in full force and effect and are of the type and in amounts customarily carried by Persons conducting businesses similar to the Company in the PRC, and (b) the Company has no reason to believe that it or any of its Subsidiaries will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted without a significant increase in cost.

        Section 4.19.    Interested Party Transactions.  Other than the Buyer Group Parties or any Affiliates or Representatives thereof, none of the directors or officers of the Company, individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the Company, or immediate family members of any of the foregoing Persons (i) has, directly or indirectly, a material economic interest in any Person that (A) furnishes or sells services or products that the Company or any of its Subsidiaries furnishes or sells, or (B) is otherwise engaged in business that directly competes with that of the Company or any of its Subsidiaries, (ii) has, directly or indirectly, an economic interest in any Person that purchases from or sells or furnishes to the Company or any of its Subsidiaries any material value of goods or services, (iii) has, directly or indirectly, a beneficial interest in any Material Contract, (iv) has, directly or indirectly, any material contractual or other arrangement with the Company or any of its Subsidiaries (other than employment relationship or serving as a director), (v) received any payment or other benefit from the Company or any of its Subsidiaries (except for payments and benefits received in connection with such Person's employment or serving as a director), or (vi) advanced or owed any material amount of money to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.

        Section 4.20.    Opinion of Financial Advisor.  The Special Committee has received the written opinion of Houlihan Lokey (China) Limited, dated as of the date of such opinion, to the effect that, as of the date of this Agreement, the Per Share Merger Consideration and Per ADS Merger Consideration to be received in the Merger by holders of Shares and ADSs (in each case, other than holders of Excluded Shares, including Excluded Shares represented by ADSs) is fair, from a financial point of view, to such holders and a copy of such opinion will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Special Committee. It is agreed and understood that such opinion may not be relied on by Parent or Merger Sub or any of their respective Affiliates or Representatives.

        Section 4.21.    Brokers.  No broker, finder or investment banker (other than Houlihan Lokey (China) Limited) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a correct and complete copy of all agreements between the Company and Houlihan Lokey (China) Limited pursuant to which such firm would be entitled to any payment relating to the Transactions.

        Section 4.22.    Takeover Statute.  The Company is not a party to any shareholder rights plan or "poison pill" agreement. No "business combination", "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation save for the Cayman Companies Law or any similar anti-takeover provision in the Company's memorandum and articles of association (each, a "Takeover Statute") is applicable to the Company, the Shares, the ADSs, the Merger or the other Transactions.

        Section 4.23.    No Additional Representations.  Except for the representations and warranties made by the Company in Article IV, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent, Merger Sub or any of their respective Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and each of Parent and Merger Sub acknowledges the foregoing. Neither the Company nor any other Person will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in Article IV.

 ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

        Section 5.01.    Corporate Organization.  Parent is an exempted company with limited liability duly organized, validly existing and in good standing under the Laws of the Cayman Islands and Merger Sub is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands and each of Parent and Merger Sub has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

        Section 5.02.    Memorandum and Articles of Incorporation.  The memorandum and articles of association of each of Parent and the Merger Sub are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its memorandum and articles of association.

        Section 5.03.    Capitalization.

        (a)   As of the date of this Agreement, all of the Parent Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in the Rollover Agreement, the Additional Rollover Agreements (if any) and the Equity Commitment Letter, there are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any shares of capital stock of, or other equity interests in, Parent or Merger Sub. All Parent Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

        (b)   The issued and outstanding share capital of Merger Sub is duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and all of which are owned by Parent. Each outstanding share of capital stock of Merger Sub is owned by Parent free and clear of all Encumbrances, except where failure to own such shares free and clear would not, individually or in the aggregate, materially adversely affect Parent's ability to consummate the Transactions.

        Section 5.04.    Authority Relative to This Agreement.

        (a)   Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid, legal and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

        (b)   The Parent Board, the board of directors of Merger Sub, and Parent as the sole shareholder of Merger Sub, have duly and validly approved by resolution and authorized the execution, delivery and performance of this Agreement and the consummation of the Transactions by Parent and Merger Sub, as the case may be, and taken all such actions as may be required to be taken by the Parent Board, the board of directors of Merger Sub and by Parent as the sole shareholder of Merger Sub to effect the Transactions.

        Section 5.05.    No Conflict; Required Filings and Consents.

        (a)   The execution and delivery of this Agreement by Parent and Merger Sub do not and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other Transactions will not (i) conflict with or violate the memorandum and articles of association or equivalent organizational documents of Parent or Merger Sub, (ii) assuming all consents, approvals, authorizations and other actions described in Section 5.05(b), have been obtained or taken and all filings and obligations described in Section 5.05(b) have been made or satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Parent or Merger Sub pursuant to, any Contract or permit or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets or properties is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which are not, individually or in the aggregate, reasonably likely to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

        (b)   Other than (i) the filings and/or notices pursuant to Section 13 of the Exchange Act (including the joining of Parent and Merger Sub (and certain of their Affiliates) in the filing of the Schedule 13E-3, the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC, if any, on the Schedule 13E-3, and the filing of a Schedule 13D with the SEC), (ii) compliance with the rules and regulations of the NYSE, and (iii) the filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law and related documentation, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other Transactions, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

        Section 5.06.    Absence of Litigation.  As of the date hereof, there is no material Action pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub and neither Parent nor Merger Sub is subject to any outstanding Order. As of the date hereof, there is no Action pending or to the Knowledge of Parent, threatened against Parent or Merger Sub which seeks to, or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or the other Transactions.

        Section 5.07.    Operations of Merger Sub.  Merger Sub is a direct, wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, and has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Merger and the other Transactions. Parent has no Subsidiaries other than Merger Sub.

        Section 5.08.    Available Funds and Financing.  Parent has delivered to the Company a true and complete copy of an equity commitment letter, dated as of January 13, 2014 (the "Equity Commitment Letter"), from NewQuest Asia Fund I, L.P. and NewQuest Asia Fund II, L.P. (the "Sponsors"), pursuant to which the Sponsors have committed to purchase, or cause the purchase of, equity securities of

Parent up to the amount, in cash, set forth therein (the "Equity Financing"), subject to the terms and conditions therein, which shall be used to finance the consummation of the Merger and the other Transactions. Assuming (i) the Equity Financing is funded in accordance with the Equity Commitment Letter and (ii) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 8.02(a) and Section 8.02(b) or the waiver of such conditions, Parent and Merger Sub will have available to them, as of the Effective Time, all funds necessary for the payment to the Paying Agent of the aggregate amount of the Exchange Fund and any other amounts required to be paid in connection with the consummation of the Merger and the other Transactions and to pay all related fees and expenses. The Equity Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent and the Sponsors. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub or any other parties thereto, under the Equity Commitment Letter. The Equity Commitment Letter has not been amended or modified, no such amendment or modification is contemplated, the obligations and commitments contained in the Equity Commitment Letter have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or restriction is contemplated. The Equity Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Equity Financing available to Parent on the terms therein. There are no side letters or other oral or written Contracts related to the funding of the full amount of the Equity Financing other than as expressly set forth in the Equity Commitment Letter. The parties hereto agree that it shall not be a condition to Closing for Parent to obtain the Equity Financing.

        Section 5.09.    Guarantee.  Concurrently with the execution of this Agreement, Parent has delivered to the Company a copy of the duly executed Guarantee. The Guarantee is in full force and effect and is a valid, binding and enforceable obligation of the Sponsors. No event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of the Sponsors under the Guarantee.

        Section 5.10.    Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

        Section 5.11.    Solvency. Neither Parent nor Merger Sub is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors. Neither Parent nor Merger Sub has any liabilities other than liabilities incidental to their formation or relating to the transactions contemplated by this Agreement and the Buyer Group Contracts. Assuming the satisfaction of the conditions of Parent and Merger Sub to consummate the Merger as set forth in Section 8.01 and Section 8.02, immediately after giving effect to all of the Transactions contemplated hereby, including the Equity Financing, the payment of the Per Share Merger Consideration, the Per ADS Merger Consideration and the aggregate amount of consideration payable in respect of Company Options, the payment of all other amounts required to be paid in connection with the consummation of the Transactions, and the payment of all related fees and expenses, the Surviving Corporation shall (A) be able to pay its debts as they become due, and (B) not have, as of such date, unreasonably small capital to carry on its business.

        Section 5.12.    Independent Investigation.  Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and the Subsidiaries of the Company, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that as of the date hereof, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and the Company Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations and warranties of the Company set forth in this Agreement and in any certificate delivered pursuant to this Agreement).

        Section 5.13.    Buyer Group Contracts.  (a) Parent has delivered to the Company a true, correct and complete copy of each of the Buyer Group Contracts. As of the date hereof, other than such Buyer Group Contracts, there are no side letters or other oral or written Contracts relating to the Transactions between any of the Buyer Group Parties.

        (b)   Other than the Equity Commitment Letter, the Guarantee and the Rollover Agreement, except as entered into with the prior written consent of the Special Committee, there are no Contracts (i) between Parent, Merger Sub or any of their Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any of the Company's or its Subsidiaries' directors, officers, employees or shareholders, on the other hand, that relate in any way to the Transactions, or (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.

        Section 5.14.    Non-Reliance on Company Estimates.  The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto.

        Section 5.15.    No Additional Representations.  Except for the representations and warranties made by Parent and Merger Sub in this Article V, neither Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

        Section 6.01.    Conduct of Business by the Company Pending the Merger.

        (a)   The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) as set forth in Section 6.01(a) of the Company Disclosure Schedule, (ii) as expressly contemplated or permitted by any other provision of this Agreement or required by applicable Law, or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall use its reasonable best efforts to conduct the businesses of the Company and its Subsidiaries in the ordinary course and in a manner consistent with past practice in all material respects and the Company and each of its Subsidiaries shall use their reasonable best efforts, consistent with past practice, to (A) preserve substantially intact their existing assets, (B) preserve substantially intact their business organization, (C) keep available the services of their current officers, employees and consultants and (D) maintain and preserve intact their current relationships with customers, suppliers, distributors, creditors, and other such Persons with which the Company or any of its Subsidiaries has significant business relations.

        (b)   By way of amplification and not limitation, except (i) as set forth in Section 6.01(a) of the Company Disclosure Schedule, (ii) as required by applicable Law or as expressly contemplated or permitted by any other provision of this Agreement, or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), between the date of this Agreement and the Effective Time, the Company will not and will not permit its Subsidiaries to (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 6.01(a)):

          (i)    amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

          (ii)   (A) issue, sell, pledge, terminate, transfer or dispose of, (B) grant an Encumbrance on or permit an Encumbrance to exist on, or (C) authorize the issuance, sale, pledge, termination or disposition of, or granting or placing of an Encumbrance on, any share capital or other ownership interests, of the Company or any of its Subsidiaries, or any agreement, contract or instrument amounting to control over, or enabling control of, the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any share capital or other ownership interest (including any phantom interest) of the Company or any of its Subsidiaries (except for the issuance of Shares issuable pursuant to the Company Incentive Plan and only in the event of the exercise of a Company Option issued prior to the date hereof, the issuance of Company securities as required to comply with any Company Incentive Plan in effect on the date of this Agreement, the transfer or other disposition of securities between or among the Company and its direct or indirect wholly-owned Subsidiaries, or pursuant to Contracts in effect on the date of this Agreement (copies of which have been made available to Parent prior to the date hereof));

          (iii)  (A) sell, pledge or dispose of, (B) grant an Encumbrance on or permit an Encumbrance to exist on, or (C) authorize the sale, pledge or disposition of, or granting or placing of an Encumbrance on, any material assets of the Company or any of its Subsidiaries, having a current value in excess of $500,000 in the aggregate, except in the ordinary course of business and in a manner consistent with past practice in material respects;

          (iv)  declare, set aside, make or pay any dividend or other distribution, payable in cash, share, property or otherwise, with respect to any of its share capital, except for dividends by any of the Company's direct or indirect wholly owned Subsidiaries to the Company or any of its other wholly owned Subsidiaries;

          (v)   adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or other rights exchangeable into or convertible or exercisable for any of its share capital, other than the acquisition by the Company of its securities in connection with the forfeiture of Company Options, the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof;

          (vi)  effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving any Group Company, or create any new Subsidiary;

          (vii) (A) acquire (including by merger, consolidation or acquisition of share or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any assets, property or securities with a value in excess of US$500,000 in any transaction or series of related transactions; (B) except for the incurrence of new Indebtedness in an aggregate amount not in excess of RMB80,000,000 and the refinancing of existing Indebtedness in an aggregate amount not in excess of RMB20,000,000, incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances or capital contribution to, or investment in, any Person in excess of US$1,000,000 in the aggregate; (C) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$1,000,000 or capital expenditures which are, in the aggregate, in excess of US$2,000,000 for the Company and its Subsidiaries taken as a whole; or (D) enter into or amend any Contract with respect to any matter set forth in this Section 6.01(b)(vii);

          (viii)  create any new Subsidiary;

          (ix)  engage in the conduct of any new line of business outside of its existing business segments;

          (x)   make any material changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by changes in applicable generally accepted accounting principles or Law;

          (xi)  commence or settle any Action, other than settlements (A) in the ordinary course of business and consistent with past practice in material respects or pursuant to existing Contracts or commitments, (B) requiring the Company and its Subsidiaries to pay monetary damages not exceeding US$500,000, and (C) not involving the admission of any wrongdoing by the Company or any of its Subsidiaries;

          (xii) enter into, amend or modify, consent to the termination of, or waive any material rights under any Material Contract, other than in the ordinary course of business and consistent with past practice;

          (xiii)  make or change any material Tax election, materially amend any Tax Return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;

          (xiv) (A) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material Company Intellectual Property; or (B) grant to any third party any license, or enter into any covenant not to sue, with respect to any material Company Intellectual Property, except non-exclusive licenses in the ordinary course of business consistent with past practice in material respects or pursuant to existing Contracts or commitments;

          (xv) except as required pursuant to existing written plans or Contracts in effect as of the date hereof or as otherwise required by applicable Law or carried out in the ordinary course of business consistent with past practice, (A) enter into any new employment or compensatory agreements (including the renewal of any consulting agreement) with any officer or director of the Company or any of its Subsidiaries, (B) grant or provide any severance or termination payments or benefits to any Service Provider, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any Service Provider, (D) establish, adopt, amend or terminate any Plan (except as required by Law) or amend the terms of any outstanding equity-based awards, (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Plan, to the extent not already required in any such Plan, (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (G) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries, or (H) issue or grant any Share, Company Option or other instrument representing or convertible into equity of the Company to any person under the Company Incentive Plan;

          (xvi) enter into any Contract with any of the directors or officers of the Company, individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the Company, or immediate family members of any of the foregoing Persons;

          (xvii)  fail to make in a timely manner any material filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

          (xviii)  terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

          (xix) enter into, or propose to enter into, any transaction involving any earn-out or similar payment payable by the Company or any of its Subsidiaries, to any Person; or

          (xx) agree, authorize, commit, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

        Section 6.02.    Conduct of Business by Parent and Merger Sub Pending the Merger.  Each of Parent and Merger Sub agrees that, from the date hereof to the Effective Time, it shall not: (i) take any action or fail to take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; or (ii) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions in accordance with the terms of this Agreement.

        Section 6.03.    No Control of Other Party's Business.  Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company's or any of its Subsidiaries' operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent's or Merger Sub's operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

        Section 7.01.    Preparation of Proxy Statement and Schedule 13E-3.

        (a)   As promptly as reasonably practicable following the date hereof, the Company (under the direction of the Special Committee), with the assistance and cooperation of Parent and Merger Sub, shall prepare the Proxy Statement and cause the Proxy Statement to be mailed to the shareholders of the Company pursuant to Section 7.01(b). As promptly as reasonably practicable following the date hereof, the Company, with the assistance and cooperation of Parent and Merger Sub, shall cause the Proxy Statement to be filed with the SEC as an exhibit to the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the shareholders of the Company (the "Schedule 13E-3"). Each of Parent, Merger Sub and the Company shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement. No filing of or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be disseminated to the shareholders of the Company to the extent required by applicable Law.

        (b)   Concurrently with the preparation and filing of the Proxy Statement, Parent, Merger Sub, their Affiliates and the Company shall prepare and file with the SEC the Schedule 13E-3. Parent, Merger Sub and the Company shall cause the Schedule 13E-3 to comply with the rules and regulations promulgated by the SEC and respond promptly to any comments of the SEC or its staff regarding the Schedule 13E-3. Each party agrees to promptly notify the other parties of any comments and to provide the other parties and their respective counsels with copies of any written comments that such party or its counsel may receive from the staff of the SEC regarding the Schedule 13E-3. Each of Parent, Merger Sub and the Company shall furnish all information concerning itself and its Affiliates that is required to be included in the Schedule 13E-3. Each of Parent, Merger Sub, the Company, and their respective counsels shall be given a reasonable opportunity to review and comment on the Schedule 13E-3 and each supplement, amendment or response to comments with respect thereto prior to filing with the SEC. Parent and Merger Sub shall provide reasonable assistance and cooperation to the Company in the preparation of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC.

        (c)   As promptly as reasonably practicable, but in any event no later than five (5) Business Days, after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement, the Company shall mail or cause to be mailed the Proxy Statement and all other proxy materials to the holders of the Shares (including Shares represented by ADSs) and, if necessary in order to comply with applicable Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies.

        (d)   Notwithstanding the foregoing or anything else herein to the contrary, and subject to compliance with the terms of Section 7.03, in connection with any disclosure regarding a Change in the Company Recommendation, the Company shall not be required to provide Parent or Merger Sub the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in) the Schedule 13E-3 or the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC, with respect to such disclosure.

        Section 7.02.    Company Shareholders' Meeting.

        (a)   As promptly as practicable, but in any event no later than five (5) Business Days, after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement, the Company shall in accordance with applicable Law and its memorandum and articles of association take all action necessary to call, give notice of, and convene the Company Shareholders' Meeting for the purpose of obtaining the Company Shareholder Approval. No later than the thirtieth calendar day after the date on which the notice of the Company Shareholders' Meeting is issued, the Company shall hold such Company Shareholders' Meeting in accordance with its memorandum and articles of association; provided, however, for the avoidance of doubt, the Company may, acting under the direction of the Company Board (after taking into account the recommendation of the Special Committee) and after consultation with Parent, adjourn the Company Shareholders' Meeting for up to thirty calendar days (but in any event no later than the End Date), (i) if at the time the Company Shareholders' Meeting proceeds to business there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Company Shareholders' Meeting; or (ii) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the Company Board (after taking into account the recommendation of the Special Committee) has determined in good faith after consultation with outside counsel is necessary or advisable under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company's shareholders prior to the Company Shareholders' Meeting. Parent may request on one or more occasions that the Company adjourn the Company Shareholders' Meeting for up to thirty calendar days (but in any event no later than the End Date), (x) if as of the time for which the Company Shareholders' Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Company Shareholders' Meeting or (B) voting in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, to obtain the Company Shareholder Approval, provided that an ordinary resolution of the shareholders of the Company shall have been passed in favor of such grounds for adjournment, or (y) in order to allow reasonable additional time for (1) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure and (2) such supplemental or amended disclosure to be disseminated and reviewed by the Company's shareholders prior to the Company Shareholders' Meeting, in which event, the Company shall, in each case, cause the Company Shareholders' Meeting to be adjourned in accordance with Parent's request.

        (b)   As promptly as practicable, but in any event no later than five (5) Business Days, after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement, the Company shall establish a record date for purposes of determining shareholders entitled to notice of and vote at the Company Shareholders' Meeting (the "Record Date"). Once the Company has established the Record Date, the Company shall not change such Record Date or establish a different record date for the Company Shareholders' Meeting without the prior written consent of Parent, unless required to do so by applicable Law. In the event that the date of the Company Shareholders' Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing, it shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new Record Date for the Company Shareholders' Meeting, as so adjourned, postponed or delayed, except as required by applicable Law. As promptly as practicable, but in any event no later than five (5) Business Days, after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement, the Company shall instruct the Depositary to (A) fix the record date established by the Company for the Company Shareholders' Meeting as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the "Record ADS Holders"), (B) provide all proxy solicitation materials to all Record ADS Holders, and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders.

        (c)   Subject to Section 7.03, the Company Board (after taking into account the recommendation of the Special Committee) shall make the Company Recommendation, shall include the Company Recommendation in the Proxy Statement and shall take all actions necessary in accordance with applicable Law to solicit the Company Shareholder Approval. Upon reasonable request of Parent, the Company shall use its commercially reasonable efforts to advise Parent on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Shareholders' Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Company Shareholder Approval. For the avoidance of doubt, in the event that subsequent to the date hereof, the Company Board (after taking into account the recommendation of the Special Committee) makes a Change in the Company Recommendation and/or authorizes the Company to terminate this Agreement pursuant to Section 7.03(e), the Company shall not be required to convene the Company Shareholders' Meeting.

        Section 7.03.    Competing Transactions.

        (a)   Except as otherwise set forth in this Section, until the Effective Time or the termination of this Agreement in accordance with Article IX, the Company agrees that neither it nor any of its Subsidiaries nor any of their respective Representatives will, and that it will cause each of its Subsidiaries and each of its and its Subsidiaries' Representatives (including without limitation any investment banker, attorney or account retained by the Company, the Company Board or the Special Committee or any of the Company's Subsidiaries) not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including without limitation any proposal or offer to the Company's shareholders) with respect to, or that may reasonably be expected to lead to, any Competing Transaction, (ii) enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with, or provide any non-public information or data concerning the Company or any Subsidiary to, any Person or entity in furtherance of such inquiries or to obtain a proposal or offer with respect to a Competing Transaction or any proposal or offer that may reasonably be expected to lead to a Competing Transaction, (iii) agree to, approve, endorse, recommend, execute, enter into or consummate any Competing Transaction or any proposal or offer that may reasonably be expected to lead to a Competing Transaction, or that requires the Company to abandon this Agreement or the Merger or enter into any letter of intent, Contract or commitment contemplating or otherwise relating to any Competing Transaction (other than any Acceptable Confidentiality Agreement), (iv) grant any waiver, amendment or release under any confidentiality, standstill or similar agreement or Takeover Statutes (and the Company shall promptly take all action reasonably necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality, standstill or similar agreement or Takeover Statute and to enforce each such confidentiality, standstill and similar agreement), or (v) resolve, propose or agree, or authorize or permit any Representative, to do any of the foregoing. The Company acknowledges and agrees that the doing of any of the foregoing by any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach by the Company of this Section 7.03(a). The Company shall, and shall cause its Subsidiaries and its Subsidiaries' Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted prior to the execution of this Agreement by the Company, any of its Subsidiaries or any of their Representatives with respect to a Competing Transaction. The Company shall promptly request each Person that has heretofore executed a confidentiality agreement after September 4, 2013 in connection with such Person's consideration of acquiring (whether by merger, acquisition of share or assets or otherwise) the Company or any of its Subsidiaries, to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement and, if requested by Parent, to use reasonable best efforts to enforce such Person's obligation to do so.

        (b)   The Company shall promptly (and in any event within 48 hours after the Company attains knowledge thereof) notify Parent in writing, after the receipt by the Company, any or its Subsidiaries or any of their respective Representatives of any proposal, inquiry, offer or request (or any amendment thereto) with respect to a Competing Transaction, including any request for discussions or negotiations and any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries. Such notice shall indicate the identity of the Person making such proposal, inquiry, offer or request and a description of such proposal, inquiry, offer or request, including the terms and conditions (if any) of such proposed Competing Transaction, and the Company shall promptly (and in any event within 48 hours after receipt by the Company) provide to Parent copies of any written materials received by the Company in connection with any of the foregoing. The Company agrees that it shall keep Parent reasonably informed of the status and material details of (including discussions with respect to or amendments or proposed amendments to) (i) any such proposal, inquiry, offer or request and (ii) any information requested of or provided by the Company pursuant to Section 7.03(c). The Company shall provide Parent with at least 48 hours prior notice of any meeting of the Company Board or the Special Committee at which the Company Board or the Special Committee is reasonably expected to consider any proposal, inquiry, offer or request with respect thereto (or any lesser advance notice otherwise provided to members of the Company Board or Special Committee in respect of such meeting). The Company agrees that it shall promptly provide to Parent any non-public information concerning the Company that may be made available pursuant to Section 7.03(c) to any other Person in response to, or in connection with, any such proposal, inquiry, offer or request (or any amendment thereto), to the extent such information has not previously been made available to Parent or its Representatives.

        (c)   Notwithstanding anything to the contrary in Section 7.03(a), at any time prior to the receipt of the Company Shareholder Approval, the Company may, subject to compliance with this Section 7.03(c) and acting under the direction of the Company Board (after taking into account the recommendation of the Special Committee) furnish information to, and enter into discussions with, a Person who has made an unsolicited, written, bona fide proposal or offer with respect to a Competing Transaction that did not arise or result from any breach of this Section 7.03 if, prior to furnishing such information and entering into such discussions, the Company Board (after taking into account the recommendation of the Special Committee) has (i) determined, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation and of outside legal counsel, which, for the avoidance of doubt, may include the financial advisor and outside legal counsel to the Special Committee) that (A) such proposal or offer constitutes, or may reasonably be expected to lead to, a Superior Proposal and (B) the failure to furnish such information to, or enter into such discussions with, the Person who made such proposal or offer would be inconsistent with the Company Board's fiduciary duties under applicable Law, (ii) provided written notice to Parent of its intent to furnish information or enter into discussions with such Person at least two (2) Business Days prior to taking any such action, and (iii) obtained from such Person an Acceptable Confidentiality Agreement (it being understood that an Acceptable Confidentiality Agreement and any related agreements shall not include any provision granting such Person exclusive rights to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations under this Agreement) and, promptly following its execution, delivered to Parent a copy of such Acceptable Confidentiality Agreement.

        (d)   Except as set forth in Section 7.03(e), neither the Company Board nor any committee thereof shall (i) (A) withhold, withdraw (or not continue to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation with respect to the Merger, (B) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) any Competing Transaction, (C) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Transaction, (D) fail to include the Company Recommendation in the Proxy Statement, (E) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Competing Transaction (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 7.03(c)) or (F) take any other action or make any other public statement that is inconsistent with the Company Recommendation (any action described in clauses (A) through (F), a "Change in the Company

Recommendation") or (ii) cause or permit the Company or any of its Subsidiaries to enter into any acquisition agreement, merger agreement or other similar definitive agreement (other than an Acceptable Confidentiality Agreement) relating to any Competing Transaction (an "Alternative Acquisition Agreement").

        (e)   Notwithstanding anything to the contrary contained herein, at any time prior to the receipt of the Company Shareholder Approval, the Company Board (after taking into account the recommendation of the Special Committee) may (x) if an Intervening Event has occurred, effect a Change in the Company Recommendation, or (y) if the Company has received an unsolicited, written, bona fide proposal or offer with respect to a Competing Transaction that did not arise or result from any breach of this Section 7.03, that is not withdrawn and that the Company Board (after taking into account the recommendation of the Special Committee) determines, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation and of outside legal counsel, which, for the avoidance of doubt, may include the financial advisor and outside legal counsel to the Special Committee) constitutes a Superior Proposal, (i) effect a Change in the Company Recommendation, (ii) grant a limited waiver with respect to a standstill agreement to the extent required to allow the Company Board to further evaluate such Superior Proposal and solely for such purpose, which waiver shall be limited in duration to no more than ten (10) Business Days and in scope to only allow the applicable offeror to make a Superior Proposal, or (iii) authorize the Company to terminate this Agreement pursuant to Section 9.01(c)(iii) to enter into an Alternative Acquisition Agreement; provided, that prior to taking any action contemplated by clause (x) or (y) of this Section 7.03(e), (A) the Company Board (after taking into account the recommendation of the Special Committee) shall have determined in its good faith judgment (after having received the advice of outside legal counsel), that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (B) the Company shall have provided written notice to Parent (a "7.03 Notice") advising Parent that the Company Board is prepared to effect a Change in the Company Recommendation or authorize the Company to terminate this Agreement pursuant to Section 9.01(c)(iii) to enter into an Alternative Acquisition Agreement (as applicable) and (1) in the case of an Intervening Event, providing a reasonably detailed description of the Intervening Event, and (2) in the case of a Competing Transaction, specifying the information required to be included in any notice required to be delivered to Parent under Section 7.03(b), (C) the Company shall have negotiated, and shall have caused its Representatives to negotiate, during the five (5) Business Day period following receipt by Parent of the 7.03 Notice (the "Notice Period"), with Parent and its Representatives in good faith (to the extent that Parent desires to negotiate), to make such adjustments in the terms and conditions of this Agreement so that (1) in the case of an Intervening Event, such Intervening Event no longer requires a Change in Company Recommendation, or (2) in the case of a Competing Transaction that was determined to constitute a Superior Proposal, such Competing Transaction ceases to constitute a Superior Proposal (provided that any material amendment to the terms of such Competing Transaction during the Notice Period shall require a new 7.03 Notice from the Company with respect to the terms of such amended Competing Transaction and an additional Notice Period that satisfies this Section 7.03(e), provided, further, that with respect to the new 7.03 Notice from the Company, the Notice Period shall be deemed to be a three (3) Business Day period rather than the five (5) Business Day period first described above), and (D) following the end of the Notice Period, the Company Board (after taking into account the recommendation of the Special Committee) shall have determined in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation and outside legal counsel, which, for the avoidance of doubt, may include the financial advisor and outside legal counsel to the Special Committee) that (1) in the case of an Intervening Event, such Intervening Event continues to necessitate the Change in Company Recommendation (taking into account all changes proposed by Parent), and (2) in the case of a Competing Transaction that was determined to constitute a Superior

Proposal, such Competing Transaction continues to constitute a Superior Proposal (taking into account all changes proposed by Parent).

        (f)    Nothing contained in this Section 7.03 shall be deemed to prohibit the Company from complying with its disclosure obligations under United States federal or state Law, or other applicable Laws, with regard to a Competing Transaction, including taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); provided, however, that if such disclosure includes a Change in the Company Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change in the Company Recommendation for all purposes under this Agreement and Parent and Merger Sub shall have the right to terminate this Agreement as set forth in Section 9.01(d) (it being understood that a statement by the Company that describes the Company's receipt of a Competing Transaction and the operation of this Agreement with respect thereto, or any "stop, look or listen" communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not be deemed a Change in the Company Recommendation or be deemed to have the substantive effect of withdrawing or adversely modifying the Company Recommendation).

        Section 7.04.    Access to Information; Confidentiality.

        (a)   Except as otherwise prohibited by applicable Law or the terms of any Contract to which the Company or any of its Subsidiaries is subject (provided, that the Company shall use its commercially reasonable efforts to promptly obtain any consent required under such contract or agreement in order that it may comply with the terms of this Section 7.04(a)), from the date of this Agreement until the Effective Time, the Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and Parent's Representatives reasonable access, during normal business hours and upon prior reasonable notice, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof; and (ii) furnish Parent with such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent or its Representatives may reasonably request; provided, however, that the Company shall not be required to provide access to or disclose any information if such access or disclosure would jeopardize any attorney-client privilege, work product doctrine or other applicable privilege of the Company or any of its Subsidiaries or violate any Law or Order. Any investigation by Parent or its Representatives pursuant to this Section 7.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.

        (b)   All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the Confidentiality Agreement. Parent shall be responsible for any unauthorized disclosure by its Representatives of any such information provided or made available pursuant to this Section 7.04.

        (c)   No investigation pursuant to this Section 7.04 shall affect any representation, warranty, covenant or agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

        Section 7.05.    Directors' and Officers' Indemnification and Insurance.

        (a)   The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) any indemnification, advancement of expenses and exculpation provision set forth in any memorandum of association or articles of association or comparable organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement and

(ii) all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the "Indemnified Parties"). In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the memorandum of association and articles of association (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the Indemnified Parties as those contained in the memorandum of association and articles of association (or other similar organizational documents) of the Company and its Subsidiaries as in effect on the date hereof, and during such six (6) year period, such provisions shall not be amended, repealed, or otherwise modified in any manner except as required by applicable Law.

        (b)   From and after the Effective Time, the Surviving Corporation shall comply with all of the Company's obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties against any and all costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative ("Damages"), arising out of, relating to or in connection with (A) the fact that an Indemnified Party is or was a director, officer or employee of the Company or such Subsidiary or (B) any acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the Company's or such Subsidiaries' respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the Cayman Companies Law or any other applicable Law, including (X) the approval of this Agreement, the Merger or the other Transactions or arising out of or pertaining to the Transactions; and (Y) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such Indemnified Parties against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

        (c)   The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain the Company's and its Subsidiaries' existing directors' and officers' liability insurance (including for acts or omissions occurring in connection with this Agreement and the consummation of the Transactions) covering each Indemnified Party by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof for a period of six (6) years after the Effective Time; provided, however, that, subject to the immediately succeeding sentence, in no event shall the Surviving Corporation be required to expend in any one (1) year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may and, at Parent's request, the Company shall purchase a six (6) year "tail" prepaid policy prior to the Effective Time on terms and conditions providing substantially equivalent benefits as the existing directors' and officers' liability insurance maintained by the Company. If such "tail" prepaid policies have been obtained by the Company prior to the Closing, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations under this Section 7.05(c) shall terminate.

        (d)   If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then the obligations of Parent or the Surviving Corporation, as the case may be, that are set forth under this Section 7.05 shall survive, and to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.05.

        (e)   The provisions of this Section 7.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 7.05.

        (f)    The agreements and covenants contained in this Section 7.05 shall not be deemed to be exclusive of any other rights to which any such Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.05 is not prior to or in substitution for any such claims under any such policies.

        Section 7.06.    Stock Exchange Delisting.  Parent shall use commercially reasonable efforts to cause the Shares and the ADSs to be (i) de-listed from the NYSE as promptly as practicable after the Effective Time and (ii) the Company de-registered under the Exchange Act as promptly as practicable after such de-listing.

        Section 7.07.    Public Announcements.  The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company (upon prior approval by the Special Committee). Thereafter, unless otherwise required by applicable Law or the requirements of the NYSE, each of Parent and the Company shall each use its reasonable best efforts to consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions (other than any press release or public statement with respect to a Change in the Company Recommendation, Intervening Event, Competing Transaction, Superior Proposal or any action taken by the Company, the Company Board or the Special Committee permitted under Section 7.03); provided, however, that this Section 7.07 shall terminate upon a Change in the Company Recommendation.

        Section 7.08.    Notification of Certain Matters.

        (a)   From and after the date of this Agreement until the Effective Time or termination of this Agreement in accordance with its terms, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event which would reasonably be expected to cause any condition to the obligation of any party to effect the Transactions not to be satisfied, and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement which would reasonably be expected to cause any condition to the obligation of any party to effect the Transactions not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        (b)   From and after the date of this Agreement until the Effective Time or termination of this Agreement in accordance with its terms, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any written notice or other written communication from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions and (ii) any Action commenced or, to its knowledge, threatened in writing, involving it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article IV or Article V, as applicable, or which relates to the consummation of the Transactions.

        Section 7.09.    Reasonable Best Efforts; Further Action.

        (a)   Each party hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including using its reasonable best efforts to obtain, or cause to be obtained, all permits, consents, approvals, authorizations, qualifications and Orders of all Governmental Authorities and officials and parties to contracts with the Company and its Subsidiaries that may be or become necessary for the performance of the obligations of such party hereto pursuant to this Agreement and the consummation of the Transactions and will cooperate fully with the other parties in promptly seeking to obtain all such permits, consents, approvals, authorizations, qualifications and Orders; provided that, for the avoidance of doubt, no action permitted to be taken pursuant to Section 6.01, Section 7.02(c) or Section 7.03 shall be prohibited by this sentence.

        (b)   Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including any administrative or judicial Action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal.

        (c)   At the Company Shareholders' Meeting and any other meeting of the shareholders of the Company called to seek the Company Shareholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to this Agreement, the Merger or any other Transaction contemplated hereunder is sought, Parent shall, and shall cause the Buyer Group Parties to, vote their beneficially owned Shares in favor of granting the Company Shareholder Approval.

        (d)   For the avoidance of doubt, except as set forth in Section 7.09(c), nothing in this Section 7.09 shall in any way limit any rights of Parent, Merger Sub or any of their respective Affiliates as holders of Shares or ADSs or require any of them to agree to any limitation of such rights, including their right to vote any or all such Shares and ADSs in their sole discretion.

        Section 7.10.    Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other Transactions, the parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or lawfully minimize the effects of such statute, regulation or provision in the Company's memorandum and articles of association on the Merger and the other Transactions.

        Section 7.11.    Resignations.  To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Subsidiaries designated by Parent.

        Section 7.12.    Participation in Litigations.  Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any actions, suits, claims or proceedings commenced or, to the Company's Knowledge on the one hand and Parent's Knowledge on the other hand, threatened against such party which relate to this Agreement and the

Transactions. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the Transactions, and no such litigation shall be settled without Parent's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

        Section 7.13.    Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

        Section 7.14.    Post-Closing Limitation.  Each party hereto agrees that, for a period of six months following the Closing Date, it shall not, nor permit any of its Affiliates to, enter into any Contract for, or consummate, the sale or transfer, directly or indirectly, of a more than 50% of the outstanding share capital of the Surviving Corporation as of the Effective Time (including by way of any merger, consolidation, business combination, recapitalization or otherwise) or any assets or businesses to which more than 50% of the revenue or earnings of the Surviving Corporation on a consolidated basis were attributable, in each case, as of the Effective Time, to any Person listed on Section 7.14 of the Company Disclosure Schedule or any Affiliate thereof, at a valuation (including any contingent consideration) which is greater than the valuation implied by the Per Share Merger Consideration.

        Section 7.15.    Employee Benefit Matters.

        (a)   For the period beginning at the Effective Time and continuing through the first (1st) anniversary of the Effective Time, Parent shall cause the Surviving Company and its Subsidiaries (i) to provide employees of the Company as of immediately prior to the Effective Time (x) who hold Unvested Company Options with exercise prices per Share that are less than the Per Share Merger Consideration with employee share incentive awards which are at least economically equivalent to, and on terms (including vesting schedule) that are no less favorable in the aggregate to the holder of, such Unvested Company Options cancelled in connection with the Merger (such employees shall receive credit for any time accumulated towards vesting under such Unvested Company Options), and (y) with a level of cash compensation at least equal to such employees' base level of cash compensation (excluding any payment received by them pursuant to this Agreement) as of immediately prior to the Effective Time and with employee benefits and arrangements that are, in the aggregate, no less favorable than the employee benefits and arrangements in effect as of immediately prior to the Effective Time; and (ii) to honor in accordance with their terms, all Contracts, employee benefit plans and arrangements, policies, and commitments of the Company and its Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary of the Company.

        (b)   Employees of the Company or any Subsidiary of the Company shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its Subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary of the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

        (c)   Nothing contained in this Section 7.15, expressed or implied, is intended to confer upon any Service Provider any benefits under any employee benefit plans or right to employment or continued employment with Parent or the Surviving Company or any of its Subsidiaries for any period by reason of this Agreement. The provisions of this Section 7.15 are solely for the benefit of the parties to this Agreement and no current or former Service Provider or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Section 7.15, and nothing contained herein shall be construed as an amendment to any employee benefit plan for any purpose.

        Section 7.16.    Financing.  Parent shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary to obtain the Equity Financing in a timely manner including to (i) maintain in effect the Equity Commitment Letter, (ii) satisfy, or cause its Representatives to satisfy, on a timely basis all conditions in the Equity Commitment Letter that are within its control, (iii) enforce the Equity Commitment Letter in accordance with its terms, and (iv) subject to the terms and conditions of the Equity Commitment Letter, draw upon and consummate the Equity Financing at or prior to the Closing.

        Section 7.17.    No Amendment to Buyer Group Contracts.

        (a)   After the date of this Agreement and prior to the Effective Time, without the Special Committee's prior written consent, Parent and Merger Sub shall not, and shall (i) cause the Buyer Group Parties that are Affiliates of Parent and (ii) direct any Buyer Group Parties that are not Affiliates of Parent, in each case, not to, except as otherwise permitted under this Agreement, enter into, amend, modify, waive, withdraw or terminate (A) any Buyer Group Contract, or (B) any other Contract (x) between Parent, Merger Sub or any of their Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any of the Company's or its Subsidiaries' directors, officers, employees or shareholders, on the other hand, that relate in any way to the Transactions, or (y) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to approve this Agreement or the Merger or to vote against any Superior Proposal.

        (b)   Within two (2) Business Days after the execution thereof, Parent and Merger Sub shall provide the Special Committee with a copy of any Contract relating to the Transactions (i) that is entered into after the date hereof and prior to the Effective Time, (ii) to which a Buyer Group Party is a party, and (iii) that is available to Parent, Merger Sub or any of their respective Affiliates. Parent and Merger Sub agree that any action by Buyer Group Parties that are Affiliates of Parent or Merger Sub and who are not parties to this Agreement that would constitute a breach of this Section 7.17 if such Buyer Group Parties who are not parties to this Agreement were a party to this Agreement for the purposes of this Section 7.17 shall be deemed to be a breach of this Section 7.17.

        Section 7.18.    Actions Taken at Direction of Buyer Group Parties.  Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation, Article IV, Article VI and Article VII hereof, if the alleged breach is the proximate result of action or inaction taken by the Company or any of its Subsidiaries at the direction or action of any Buyer Group Party (or any Representative thereof) without the approval or direction of the Company Board (acting with the concurrence of the Special Committee) or the Special Committee.

ARTICLE VIII

CONDITIONS TO THE MERGER

        Section 8.01.    Conditions to the Obligations of Each Party.  The respective obligations of the Company, Parent and Merger Sub to consummate the Merger and the other Transactions are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following conditions:

        (a)   Shareholder Approval.  The Company Shareholder Approval shall have been obtained.

        (b)   No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions (collectively, a "Restraint").

        Section 8.02.    Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger and the other Transactions are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

        (a)   Representations and Warranties.  (i) The representations and warranties of the Company contained in Section 4.01(a), Section 4.04, Section 4.09(b)(A) and Section 4.21 of this Agreement shall be true and correct in all respects, (ii) the representations and warranties of the Company contained in Section 4.03(a), Section 4.03(b) or Section 4.03(c) of this Agreement shall be true and correct in all respects (except for de minimis inaccuracies, that do not, individually or in the aggregate, increase the aggregate amount of the Per Share Merger Consideration, the Per ADS Merger Consideration, and the amounts payable in respect of Vested Company Options pursuant to Section 3.03(a) by more than US$250,000), and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein), in each case, as of the date of this Agreement and as of the Effective Time, as though made on, or at, and as of such date or time, except (x) in the case of clauses (i)-(iii) above, to the extent such representation or warranty is expressly made as of a specific date, in which case, such representation or warranty shall be true and correct as of such specific date only and (y) in the case of clause (iii) above, where the failure of such representations and warranties of the Company to be so true and correct would not constitute a Company Material Adverse Effect.

        (b)   Agreements and Covenants.  The Company shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

        (c)   Officer Certificate.  The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

        (d)   No Company Material Adverse Effect.  Since the date hereof, there shall not have occurred a Company Material Adverse Effect.

        Section 8.03.    Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger and the other Transactions are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

        (a)   Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" set forth therein), in each case as of the date of this Agreement and as of the Effective Time, as though made on, or at, and as of such date or time, except (i) to the extent such representation or warranty is expressly made as of a specific date, in which case such representation or warranty shall be true and correct as of such specific date only and (ii) where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, have not and would not prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Merger.

        (b)   Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

        (c)   Officer Certificate.  Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by a designated director of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

 ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

        Section 9.01.    Termination.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

        (a)   by mutual written consent of Parent and the Company (in the case of the Company, acting with approval of the Special Committee); or

        (b)   by either Parent or the Company (in the case of the Company, acting at the direction of the Special Committee) if:

          (i)    the Effective Time shall not have occurred on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement or other breach has been a material cause of, or resulted in, the failure of the Effective Time to occur on or before the End Date; or

          (ii)   any Restraint having the effect set forth in Section 8.01(b) hereof shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement or other breach has been a material cause of, or resulted in, the issuance of such final, non-appealable Restraint; or

          (iii)  the Company Shareholder Approval shall not have been obtained upon a vote held at the Company Shareholders' Meeting or any adjournment thereof; or

        (c)   by the Company (acting at the direction of the Special Committee):

          (i)    upon a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied and such breach is incapable of being cured or has not been cured within thirty calendar days of the receipt by Parent of written notice thereof from the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement that would result in the closing conditions set forth in Section 8.02 not being satisfied; or

          (ii)   if (x) all of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof), (y) the Company has irrevocably confirmed by notice to Parent that all of the conditions set forth in Section 8.03 have been satisfied or that the Company is willing to waive any unsatisfied conditions in Section 8.03 and that the Company is ready, willing and able to consummate the Closing, and (z) Parent and Merger Sub fail to complete the Closing within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.02; or

          (iii)  if, prior to the receipt of the Company Shareholder Approval, (1) the Company Board (after taking into account the recommendation of the Special Committee), has authorized the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to clause (y) of Section 7.03(e), and (2) the Company has concurrently with the termination of this Agreement entered into, or immediately after termination of this Agreement, enters into, an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.01(c)(iii) unless the Company has complied in all respects with the requirements of Section 7.03 and Section 9.03(a)(i); or

          (iv)  if the Company Board (after taking into account the recommendation of the Special Committee) determines in good faith that a condition set forth in Section 8.01 would be incapable of being satisfied; or

        (d)   by Parent:

          (i)    upon a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied and such breach is incapable of being cured by the End Date or has not been cured, in the case of a breach of Section 7.03, within five calendar days after the Company receives written notice of such breach from Parent, and in the case of any other breach by the Company, within thirty calendar days of the receipt by the Company of written notice thereof from Parent; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement that would result in the closing conditions set forth in Section 8.03 not being satisfied; or

          (ii)   if, prior to obtaining the Company Shareholder Approval, there shall have been a Change in the Company Recommendation.

        Section 9.02.    Effect of Termination.  In the event of the valid termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other party or parties, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Subsidiaries or Representatives, except (a) with respect to this Section 9.02, Section 7.04(b), Section 9.03 and Article X which shall remain in full force and effect and (b) nothing in this Section 9.02 or Section 9.03 shall relieve any party from liability for fraud committed prior to such termination or for any intentional breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that the Confidentiality Agreement and the terms of Section 7.04(b), and Section 9.03 shall survive any termination of this Agreement.

        Section 9.03.    Termination Fees and Expenses.

        (a)   The Company agrees that:

          (i)    In the event this Agreement is terminated by the Company pursuant to Section 9.01(c)(iii), the Company shall pay the Termination Fee to Parent or its designee concurrently with or prior to such termination by wire transfer of same day funds to one or more accounts designated by Parent or its designee;

          (ii)   In the event this Agreement is terminated by Parent pursuant to Section 9.01(d)(i) or Section 9.01(d)(ii), the Company shall pay the Termination Fee to Parent or its designee, but in any event within three (3) Business Days after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Parent or its designee;

          (iii)  In the event that (x) this Agreement is terminated by either Parent or the Company pursuant to Section 9.01(b)(i) or Section 9.01(b)(iii), (y) at any time between the date hereof and the time of such termination of this Agreement a third party shall have (1) solely in the case of termination pursuant to Section 9.01(b)(i), communicated to the Company Board or any committee thereof, including the Special Committee, or (2) in the case of termination pursuant to Section 9.01(b)(i) or Section 9.01(b)(iii), publicly disclosed or made known, in each case, a bona fide Competing Transaction, and (z) prior to the first (1st) anniversary of such termination of this Agreement, the Company consummates any Competing Transaction or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement for any Competing Transaction, then the Company shall, on the date such Competing Transaction is consummated or terminated in accordance with its terms, pay the Termination Fee to Parent or its designee by wire transfer of same day funds to one or more accounts designated by Parent or its designee; and

          (iv)  For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Termination Fee on more than one occasion.

        (b)   Parent agrees that in the event that this Agreement is terminated by the Company pursuant to Section 9.01(c)(i) or Section 9.01(c)(ii), then Parent shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay or cause to be paid to the Company or its designees the Parent Termination Fee by wire transfer of same day funds (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion).

        (c)   In the event that either party shall terminate this Agreement pursuant to (i) Section 9.01(b)(i) and the Effective Time shall not have occurred by the End Date as a result of any applicable regulatory requirement (including any required approval or clearance of any Governmental Authority) having not been satisfied by such date due to any actions or inactions on the part of Parent, Merger Sub or any of their Affiliates, or (ii) Section 9.01(b)(ii) and the Restraint at issue was pursued or imposed by a regulatory agency whose approval or clearance is required to consummate the Merger due to any actions or inactions on the part of Parent, Merger Sub or any of their Affiliates, then Parent shall pay the Company or its designee by wire transfer of same day funds, as promptly as possible (but in any event within three (3) Business Days) following the delivery by the Company of any invoice(s) therefor, all Expenses incurred by the Company, including the Special Committee, in connection with the Transactions, up to a maximum amount equal to US$1,000,000.

        (d)   Except as set forth in this Section 9.03, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated.

        (e)   The Company and Parent acknowledge that (i) the agreements contained in this Section 9.03 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 9.03 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 9.03, the Parties would not have entered into this Agreement. In the event that any party shall fail to pay the Termination Fee, Parent Termination Fee or any Expenses when due, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party for such payment, such paying party shall pay the other party its reasonably documented costs and expenses (including reasonable legal fees and expenses) in connection with such Action, together with interest on such amount at the annual rate of 5% plus the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

        Section 9.04.    Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (and in the case of the Company, acting with approval of the Special Committee) at any time prior to the Effective Time; provided, however, that, after the Company Shareholder Approval has been obtained, no amendment may be made that under applicable Law or in accordance with the rules of the NYSE requires further approval by the shareholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto in accordance with this Section 9.04.

        Section 9.05.    Waiver.  At any time prior to the Effective Time, any party hereto by action taken by or on behalf of their respective Boards of Directors (and in the case of the Company, acting with approval of the Special Committee) may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any breach of or inaccuracy in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto and (iii) subject to the proviso in the first sentence of Section 9.04 and to the extent permitted by applicable Law, waive compliance with any agreement of any other party or any condition to its own obligations contained in this Agreement. Notwithstanding the foregoing, no failure or delay by the Company or Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby in accordance with this Section 9.05.

ARTICLE X

GENERAL PROVISIONS

        Section 10.01.    Non-Survival of Representations, Warranties, Covenants and Agreements.  The representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except for those covenants and agreements contained in this Agreement (including Article II, Article III, Section 7.04(b), Section 7.05, Section 7.15, Section 9.03 and this Article X) that by their terms are to be performed in whole or in part after the Effective Time (or termination of this Agreement, as applicable).

        Section 10.02.    Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by international overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or Merger Sub:
c/o Intertrust Corporate Services (Cayman) Limited 190 Elgin Avenue, George Town Grand Cayman KY1-9005, Cayman Islands
with a copy to:
26th Floor 8 Wyndham Street, Central Hong Kong Attention: General Counsel Facsimile: +852 2185 7300

and
Weil, Gotshal & Manges LLP 29/F, Alexandra House 18 Chater Road, Central Hong Kong Attention: Akiko Mikumo, Esq. Facsimile: +852 3015 9354
if to the Company:
China Hydroelectric Corporation 901 Marco Polo Building #80 Anli Lu, Chaoyang District Beijing, 100101, China Attention: Dr. Yousu Lin and Ms. Moon Kim Facsimile: +86 10 59636802
with a copy to:
Davis Polk & Wardwell The Hong Kong Club Building 3A Chater Road, Central Hong Kong Attention: Kirtee Kapoor, Esq. and Sam Kelso, Esq. Facsimile: +852 2533 1720 and +852 2533 1704

        Section 10.03.    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

        Section 10.04.    Entire Agreement; Assignment.  This Agreement (including the exhibits and schedules hereto, including the Company Disclosure Schedule), the Rollover Agreement, the Equity Commitment Letter, the Limited Guarantee and the Confidentiality Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties, except that Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any Affiliate of Parent; provided, that no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations.

        Section 10.05.    Parties in Interest.  This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.05 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

        Section 10.06.    Specific Performance.  The parties hereto agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties hereto. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 10.06, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each party hereto accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 10.06. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of this Section 10.06. The Company shall act at the direction of the Special Committee with respect to any exercise of its rights to seek specific performance or other relief under this Section 10.06 against any Buyer Group Party.

        Section 10.07.    Governing Law; Dispute Resolution.

        (a)   This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of Merger Sub in the Surviving Corporation, the cancellation of the Shares, the rights provided for in Section 238 of the CICL with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

        (b)   All Actions arising under the laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the parties hereto agrees that serving of process or other papers in connection with any such Action in any manner permitted by Section 10.02 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising under the laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 10.07(b), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

        Section 10.08.    Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.08.

        Section 10.09.    Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or pdf) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CPT WYNDHAM HOLDINGS LTD.
By:	/s/ RAJAN ROSICK Name: Rajan Rosick Title: Director
CPT WYNDHAM SUB LTD.
By:	/s/ RAJAN ROSICK Name: Rajan Rosick Title: Director
CHINA HYDROELECTRIC CORPORATION
By:	/s/ MOONKYUNG KIM Name: Moonkyung Kim Title: Authorized Signatory

APPENDIX 1

FORM OF PLAN OF MERGER

THIS PLAN OF MERGER is made on [insert date].

Between:

(1)
CPT Wyndham Sub Ltd. an exempted company with limited liability incorporated under the laws of the Cayman Islands on [insert date], 2014, with its registered office situate at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands (the "Merger Sub"); and

(2)
China Hydroelectric Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands on July [    •    ], 2006, with its registered office situate at the offices of Appleby Trust (Cayman) Ltd., Clifton House, 75 Fort Street, P.O. Box 1350, Grand Cayman, KY1-1108, Cayman Islands (the "Surviving Corporation" and together with the Merger Sub, the "Constituent Companies").

Whereas:

(A)
The Merger Sub and the Surviving Corporation have agreed to merge (the "Merger") on the terms and conditions contained or referred to in an agreement and plan of merger dated January 13, 2014 made between CPT Wyndham Holdings Ltd., Merger Sub and the Surviving Corporation (the "Agreement"), a copy of which is attached as Annex A to this Plan of Merger, and under the provisions of Part XVI of the Companies Law Cap.22 (Law 3 of 1961, as consolidated and revised) (the "Companies Law").

(B)
This Plan of Merger is made in accordance with section 233 of the Companies Law.

(C)
Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement.

Witnesseth

1      Constituent Companies

  The Constituent Companies to the Merger are Merger Sub and China Hydroelectric Corporation.

2      Name of the Surviving Corporation

  The name of the Surviving Corporation following the Merger shall be China Hydroelectric Corporation.

3      Registered Office

  The Surviving Corporation following the Merger shall have its registered office situate at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands.

4      Authorised and Issued Share Capital

4.1
Immediately prior to the Merger, the authorized share capital of the Merger Sub is US$50,000 divided into 5,000,000 ordinary shares of a par value of US$0.01 each, 1 share of which has been issued.

A-App 1-1

4.2
Immediately prior to the Merger, the authorized share capital of the Surviving Corporation is US$[    •    ] divided into [    •    ] ordinary shares of a par value of US$0.001 each, [    •    ] shares of which have been issued.

4.3
Following the Merger, the authorized share capital of the Surviving Corporation shall be US$[    •    ] divided into [    •    ] ordinary shares of a par value of US$0.01 each.

5      Terms and Conditions

5.1
The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Corporation, are set out in the Agreement in the form annexed at Annexure A hereto.

5.2
In particular, on the Effective Date, and in accordance with the terms and conditions of the Agreement:

(a)
each ordinary share of par value US$0.001 of the Surviving Corporation issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be cancelled in exchange for the right to receive $[    •    ] in cash per share without interest;

(b)
Dissenting Shares shall be cancelled and cease to exist, and each Dissenting Shareholder shall be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the Companies Law unless any holders of Dissenting Shares fail to exercise or withdraw their rights under section 238 of the Companies Law in which event they shall receive the Per Share Merger Consideration;

(c)
Each ordinary share of par value US$0.01 par value per share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one ordinary share of par value US$0.01 par value per share of the Surviving Corporation.

6      Effective Date

  The date on which it is intended that the Merger is to take effect is [    •    ], 2014 (the "Effective Date").

7      Property

  On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Corporation which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges or, security interests and all, contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

8      Share Rights and Restrictions

  The rights and restrictions attaching to the shares in the Surviving Corporation are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Corporation in the form annexed at Annex B hereto.

9      Memorandum and Articles of Association

  The Memorandum and Articles of Association of the Surviving Corporation shall be amended and restated in the form annexed at Annex B hereto on the Effective Date.

A-App 1-2

10    Directors Benefits

  There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

11    Directors of the Surviving Corporation

  The name[s] and address[es] of the director[s] of the Surviving Corporation is/are as follows:

Name	Address

12    Secured Creditors

(a)
The Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger; and

(b)
The Surviving Corporation has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13    Right of Termination

(a)
This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement.

14    Approval and Authorization

(a)
This Plan of Merger has been approved by the board of directors of each of the Surviving Corporation and Merger Sub pursuant to section 233(3) of the Companies Law.

(b)
This Plan of Merger has been authorised by the shareholders of each of the Surviving Corporation and Merger Sub pursuant to section 233(6) of the Companies Law.

15    Counterparts

  This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

16    Governing Law

  This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

A-App 1-3

        Duly authorized for and on behalf of Merger Sub:

[name of director]
Director

        Duly authorized for and on behalf of China Hydroelectric Corporation:

[name of director]
Director

A-App 1-4

ANNEX A

(The Agreement)

A-Ann A-1

ANNEX B

(Amended and Restated Memorandum and Articles of Surviving Corporation)

A-Ann B-1

Annex B

January 12, 2014

The Special Committee of the Board of Directors of China Hydroelectric Corporation
2105A, Ping'an International Financial Center
No. 3 South Xinyuan Street
Chaoyang District, Beijing
People's Republic of China 100027

Dear Members of the Special Committee:

        We understand that China Hydroelectric Corporation (the "Company"), CPT Wyndham Holdings Ltd. ("Parent"), and CPT Wyndham Sub Ltd., a direct wholly-owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement (as defined below) pursuant to which, among other things, Merger Sub shall be merged with and into the Company (the "Merger") and (i) each outstanding ordinary share, par value US$0.001 per share, of the Company (each, a "Share" and collectively, the "Shares"), including Shares represented by American Depositary Shares (the "ADSs"), each representing three (3) Shares, other than Excluded Shares (as defined below), shall be cancelled and cease to exist and shall be converted into and exchanged for the right to receive $1.17 in cash per Share without interest (the "Per Share Merger Consideration") and (ii) each ADS issued and outstanding immediately prior to the consummation of the Merger other than ADSs representing Excluded Shares, shall represent the right to receive $3.51 in cash without interest (the "Per ADS Merger Consideration"). "Excluded Shares" shall mean (i) Shares and ADSs beneficially owned by Parent or any wholly-owned subsidiary of Parent (including Merger Sub), including the Rollover Shares (as defined in the Agreement) and Additional Rollover Shares (if any and as defined in the Agreement) and (ii) Shares owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 238 of the Cayman Companies Law.

        The Special Committee (the "Committee") of the Board of Directors (the "Board") of the Company has requested that Houlihan Lokey (China) Limited ("Houlihan Lokey") provide an opinion (this "Opinion") to the Committee as to whether, as of the date hereof, the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, to be received in the Merger pursuant to the Agreement by holders of Shares and ADSs (in each case, other than holders of Excluded Shares, including Excluded Shares represented by ADSs), as applicable, is fair to such holders from a financial point of view.

Houlihan Lokey (China) Limited
2106 · Alexandra House · 18 Chater Road · Central · Hong Kong · Tel +852.3551.2300 · Fax +852.3551.2551 · www.HL.com

Incorporated in Hong Kong No. 1176730 · Licensed and Regulated by the Securities and Futures Commission

        In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.
  reviewed an execution version of the Agreement and Plan of Merger to be entered into among Parent, Merger Sub and the Company (the "Agreement");

  2.
  reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

  3.
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections prepared by the management of the Company relating to the Company for the years ending 2013 through 2018;

  4.
  spoken with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Merger and related matters;

  5.
  compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

  6.
  considered the publicly available financial terms of certain transactions that we deemed to be relevant;

  7.
  reviewed the current and historical market prices and trading volume for certain of the Company's publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant; and

  8.
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

        We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based.

        We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. Further, management of the Company has advised us that (i) the financial projections provided to us are the only projections prepared by management of the Company (or any affiliated entity) in connection with the Merger, (ii) they have not received, reviewed, approved, commented on or otherwise contributed to any other projections or similar information prepared by any other party in connection with the Merger, nor have they updated or otherwise revised the financial projections since the last date they were provided to Houlihan Lokey and (iii) to the best of their knowledge and belief, no other projections or similar information have been provided to any party involved in the Merger, and the Committee has received all projections and/or similar information that have been received by any other party involved in the Merger.

        We understand that the holders of the Rollover Shares and Additional Rollover Shares (if any) have indicated that they are only willing to consider entering into an agreement with Parent and amongst themselves in relation to the Merger and have no interest in entering into any agreement, arrangement or understanding with other parties as an alternative thereto.

        We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in all such agreements and other related documents and instruments, without any amendments or modifications thereto. We also have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to our analyses or this Opinion. We have also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Per Share Merger Consideration or Per ADS Merger Consideration pursuant to the Agreement will not be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the draft of the Agreement identified above.

        Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

        This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

        This Opinion is furnished for the use of the Committee (solely in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey's part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other person as to how to act or vote with respect to any matter relating to, or whether to tender Shares in connection with, the Merger or otherwise.

        In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger.

        Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and other financial services to the Company, one or more security holders of the Company and/or certain of their respective affiliates, for which Houlihan Lokey and such affiliates have received, and may receive, compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, one or more security holders of the Company, other participants in the Merger or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by one or more security holders of the Company, other participants in the Merger or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with the Company, one or more security holders of the Company, other participants in the Merger or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, one or more security holders of the Company, other participants in the Merger or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

        Houlihan Lokey has also acted as financial advisor to the Committee in connection with, and has participated in certain of the negotiations leading to, the Merger and will receive a fee for such services, a portion of which is contingent upon the consummation of the Merger. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Merger. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

        This Opinion is issued in the English language and reliance may only be placed on this Opinion as issued in the English language. If any translations of this Opinion are delivered, they are provided only for ease of reference, have no legal effect and Houlihan Lokey makes no representation as to (and accepts no liability in respect of) the accuracy or completeness of any such translations.

        We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Per Share Merger Consideration and the Per ADS Merger Consideration to the extent expressly specified herein), including, without limitation, the terms or aspects of any arrangements involving the Rollover Persons (as defined in the Agreement) and Additional Rollover Persons (if any and as defined in the Agreement), voting agreements or any potential financing for the Merger or the likelihood of consummation thereof, (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company's or any other party's security holders or other constituents vis-à-vis any other class or group of the Company's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Per Share Merger Consideration, the Per ADS Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Merger or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

        Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, to be received in the Merger pursuant to the Agreement by holders of Shares and ADSs (in each case, other than holders of Excluded Shares, including Excluded Shares represented by ADSs) is fair, from a financial point of view, to such holders.

Very truly yours,

HOULIHAN LOKEY (CHINA) LIMITED

Annex C

Companies Law (2013 Revision) of the Cayman Islands—Section 238

        238. Rights of dissenters

(1)
A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)
A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)
An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4)
Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5)
A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)
his name and address;

(b)
the number and classes of shares in respect of which he dissents; and

(c)
a demand for payment of the fair value of his shares.

(6)
A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)
Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)
Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)
If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)
the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)
the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

C-1

(10)
A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)
At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)
Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)
The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)
Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)
The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

C-2

Annex D

Directors and Executive Officers of Each Filing Person

        For purposes of this proxy statement, "Buyer Group" shall refer to Parent, Merger Sub, NewQuest and CEF.

1.     Directors and Executive Officers of the Company

        The Company is a company organized under the laws of the Cayman Islands with its principal business address at 901 Marco Polo Plaza Building, No. 80 Anli Road, Chaoyang District, Beijing, 100101, the People's Republic of China. The telephone number of the Company's principal executive office is +86 10 5963 6881.

        During the last five years, none of the Company, or any of our directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below. Unless otherwise indicated, the business address of each director and executive officer is 901 Marco Polo Plaza Building, No. 80 Anli Road, Chaoyang District, Beijing, 100101.

Name	Business Address	Present Principal Employment	Citizenship
Amit Gupta	26/F, 8 Wyndham Street, Central, Hong Kong	Partner and Chief Operating Officer, NewQuest Capital Partners	Republic of India
Moonkyung Kim	Suites 1-3, 16/F, Kinwick Centre, 32 Hollywood Road, Central, Hong Kong	Managing Director, Peony Investments Ltd.	Republic of Korea
Jui Kian Lim	Level 8, Two Exchange Square, 8 Connaught Place, Hong Kong	Managing Director, Head of Asia Environment Group, Four Winds Capital Management	Malaysia
Allard Nooy	Suite 2305A, 23/F, World-Wide house, 19 Des Voeux Road Central, Hong Kong	Managing Director, Markland Infrastructure Asia Co. Limited	Netherlands
Dr. You-Su Lin		Interim Chief Executive Officer of the Company, Chairman of Beijing A.B.C. Investment	Australia

Name	Business Address	Present Principal Employment	Citizenship
Yun Pun (Felix) Wong	Unit 2301, 23/F, New World Tower 1, 16-18 Queen's Road Central, Hong Kong	Chief Financial Officer and Executive Director of Tsing Capital	Hong Kong S.A.R.

Min Lin	26/F, 8 Wyndham Street, Central, Hong Kong	Partner, NewQuest Capital Partners	People's Republic of China
Liya Chen		Chief Financial Officer of the Company	Canada
Daniel Chan		Chief Operating Officer of the Company	United States of America
Wu Gan		Vice Chairman of Beijing A.B.C. Investment	People's Republic of China

        In addition to being the chairman of the board of directors of the Company, Mr. Amit Gupta is a partner and the chief operating officer of NewQuest Capital Partners and holds positions with various other entities affiliated with NewQuest Capital Partners. NewQuest Capital Partners is primarily engaged in private equity investments and investment advisory business, and its address is as indicated above. Prior to co-founding and joining NewQuest Capital Partners in April 2011, he worked for Bank of America Merrill Lynch ("BAML") and was last a director at BAML's Asia Private Equity Group. BAML's Asia Private Equity Group was primarily engaged in principal investments and asset management, and its address was 15/F, Citibank Tower, Citibank Plaza, 3 Garden Road, Hong Kong.

        Ms. Moonkyung (Moon) Kim has been a director of the Company since September 2012. She is the Founder and Managing Director of Peony Investments (Hong Kong) Limited, providing investment, advisory, and board leadership to green businesses. She is also Cleantech Venture Partner of Spring Capital, a Greater China-focused early growth equity investment fund, and Senior Advisor to SOW Asia Foundation, a not-for-profit venture philanthropic organization in Hong Kong. Ms. Kim has over 15 years of experience in the energy and environmental sectors serving in roles ranging from venture capital and growth equity investment to entrepreneurship, investment banking, strategic consulting, and engineering. From 2007 to 2010, she was head of Asia cleantech growth equity investments at Nomura's principal investing group based in Hong Kong. Ms. Kim was a member of the board of directors of Moser Baer Solar, a solar photovoltaic company in Delhi, from 2008 to 2010. Prior to joining Nomura, she was with DFJ Element Ventures, a cleantech-focused venture capital fund based in Silicon Valley, and before that she was with the energy and utilities group of Booz Allen Hamilton, a global strategy consulting firm.

        Mr. Jui Kian Lim has been a director of the Company since September 2012. In addition, he is the Managing Director and Head of Asia Environment Group for FourWinds Capital Management (HK) Limited. He joined FourWinds Capital Management (HK) Limited in February 2008. Mr. Lim has more than 17 years of experience in the Asian infrastructure and environment sectors. He began his career in equity research in 1994 with Morgan Grenfell/Deutsche Securities and later, Peregrine Securities covering infrastructure, construction and building materials sector in Malaysia, Thailand and Singapore. In 1998, he joined Veolia Water Asia-Pacific's Project Finance Department where he spent eight years helping Veolia Water Asia-Pacific build its Asian franchise and worked on acquisitions, joint-ventures, privatizations and project financing transactions across the region. In 2006, Mr. Lim joined JPMorgan Chase's investment banking department to focus on client advisory services in the infrastructure and environment sectors.

        Mr. Allard Nooy was appointed by the Company's board of directors as an independent non-executive director effective August 19, 2013. Mr. Nooy has more than 19 years of experience with major water-related infrastructure projects in Asia. He most recently served as CEO of Jindal Water Infrastructure, Ltd. Prior to that, he led multiple renewable energy projects in China as President Asia Pacific with U.S. based Covanta Energy, one of the world's largest waste-to-energy companies. He was also previously the regional director at Leighton Asia and RWE-Thames Water.

        Dr. You-Su Lin has been the interim chief executive officer of the Company since October 2012 and a director of the Company since August 2008. In addition, Dr. You-Su Lin has been the chairman of the board of Beijing A.B.C. Investment since 2007 and the chairman of China Board Mill Corporation since August 2008. Dr. Lin was a chief consultant for Beijing Urban Construction Group Co., Ltd. in charge of the construction of 2008 Olympic venues from 2002 to 2004.

        In addition to being a director of the Company, Mr. Wong is the CFO and Executive Director of Tsing Capital (HK) Limited. Tsing Capital (HK) Limited is primarily engaged in venture capital. Prior to his current role, Mr. Wong has also served as the CFO and Senior Director of Spring Capital, the CFO of Natixis Private Equity Asia and Associate Director of Finance for JAFCO Asia. Mr. Wong has additionally served in the finance departments of several multinational companies and as an auditor for PricewaterhouseCoopers.

        In addition to being a director of the Company, Ms. Min Lin is a partner of NewQuest Capital Partners and holds positions with various other entities affiliated with NewQuest Capital Partners. NewQuest Capital Partners is primarily engaged in private equity investments and investment advisory business, and its address is as indicated above. Prior to co-founding and joining NewQuest Capital Partners in April 2011, she worked for BAML and was last a director at BAML's Asia Private Equity Group. BAML's Asia Private Equity Group was primarily engaged in principal investments and asset management, and its address was 15/F, Citibank Tower, Citibank Plaza, 3 Garden Road, Hong Kong.

        Ms. Liya Chen joined the Company in August 2011 and has been appointed the CFO since then. Prior to joining us, Ms. Chen was a Financial Controller for Pharmaron (Beijing) New Drugs Technology Company Ltd. From 2003 to 2010, she was an audit manager in the Energy and Utility Assurance Service Group of PricewaterhouseCoopers. Ms. Chen started her career in PwC's Canada firm as an associate and worked there for over three years. Ms. Chen is a Canadian Chartered Accountant (CICA) and HKCPA.

        Mr. Daniel Chan was appointed as the Company's Chief Operating Officer in the second quarter of 2013. Mr. Chan has 32 years of experience in the international power industry and is a registered professional engineer in the United States. For the past 16 years, Daniel has been in charge of construction, operations and maintenance of several hydro power and other power projects in the PRC with Meiya Power, a leading independent power producer (IPP) in Asia that was acquired by Guangdong Nuclear.

        Mr. Wu Gan has been the vice chairman of Beijing A.B.C. Investment since January 2011 and was the general manager of Beijing A.B.C. Investment from July 2008 to December 2010. Mr. Gan was the director of the general office of the State Supervision Work Committee of the Communist Party of China from 2002 to 2008.

2.     Directors and Executive Officers of Parent

        Parent is an exempted company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of CPI Ballpark, with its registered office located at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, and its telephone number is +1 (345) 943-3100. Parent has not engaged in any business except for the activities incident to its formation and in connection with the transactions contemplated by the merger agreement.

        The name, present principal employment and citizenship of each director of Parent are set forth below. The business address of each director of Parent is 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. As of the date of this proxy statement, Parent does not have any executive officers.

Name	Present Principal Employment	Citizenship / Place of Organization
Darren C. Massara	Managing Partner, NewQuest Capital Partners, 26/F, 8 Wyndham Street, Central, Hong Kong	United States of America
Rajan Rosick	Head of New Business, Trident Trust Company (Mauritius) Limited, 5th Floor, Barkly Wharf, Le Caudan Waterfront, Port Louis, Republic of Mauritius	Republic of Mauritius
Ryutaro Aida	Financial Advisor, 1-7-1-2901 Mita, Minato-ku, Tokyo 108-0073, Japan	Japan

        Mr. Massara is a managing partner of NewQuest Capital Partners and holds positions with various other entities affiliated with NewQuest Capital Partners. NewQuest Capital Partners is primarily engaged in private equity investments and investment advisory business, and its address is as indicated above. Prior to co-founding and joining NewQuest Capital Partners in April 2011, Mr. Massara worked for BAML and was last a managing director at BAML's Asia Private Equity Group. BAML's Asia Private Equity Group was primarily engaged in principal investments and asset management, and its address was 15/F, Citibank Tower, Citibank Plaza, 3 Garden Road, Hong Kong.

        Mr. Rosick is the Head of New Business for Trident Trust Company (Mauritius) Limited and was previously the Head of Fund Administration for Trident Trust Company (Mauritius) Limited prior to February 2009. Trident Trust Company (Mauritius) Limited is a management company, and its address is as indicated above.

        Mr. Aida has been a senior consultant and advisor to affiliates of NewQuest Capital Partners since April 2011 and holds positions with various other entities affiliated with NewQuest Capital Partners. Mr. Aida also provides consulting services to various firms in Japan on an ad hoc basis. NewQuest Capital Partners is primarily engaged in private equity investments and investment advisory business, and its address is 26/F, 8 Wyndham Street, Central, Hong Kong. Mr. Aida worked for BAML from December 2009 to August 2011, and was last a Japan investment director at BAML's Asia Private Equity Group. BAML's Asia Private Equity Group was primarily engaged in principal investments and asset management, and its address was 15/F, Citibank Tower, Citibank Plaza, 3 Garden Road, Hong Kong. Prior to December 2009, Mr. Aida worked for MKS Partners Limited, and was last a principal. MKS Partners Limited was primarily engaged in private equity investments, and its address was 1-3-1 Iwamoto-cho, Chiyoda-ku, Tokyo 101-0032, Japan.

        During the last five years, none of Parent or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3.     Directors and Executive Officers of Merger Sub

        Merger Sub is an exempted company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent, with its registered office located at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, and its telephone number is +1 (345) 943-3100. Merger Sub has not engaged in any business except for the activities incident to its formation and in connection with the transactions contemplated by the merger agreement.

        The name, present principal employment and citizenship of each director of Merger Sub are set forth below. The business address of each director of Merger Sub is 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. As of the date of this proxy statement, Merger Sub does not have any executive officers.

Name	Present Principal Employment	Citizenship
Darren C. Massara	See above	See above
Rajan Rosick	See above	See above
Ryutaro Aida	See above	See above

        Information disclosed elsewhere in this Annex D with respect to other positions held by Messrs. Massara, Rosick and Aida over the past five years is incorporated by reference herein.

        During the last five years, none of Merger Sub or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

4.     Directors and Executive Officers of CPI Ballpark

        CPI Ballpark is a limited liability company organized under the laws of the Republic of Mauritius and a wholly-owned subsidiary of NewQuest Asia Fund I, L.P., with its business address at 10th Floor, Raffles Tower, 19 Cybercity, Ebene, Republic of Mauritius, and its telephone number is +230 404-6000.

        The name, present principal employment and citizenship of each director of CPI Ballpark are set forth below. The business address of each director of CPI Ballpark is 10th Floor, Raffles Tower, 19 Cybercity, Ebene, Republic of Mauritius. As of the date of this proxy statement, CPI Ballpark does not have any executive officers.

Name	Present Principal Employment	Citizenship
Subhash C. Lallah	Senior Counsel, Lallah Chambers 108-109, Chancery House, Lislet Geoffroy St, Port Louis, Republic of Mauritius	Republic of Mauritius
Georges A Robert	Senior Attorney, 8 Georges Guibert Street, Port Louis, Republic of Mauritius	Republic of Mauritius
Darren C. Massara	See above	See above
Amit Gupta	See above	See above
Ryutaro Aida	See above	See above

        Information disclosed elsewhere in this Annex D with respect to other positions held by Messrs. Massara, Gupta and Aida and Ms. Lin over the past five years is incorporated by reference herein.

        Each of the other directors of CPI Ballpark has been in his current position for the past five years.

        During the last five years, none of CPI Ballpark or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

5.     Directors and Executive Officers of NewQuest Funds Filing Persons

        NewQuest Asia Fund I, L.P. is a Cayman Islands exempted limited partnership. The general partner of NewQuest Asia Fund I, L.P. is NewQuest Asia Fund I (G.P.) Ltd., a Cayman Islands exempted company. The registered address for each of NewQuest Asia Fund I, L.P. and NewQuest Asia Fund I (G.P.) Ltd. is located at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, and the telephone number for each is +1 (345) 943-3100.

        The name, present principal employment and citizenship of each director of NewQuest Asia Fund I (G.P.) Ltd. are set forth below. The business address of each director of NewQuest Asia Fund I (G.P.) Ltd. is 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. As of the date of this proxy statement, NewQuest Asia Fund I (G.P.) Ltd. does not have any executive officers.

Name	Present Principal Employment	Citizenship
Randhirsingh Juddoo	Managing Director, Trident Trust Company (Mauritius) Limited, 5th Floor, Barkly Wharf, Le Caudan Waterfront, Port Louis, Republic of Mauritius	Republic of Mauritius
Rajan Rosick	See above	See above
Ryutaro Aida	See above	See above
Darren C. Massara	See above	See above
Min Lin	See above	See above

        Information disclosed elsewhere in this Annex D with respect to other positions held by Messrs. Rosick, Aida and Massara and Ms. Lin over the past five years is incorporated by reference herein.

        Mr. Juddoo has been in his current position for the past five years.

        NewQuest Asia Fund II, L.P. is a Cayman Islands exempted limited partnership. The general partner of NewQuest Asia Fund II, L.P. is NewQuest Asia Fund II GP Ltd., a Cayman Islands exempted company. The registered address for each of NewQuest Asia Fund II, L.P. and NewQuest Asia Fund II GP Ltd. is located at the offices of Trident Trust Company (Cayman) Limited, PO Box 847, One Capital Place, George Town, Grand Cayman, Cayman Islands, and the telephone number for each is +1 345 949 0880.

        The name, present principal employment and citizenship of each director of NewQuest Asia Fund II GP Ltd. are set forth below. The business address of each director of NewQuest Asia Fund II GP Ltd. is Trident Trust Company (Cayman) Limited, PO Box 847, One Capital Place, George

Town, Grand Cayman, Cayman Islands. As of the date of this proxy statement, NewQuest Asia Fund II GP Ltd. does not have any executive officers.

Name	Present Principal Employment	Citizenship
Darren C. Massara	See above	See above
Min Lin	See above	See above
Randhirsingh Juddoo	See above	See above
Rajan Rosick	See above	See above
Ryutaro Aida	See above	See above

        Information disclosed elsewhere in this Annex D with respect to other positions held by each of the above directors over the past five years is incorporated by reference herein.

        During the last five years, none of the NewQuest Funds, NewQuest Asia Fund I (G.P.) Ltd., NewQuest Asia Fund II GP Ltd. or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

6.     Directors and Executive Officers of China Environment Fund III, L.P.

        CEF is a Cayman Islands exempted limited partnership. The general partner of CEF is CEF Management, a Cayman Islands exempted limited partnership. The principal business address for each of CEF and CEF Management is Unit 2301, 23/F, New World Tower 1, 16-18 Queen's Road Central, Central, Hong Kong, and the telephone number for each is +852 3628 3859.

        The general partner of CEF Management is China Environment Fund III Holdings Ltd., a Cayman Islands exempted company. The principal business address for China Environment Fund III Holdings Ltd. is Unit 2301, 23/F, New World Tower 1, 16-18 Queen's Road Central, Central, Hong Kong, and its telephone number is +852 3628 3859.

        The name, present principal employment and citizenship of the director of China Environment Fund III Holdings Ltd. are set forth below. The business address of the director of China Environment Fund III Holdings Ltd. is Unit 2301, 23/F, New World Tower 1, 16-18 Queen's Road Central, Central, Hong Kong. As of the date of this proxy statement, China Environment Fund III Holdings Ltd. does not have any executive officers.

Name	Present Principal Employment	Citizenship
Donald C. Ye	Managing Director, Tsing Capital (HK) Limited, Unit 2301, 23/F, New World Tower 1, 16-18 Queen's Road Central, Central, Hong Kong	United States of America

        Mr. Ye has been in his current position for the past five years.

        During the last five years, none of CEF, CEF Management, China Environment Fund III Holdings Ltd. or Mr. Donald C. Ye has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Annex E

ROLLOVER AND SUPPORT AGREEMENT

January 13, 2014

        This ROLLOVER AND SUPPORT AGREEMENT (this "Agreement") is entered into as of the date set forth above by and among CPT Wyndham Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), and the shareholders of China Hydroelectric Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company") listed on Schedule A hereto (each, a "Shareholder" and, collectively, the "Shareholders"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

        WHEREAS, Parent, CPT Wyndham Sub Ltd., a direct wholly-owned subsidiary of Parent ("Merger Sub"), and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement, which the Shareholders have been provided with the opportunity to review;

        WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of certain ordinary shares, par value US$0.001 per share, of the Company (the "Shares") (including Shares represented by American Depositary Shares, each representing three Shares) as set forth in the column titled "Owned Shares" opposite such Shareholder's name on Schedule A hereto (such Shares, together with any other Shares acquired (whether beneficially or of record) by the Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Shareholder's obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the "Securities");

        WHEREAS, in connection with the consummation of the Merger, each Shareholder agrees to (a) the cancellation of the Shares (including Shares represented by American Depositary Shares, each representing three Shares) as set forth in the column titled "Rollover Shares") opposite such Shareholder's name on Schedule A hereto (the "Rollover Shares") for no consideration in the Merger, and (b) subscribe for newly issued ordinary shares of Parent (the "Parent Shares") immediately prior to Closing;

        WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Shareholders are entering into this Agreement;

        WHEREAS, the Shareholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Shareholders set forth in this Agreement; and

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

        Section 1.1 Voting. From and after the date hereof until the earlier of the Closing and the termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier time, the "Expiration Time"), each Shareholder irrevocably and unconditionally hereby agrees that at the Company Shareholders' Meeting or other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a)—(f) hereof is to be considered (and any adjournment or postponement thereof), or in connection with any written resolution of the Company's shareholders, such Shareholder shall (i) cause its representative(s) to appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy or written resolution, if applicable) all of such Shareholder's Securities,

          (a)   for approval of the Merger Agreement and the transactions contemplated by the Merger Agreement,

          (b)   against any Competing Transaction or any other transaction, proposal, agreement or action made in opposition to approval of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement,

          (c)   against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by such Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any Subsidiary or a reorganization, recapitalization or liquidation of the Company or any Subsidiary; (iii) an election of new members to the board of directors of the Company, other than nominees of the Shareholders and nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company's memorandum or articles of association, except if approved in writing by Parent; or (v) any other action that would require the consent of Parent pursuant to the Merger Agreement, except if approved in writing by Parent,

          (d)   against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Shareholder contained in this Agreement,

          (e)   in favor of any adjournment or postponement of the Company Shareholders' Meeting as may be reasonably requested by Parent, and

          (f)    in favor of any other matter necessary to effect the transactions contemplated by the Merger Agreement.

        Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

          (a)   Each Shareholder hereby irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written resolution, if applicable) the Securities in accordance with Section 1.1 above at the Company Shareholders' Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 above is to be considered. Each Shareholder represents that all proxies, powers of attorney, instructions or other requests given by such Shareholder prior to the execution of this Agreement in respect of the voting of such Shareholder's Securities, if any, are not irrevocable and each Shareholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Shareholder's Securities. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

          (b)   Each Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy granted herein is not irrevocable, then each Shareholder agrees to vote such Shareholder's Securities in accordance with Section 1.1 above prior to the Expiration Time. The parties agree that the foregoing is a voting agreement.

        Section 1.3 Restrictions on Transfers. Except as provided for in Article III below or pursuant to the Merger Agreement, each Shareholder hereby agrees that, from the date hereof until the Expiration Time, such Shareholder shall not, without the prior written consent of Parent, directly or indirectly, (a) sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of law or otherwise) (collectively, "Transfer"), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities and (i) has, or would reasonably be expected to have, the effect of reducing or limiting such Shareholder's economic interest in such Securities and/or (ii) grants a third party the right to vote or direct the voting of such Securities (any such transaction, a "Derivative Transaction"), (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Securities, (d) knowingly take any action that would make any representation or warranty of such Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Shareholder from performing any of its obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) (c) or (d).

 ARTICLE II

NO SOLICITATION

        Section 2.1 Restricted Activities. Prior to the Expiration Time, each Shareholder, solely in its capacity as a shareholder of the Company, shall not, and shall cause its officers, directors, employees, agents, advisors and other representatives (in each case, acting in their capacity as such to such Shareholder (the "Shareholder's Representatives")) not to, without the prior written consent of Parent, directly or indirectly: (a) initiate, solicit, propose, encourage or knowingly facilitate (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, a Competing Transaction or offer that would reasonably be expected to lead to a Competing Transaction, (b) engage, continue or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any Subsidiary in connection with, or have any discussions (other than to state that they are not permitted to have discussions) with any Person relating to, an actual or proposed Competing Transaction or offer that would reasonably be expected to lead to a Competing Transaction, or otherwise knowingly facilitate any effort or attempt to make or implement a Competing Transaction or offer that would reasonably be expected to lead to a Competing Transaction, (c) to the extent not required by applicable law, grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes, or otherwise knowingly facilitate any effort or attempt by any person to make a Competing Transaction, (d) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Competing Transaction or offer that would reasonably be expected to lead to a Competing Transaction, or (e) resolve or propose or agree to do any of the foregoing. Each Shareholder also agrees that it will not enter into any Contract providing for (i) any consideration to be received by any shareholder of the Company that is different from the consideration provided under the Merger Agreement or (ii) any agreement to vote in favor of the Merger Agreement or the Merger or to vote against any Superior Proposal, except this Agreement or any other document to be signed by the Shareholder as required by or in connection with this Agreement.

        Section 2.2 Notification. Each Shareholder, solely in its capacity as a shareholder of the Company, shall and shall cause such Shareholder's Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Competing Transaction. From and after the date hereof until the Expiration Time, each Shareholder shall promptly advise Parent in writing of (a) any Competing Transaction, (b) any request it receives in its capacity as a shareholder of the Company for non-public information relating to the Company or any Subsidiary, and (c) any inquiry or request for discussion or negotiation it receives in its capacity as a shareholder of the Company regarding a Competing Transaction, including in each case the identity of the person making any such Competing Transaction or indication or inquiry and the terms of any such Competing Transaction or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). Each Shareholder, in its capacity as a shareholder of the Company, shall keep Parent reasonably informed on a reasonably current basis of the status and terms (including any material changes to the terms thereof) of any such Competing Transaction or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations to the extent known by such Shareholder. This Section 2.2 shall not apply to any Competing Transaction that is received only by the Company. Each Shareholder's receipt, in its capacity as a shareholder of the Company, of any Competing Transaction shall not relieve such Shareholder from any of its obligations hereunder.

 ARTICLE III

ROLLOVER SHARES

        Section 3.1 Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, (a) each Shareholder agrees that its Rollover Shares shall be cancelled at the Closing for no consideration, and (b) other than its Rollover Shares, all equity securities of the Company held by such Shareholder, if any, shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement.

        Section 3.2 Subscription of Parent Shares. Immediately prior to the Closing, in consideration for the cancellation of the Rollover Shares held by each Shareholder in accordance with Section 3.1, Parent shall issue to such Shareholder (or, if designated by such Shareholder in writing, an affiliate of such Shareholder), and such Shareholder or its affiliate (as applicable) shall subscribe for, the number of Parent Shares, at par value per share, equal to the number of Rollover Shares held by such Shareholder and cancelled pursuant to Section 3.1 above. Each Shareholder hereby acknowledges and agrees that (a) delivery of such Parent Shares shall constitute complete satisfaction of all obligations towards or sums due such Shareholder by Parent and Merger Sub in respect of the Rollover Shares held by such Shareholder and cancelled pursuant to Section 3.1 above, and (b) such Shareholder shall have no right to any Merger Consideration in respect of the Rollover Shares held by such Shareholder.

        Section 3.3 Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Sections 8.01 and 8.02 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Parent Shares contemplated hereby shall take place immediately prior to the Closing.

        Section 3.4 Deposit of Rollover Shares. No later than five (5) Business Days prior to the Closing, each Shareholder and any agent of such Shareholder holding certificates evidencing any of the Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing the Rollover Shares in such Person's possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE SHAREHOLDERS

        Section 4.1 Representations and Warranties. Each Shareholder, severally and not jointly, represents and warrants to Parent as of the date hereof and as of the Closing:

          (a)   such Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform such Shareholder's obligations hereunder and to consummate the transactions contemplated hereby;

          (b)   this Agreement has been duly executed and delivered by such Shareholder and the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

          (c)   assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

          (d)   (i) such Shareholder (A) is and, immediately prior to the Closing, will be the beneficial owner of, and has and will have good and valid title to, the Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with affiliates controlled by such Shareholder) voting power, power of disposition, and power to demand dissenter's rights, in each case with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities laws, laws of the Cayman Islands, laws of the People's Republic of China and the terms of this Agreement; (ii) the Securities are not subject to any voting trust agreement or other Contract to which such Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Securities other than this Agreement; (iii) such Shareholder has not Transferred any Securities pursuant to any Derivative Transaction; (iv) as of the date hereof, other than the Rollover Shares, such Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (v) such Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Rollover Shares, except as contemplated by this Agreement.

          (e)   except for the applicable requirements of the Exchange Act, neither the execution, delivery or performance of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby, nor compliance by such Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on property or assets of such Shareholder pursuant to any Contract to which such Shareholder is a party or by which such Shareholder or any property or asset of such Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Shareholder or any of such Shareholder's properties or assets;

          (f)    there is no Action pending against any such Shareholder or, to the knowledge of such Shareholder, any other Person or, to the knowledge of such Shareholder, threatened against any such Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Shareholder of its obligations under this Agreement;

          (g)   such Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Parent Shares and such Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Shareholder's representations and warranties in this Agreement and the transactions contemplated hereby; and

          (h)   each Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder's execution, delivery and performance of this Agreement.

        Section 4.2 Covenants. Each Shareholder hereby:

          (a)   agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement;

          (b)   irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Shareholder may have with respect to such Shareholder's Securities (including without limitation any rights under Section 238 of the Cayman Companies Law) prior to the Expiration Time;

          (c)   agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), such Shareholder's identity and beneficial ownership of Shares or other equity securities of the Company and the nature of such Shareholder's commitments, arrangements and understandings under this Agreement;

          (d)   agrees and covenants, severally and not jointly, that such Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof;

          (e)   agrees and covenants that it shall (i) severally and not jointly, bear and pay, reimburse, indemnify and hold harmless Parent, Merger Sub, the Company and any affiliate thereof (collectively, the "Indemnified Parties") for, from and against (A) any and all liabilities for PRC Taxes imposed upon, incurred by or asserted against any of the Indemnified Parties, arising from or attributable to the receipt of Parent Shares by such Shareholder or its affiliates pursuant to this Agreement (including, without limitation, any and all liability for PRC Taxes suffered by any of the Indemnified Parties as a result of the payments described in this clause (A) and any liability for withholding Taxes, the "Tax Liabilities"); (B) any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, interests, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the Tax Liabilities; and (C) all losses, liabilities, damages, penalties, fines, awards, settlements, costs and expenses, actions, proceedings, claims and demands, including but not limited to any Parent Termination Fee paid by Parent, any Sponsor or any Affiliate of the foregoing, sustained by Parent, any Sponsor or any Affiliate of the foregoing if the Closing fails to occur pursuant to the Merger Agreement solely as a result of its breach of this Agreement, and (ii) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the Shareholder has adequate capital resources available to satisfy its indemnification obligations in accordance with this Section 4.2(e);

          (f)    agrees and covenants that, if it or its ultimate shareholder is or is deemed to be a resident of the PRC under the Laws of the PRC, it shall, as soon as practicable after the date hereof, use its reasonable best efforts to (i) submit an application to the State Administration of Foreign Exchange ("SAFE") for the registration of its holding of Shares (whether directly or indirectly) in the Company in accordance with the requirements of SAFE Circular 75 (or any successor Law, rule or regulation), and (ii) complete such registration prior to the Closing; and

          (g)   agrees further that, upon request of Parent, such Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

 ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent represents and warrants to each Shareholder that as of the date hereof and as of the Closing:

          (a)   It is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Shareholders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

          (b)   Except for the applicable requirements of the Exchange Act and laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any of its property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets.

          (c)   At Closing, the Parent Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable ordinary shares of Parent, free and clear of all claims, liens and encumbrances, other than restrictions arising under applicable securities laws.

ARTICLE VI

TERMINATION

        This Agreement, and the obligations of the Shareholders hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the preceding sentence, (i) if the Merger Agreement is terminated in accordance with its terms, Article I and Article II shall survive any termination of this Agreement for a period of six (6) months following such termination (provided that, during such six (6) month period, upon the request of a Shareholder ("Requesting Shareholder"), Parent shall have the option to waive any Shareholder's obligations under Article I and Article II without the consent of any other Shareholder, and Parent agrees not to unreasonably withhold granting such waiver upon the request of such Requesting Shareholder), and (ii) this Article VI and Article VII shall survive any termination of this Agreement. Nothing in this Article VI shall relieve or otherwise limit any party's liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the subscription of Parent Shares contemplated by Section 3.3 has already taken place, then Parent shall promptly take all such actions as are necessary to restore each such Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to such subscription.

ARTICLE VII

MISCELLANEOUS

        Section 7.1 Notices. All notices and other communications hereunder shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by international overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice). All notices hereunder shall be delivered to the address set forth on the signature pages hereto under each party's name, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

        Section 7.2 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

        Section 7.3 Entire Agreement. This Agreement and the Merger Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

        Section 7.4 Specific Performance. Each Shareholder acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of such Shareholder in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to Parent and Merger Sub, Parent and Merger Sub will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any such right, power or remedy by Parent or Merger Sub shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent or Merger Sub.

        Section 7.5 Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholders and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

        Section 7.6 Governing Law. This Agreement and the schedules hereto shall be governed and construed in accordance with the laws of Hong Kong, without regard to any applicable conflicts of law principles that would cause the application of the laws of any other jurisdiction.

        Section 7.7 Jurisdiction. Each of the parties hereto irrevocably agrees that the courts of Hong Kong are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it and that accordingly any proceedings arising out of or in connection with this Agreement and the documents to be entered into pursuant to it may be brought in such courts. Each of parties hereto irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

        Section 7.8 No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement.

        Section 7.9 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        Section 7.10 No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

        Section 7.11 Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties; provided, however, that if any of the Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

CPT WYNDHAM HOLDINGS LTD.
By:	/s/ RAJAN ROSICK Name: Rajan Rosick Title: Director

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

CPI BALLPARK INVESTMENTS LTD.
By:	/s/ GEORGES A. ROBERT Name: Georges A. Robert Title: Director

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

CHINA ENVIRONMENT FUND III, L.P. By: China Environment Fund III Management, L.P., its general partner By: China Environment Fund III Holdings Ltd., its general partner
By:	/s/ WONG YUN PUN Name: Wong Yun Pun Title: Authorized Person

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

Schedule A

Rollover Shares

Shareholder	Owned Shares	Rollover Shares
CPI Ballpark Investments Ltd	87,737,462	87,737,462
China Environment Fund III, L.P.	7,838,595	7,838,595

[SCHEDULE A TO ROLLOVER AND SUPPORT AGREEMENT]

PROXY CARD—SHAREHOLDERS ONLY
CHINA HYDROELECTRIC CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF CHINA HYDROELECTRIC CORPORATION
FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON [    •    ], 2014

         The undersigned shareholder of China Hydroelectric Corporation, a Cayman Islands company (the "Company"), hereby acknowledges receipt of the notice of extraordinary general meeting of shareholders and proxy statement, each dated [    •    ], 2014, and hereby appoints Ms. Moonkyung Kim as proxy, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the extraordinary general meeting of shareholders of the Company to be held on [    •    ], 2014 at [    •    ] (Hong Kong time), at 31st Floor, AIA Central, 1 Connaught Road, Central, Hong Kong, S.A.R., and at any adjournment or adjournments thereof, and to vote all ordinary shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below (i) as specified by the undersigned below and (ii) in the discretion of the proxy upon such other business as may properly come before the meeting, all as set forth in the notice of annual general meeting and in the proxy statement furnished herewith.

         This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the following proposals:

         PROPOSAL 1: As a special resolution, authorize and approve the agreement and plan of merger dated as of January 13, 2014 (the "merger agreement") among the Company, CPT Wyndham Holdings Ltd. (the "Parent"), and CPT Wyndham Sub Ltd.("Merger Sub") (such merger agreement being in the form attached to the proxy statement and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger among Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated by the merger agreement, including the merger.

FOR ☐ ☐	AGAINST ☐ ☐	ABSTAIN ☐ ☐

         PROPOSAL 2: As a special resolution, authorize each member of the special committee, namely, Ms. Moonkyung Kim, Mr. Jui Kian Lim and Mr. Allard Nooy, and the chief financial officer of the Company to do all things necessary to give effect to the merger agreement.

FOR ☐ ☐	AGAINST ☐ ☐	ABSTAIN ☐ ☐

         PROPOSAL 3: If necessary, as an ordinary resolution, instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution in Proposal 1 and Proposal 2, above, at the extraordinary general meeting.

FOR ☐ ☐	AGAINST ☐ ☐	ABSTAIN ☐ ☐

Dated:                    , 2014

Shareholder Name:	Co-Owner Name:

Shareholder Signature	Co-Owner Signature

         This Proxy Card must be signed by the person registered in the register of members at the close of business on [    •    ], 2014 (Cayman Islands Time), and returned to Ms. Liya Chen at 901 Marco Polo Plaza Building, No. 80 Anli Road, Chaoyang District, Beijing, 100101, People's Republic of China no later than [    •    ], 2014 at [    •    ] a.m. (Hong Kong time). In the case of a corporation, this Proxy Card must be executed by a duly authorized officer or attorney.

ADS VOTING INSTRUCTIONS CARD
CHINA HYDROELECTRIC CORPORATION

Extraordinary General Meeting of China Hydroelectric Corporation

Date: XXXXXX XX, 2014

See Voting Instruction On Reverse Side.

Please make your marks like this: ☒ Use dark black pencil or pen only

Authorized Signatures - This section must be completed for your instructions to be executed.

Please Sign Here ____________ Please Date Above ____________

Please Sign Here ____________ Please Date Above ____________

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Extraordinary General Meeting of China Hydroelectric Corporation to be held Xxxxx xx 2014 For Holders as of Xxxxx xx 2014

MAIL

- Mark, sign and date your Voting Instruction Form.
- Detach your Voting Instruction Form.
- Return your Voting Instruction Form in the postage-paid envelope provided.

All votes must be received by 5:00 pm, Eastern Time Xxxxxx xx, 2014.

PROXY TABULATOR FOR
CHINA HYDROELECTRIC CORPORATION
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

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